SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐    Preliminary proxy statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive proxy statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to § 240.14a-12

THE FAIRCHILD CORPORATION
(Name of Registrant as Specified in its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The amount on which the filing fee is calculated is $657,050,000, the aggregate cash to be received by the registrant. It was determined pursuant to Exchange Act Rule 0-11(c)(2). The filing fee of $131,410 is calculated by multiplying 1/50th of 1% by $657,050,000.

4)	Proposed maximum aggregate value of transaction: $657,050,000

5)	Total fee paid: $131,410

☒ Fee	paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

October 23, 2002

Dear Stockholder:

We are pleased to invite you to a special meeting of stockholders of The Fairchild Corporation, a Delaware corporation, on Thursday, November 21, 2002 at 9:00 a.m. (local time) at the Dulles Airport Marriott, located at 45020 Aviation Drive, Dulles, Virginia 20166. At this important meeting, you will be asked to:

(1)
approve the sale of our fastener business to Alcoa Inc. for approximately $657 million in cash, which sale, for purposes of Delaware corporate law, would be deemed to constitute a sale of substantially all of our assets;

(2)	approve a performance goal for incentive compensation for the President;

(3)	approve a performance goal for incentive compensation for the Chief Executive Officer;

(4)	approve a performance goal for incentive compensation for the Chief Financial Officer and Senior Vice President, Tax; and

(5)	approve a performance goal for incentive compensation for the Executive Vice President.

Our board of directors, taking into consideration the opinion of our financial advisor, Morgan Lewins & Co. Inc., has unanimously determined that the sale is in the best interests of our company. Accordingly, our board of directors recommends that you vote FOR the sale of the fastener business and FOR the performance goals for incentive compensation for the named executive officers.

Proposal no. 1 requires the approval of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock voting as a single group.

Each of proposals nos. 2, 3, 4 and 5 requires the affirmative vote of a majority of the shares present (in person or by proxy) at the meeting and entitled to vote on such matter.

YOUR VOTE IS VERY IMPORTANT.

The accompanying notice and proxy statement contain details concerning these proposals. Whether or not you plan to attend the meeting, please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted. If you do attend the meeting, you may choose to withdraw your proxy and vote your shares in person.

We appreciate your support in this important event.

Sincerely,
Jeffrey J. Steiner
Chairman and Chief Executive Officer

Eric I. Steiner
President and Chief Operating Officer

This proxy statement is first being mailed to stockholders on or about October 23, 2002.

THE FAIRCHILD CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time:    9:00 a.m. (local time)

Date:     Thursday, November 21, 2002

Place:    Dulles Airport Marriott
45020 Aviation Drive
Dulles, Virginia 20166

Purposes:

•
To consider and vote upon a proposal and resolution to approve the sale of our fastener business to Alcoa Inc. pursuant to the Acquisition Agreement, dated as of July 16, 2002, among The Fairchild Corporation, the other selling subsidiaries party thereto and Alcoa Inc. For purposes of Delaware corporate law, the sale of our fastener business would be deemed to constitute a sale of substantially all of our assets.

•	To consider and vote upon a proposal to approve a performance goal for incentive compensation for the President.

•	To consider and vote upon a proposal to approve a performance goal for incentive compensation for the Chief Executive Officer.

•	To consider and vote upon a proposal to approve a performance goal for incentive compensation for the Chief Financial Officer and Senior Vice President, Tax.

•	To consider and vote upon a proposal to approve a performance goal for incentive compensation for the Executive Vice President.

•	To conduct other business if properly raised.

Approval of these proposals could result in significant additional compensation being paid to four of our executive officers.

Only stockholders of record on September 30, 2002 are entitled to notice of, and may vote at, the special meeting and any postponements or adjournments thereof. We will keep at our offices at 45025 Aviation Drive in Dulles, Virginia a list of stockholders entitled to vote at the special meeting available for inspection for any purpose relevant to the meeting during normal business hours for the 10 days before the special meeting.

Your vote is very important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

By Order of the Board of Directors

Donald E. Miller
Executive Vice President and Secretary

Dulles, Virginia
October 23, 2002

i

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this document and the material terms of the acquisition agreement. It may not contain all of the information that is important to you. To understand the proposed transaction fully and for a more complete description of the terms of the proposed transaction, you should read carefully this entire proxy statement, the acquisition agreement and the other documents to which we have referred you. In this document, “we,” “us,” “our” and the “company” refer to The Fairchild Corporation and “you” refers to The Fairchild Corporation’s stockholders. The term “selling subsidiaries” refers to Fairchild Holding Corp. and Sheepdog, Inc., both our indirect wholly owned subsidiaries, and to our other selling subsidiaries which are parties to the acquisition agreement.

The Parties to the Sale

The Fairchild Corporation 45025 Aviation Drive Suite 400 Dulles,Virginia 20166 (703) 478-5800
We are a leading worldwide aerospace and industrial fastener manufacturer and distribution supply chain services provider and, through Banner Aerospace, an international supplier to airlines and general aviation businesses, distributing a wide range of aircraft parts and related support services. Through internal growth and strategic acquisitions, we have become one of the leading suppliers of fasteners to aircraft manufacturers, such as Boeing, European Aeronautic Defense & Space Company, General Electric, Lockheed Martin, and Northrup Grumman.

Our business consists of three segments: aerospace fasteners, aerospace distribution and real estate operations. Our aerospace fasteners segment manufactures and markets high-performance fastening systems used in the manufacture and maintenance of commercial and military aircraft, as well as applications in other industries, including the automotive, electronic and other non-aerospace industries. The fastener business being sold to Alcoa accounted for approximately 68% of the book value of our total assets as of June 30, 2002, accounted for 88% of our net sales and, due to the fact that our corporate segment generated an operating loss, accounted for 188% of our operating income for the year ended June 30, 2002. Our aerospace distribution segment stocks and distributes a wide variety of aircraft parts to commercial airlines and air cargo carriers, fixed-base operators, corporate aircraft operators and other aerospace companies. Our real estate operations segment owns and operates a shopping center located in Farmingdale, New York.

Alcoa Inc. 390 Park Avenue New York, New York 10022 (212) 836-2600
Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum products and alumina, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide in the packaging, consumer, automotive, aerospace and other transportation, building and construction, industrial products and distribution markets. Related businesses include packaging machinery, precision castings, vinyl siding, plastic bottles and closures, fiber optic cables and electrical distribution systems for cars and trucks.

The Stockholders’ Meeting

Time and Place	The stockholders’ meeting will be held at 9:00 a.m. (local time) on Thursday, November 21, 2002 at the Dulles Airport Marriott, located at 45020 Aviation Drive, Dulles, Virginia 20166.

Proposals
At the meeting, you will consider and vote upon a proposal and resolution to approve the sale of our fastener business to Alcoa pursuant to the acquisition agreement, dated as of July 16, 2002, among The Fairchild Corporation, the other selling subsidiaries party thereto and Alcoa Inc. The acquisition agreement is attached to this proxy statement as Annex A. In addition, you will consider and vote upon proposals to approve the performance goals established by our Compensation and Stock Option Committee on July 11, 2002 and September 20, 2002 with respect to fiscal 2003 incentive compensation for our President, Chief Executive Officer, Chief Financial Officer and Senior Vice President, Tax, and the Executive Vice President. See “The Stockholders’ Meeting—Proposals.”

Voting and Revocation of Proxies
Only stockholders of record as of September 30, 2002 are entitled to vote at the meeting. As of the record date, there were 22,541,021 shares of our Class A common stock and 2,621,502 shares of our Class B common stock outstanding. The Class A common stock has one vote per share, while the Class B common stock has 10 votes per share. See “The Stockholders’ Meeting—Record Date; Voting at the Stockholders’ Meeting.”

A stockholder may vote in person or by proxy. Even if you plan to attend the meeting, please sign and return your proxy card. The affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock voting as a single group is necessary to approve the sale proposal, so the failure to vote in person or by proxy will have the effect of a vote against the sale proposal. The approval of each of the performance goals for incentive compensation proposals requires the affirmative vote of a majority of the shares present (in person or by proxy) at the meeting and entitled to vote on such matter. See “The Stockholders’ Meeting—Quorum; Vote Required for Approval.”

Jeffrey Steiner, our Chairman and Chief Executive Officer, Eric Steiner, our President and Chief Operating Officer, and certain entities and trusts affiliated with Mr. Jeffrey Steiner and Mr. Eric Steiner beneficially own an aggregate of approximately 60% of the voting power of our outstanding common stock, which they have agreed to vote in favor of the acquisition agreement at the special meeting. As a result, the acquisition agreement will be adopted at the special meeting.

Any proxy may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either filing with us a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares or attending the stockholders’ meeting and voting in person. See “The Stockholders’ Meeting—Voting and Revocation of Proxies.”

Your vote is very important. Please sign, date and return the proxy card as soon as possible.

Board Recommendation	Our board of directors recommends that you vote FOR the sale of the fastener business and FOR the performance goals for incentive compensation for the named executive officers.

The board’s recommendation with respect to the sale proposal is based, in part, on an opinion of Morgan Lewins & Co. Inc. that, as of the date of that opinion, the consideration to be received by us at closing pursuant to the acquisition agreement is fair to us from a financial point of view. The board’s recommendation also took into consideration the maximum change of control payments to our executive officers, and its discretion to award special bonuses to our executive officers, as set forth in “Interests of Certain Persons in Matters to be Acted Upon.” See “Proposal no. 1—Reasons for the Sale; Our Board of Directors Recommends the Sale” and “—Morgan Lewins & Co. Inc. Has Delivered a Fairness Opinion Relating to the Sale.” The fairness opinion is attached to this proxy statement as Annex F.

Voting Agreements
In connection with the acquisition agreement, Jeffrey Steiner, our Chairman and Chief Executive Officer, Eric Steiner, our President and Chief Operating Officer, and certain entities and trusts affiliated with Mr. Jeffrey Steiner and Mr. Eric Steiner, which together beneficially own approximately 98% of the outstanding shares of our Class B common stock and approximately 17% of the outstanding shares of our Class A common stock, have entered into voting agreements with Alcoa, pursuant to which they have agreed to vote their shares in favor of the acquisition agreement. This ensures approval of the proposal and resolution relating to the sale of the fastener business because, given the voting rights of our Class B common stock and their percentage ownership, Mr. Jeffrey Steiner and Mr. Eric Steiner and such affiliated entities and trusts together control approximately 60% of the voting power of our common stock. See “Other Transaction Agreements—Voting Agreements.” The voting agreements are attached to this proxy statement as Annexes B and C.

The Sale
Under the acquisition agreement, we and the selling subsidiaries have agreed to sell to Alcoa (1) the assets in the United States which are used in the fastener business, other than the assets of two small divisions known as APS and Fairchild Aerostructures, and (2) the capital stock of our subsidiaries engaged in the fastener business outside the United States. In consideration for the foregoing, Alcoa has agreed to pay us $657,050,000 in cash, subject to a post-closing adjustment to reflect changes in net working capital between March 31, 2002 and the closing, and to assume certain liabilities of the fastener business. In addition, we are entitled to receive earn-out payments of up to $12.5 million per year over the four-year period from 2003 to 2006, if the number of commercial aircraft delivered by Boeing and Airbus exceeds specified annual levels. The fastener business being sold to Alcoa accounted for approximately 68% of the book value of our total assets as of June 30, 2002, accounted for 88% of our net sales and, due to the fact that our corporate segment generated an operating loss, accounted for 188% of our operating income for the year ended June 30, 2002. We currently anticipate a pre-tax gain of approximately $27.7 million on the sale of the fastener business after the write-off of $4.5 million of deferred loan fees, estimated state taxes of $6.0 million, estimated professional fees of $6.0 million, and maximum bonus and change of control payments of $29.0 million. We expect to recognize the gain during the second quarter of fiscal 2003.

Escrow Agreement
In connection with the acquisition agreement, we have agreed to enter into an escrow agreement under which Alcoa will deposit with an escrow agent $25.0 million of the cash consideration to be paid by Alcoa in the sale to secure indemnification obligations we may have under the acquisition agreement. The escrow period is five years, but funds may be held longer, if claims are asserted and unresolved. The maximum amount of the escrow is subject to decrease to $20.0 million and then $15.0 million upon the occurrence of specified tax events. We have agreed to increase the escrow balance up to the then applicable maximum escrow amount with earn-out payments we receive during the escrow period. See “Other Transaction Agreements—Escrow Agreement.” The form of the escrow agreement is attached to this proxy statement as Annex E.

No Distribution to Stockholders
The sale does not involve any merger, consolidation or liquidation; therefore, no distribution of cash or securities will be made to our stockholders. Delaware law does not provide for dissenters’ rights of appraisal in the context of an asset sale. The acquisition agreement provides that, for a period of five years after the closing, we will maintain our corporate existence, take no action to cause our own liquidation or dissolution and take no action to declare or pay any dividends on our common stock; provided, however, that we may engage in a merger or sale of substantially all of our assets to a third party that assumes our obligations under the acquisition agreement and that such provision of the agreement shall not prevent us from exercising our fiduciary duties to our stockholders.

No Solicitation
Under the acquisition agreement, we have agreed not to solicit any acquisition proposal from a third party with respect to a purchase of our fastener business. We have also agreed not to take part in any discussions regarding an unsolicited acquisition proposal unless our board determines, after receiving the advice of outside legal counsel, that it is obligated to take part in such discussions to comply with its fiduciary duties. See “The Acquisition Agreement—Principal Covenants—No Solicitation.”

Conditions to Closing	The acquisition agreement contains conditions to closing, including:

•	the receipt of regulatory and any other required governmental approvals;

•	the absence of any legal bars to the consummation of the sale;

•	the approval of the acquisition agreement by our stockholders;

•	the repayment of our outstanding indebtedness under our bank credit agreement;

•
commencement of a cash tender offer for all of our 10 3/4% senior subordinated notes due 2009 and the purchase of all validly tendered notes which must constitute at least a majority of the outstanding 10 3/4% senior subordinated notes;

•	the accuracy of the representations and warranties of the parties;

•	the compliance by the parties with their respective obligations under the acquisition agreement; and

•	the receipt by us of certain third party consents.

On September 6, 2002, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired without any action being taken by the United States antitrust authorities. On October 14, 2002, the European Commission’s Merger Task Force issued an approval decision with respect to the sale.

See “The Acquisition Agreement—Conditions to Closing.”

Termination	The acquisition agreement may be terminated:

•	if the parties mutually agree to terminate it;

•	by either party, at any time after January 31, 2003 if the closing conditions have not been satisfied or waived (subject to certain other conditions);

•
by either party, if a statute, rule, regulation or executive order is enacted or promulgated prohibiting the sale or having the effect of making the acquisition of the fastener business by Alcoa illegal;

•	by either party, if an order, decree, ruling or injunction is entered that permanently prohibits the sale or has the effect of making the acquisition of the fastener business by Alcoa illegal;

•
by the non-breaching party, if there is a material violation or breach that has rendered satisfaction of any closing conditions of the non-breaching party impossible and such breach or violation has not been waived;

•	by either party, if our stockholders fail to approve the acquisition agreement;

•
by Alcoa, if we (i) withdraw or amend in any respect our approval or recommendation to you of the sale, (ii) fail to recommend that you approve the sale in this proxy statement, or (iii) take any public position inconsistent with such recommendation, or if our board of directors resolves to do any of the foregoing; or

•
by us, if we receive an unsolicited acquisition proposal for the fastener business and our board of directors concludes in good faith, after receiving the advice of outside legal counsel, that such proposal is more favorable to our stockholders.

See “The Acquisition Agreement—Termination.”

Termination Fee
If we terminate the acquisition agreement and abandon the sale because we have received an unsolicited acquisition proposal for our fastener business and our board of directors determines that such proposal is more favorable to our stockholders, we must pay Alcoa a termination fee of $25.0 million. See “The Acquisition Agreement—Termination.”

Accounting Treatment	The sale will be reflected on our consolidated balance sheet as a sale of certain of our assets and the transfer of certain of our liabilities. See “Proposal no. 1—Accounting Treatment of the Sale.”

Use of Proceeds
After depositing $25,000,000 in escrow, we will receive $632,050,000 in cash from Alcoa at closing. We will use a portion of such proceeds to repay our outstanding indebtedness under our bank credit agreement, which was $209.5 million as of June 30, 2002, and the debt of our fastener business outside the United States, which was $21.7 million as of June 30, 2002. In addition, we will commence a tender offer to purchase all our $225 million 10 3/4% senior subordinated notes due 2009 and use a portion of such proceeds to purchase all notes validly tendered in the tender offer. In addition, as set forth below under “Interest of Officers and Directors in the Sale” the sale will result in payments totaling $14,534,000 becoming due under existing contracts with five of our executives. Four of our executive officers may also receive special bonuses. The board of directors has decided that the maximum amount of the change of control payments and bonus payments on this sale, taken in the aggregate, cannot exceed $28,223,000 for Messrs. J. Steiner, E. Steiner, D. Miller and J. Flynn. Assuming the maximum amount of all such special bonuses and contract payments are made, we will have approximately $138,354,000 of cash on hand at the closing of the sale, after repayment of our debt at June 30, 2002, consummation of the tender offer, payment of other expenses related to the sale, and after depositing $25,000,000 into escrow to satisfy indemnification obligations to Alcoa and approximately $18,000,000 required to be provided at June 30, 2002, as cash collateral for outstanding letters of credit and an interest rate contract obligation. As noted in “Risk Factors, our tax positions could be challenged,” we may be required to pay $88 million of Federal income tax, before interest and penalty, on the anticipated gain on the sale of our fastener business, if our Federal income tax loss carryforwards are substantially reduced due to the IRS successfully challenging our tax positions during 1995 to 2002. No such tax audits are presently being conducted for 1995 to 2002. In addition, we are currently in discussions with the Pension Benefit Guaranty Corporation regarding the amount of the underfunding of our retirement plan as a result of the sale of our fastener business. Assuming the sale of our fastener business, the amount of the underfunding is $86 million according to the PBGC and $42 million based on our calculations using PBGC plan termination assumptions. We currently anticipate that we will be required to make $17 million of plan contributions over the next five years, in the aggregate. We may have to use a portion of the sale proceeds to pay additional taxes if the IRS were successful in challenging our tax positions and to make additional pension contributions or other arrangements to satisfy the PBGC.

We will ultimately use the net excess cash received from the sale to acquire businesses which we plan to operate. Our acquisition strategy will take into consideration a number of factors relating to the business or businesses that we may seek to acquire. These factors include the purchase price of the business to be acquired, our determination as to the likelihood of a strategic fit between our operations and the operations of such business, the growth potential of the business and our ability to realize a return on our acquisition. Our acquisition strategy does not necessarily include an emphasis on a particular industry or industries. Although we continually evaluate acquisition opportunities, we currently do not have any specific plans, negotiations or agreements regarding any potential acquisition. The timing for any such acquisition depends on market conditions. After the closing, we will invest the cash proceeds in government securities and other similar short-term investments so that the principal is readily available to finance acquisitions. It is currently anticipated that substantially all of the cash proceeds will be managed by third party experts.

Tax Consequences
The sale will be a taxable transaction to us for federal, state, local and foreign income tax purposes, but we do not expect the sale to result in any material tax payment by us. See “Proposal no. 1—Material Income Tax Consequences to Us of the Sale.”

Regulatory Matters
As a closing condition of the sale, we must make filings and receive authorizations from various governmental agencies in the United States and foreign jurisdictions relating to regulatory matters. On September 6, 2002, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired without any action being taken by the United States antitrust authorities. On October 14, 2002, the European Commission’s Merger Task Force issued an approval decision with respect to the sale.

Interest of Officers and Directors in the Sale
In connection with the acquisition agreement, Alcoa has entered into a non-competition and consulting agreement with Jeffrey Steiner, our Chairman and Chief Executive Officer, and Eric Steiner, our President and Chief Operating Officer. Under that agreement, Alcoa will pay Messrs. Steiner and Steiner $5,000,000 in the aggregate, over a four-year period, to refrain from competing with the fastener business and to provide consulting services to Alcoa with respect to operations of the fastener business. The non-competition and consulting agreement is attached to this proxy statement as Annex D.

The consummation of the sale will result in payments totaling $14,534,000 required to be paid under contracts with five of our executives. These payments are triggered by, among other things, a sale by us of substantially all of our assets. These payments are as follows: Chief Executive Officer: $6,280,000; President: $5,434,000; Chief Financial Officer and Senior Vice President, Tax: $900,000; Executive Vice President: $1,125,000; and Chief Financial Officer of our fastener business: $795,000. Subject to the overall maximum amount of $28,223,000 less any bonus payments paid to Messrs. J. Steiner, E. Steiner, D. Miller and J. Flynn in connection with the sale and less any change of control payments made to Messrs. E. Steiner, D. Miller and J. Flynn in connection with the sale, Mr. J. Steiner’s change of control payment may be more than $6,280,000 if he elects to defer, to a later date, his change of control payment for this sale. Mr. J. Steiner’s change of control payment is based on a formula equal to 2.99 times base salary and 2.99 times the preceding year’s bonus. Pursuant to the terms of two of Mr. J. Steiner’s employment agreements, Mr. J. Steiner may elect to defer his change of control payment until the second anniversary of the closing of the sale. If

Mr. J. Steiner elects to defer his change of control payment, he is then entitled at any time prior to the second anniversary of the sale to elect to receive his change of control payment, in which event the change of control payment will be the greater of what Mr. J. Steiner would have received on the closing of the sale, or the change of control payment Mr. J. Steiner would then be entitled to receive based on his change of control formula, subject to the cap described above. The sale to Alcoa also triggers change of control provisions under our bank credit agreement and our 10 3/4% senior subordinated notes due 2009.

In addition, our Compensation and Stock Option Committee may consider the contributions of Mr. Jeffrey Steiner and Mr. Eric Steiner and other of our officers in completing this transaction and may award such individuals special bonuses in connection with this sale. At the special meeting you will consider and vote upon proposals to approve performance goals for incentive compensation established by our Compensation and Stock Option Committee for our President, Chief Executive Officer, Chief Financial Officer and Senior Vice President, Tax, and the Executive Vice President. If these performance goals are approved by our stockholders and the Compensation and Stock Option Committee elects to grant such officers special bonuses in connection with the sale, then Mr. Jeffrey Steiner may receive a special bonus in connection with the sale of up to 2.5% of the total value of the sale, or $16,427,000, Mr. Eric Steiner may receive a special bonus of up to 2.0% of the total value of the sale, or $13,141,000, and each of the Chief Financial Officer and Senior Vice President, Tax, and the Executive Vice President may receive a bonus of up to 1.0% of the total value of the sale, or $6,570,000. The Company may request that the executives named above renegotiate the terms of these agreements and the board of directors has decided that the maximum amount of the change of control payments and bonus payments on this sale, taken in the aggregate, cannot exceed $28,223,000 for Messrs. J. Steiner, E. Steiner, D. Miller and J. Flynn. In addition, to the extent an officer receives his change of control payment, the board will not approve a bonus to such officer in excess of 50% of the maximum bonus he otherwise would have been eligible to receive. The executives entitled to receive change of control payments are currently assessing their individual situation in light of the board’s decision. Each officer retains the right to vote any shares owned by him in favor of his own performance goal. See “Interests of Certain Persons in Matters To Be Acted Upon.”

Effect of the Proposed Transaction on Our Stockholders	If the sale is approved and consummated, our stockholders will continue to retain their ownership in the company.

Our Plans Following the Sale
If the sale is consummated and approved, our business will consist of two operating segments: aerospace distribution and real estate operations, both of which we currently intend to continue to operate. Our aerospace distribution segment stocks and distributes a wide variety of aircraft parts to commercial airlines and air cargo carriers, fixed-base operators, corporate aircraft operating and other aerospace companies. Our real estate operations segment owns and operates a shopping center located in Farmingdale, New York. In addition, after the sale of the fastener business, we will own Fairchild Aerostructures Company, an aircraft machining operation which we are currently in discussions to sell.

After the sale, we intend to pursue acquisitions. Though we continually evaluate acquisition opportunities, we currently do not have any specific plans, negotiations or agreements regarding any potential acquisitions.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
AND THE STOCKHOLDERS’ MEETING

Q:	When and where is the stockholders’ meeting?

A:	The stockholders’ meeting will be held on Thursday, November 21, 2002, at 9:00 a.m. (local time) at the Dulles Airport Marriott, located at 45020 Aviation Drive, Dulles, Virginia 20166.

Q:	What proposals will I be voting on at the stockholders’ meeting?

A:
You will be asked to consider and vote upon a proposal to approve the sale of our fastener business to Alcoa Inc. pursuant to the Acquisition Agreement dated as of July 16, 2002 among The Fairchild Corporation, the other selling subsidiaries party thereto and Alcoa Inc. In addition, you will be asked to consider and vote upon proposals to approve a performance goal established by our Compensation and Stock Option Committee with respect to fiscal 2003 incentive compensation for our President, Chief Executive Officer, Chief Financial Officer and Senior Vice President, Tax, and the Executive Vice President.

Q:	What does management have planned with respect to business operations following the sale?

A:
If the sale is consummated and approved, our business will consist of two operating segments: aerospace distribution and real estate operations both of which we currently intend to continue to operate. Our aerospace distribution segment stocks and distributes a wide variety of aircraft parts to commercial airlines and air cargo carriers, fixed-base operators, corporate aircraft operating and other aerospace companies. Our real estate operations segment owns and operates a shopping center located in Farmingdale, New York. In addition, after the sale of the fastener business we will own Fairchild Aerostructures Company, an aircraft machining operation which we are currently in discussion to sell.

After the sale, we intend to pursue acquisitions. Though we continually evaluate acquisition opportunities, we currently do not have any specific plans, negotiations or agreements regarding any potential acquisitions.

Q:	May I still sell my shares?

A:	Yes. Neither the sale nor the acquisition agreement will affect your rights to sell or otherwise transfer your shares of our Class A common stock or Class B common stock.

Q:	What vote is required to approve the proposals?

A:
The affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock voting as a single group is necessary to approve the sale proposal. Mr. Jeffrey Steiner and Mr. Eric Steiner have entered into voting agreements with Alcoa Inc. and have agreed to vote all shares of our common stock beneficially owned by them in favor of the sale. As a result, approval of the sale proposal is ensured.

The approval of each of the performance goals for incentive compensation proposals requires the affirmative vote of a majority of the shares present (in person or by proxy) at the meeting and entitled to vote on such matters. Each officer retains the right to vote any shares owned by him in favor of his own performance goal.

Q:	Who is entitled to vote on the sale?

A:
Only stockholders of record holding Class A common stock or Class B common stock as of the close of business on September 30, 2002 will be entitled to receive notice of the stockholders’ meeting and to vote at the meeting. On September 30, 2002, there were 22,541,021 shares of Class A common stock and 2,621,502 shares of Class B common stock outstanding and eligible to vote. Shares of common stock owned by us or any of our subsidiaries are not entitled to vote, and are not included in the number of outstanding shares.

Q:	How do I vote by proxy?

A:
Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the stockholders’ meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote for the sale and for the performance goals for incentive compensation.

Q:	How do participants in our savings plan vote these shares?

A:
If you are a participant in our savings plan, the proxy card also will serve as a voting instruction for the trustee of the plan, Putnam Investments, to vote all shares of Class A common stock which are held by the trustee for your benefit. The shares represented by your proxy will be voted as you direct. The trustee will hold your voting directions in strict confidence. If you do not vote your proxy, shares held by the trustee for your benefit will be voted by the trustee in the same proportion as the shares properly voted by other participants in the savings plan.

Q:	What if other matters come up at the stockholders’ meeting?

A:
The proposals described in this proxy statement are the only proposals we know will be voted on at the stockholders’ meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Q:	May I change my vote after I return my proxy card?

A:
Yes. At any time before the vote on the proposals, you can change your vote either by giving the company’s secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Q:	May I vote in person at the stockholders’ meeting rather than by completing the proxy card?

A:	Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you may attend the stockholders’ meeting and vote your shares in person.

Q:	What do I do if my shares are held in “street name”?

A:	If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

Q:	How are votes counted?

A:
We will hold the stockholders’ meeting if holders of a majority of the shares of our Class A common stock and Class B common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum, even if you abstain or fail to vote on any of the proposals listed in the proxy card.

If your shares are held in the name of your broker, a bank, or other nominee, and you do not tell the nominee how to vote your shares, the nominee can vote them as it sees fit only on matters that the New York Stock Exchange determines to be routine, and not on any other proposal. These so-called “broker non-votes” will be counted as present to determine if a quorum exists, but will not be counted as present and entitled to vote on any of the proposals in this proxy statement.

Q:	What do I need to do now?

A:
PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE STOCKHOLDERS’ MEETING. You may vote by signing your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the meeting. Because the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock voting as a single group is required to approve the sale, your failure to vote in person or by proxy is the same as your voting against the sale.

Q:	What are the income tax consequences of the sale to us?

A:
The sale will be a taxable transaction for federal, state, local and foreign income tax purposes. In general, we and certain of our selling subsidiaries will recognize gains or losses on the sale equal to the difference, if any, between the amount realized by us or the selling subsidiary from the sale less our or the selling subsidiary’s, as the case may be, adjusted tax basis. The amount realized by us or each selling subsidiary, as the case may be, from the sale will equal the sum of the amount of money received by us or each selling subsidiary plus the amount of any liabilities of ours and our selling subsidiaries that are assumed by Alcoa. The sale will not be a taxable transaction for our stockholders. Due to our tax basis, our existing available tax losses and tax treaties between the United States and the foreign jurisdictions in which our fastener business operates, we do not expect to pay any material amount of income tax.

Q:	Do shareholders have appraisal rights in connection with the sale?

A:	No. There are no appraisal rights under Delaware law in connection with the sale.

Q:	Who pays for this proxy solicitation?

A:
We do. In addition to sending you these materials, some of our employees may contact you by phone, facsimile, mail or electronic mail. None of these employees will receive any extra compensation for doing so. We will also reimburse brokerage houses and others forwarding proxy materials to beneficial owners of common stock.

Q:	Whom should I call if I have questions?

A:	If you have questions about the sale or the acquisition agreement, you may call Karen Schneckenburger, our Vice President and Treasurer, toll free at (800) 283-2117.

RISK FACTORS

In deciding whether to approve proposal no. 1 regarding the sale of our fastener business to Alcoa, stockholders should consider the following risk factors, in addition to the other information contained in and incorporated by reference in this proxy statement:

If the sale is consummated, we will be a much smaller company.

If the sale is consummated, we will be a much smaller company. After giving effect to the sale, our pro forma net sales would be approximately $77.9 million for the year ended June 30, 2002, as opposed to approximately $624.1 million for the year ended June 30, 2002 without giving effect to the sale; after giving effect to the sale, our total assets as of June 30, 2002 would be approximately $464.4 million, as opposed to approximately $970.6 million without giving effect to the sale. Consequently, if the sale is consummated, we will be a smaller company and may be more vulnerable to economic or industry downturns and may be at a competitive disadvantage from our competitors.

If the sale is consummated, we will have significant obligations to Alcoa.

As part of the acquisition agreement, we are required to indemnify Alcoa for breaches of representations, warranties and covenants, up to a maximum of $250.0 million. We also are required to indemnify Alcoa for tax liabilities relating to periods prior to the closing; third party claims related to activities of the fastener business prior to closing; third party claims for product warranty or product liability and environmental liabilities. If we are required to indemnify Alcoa pursuant to the acquisition agreement, it could have a material adverse impact on our financial condition. See “The Acquisition Agreement—Indemnification.”

If the sale is consummated, we will pursue acquisitions.

We continually evaluate potential acquisitions and if the sale is consummated, we intend to pursue actively acquisition opportunities, some of which could be material. We may finance future acquisitions with internally generated funds, bank borrowings, issuances of equity or debt securities, or a combination of the foregoing. There can be no assurance that we will be able to make acquisitions on terms favorable to us. If we complete acquisitions, we will encounter various associated risks. These risks include the possible inability to integrate an acquired business into our operations, diversion of management’s attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our operations and financial performance.

If the sale is not consummated, we will continue to be highly leveraged and dependent on a single industry.

In connection with the sale, we will repay all of our outstanding debt under our U.S. credit agreement in addition to commencing a tender offer for all of our $225.0 million 10¾% senior subordinated notes. If the sale is not consummated, we will not repay such indebtedness and we will continue to be a highly leveraged company. The annual debt service on the debt we intend to repay with the proceeds of this transaction consists of approximately $37.0 million of cash interest expense, based on the year ended June 30, 2002, and scheduled principal repayments of debt, which for each of the five years following June 30, 2002, are as follows: $21.6 million in 2003; $2.7 million in 2004; $71.3 million in 2005; $134.2 million in 2006; and $1.3 million in 2007. If the sale is not consummated, we believe we would be able to continue to satisfy our annual debt service obligations. As of June 30, 2002, without giving effect to the sale and the repayment of debt, we had approximately $491.8 million of indebtedness and $228.0 million of stockholders’ equity.

Our level of debt could have important consequences to you, including the following:

•	we will have to use a portion of our cash flow from operations for debt service, rather than for our operations;

•	we may not be able to obtain additional debt financing for future working capital, capital expenditures, acquisitions or other corporate purposes; and

•	we could be more vulnerable to economic or industry downturns and less able to take advantage of significant business opportunities and react to changes in market or industry conditions.

In addition, if the sale is not consummated, we will be largely dependent on the aerospace fastener industry, an industry which is currently experiencing weakness due to a decrease in current and projected build rates for commercial aircraft after the events of September 11, 2001. The terrorist attacks carried out on September 11, 2001 have had an adverse effect on the aerospace industry as consumers and businesses have curtailed their travel by airplane. We do not know when pre-September 11, 2001 business and personal travel volume will resume. Furthermore, additional terrorist acts could result in further reduction of airplane travel and consequently lead to fewer planes being built. A significant decrease in the number of planes built by Boeing or European Aeronautic Defense & Space Company would have a material adverse effect on our business.

Industry cycles could impact our business.

Our aerospace operations are subject to industry cyclicality. These segments are sensitive to general economic conditions and have been adversely affected by past recessions. Conditions generally affecting the aerospace industry also influence performance of the aerospace fasteners and aerospace distribution segments. In past years, the aerospace industry has been adversely affected by a number of factors, including increased fuel and labor costs and intense price competition. We cannot assure you that these industry cycles will not negatively impact our results of operations.

We have a few significant customers, the loss of which could have an adverse effect.

The loss of any of our significant customers could result in a decrease in our net sales and have a material adverse effect on our business. Sales of $75.6 million to Boeing accounted for approximately 12% of our consolidated sales in fiscal 2002. Also, a large portion of our revenues come from customers providing parts or services to Boeing, including defense sales, and European Aeronautic Defense & Space Company and their subcontractors. Accordingly, we are dependent on the business of those manufacturers.

Our business is very competitive and increased competition could adversely affect us.

The markets for our products and services are extremely competitive, and we face competition from a number of sources in most of our product lines. Some of our competitors have financial and other resources greater than ours and are also well established as suppliers to the markets that we serve. Quality, performance, service and price are generally the prime competitive factors. Our markets could attract additional competitors in the future. If we are unable to compete successfully, we may lose market share.

Customer work stoppages could adversely affect us.

Both Boeing and European Aeronautic Defense & Space Company, two of our significant customers, are served by organized labor, which in certain instances has resorted to work stoppages to achieve its goals. Work stoppages at Boeing and/or European Aeronautic Defense & Space Company could have a major impact on the performance of both such companies and on us. In addition, any production line stoppages caused by either the FAA or any foreign regulatory authority revoking or investigating the type certification of either Boeing or European Aeronautic Defense & Space Company aircraft could have a negative impact on us.

Changes in government regulation or customer qualifications could adversely affect us.

The FAA prescribes standards and licensing requirements for aircraft components and effectively regulates component repair stations worldwide. Comparable agencies also regulate these matters in other countries. If we do not have the required FAA authority for one of our products or services or lose such previously granted authority, the sale of that product or service may be prohibited by law until such authority is obtained or reinstated. We believe that we are currently in material compliance with FAA requirements. However, changes in FAA regulations could be adopted that, if extensive, could adversely affect our results of operations. In addition, customers also impose various certification requirements on aerospace manufacturers such as us, to have facilities and products which meet certain standards and specifications. If we were to fail to meet such certification requirements or lose our certified status with one or more customers, and fail to have such status reinstated, it could adversely affect the results of our operations.

The Fastener Quality Act of 1991 regulates the manufacture and distribution of certain high grade industrial fasteners in the United States and imposes testing, certification and record keeping requirements on manufacturers and distributors of these fasteners. As a result of the Fastener Quality Act, we and other distributors of certain types of fasteners are required to maintain records and product tracking systems. We have implemented tracking and traceability systems that comply with the regulations. Although compliance with the Fastener Quality Act has not materially increased expenses for us, it is possible that future regulations could result in materially increased costs for us.

The financial advisor’s opinion did not consider certain factors.

Our financial advisor in delivering its fairness opinion to the board of directors that the consideration to be received by us at the closing is fair from a financial point of view, did not take into account certain factors. Specifically, the financial advisor’s opinion did not address or consider (i) the indemnification agreements and obligations set forth in the acquisition agreement, whether or not funded out of the escrow amount, (ii) the undertaking and indemnity agreement or (iii) the up to $28,223,000 in change of control payments and special bonuses that may be paid to our named executive officers as described in “Interest of Certain Persons in Matters To Be Acted Upon.” In evaluating whether to approve proposal no. 1 and in reviewing the financial advisor’s opinion to the board of directors, you should consider that the financial advisor did not consider such factors and that such factors could effect whether or not this transaction is favorable to us.

Our tax positions could be challenged.

At June 30, 2002, we had $282.5 million of federal income tax loss carryforwards expiring 2010 through 2022 which will be used to offset the anticipated federal taxable gain on the sale of our fastener business. These federal income tax loss carryforwards may be reduced by adjustments during the income tax audits of our years 1995 through 2002, which have not commenced. As the periods of assessment for 1995 to 1998 have expired, additional tax may be collected from us only for 1999 to 2002. Nonetheless, the tax losses of $68.3 million arising in 1995, 1997, and 1998 may still be reduced for determining the proper amount of net operating loss available to be carried forward to years after 1998. The transactions that could result in a challenge of our income tax loss carryforwards occurred during 1995 to 2002 and relate to the sales of several businesses, and to the repayment with property, of debt under a bank credit agreement in which both we and our subsidiaries were liable, which was treated as tax free under Section 361 of the Internal Revenue Code of 1986, as amended. Consequently, the gain reported by us for federal income tax during these years, may be significantly increased if our tax position with respect to these sales and repayment is not sustained. If all of these adjustments were made and sustained for 1995 to 2002, we may be required to pay $88 million of federal income tax, before interest and penalty, on the anticipated gain on the sale of our fastener business, if our federal income tax loss carryforwards are substantially reduced due to the IRS successfully challenging our tax positions during 1995 to 2002. No such tax audits are presently being conducted for 1995 to 2002. The amount of federal income tax to be paid by us on the sale would depend on the amount of income tax audit adjustments which are made and sustained for our years 1995 to 2002. These adjustments, if any, would be made at a future date which is presently uncertain, and therefore we cannot predict the timing of cash outflows. We have not had any discussions with the IRS with respect to these specific matters. We expect the period of assessment for tax on the sale of our fastener business will not expire until March 15, 2007, unless extended.

The PBGC has expressed concern that our retirement plans are significantly underfunded.

The Pension Benefit Guaranty Corporation has contacted us to understand the impact of the sale of our fastener business on our ability to fund our pension obligations in the long run. The PBGC has expressed concern that our retirement plan is underfunded by $86 million based on plan termination assumptions used by the PBGC, and that a portion of the sale proceeds will be applied to satisfy claims of unsecured creditors, rather than immediately, fully fund the retirement plan. We provided the PBGC with information which represented the underfunding to be $42 million using PBGC plan termination assumptions. We met with the PBGC on September 24, 2002 and October 8, 2002 and the PBGC is evaluating its position based on information regarding the terms of the sale and updated pension and pro forma financial information we provided to them. We currently anticipate that we will be required to make $17 million of plan contributions over the next five years, in the aggregate. We believe we will be able to resolve the concern of the PBGC without any material impact on our business or financial condition, though we can not assure you of that.

THE STOCKHOLDERS’ MEETING

We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our board of directors at the stockholders’ meeting, and at any adjournments and postponements of the meeting.

Time and Place

The stockholders’ meeting will be held on Thursday, November 21, 2002 at 9:00 a.m. (local time) at the Dulles Airport Marriott, located at 45020 Aviation Drive, Dulles, Virginia 20166.

Proposals

At the stockholders’ meeting, our stockholders will consider and vote on a proposal to approve the sale of our fastener business to Alcoa Inc. pursuant to the Acquisition Agreement dated as of July 16, 2002 among The Fairchild Corporation, the other selling subsidiaries party thereto and Alcoa Inc. In addition, our stockholders will consider and vote upon proposals to approve the performance goals established by the Compensation and Stock Option Committee with respect to fiscal 2003 incentive compensation for our President, Chief Executive Officer, Chief Financial Officer and Senior Vice President, Tax, and the Executive Vice President. The Compensation and Stock Option Committee has established additional performance goals with respect to fiscal 2003 to be voted on by our stockholders at our annual meeting currently anticipated to be held also on November 21, 2002. Information with respect to these additional performance goals will be included in the proxy statement mailed to stockholders in connection with our annual meeting.

Record Date; Voting at the Stockholders’ Meeting

Only stockholders of record holding Class A common stock or Class B common stock as of the close of business on September 30, 2002 will be entitled to receive notice of and to vote at the stockholders’ meeting and any and all postponements and adjournments of the stockholders’ meeting. On the record date, there were 22,541,021 shares of Class A common stock and 2,621,502 shares of Class B common stock outstanding and entitled to vote. Each holder of record of Class A common stock on the record date is entitled to cast one vote per share and each holder of Class B common stock on the record date is entitled to cast 10 votes per share. A stockholder may vote in person or by a properly executed proxy on each proposal put forth at the stockholders’ meeting.

Quorum; Vote Required for Approval

The presence in person or by properly executed proxy of the holders of a majority of our common stock outstanding and entitled to vote at the stockholders’ meeting is necessary to constitute a quorum. If a quorum is not present, the stockholders’ meeting may be adjourned from time to time until a quorum is obtained.

The approval of the sale proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock voting as a single group.

Jeffrey Steiner, our Chairman and Chief Executive Officer, Eric Steiner, our President and Chief Operating Officer, and certain entities and trusts affiliated with Mr. Jeffrey Steiner and Mr. Eric Steiner beneficially own an aggregate of approximately 60% of the voting power of our outstanding common stock which they have agreed to vote in favor of the acquisition agreement at the special meeting. As a result, the acquisition agreement will be adopted at the special meeting.

The approval of each of the performance goals for incentive compensation proposals requires the affirmative vote of a majority of the shares present (in person or by proxy) at the meeting and entitled to vote on such matter.

Our officers and directors will be present at the stockholders’ meeting and available to respond to questions. Our independent accountants are expected to be present at the stockholders’ meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions at a time designated during the meeting.

If your shares are held in the name of your broker, a bank, or other nominee, and you do not tell the nominee how to vote your shares, the nominee can vote them as it sees fit only on matters that the New York Stock Exchange determines to be routine, and not on any other proposal. These so-called “broker non-votes” will be counted as present to determine if a quorum exists, but will not be counted as present and entitled to vote on any of the proposals in this proxy statement.

Voting and Revocation of Proxies

All stockholders should complete, sign and return the enclosed form of proxy. All shares of common stock represented at the stockholders’ meeting by properly executed proxies received before or at the stockholders’ meeting, unless those proxies have been revoked, will be voted at the stockholders’ meeting, including any postponement or adjournment of the stockholders’ meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of the sale of the fastener business and FOR approval of the performance goals for incentive compensation.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

•
filing, including by facsimile, with the Secretary of The Fairchild Corporation, before the vote at the stockholders’ meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or

•	attending the stockholders’ meeting and voting in person.

In order to vote in person at the stockholders’ meeting, stockholders must attend the stockholders’ meeting and cast their vote in accordance with the voting procedures established for the stockholders’ meeting. Attendance at a stockholders’ meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the day of the taking of the vote at the stockholders’ meeting to The Fairchild Corporation, 45025 Aviation Drive, Suite 400, Dulles, Virginia 20166, Facsimile: (703) 478-5775, Attention: Secretary.

Solicitation of Proxies

Proxies are being solicited by and on behalf of the company. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail or electronic mail the return of the proxy cards.

No Dissenters’ Right of Appraisal

There is no dissenters’ right of appraisal under Delaware law in connection with the sale.

Other Matters

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting, other than as described in this proxy statement. If any other matters shall properly come before the special meeting or any adjournments or postponements of the special meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote in accordance with the recommendation of our board of directors.

PROPOSAL NO. 1

APPROVAL OF THE SALE OF OUR FASTENER BUSINESS TO ALCOA

Background of the Sale

In the summer of 2000, we approached Alcoa about Alcoa’s possible interest in selling its Huck fastener business to us, combining our fastener business, known as Fairchild Fasteners, with Alcoa’s Huck fastener business, or selling to Alcoa our fastener business. Alcoa did not express an interest in selling its Huck fastener business but said they would be interested in exploring ways to combine their Huck fastener business with our fastener business. After execution by Alcoa and us of a confidentiality agreement relating to the exchange of information between us and Alcoa, we provided Alcoa financial and other information relating to our fastener business. We met with Alcoa in the fall of 2000 to discuss our respective positions on the value of our fastener business and Huck and agreed that the valuation gap between our two positions was too wide for additional discussions to be productive.

Following the events of September 11, 2001, we again approached Alcoa about Alcoa’s interest in a transaction involving our fastener business. In December of 2001, Alcoa informed us that they continued to be interested in exploring a potential transaction involving our fastener business and shortly thereafter Alcoa executed an extension of its confidentiality agreement with us. On January 15, 2002, Alcoa and its financial advisor, Salomon Smith Barney Inc., met in New York City with us and our financial advisor, Lane, Berry & Co. International, to discuss Alcoa’s interest in a transaction with us and its potential valuation of our fastener business, thereby enabling the parties to determine whether there might be a basis for a potential transaction.

On January 18, 2002, we sent financial information and other due diligence materials relating to our fastener business to Alcoa for their review. On February 5, 2002, we, Alcoa and our respective financial advisors met in New York City to discuss our fastener business and the materials provided to Alcoa and to agree upon a timetable for Alcoa to communicate to us its perspective on the value of our fastener business based upon the materials provided. The preliminary valuation of our fastener business by Alcoa would enable us to determine whether to allow Alcoa to do more extensive due diligence.

On March 7, 2002, we, Alcoa and our respective advisors met in New York City to review Alcoa’s preliminary views on the outlook for our fastener business. Topics discussed included projected build rates of commercial and military aircraft and the cost savings and other synergies inherent in a potential transaction.

On March 25, 2002, we, Alcoa and our respective financial advisors met in New York City for the purpose of allowing Alcoa to present its views on the value of our fastener business based upon the materials already provided to Alcoa. Alcoa’s expressed valuation range was deemed by us to be inadequate and, accordingly, the parties agreed to terminate discussions.

On April 4, 2002, representatives from Alcoa and Fairchild met in New York in order to try to close the valuation gap, in light of the strategic value of our fastener business to Alcoa’s efforts to expand its presence in aerospace components. On April 11, 2002, we, Alcoa and our respective financial advisors met in New York City to discuss various ways of structuring a potential transaction which might be attractive to both sides.

On April 16, 2002, we, Alcoa and our respective financial advisors met in New York City to discuss whether we deemed Alcoa’s interest in a transaction involving our fastener business sufficiently serious to justify allowing Alcoa to do extensive additional due diligence. Following that meeting, Alcoa indicated it would only be interested in acquiring our fastener business as opposed to alternative transaction structures that were previously considered. On April 25, 2002, we, Alcoa, our respective financial advisors and our respective legal advisors, Cahill Gordon & Reindel and Skadden, Arps, Slate, Meagher & Flom LLP, met in New York City to discuss additional details relating to Alcoa’s preliminary proposal.

Following those meetings, Alcoa began additional due diligence on the fastener business in both the United States and in various foreign countries. Alcoa’s due diligence continued over the next two months into mid-June. There were several meetings in New York City in May and in June among the parties and their respective financial and legal advisors to discuss various matters relating to due diligence findings and to discuss the proposed structure of the transaction.

On June 10, 2002, we, Alcoa and our respective financial and legal advisors met in New York City to discuss Alcoa’s proposed terms of a definitive agreement for a transaction. On June 11, 2002, we and Alcoa met again in New York City, without financial and legal advisors. The parties determined that the valuation gap between the two sides was unlikely to be able to be bridged, and that discussions should be terminated.

On June 14, 2002, and on June 17, 2002, our and Alcoa’s respective financial advisors had telephone discussions regarding the valuation gap. On June 19 and on June 24, we held conference calls between Alcoa and its financial and legal advisors on the one side, and us and our financial and legal advisors on the other side, to discuss possible resolution of our differences with Alcoa.

On June 28, 2002, we, Alcoa and our respective financial advisors met in New York City and tentatively agreed that Alcoa would pay approximately $657 million for our fastener business, subject to approval of our board of directors, negotiation of a definitive agreement and resolution of a number of outstanding issues. During the weeks of July 1 and July 8, 2002 the terms of the acquisition agreement were negotiated.

On July 11, 2002, our board of directors met in New York City to discuss the proposed acquisition agreement. Both our financial and legal advisors were present at the meeting. Morgan Lewins & Co. Inc., an investment banking firm engaged to advise our board of directors, addressed and presented to the board its oral opinion, which opinion was confirmed in writing on July 16, 2002 and is attached as Annex F hereto, as to the fairness of the proposed transaction. The board and our advisors convened again in New York City on July 12, 2002 to discuss the proposed transaction and approved our execution of an acquisition agreement on substantially the terms presented to the board of directors, and appointed a committee comprised of directors Daniel Lebard, Jeffrey Steiner and Eric Steiner to approve the final form of the acquisition agreement. From July 12 through July 16, 2002, the acquisition agreement was finalized and Messrs. Lebard, J. Steiner and E. Steiner approved the final form of the acquisition agreement. On July 16, 2002, we and Alcoa executed the acquisition agreement.

Reasons for the Sale; Our Board of Directors Recommends the Sale

Our board of directors unanimously determined that the sale of the fastener business pursuant to the acquisition agreement and the related agreements is in the best interests of the company and its stockholders and unanimously recommend that the stockholders approve the sale of the fastener business pursuant to the acquisition agreement and the related agreements.

Our board of directors believes that the sale of the fastener business will be beneficial to the company and its stockholders and considered a number of positive factors in reaching this conclusion, including the following:

•	The financial performance and future prospects of our fastener business, including the current economic and market conditions in the fastener industry;

•
The sale of the fastener business pursuant to the acquisition agreement enables us to realize immediately the value of the fastener business and pay down debt, including our 10 3/4% fixed rate bonds, thereby increasing our financial flexibility and providing us with funds to make acquisitions in other industries;

•	Our strategic alternatives to the sale;

•	Our ability to access capital markets and its effect on our prospects of increasing our market share;

•
Our concern regarding build rates over the next few years for commercial aircraft after the events of September 11, 2001, the potential threat of additional terrorist action and the board of directors’ desire to lessen dependence on a single industry;

•	The benefits of selling the fastener business to Alcoa, which has greater financial resources to realize the value of the fastener business for our employees and continue service to our customers; and

•
The opinion of Morgan Lewins & Co. Inc. to our board of directors regarding the fairness, from a financial point of view, to the company of the consideration provided for in the sale of the fastener business, which is described more fully under the caption “Morgan Lewins & Co. Inc. Has Delivered a Fairness Opinion Relating to the Sale.”

Our board of directors also considered a number of potentially negative factors in its deliberations concerning the sale of the fastener business, including:

•	The sale of the fastener business will be a taxable transaction to the company;

•	The failure of the sale to be consummated for any reason could adversely affect our fastener business through loss of customers, loss of employees and other factors;

•
After the consummation of the sale of the fastener business, the aerospace distribution segment business will represent a material portion of our business; that as a result, our total sales revenues will be substantially lower than they are currently; and that while we believe the aerospace distribution segment has significant growth potential, to date the aerospace distribution segment is a much smaller portion of our business than our fastener business;

•
We have agreed to indemnify Alcoa against certain losses and have agreed to have $25.0 million of the purchase price placed in escrow on the closing date to satisfy claims for the payment of these losses should they arise; and

•
We will be responsible for substantially all preclosing liabilities of the fastener business, except for liabilities specified in the acquisition agreement that will be assumed by Alcoa at the closing of the sale of the fastener business.

Our board of directors believed that, overall, the risks associated with the sale of the fastener business to Alcoa were outweighed by the potential benefits of the sale of the fastener business to Alcoa.

In view of the wide variety of factors considered, our board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, our board of directors unanimously determined that the sale of the fastener business is in the best interests of the company and its stockholders and that we should proceed with the sale of our fastener business to Alcoa, upon the terms offered. The board’s recommendation also took into consideration the maximum change of control payments to our executive officers, and its discretion to award special bonuses to our executive officers, as set forth in “Interest of Certain Persons in Matters To Be Acted Upon.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SALE OF THE FASTENER BUSINESS.

Morgan Lewins & Co. Inc. Has Delivered a Fairness Opinion Relating to the Sale

At a meeting of our board of directors convened on July 11, 2002, Morgan Lewins & Co. Inc. delivered to the board of directors its oral opinion that, as of such date, and based upon the assumptions made and matters considered that the consideration to be received by us at the closing for our sale to Alcoa of the fastener business was fair from a financial point of view. Morgan Lewins subsequently confirmed its oral opinion by delivering to the board of directors on July 16, 2002, its written opinion dated such date, to such effect. In furnishing its written opinion, Morgan Lewins was advised by us that, in accordance with the terms and subject to the conditions of the acquisition agreement, Alcoa proposed to pay to us at the closing, in consideration for our sale to Alcoa of the fastener business, an aggregate of $657.1 million in cash of which $25.0 million is to be deposited into escrow, and Alcoa will assume certain liabilities of the fastener business as specified in the acquisition agreement. Such cash consideration and assumption of liabilities is defined in Morgan Lewins’ opinion and hereinafter referred to as the “Consideration.”

The complete text of Morgan Lewins’ opinion is attached to this proxy statement as Annex F and is incorporated into this proxy statement by reference. The description of the opinion set forth herein is qualified in its entirety by such reference to the full text of Morgan Lewins’ opinion. Morgan Lewins’ opinion should be read carefully and in its entirety for a complete description of all of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Lewins in furnishing its opinion to the board of directors.

Morgan Lewins’ opinion was requested by and addressed and delivered to the board of directors solely for the board of directors’ use in connection with its consideration of the sale and addresses only the fairness, from a financial point of view, of the Consideration. It does not address the relative merits or risks of the underlying business decision of the board of directors or our management to agree to the Consideration or to undertake the sale and does not constitute a recommendation to any stockholder as to whether or how to vote at the stockholders’ meeting with respect to the sale or any other matter presented at the stockholders’ meeting. Accordingly, none of our stockholders may rely on Morgan Lewins’ opinion in connection with their consideration of the sale or any other such matter. Morgan Lewins has consented to the inclusion of its opinion in this proxy statement.

In arriving at its opinion, Morgan Lewins reviewed and analyzed, among other things, the following:

(1)  the July 15, 2002 draft version of the acquisition agreement, together with the draft schedules and appendices and form of exhibits A, B and C thereto;

(2)  our Annual Report on Form 10-K for each of the fiscal years in the three-year period ended June 30, 2001 and our Quarterly Reports on Form 10-Q for the three-month periods ended September 30, 2001, December 31, 2001 and March 31, 2002, respectively;

(3)  certain other publicly available information concerning us, the fastener business and the trading markets for our Class A common stock;

(4)  the pro forma balance sheet for the aerospace fastener business as of March 31, 2002 (as adjusted), prepared by management;

(5)  the pro forma forecasted income statement for the fastener business for the 12 months ended June 30, 2002, as adjusted and revised, prepared by management;

(6)  the pro forma forecasted income statement for the fastener business for the three months ended June 30, 2002, as adjusted, prepared by management;

(7)  the income statement for the fastener business for the nine months ended March 31, 2002, pro forma, as adjusted, and actual, prepared by management;

(8)  the statement of earnings for the fastener business for the 12 months ended June 30, 2001, prepared by management;

(9)  certain publicly available information concerning other companies engaged in businesses which Morgan Lewins believed to be generally comparable to the fastener business, and the trading markets for these other companies’ securities; and

(10)  the financial terms of certain recent business combination transactions Morgan Lewins believed to be relevant.

In addition, Morgan Lewins conducted such other inquiries, analyses and investigations and reviewed and considered such other, industry, market and general economic data as it deemed appropriate in arriving at its opinion. Morgan Lewins also participated in conferences and discussions with members of our senior management concerning, among other matters, the business, operations, assets, present financial condition and prospects of the fastener business. Other than as described above, no additional forecasts were reviewed by Morgan Lewins.

In conducting its review and analyses, and as a basis for arriving at its opinion, Morgan Lewins utilized such accepted financial, investment banking and valuation methodologies, procedures and considerations as it deemed relevant and customary under the circumstances. Morgan Lewins also took into account its assessment of general economic, market and financial conditions, which may or may not prove to be accurate, as well as its experience in similar transactions and in securities valuation in general.

In performing its analyses, numerous assumptions were made by Morgan Lewins with respect to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond Morgan Lewins and our control. Any estimates contained in the analyses performed by Morgan Lewins, for purposes of arriving at its opinion, are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Moreover, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually trade or be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, Morgan Lewins assumed and relied upon the accuracy and completeness of the financial and other information we provided to it and it did not attempt to independently investigate or verify such information, nor did it assume any responsibility to do so. Morgan Lewins further assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, cash flows or prospects of the fastener business subsequent to the dates of our public filings referred to in clause (2) above and the dates of management’s (unaudited) pro forma financial information and forecasts referred to in clauses (4) through (7) above. Morgan Lewins assumed that the forecasts and projections prepared by management and provided to and reviewed by Morgan Lewins were reasonably prepared by management on the basis of the best currently available estimates and judgments of management as to the future financial condition, results of operations and cash flows of the fastener business.

Morgan Lewins has not made, and its opinion does not address, any legal, tax, accounting, financial reporting, business operation, capitalization, creditor, stockholder or management matters, rights, obligations, effects or consequences with respect to us, the fastener business, the sale or the Consideration. Moreover, Morgan Lewins did not take into account for any purpose of its opinion, and its opinion, therefore, does not address, (i) the earn-out, (ii) the noncompetition agreement, (iii) the indemnification agreements and obligations set forth in the acquisition agreement, whether or not funded out of the escrow amount, (iv) the undertaking and indemnity agreement or (v) the contract payments or special bonuses described in “Interest of Certain Persons in Matters To Be Acted Upon.”

With our board of directors’ permission, Morgan Lewins assumed that the final form (and executed and delivered version) of the acquisition agreement would be substantially identical to the draft thereof dated July 15, 2002 (which was the version reviewed by Morgan Lewins for purposes of arriving at its opinion), without any material modification of any economic or other terms, conditions, exhibits, appendices or schedules thereto. Morgan Lewins also assumed with our board of directors’ permission that the sale will be consummated in accordance with the terms and subject to the conditions set forth in the acquisition agreement, without any amendments or modifications thereto and without the waiver by any party of any of the conditions to its obligations thereunder. Furthermore, Morgan Lewins assumed that all requisite regulatory approvals and consents required in connection with the sale will be timely obtained in a manner that will not affect the Consideration, and that the sale will be consummated in full compliance with the applicable provisions of the Exchange Act and all other laws applicable to the sale.

Morgan Lewins was not engaged by us or our board of directors to provide any financial advisory, investment banking or other services with respect to, and, therefore, was not involved in, the structuring, documentation or negotiation of the sale and did not, other than the preparation and delivery to our board of directors of its opinion, provide any such services in connection with the sale. Morgan Lewins has not been requested to opine as to, and its opinion, therefore, does not address, any business strategies or transactional alternatives that might be available to us, nor does it address the likelihood of consummation of the sale or the timing thereof.

In arriving at its opinion, Morgan Lewins has not performed any appraisals or valuations of any of our specific assets or liabilities, and has not been furnished with any such appraisals or valuations prepared by management or any other person and it has not made or conducted any physical inspection, evaluation or appraisal of any such properties or assets. Morgan Lewins’ opinion does not address our or any of our affiliates’ liquidation value or financial solvency. Additionally, Morgan Lewins has not undertaken any independent analysis or investigation of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, whether or not reserved, to which we or any of our affiliates are a party or may be subject, and Morgan Lewins’ opinion makes no assumption concerning and, therefore, does not address or consider the possible assertion of any such claims, outcomes or damages arising out of or in connection with any such matters.

Morgan Lewins’ opinion relates solely to the fairness, from a financial point of view, as of July 16, 2002, of the consideration proposed to be received by us at closing pursuant to the acquisition agreement in respect of our sale to Alcoa of the fastener business, and does not address our application of the Consideration, including any intended use or distribution by us to our stockholders, creditors, management, affiliates, employees, agents, representatives, advisors or any other constituencies.

Morgan Lewins’ opinion necessarily is based upon economic, market, financial and other conditions as they existed as of July 16, 2002 and to the extent they could be evaluated on such date, and it assumes no responsibility to update or revise its opinion based upon any events or circumstances occurring after July 16, 2002. Morgan Lewins does, however, reserve the right to modify its opinion based upon additional information which may become publicly available, or which may be provided to or obtained by Morgan Lewins, which suggests in Morgan Lewins’ judgment a material change in the assumptions upon which Morgan Lewins’ opinion is based, or which otherwise could affect any of the conclusions expressed in its opinion.

In connection with the preparation and delivery to our board of directors of its opinion, Morgan Lewins performed a variety of financial analyses. These analyses were presented to our board of directors at a meeting of the board of directors convened on July 11, 2002. The summary set forth below does not purport to be a complete description of the analyses performed by Morgan Lewins in this regard. The preparation of a fairness opinion is a complex process not involving mathematical certainty, and involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to fact-specific circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Morgan Lewins believes that its analyses must be considered in their entirety and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weight or ranking to some or all of its analyses and factors, could create a misleading view of its evaluation process.

The financial forecasts furnished to Morgan Lewins and used by it in certain of its analyses were prepared by management. We have advised Morgan Lewins that we do not publicly disclose financial forecasts of the type provided to Morgan Lewins in connection with its review of the sale, and as a result, these financial forecasts were not prepared with a view towards public disclosure or in accordance with any AICPA or other prescribed accounting guidelines or best practices for financial forecasts. We further advised Morgan Lewins that the financial forecasts were based on numerous variables and assumptions developed and applied by management which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual financial and operating results could vary significantly from those set forth in management’s financial forecasts.

No limitations were imposed by us on the scope of Morgan Lewins’ investigation or the procedures to be followed by Morgan Lewins in arriving at its opinion. Morgan Lewins did not appraise or ascribe a specific range of values of the fastener business to be sold by us to Alcoa, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by us at closing in respect of our sale of specific assets of the fastener business to Alcoa and the assumption by Alcoa at the closing of specific liabilities associated with such assets (all to the extent specified in the acquisition agreement) solely on the basis of the financial and comparative analyses described below.

Set forth below is a summary of the material financial and comparative analyses performed by Morgan Lewins and presented to our board of directors at the meeting of the board of directors convened on July 11, 2002. These analyses include information presented in tabular format. To fully understand the financial analyses used by Morgan Lewins, these tables must be carefully read together with the corresponding narrative text because the tables alone do not constitute a complete description of the summary of Morgan Lewins’ financial analyses.

Selected Publicly Traded Comparable Companies Analysis.    Morgan Lewins determined an implied public market value for the fastener business by reviewing the public valuations of companies Morgan Lewins generally deemed comparable to and which compete in industries similar, although not identical, to that of the fastener business. In identifying and selecting companies whose business and operations were deemed generally comparable to the fastener business, Morgan Lewins examined manufacturers of aerospace and other fasteners and components. Using publicly available information, Morgan Lewins reviewed the closing stock prices, as of July 10, 2002, and the selected market trading multiples of the following 12 companies in the worldwide fastener and aerospace component industry:

•	The Fairchild Corporation

•	Alcoa Inc.

•	BE Aerospace, Inc.

•	Curtiss – Wright Corp.

•	Ducommum Inc.

•	Esterline Tech. Corp.

•	Goodrich Corp.

•	Ladish Company, Inc.

•	Penn Engineering and Manufacturing Corp.

•	Precision Castparts Corp.

•	SPS Technologies, Inc.

•	TransTechnology Corp.

The multiples used by Morgan Lewins for its comparable companies analysis were derived by dividing the public valuations of the companies Morgan Lewins deemed comparable, by certain U.S. GAAP and non-U.S. GAAP measures of operating performance, such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”). EBITDA and EBIT multiples are based on total enterprise value divided by each financial measure, respectively. Total enterprise value is defined as the aggregate market capitalization of the referent company’s publicly traded common stock, plus total debt, less cash and cash equivalents. Therefore, total enterprise value is essentially the value of a company assuming an unleveraged capital structure.

For purposes of its analysis presented below, Morgan Lewins excluded all non-recurring items. Moreover, Morgan Lewins relied on various publicly available research analysts’ reports prepared by established securities firms and/or Thomson Financial-First Call, for the fiscal 2002 estimated financial performance of the comparable companies.

However, because of the inherent differences in the business, operations, financial condition and prospects of the fastener business, and the business, operations and financial condition of the comparable companies, Morgan Lewins did not rely solely on the quantitative results of the foregoing comparable companies analysis, and accordingly, also made non-mathematical, qualitative and subjective judgments concerning differences between the characteristics of the comparable companies and our fastener business that, in Morgan Lewins’ judgment, would affect the values of such companies. The non-mathematical, qualitative and subjective judgments made by Morgan Lewins included an evaluation of the different stages in the industry cycle at the time in which those comparable transactions were consummated; and the differences in the macroeconomic factors at the time in which those comparable transactions were consummated.

	Comparable Companies			Fairchild Fastener Business (based on Consideration) and Latest Twelve Months (“LTM”) June 30, 2002 Estimated Results
Enterprise Value as a multiple of:	25th Percentile	Median	75th Percentile
LTM EBITDA	5.7x	7.0x	10.3x	8.2x
LTM EBIT	9.2x	10.2x	14.0x	11.7x

Selected Comparable Transaction Analysis.    Using publicly available information, Morgan Lewins reviewed the respective purchase prices and multiples paid in selected mergers and acquisitions involving companies which it deemed relevant in reviewing the sale. In its comparable transactions analysis, Morgan Lewins applied a methodology similar to the one it employed in the comparable companies analysis set forth above, but relied on multiples derived from recent merger and acquisition transactions involving target companies in industries similar, although not identical, to that of the fastener business. For purposes of its analysis, Morgan Lewins analyzed comparable mergers and acquisitions in the aerospace industry with disclosed terms and financial data completed between May 1996 and July 10, 2002.

The following selected transactions were reviewed by Morgan Lewins:

Acquiror	Target Company	Closing Date
Multiple Unaffiliated Purchasers*	TransTechnology Corps (fasteners and adjusters)	*
Cinven Ltd.	McKechnie plc (wholesale aircraft parts)	October 2000
Heartland Industrial Partners	MascoTech Inc. (motor vehicle parts and fasteners)	November 28, 2000
Alcoa Inc.	Howmet International Plc (engine parts)	June 20, 2000
Alcoa Inc.	Cordant Technologies Inc. (propulsion systems)	May 25, 2000
Parker-Hannifin Corp.	Commercial Intertech Corp. (fluid power pumps and motors)	April 11, 2000
SPS Technologies, Inc.	Avibank Manufacturing Inc. (fasteners, latches and pins)	March 14, 2000
Precision Castparts Corp.	Wyman-Gordon Co. (non-ferrous iron and steel forgings)	January 13, 2000
Eaton Corp.	Aeroquip-Vickers Inc. (hoses and hydraulic systems)	April 9, 1999
AlliedSignal Inc.	TriStar Aerospace Co. (aerospace hardware)	December 15, 1999
TransTechnology Corp.	Eaton Corp (Division) (engineered fasteners)	August 31, 1999
McKechnie U.S. Holdings Inc.	Western Sky Industries (aircraft equipment and parts)	June 22, 1999
The Fairchild Corporation	Kaynar Technologies Inc. (fasteners and components)	April 20, 1999
The Fairchild Corporation	Banner Aerospace Inc. (wholesale aerospace equipment)	April 8, 1999
McKechnie plc.	Arger Enterprises (wholesale aircraft parts)	May 21, 1998
Illinois Tool Works Inc.	Medalist Industries Inc. (screws and bolts)	May 31, 1996

*	Represents the aggregate sale of TransTechnology’s Specialty Fastener Segment to various purchasers on various transaction dates in the period January 19, 2001 through May 30, 2002.

The financial information reviewed by Morgan Lewins included the purchase prices and multiples of the target’s trailing twelve months’ earnings paid by the acquiring company. The acquisition multiples reviewed included enterprise value/EBITDA ratios and enterprise value/EBIT ratios. Financial data regarding the selected transactions was derived solely from publicly available Exchange Act and Securities Act filings with the SEC, press releases and other public announcements.

	Comparable Acquisitions			Fairchild Fastener Business (based on Consideration) and LTM 6/30/02 Estimated Results
Enterprise Value as a multiple of:	25th Percentile	Median	75th Percentile
LTM EBITDA	6.7x	7.6x	9.5x	8.2x
LTM EBIT	8.7x	10.3x	11.9x	11.7x

Because the reasons for and the circumstances surrounding each of the selected transactions reviewed by Morgan Lewins were specific to each such transaction, and because of the inherent differences between the business, operations, financial condition and prospects of our fastener business and the businesses, operations and financial condition of the acquired companies included in the selected transactions, Morgan Lewins did not rely solely on the quantitative results of the foregoing selected transactions analysis. Accordingly, Morgan Lewins made non-mathematical, qualitative and subjective judgments concerning the differences between the characteristics of these transactions and the sale of our fastener business that would, in its opinion, affect the acquisition value of our fastener business. The non-mathematical, qualitative and subjective judgments made by Morgan Lewins included an evaluation of (1) the different stages in the industry cycle at the time in which those comparable transactions were consummated; (2) the differences in structure between the instant transaction and the comparable transactions considered; and (3) the differences in the macroeconomic factors at the time in which those comparable transactions were consummated.

We engaged Morgan Lewins to furnish its opinion because of Morgan Lewins’ experience in transactions similar to the sale and its experience with the preparation of fairness opinions in general. Morgan Lewins has regularly been engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities, and private placements. In the ordinary course of its business, Morgan Lewins actively trades securities on a proprietary basis and for the account of its customers and, accordingly, may at any time and from time to time hold a “long” or “short” position in our debt or equity securities or derivative products in respect of such securities. As of the date of this proxy statement, Morgan Lewins does not hold, for its own account, a position in any of the Company’s securities.

As described elsewhere in this proxy statement, Morgan Lewins’ opinion and presentation to our board of directors was but one of the many factors considered by our board of directors in making its determination to approve the sale and our board of directors’ decision to recommend the sale to our stockholders.

We and Morgan Lewins entered into a letter agreement dated July 11, 2002 relating to the preparation and delivery of a written opinion relating to the consideration proposed to be received by us at closing in the sale. We agreed to pay Morgan Lewins $400,000 upon delivery of its opinion to our board of directors. We also agreed to reimburse Morgan Lewins for its out-of-pocket expenses incurred in connection with its review, analyses and related work performed in connection with such opinion, including the fees and disbursements of its counsel, and to indemnify Morgan Lewins against liabilities relating to or arising out of the sale, including liabilities under the U.S. federal securities laws. Neither the fee for Morgan Lewins’ opinion nor the reimbursement of its out-of-pocket expenses is contingent on consummation of the sale.

In accordance with the engagement letter, Morgan Lewins’ opinion is addressed solely to our board of directors for use by our directors in their capacity as such in connection with their review and evaluation of the acquisition agreement, the Consideration and the sale. Neither Morgan Lewins’ opinion nor its underlying financial analyses may be relied upon by any person other than our directors in their capacity as such, without the prior written consent of Morgan Lewins. In accordance with the engagement letter, Morgan Lewins’ opinion is addressed solely to the board for use by the Company’s directors in their capacity as members of the board in connection with their review and evaluation of the acquisition agreement and the sale of the fastener business to Alcoa. Neither Morgan Lewins’ opinion nor its underlying financial analyses may be relied upon by any person other than the Company’s directors in their capacity as such without the prior written consent of Morgan Lewins. Accordingly, under the terms of the engagement letter and Morgan Lewins opinion, no stockholder of the Company or such other person may rely or allege any reliance on Morgan Lewins’ opinion or analysis in connection with the stockholder’s or any other person’s consideration of the relative merits and risks of the sale of the fastener business to Alcoa or otherwise. It is Morgan Lewins’ position that its duties in connection with its fairness opinion are solely to our board of directors, and that it has no legal responsibility to any other persons, including the Company’s stockholders, under New York law, the governing law of the engagement letter. Morgan Lewins would likely assert the substance of this disclaimer as a defense to claims, if any, that might be brought or asserted against it by the Company’s stockholders or any person with respect to its fairness opinion. However, since no court has definitively ruled to date on the availability to a financial advisor of this defense to liability with respect to its fairness opinion, this issue necessarily would have to be judicially resolved by a court of competent jurisdiction. Furthermore, there can be no assurance that a court of competent jurisdiction would apply New York law to the resolution of this issue if it were ever presented. In any event, the availability or non-availability of this defense will have no effect on Morgan Lewins’ rights and responsibilities under U.S. federal securities laws, or the rights and responsibilities of the board under governing state law or under U.S. federal securities laws.

Agreements to Vote for the Sale

Pursuant to voting agreements dated as of the same date as the acquisition agreement, Jeffrey Steiner, our Chairman and Chief Executive Officer, Eric Steiner, our President and Chief Operating Officer, and certain entities and trusts affiliated with Messrs. Steiner and Steiner, which together control approximately 60% of the total voting power of our common stock, have agreed with Alcoa to vote their shares in favor of the sale at the stockholders’ meeting. The voting agreements terminate on the earlier of the consummation of the sale or the termination of the acquisition agreement. The voting agreements are attached to this proxy statement as Annexes B and C.

Effect of the Sale on Our Stockholders

Because the sale involves the sale of our fastener business, and not a sale of an equity interest in the company, our stockholders will retain their equity interests following the consummation of the sale.

Use of Net Cash Proceeds

We will ultimately use the net excess cash received from the sale to acquire businesses which we plan to operate. The timing for any such acquisition depends on market conditions. After the closing, we will invest the cash proceeds in government securities and other similar short-term investments so that the principal is readily available to finance acquisitions. It is currently anticipated that substantially all of the cash proceeds will be managed by third party experts.

Accounting Treatment of the Sale

The sale will be reflected on our consolidated balance sheet as a sale of our fastener assets and the transfer of certain of our liabilities. We currently anticipate a pre-tax gain of approximately $27.7 million on the sale of the fastener business after the write-off of $4.5 million of deferred loan fees, estimated state taxes of $6.0 million, estimated professional fees of $6.0 million, and maximum payment of bonus and change of control fees of $29.0 million. We expect to recognize the gain during the second quarter of fiscal 2003.

Material Income Tax Consequences to Us of the Sale

The following is a summary of material income tax consequences to us and our stockholders of the fastener business asset sale. This discussion is for general information only and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.

The sale will be a taxable transaction to us and certain of our selling subsidiaries for federal, state, local and foreign income tax purposes. In general, we and certain of our selling subsidiaries will recognize gains or losses on the sale equal to the difference, if any, between the amount realized by us or the selling subsidiary from the sale of each asset, less our or the selling subsidiary’s, as the case may be, adjusted tax basis in each asset. The amount realized by us and by each selling subsidiary from the sale will equal the sum of the money received by us or by each selling subsidiary, plus the amount of any liabilities of ours and our selling subsidiaries that are assumed by Alcoa. The sale will not be a taxable transaction for our stockholders. Due to the tax basis in our assets, our existing available tax losses, and tax treaties between the United States and the foreign jurisdictions in which our fastener business operates, we do not expect to pay any material amount of income tax.

Regulatory Matters

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the related rules and regulations prohibit us from consummating the sale until we and Alcoa have notified and furnished information to the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and the specified waiting period requirements under the Act expire or terminate. On August 7, 2002, in connection with the sale, we and Alcoa each filed with the FTC and the Antitrust Division a Notification and Report Form under the Hart-Scott-Rodino Act. On September 6, 2002, the waiting period under the Hart-Scott-Rodino Act expired without any action being taken by the United States antitrust authorities. The sale is also subject to the approval of the European Commission under the competition laws of the European Union. Under the European Community Merger Regulations, parties to certain mergers or acquisitions must provide notification to the European Commission’s Merger Task Force prior to completing such a transaction. On September 11, 2002, formal notification was provided to the Merger Task Force on Form CO. On October 14, 2002, the Merger Task Force issued an approval decision with respect to the sale. On August 6, 2002, we also filed the applicable forms in Brazil.

The Pension Benefit Guaranty Corporation has contacted us to understand the impact of the sale on our ability to fund our pension obligations in the long run. The PBGC has expressed concern that our retirement plan is underfunded by $86 million based on plan termination assumptions used by the PBGC, and that a portion of the sale proceeds will be applied to satisfy claims of unsecured creditors, rather than immediately, fully fund the retirement plan. We provided the PBGC with information which represented the underfunding to be $42 million using PBGC plan termination assumptions. We met with the PBGC on September 24, 2002 and October 8, 2002, and the PBGC is evaluating its position based on information regarding the terms of the sale and updated pension and pro forma financial information we provided to them. We currently anticipate that we will be required to make $17 million of plan contributions over the next five years, in the aggregate. We believe we will be able to resolve the concern of the PBGC without any material impact on our business or financial condition, though we can not assure you of that.

THE ACQUISITION AGREEMENT

The following is a description of the material terms of the acquisition agreement. We urge you to read carefully the entire acquisition agreement, which we have attached to this proxy statement as Annex A.

The Sale

At the closing, we and the selling subsidiaries will sell, and Alcoa will purchase, (1) the property and assets (other than certain excluded assets) owned by or used primarily in our fastener business in the United States and (2) the outstanding capital stock of our subsidiaries engaged in the fastener business outside the United States.

Purchase Price

Subject to certain adjustments described below, Alcoa will pay us $657,050,000 for the assets it will purchase. In addition to payment of the purchase price, Alcoa has agreed to assume specific obligations and liabilities related to the assets it is buying.

At the closing, Alcoa will pay us $632,050,000 of the purchase price by wire transfer and will deposit $25.0 million with an escrow agent. The escrow amount will be held, invested and disbursed in accordance with the terms of the escrow agreement. See “Other Transaction Agreements—Escrow Agreement.”

The purchase price will be adjusted after the closing to reflect changes in the net working capital of the fastener business between March 31, 2002 and the closing. If the net working capital of the fastener business on the closing date is greater than $216.3 million, Alcoa will pay the excess to us in cash. If the net working capital is less than $212.3 million, we will pay the shortfall to Alcoa in cash. If the net working capital of the purchased assets is between $216.3 million and $212.3 million, no adjustment to the consideration will be made. The net working capital adjustment is to be completed within approximately 145 days after the closing.

Earn-Out

We will be entitled to receive from Alcoa additional cash payments for commercial aircraft actually delivered by Boeing and Airbus in 2003 through 2006 in excess of predetermined threshold levels which are:

Calendar Year	Threshold Level
2003	505
2004	515
2005	570
2006	650

In each year during such four-year period, Alcoa will pay us $400,000 for each commercial aircraft actually delivered by Boeing and Airbus in excess of the threshold level for such year up to a maximum of $12,500,000 per year. Some or all of any such payments will be deposited with the escrow agent if required under the escrow agreement. See “Other Transaction Agreements—Escrow Agreement.”

The threshold levels were based on the forecast of deliveries for Boeing and Airbus set forth in the Greenslet Report contained in “The Airline Monitor.” “The Airline Monitor” is a well known aerospace industry publication. Given the current economic and market conditions in the aerospace industry, we cannot predict whether the threshold levels will be met and, consequently, if we will receive any earn-out payments.

Our Representations and Warranties

The acquisition agreement contains representations and warranties by us with respect to:

•	organization and qualification to do business;

•	capital stock and membership interests of the transferred fastener subsidiaries;

•	equity investments;

•	authority to enter into the transaction;

•	consents and approvals and absence of breaches and violations of organizational documents, contracts and applicable law;

•	accuracy of our SEC filings and financial statements of the fastener business;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	title to assets and real properties;

•	compliance with and validity of fastener business contracts;

•	validity and enforceability of fastener business leases;

•	ownership of and rights to use fastener business intellectual property;

•	employee benefit matters;

•	receipt of governmental and third party authorizations and compliance with applicable laws;

•	sufficiency of assets to operate the fastener business as presently conducted;

•	pending or threatened litigation;

•	applicability of state takeover statutes;

•	required stockholder vote;

•	accounts receivable;

•	tax matters;

•	insurance;

•	environmental matters;

•	fastener business inventory;

•	product warranty;

•	product liability;

•	conflicts of interest;

•	accounting controls and absence of unlawful political contributions;

•	intercompany debt and loans to and from officers, directors and stockholders;

•	broker’s or finder’s fees; and

•	certain California property.

Alcoa’s Representations and Warranties

The acquisition agreement contains representations and warranties by Alcoa with respect to:

•	organization and qualification to do business;

•	ownership of our common stock;

•	authority to enter into the transaction;

•	consents and approvals and absence of breaches and violations of organizational documents, contracts and applicable law;

•	financial ability of Alcoa to complete the transaction; and

•	broker’s or finder’s fees.

Principal Covenants

Conduct of Business Before the Closing

We have agreed that, until closing, subject to certain exceptions, we will conduct the fastener business in the ordinary course, consistent with past practice, will use our commercially reasonable efforts to maintain intact the fastener business and will not take any actions out of the ordinary course of business, without the prior consent of Alcoa.

Public Announcements

We and Alcoa have agreed not to issue any press release or other public statement or respond to any press inquiry without each other’s prior written consent.

Noncompetition

We have agreed that, for a period of four years after the closing, we will not, anywhere in the world, engage in the fastener business, or invest in, operate or participate in the ownership, management or control of, or have any equity interest exceeding 5% in, any person or entity that competes with the fastener business.

We have also agreed that, for a period of four years after closing, we will not solicit or rehire any employees of the fastener business. Alcoa has agreed that for a period of four years after closing it will not solicit or hire our employees.

The foregoing prohibitions are subject to certain exceptions.

No Solicitation

We have agreed not to solicit, encourage or take part in any discussions regarding an acquisition proposal or to engage in negotiations, disclose non-public information or recommend an acquisition proposal. An acquisition proposal means an offer from a party other than Alcoa to purchase a significant portion of the fastener business assets or any substantially similar transaction. We are, however, allowed to engage in discussions and provide information to third parties if:

•
our board of directors concludes in good faith, after receiving and considering the advice of our outside legal counsel, that failing to do so would cause it to be in breach of its fiduciary duties; and

•	prior to participating in such discussions or providing such information, we enter into a confidentiality agreement with such third party and Alcoa is given concurrent or advance written notice.

We have also agreed that, subject to its fiduciary duties, our board of directors will at all times recommend to you to vote for the approval of the sale.

Repayment of Debt

We have agreed to commence a tender offer for all of the outstanding principal amount of our 10 3/4% senior subordinated notes due 2009 on terms and conditions reasonably satisfactory to Alcoa and to purchase at the closing of the sale of our fastener business, all notes validly tendered in the tender offer. We have also agreed that, concurrently with the closing, we will repay in full all of our outstanding indebtedness under our credit agreement and the debt of our fastener business outside the United States.

Continued Existence

We have agreed that, for a period of five years after the closing, we will maintain our corporate existence, take no action to cause our own liquidation or dissolution and take no action to declare or pay any dividends on our common stock; provided, however, that we may engage in a merger or sale of substantially all of our assets to a third party that assumes our obligations under the acquisition agreement and that such provision of the agreement shall not prevent our board of directors, after receiving and considering advice of our outside legal counsel, from exercising our fiduciary duties to our stockholders.

Product Liability Insurance

We have agreed, for a period of five years after the closing, to maintain product liability insurance for aviation products and non-aviation products of the fastener business for the benefit of Alcoa. The policies covering product liability for aviation products will have limits of not less than $100.0 million and the policies covering non-aviation products will have limits of not less than $50.0 million.

Accounts Receivable

Pursuant to the acquisition agreement, we have agreed that Alcoa can require us at closing to retain any accounts receivable that are at least 90 days past due and the obligor of which is subject to a bankruptcy or similar insolvency proceeding. If we retain any such receivables, then the consideration we will receive will be reduced by the face value of such receivables. In addition, we have agreed that on the 90th day and the 180th day after closing, Alcoa shall have the right to assign to us any receivables in existence on the closing date that are 90 days past due on the 90th day after closing and past due on the 180th day after closing and we have agreed to purchase such receivables net of a $3.8 million allowance for doubtful account reserve.

Fullerton Property

Pursuant to the acquisition agreement, we have agreed to exercise our option to purchase our facility in Fullerton, California and to lease such facility to Alcoa through October 31, 2007, on the same terms and conditions that we currently lease the facility. We purchased the Fullerton facility on October 7, 2002.

Retention Bonuses

In order to provide incentives for key employees of our fastener business to stay employed with us through the sale of the fastener business to Alcoa, Alcoa has agreed to pay $5.0 million of such incentives to a group of employees to be determined by Alcoa in consultation with us. We may provide additional compensation to our fastener business employees to the extent required pursuant to existing contracts, and not assumed by Alcoa, as well as other compensation determined by us to be appropriate.

Conditions to Closing

Mutual Conditions

Our obligation and the obligation of Alcoa to consummate the sale is subject to the following conditions:

•	expiration or termination of the waiting period under the Hart-Scott-Rodino Act. On September 6, 2002, the waiting period under the Act expired;

•	European Commission Merger Task Force approval. On October 14, 2002, the European Commission’s Merger Task Force issued an approval decision with respect to the sale;

•	receipt of all other required governmental approvals;

•	absence of any law, order or ruling of any court or governmental entity which prohibits the sale or has the effect of making the acquisition of the fastener business by Alcoa illegal;

•	approval of the sale by our stockholders; and

•	repayment by us of certain of our indebtedness as required by the acquisition agreement.

Additional Conditions to Our Obligation

Our obligation to consummate the sale is subject to the following additional conditions:

•	material accuracy of Alcoa’s representations and warranties; and

•	material compliance by Alcoa with its agreements and obligations under the acquisition agreement.

Additional Conditions to the Obligation of Alcoa

The obligation of Alcoa to consummate the sale is subject to the following additional conditions:

•	material accuracy of our representations and warranties;

•	material compliance by us with our agreements and obligations under the acquisition agreement;

•	receipt of certain third party consents; and

•	transfer of excluded assets from the fastener business.

Termination

The acquisition agreement may be terminated prior to the closing date:

•	by mutual consent of us and Alcoa;

•
by either us or Alcoa, at any time after January 31, 2003 if the conditions to closing have not been satisfied or waived (provided that this option is not available to a party whose breach of any provision of the acquisition agreement results in the closing date not occurring by January 31, 2003);

•
by either us or Alcoa, if a statute, rule, regulation or executive order has been enacted or promulgated prohibiting the sale or having the effect of making the acquisition of the fastener business by Alcoa illegal;

•
by either us or Alcoa, if an order, decree, ruling or injunction has been entered that permanently prohibits the sale or has the effect of making the acquisition of the fastener business by Alcoa illegal;

•
by Alcoa, if there has been a material violation or breach by us that has rendered satisfaction of any condition to our obligations impossible and such breach or violation has not been waived by Alcoa;

•	by us, if there has been a material violation or breach by Alcoa that has rendered satisfaction of any condition to its obligations impossible and such breach or violation has not been waived by us;

•	by either us or Alcoa, if at the stockholders’ meeting, our stockholders fail to approve the sale;

•
by Alcoa, if we (i) withdraw or amend in any respect our approval or recommendation to you of the sale, (ii) fail to recommend that you approve the sale in this proxy statement or (iii) take any public position inconsistent with such recommendation, or if our board of directors resolves to do any of the foregoing; or

•
by us, if we receive an unsolicited acquisition proposal for the fastener business and our board of directors concludes in good faith, after receiving and considering the advice of outside legal counsel, that such proposal is more favorable to our stockholders than the transactions contemplated by the acquisition agreement.

If we terminate the acquisition agreement and abandon the sale because we have received an unsolicited acquisition proposal for our fastener business and our board of directors concludes that such proposal is more favorable to our stockholders, we will be required to pay Alcoa a termination fee of $25.0 million.

Survival of Representations and Warranties

Our representations and warranties will generally survive the closing until December 31, 2003. Our representations relating to organization and qualification to do business and ownership of capital stock and membership interests of the transferred fastener subsidiaries will survive the closing until the expiration of the applicable statute of limitations. Our representations and warranties relating to product liability will survive the closing for five years. Our representations and warranties relating to intellectual property (to the extent they relate to the Accu-Lok fastener), taxes and environmental matters will not survive the closing; Alcoa will be entitled instead to separate indemnification with respect to these matters.

Alcoa’s representations and warranties will generally survive the closing until December 31, 2003. Alcoa’s representations and warranties relating to organization and qualification to do business and ownership of our common stock will survive the closing until the expiration of the applicable statute of limitations.

Indemnification

We and Alcoa have agreed to indemnify each other for breaches of representations, warranties and covenants contained in the acquisition agreement. Notwithstanding each party’s respective right to indemnification, each claim for which indemnification is sought with respect to a breach of a representation, warranty or covenant must exceed $50,000 and no party seeking indemnification may make a claim for indemnification unless and until the aggregate amount of all its claims with respect to a breach of a representation, warranty or covenant in excess of the $50,000 base, exceeds $5.0 million, in which event such party may assert its right to indemnification for the full extent of its indemnifiable losses, provided that neither we nor Alcoa will be obligated to indemnify any claims with respect to a breach of a representation, warranty or covenant above $250.0 million.

In addition to indemnification for breaches of representations, warranties and covenants, we have agreed to indemnify Alcoa for tax liabilities relating to periods prior to the closing; third party claims related to activities of the fastener business prior to closing; certain infringement claims related to the Accu-Lok fastener; litigation matters arising out of the conduct of the fastener business prior to closing; third party claims for product warranty or product liability; and environmental liabilities without regard to thresholds or caps.

Alcoa has agreed to indemnify us for liabilities of the fastener business that they are assuming under the acquisition agreement without regard to thresholds or caps.

OTHER TRANSACTION AGREEMENTS

The following is a summary of the material terms and provisions of other material transaction agreements, which have been or will be entered into in connection with the acquisition agreement. Copies of these agreements are attached as annexes to this proxy statement.

Voting Agreements

In connection with the acquisition agreement, Jeffrey Steiner, our Chairman and Chief Executive Officer, Eric Steiner, our President and Chief Operating Officer, and certain entities and trusts affiliated with Messrs. Steiner and Steiner, have entered into voting agreements with Alcoa by which they have agreed, at the stockholders’ meeting and at every adjournment or postponement thereof, to vote all shares of our Class A common stock and Class B common stock beneficially owned by them in favor of the acquisition agreement and the sale of the fastener business and against any proposals that are inconsistent with the sale of the fastener business to Alcoa. The voting agreements terminate on the earlier of the consummation of the sale of the fastener business or the termination of the acquisition agreement.

Messrs. Steiner and Steiner and such affiliates, entities and trusts together beneficially own approximately 17% of the outstanding shares of our Class A common stock and approximately 98% of the outstanding shares of our Class B common stock. The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to 10 votes per share. As a result, Messrs. Steiner and Steiner and such affiliates, entities and trusts together control approximately 60% of the voting power of our common stock. Accordingly, the voting agreements ensure approval of the sale of the fastener business.

Copies of the voting agreements are attached to this proxy statement as Annexes B and C.

Non-Competition and Consulting Agreement

In connection with the acquisition agreement, Alcoa has entered into a non-competition and consulting agreement with Jeffrey Steiner, our Chairman and Chief Executive Officer, and Eric Steiner, our President and Chief Operating Officer. Under the non-competition and consulting agreement, Alcoa has agreed to pay Messrs. Steiner and Steiner fees totaling $5,000,000 over a four-year period to refrain from competing with the fastener business and to provide consulting services to Alcoa with respect to operations of the fastener business. One-half of the fees will be paid in the first year as follows: (1) on the closing date, $800,000; (2) 90 days following the closing date, $700,000; (3) 180 days following the closing date, $400,000; (4) 270 days following the closing date, $300,000; and (5) one year following the closing date, $300,000. The remaining fees will be paid quarterly in arrears and will be $1,250,000, $750,000 and $500,000 per year with respect to each of the second, third and fourth years, respectively.

The non-competition and consulting agreement is attached to this proxy as Annex D.

Escrow Agreement

Under the acquisition agreement, we have agreed to enter into an escrow agreement at closing pursuant to which Alcoa will deposit with an escrow agent $25 million of the cash consideration to be paid by Alcoa in the sale to secure any indemnification obligations we may have under the acquisition agreement. The escrow period is five years. The maximum amount of the escrow is subject to decrease to $20 million and then $15 million upon the resolution of all tax issues related to our French and German fastener subsidiaries. Resolution of such tax issues will occur upon the earlier of a final determination by the relevant jurisdiction of any taxes due and owing with respect to these subsidiaries for all taxable periods, or portions of such periods, ending on or before the closing of the sale, or the expiration of all applicable statutes of limitations for such periods.

The escrow funds will be invested in certain permitted investments pending their release from escrow. All interest and income earned on permitted investments of the escrow funds will be released to us quarterly. The escrow agent will release escrow funds to Alcoa to satisfy indemnification claims made under the acquisition agreement when such claims are finally determined. We have agreed to increase the escrow balance up to the then applicable maximum escrow amount with earn-out payments we receive during the escrow period. We will receive all remaining escrow funds at the end of the escrow period, subject to any holdback for any indemnification claims that have not been finally determined.

The form of the escrow agreement is attached to this proxy statement as Annex E.

PROPOSAL NO. 2

APPROVAL OF A PERFORMANCE GOAL FOR INCENTIVE
COMPENSATION FOR THE PRESIDENT

At the stockholders’ meeting, you will be asked to approve the material terms of a performance goal established by the Compensation and Stock Option Committee with respect to fiscal 2003 incentive compensation for our President (Eric Steiner).

Section 162(m) of the Internal Revenue Code disallows deductions for publicly-held corporations with respect to compensation in excess of $1,000,000 paid to certain executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if :

•	the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors;

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote; and

•	the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

The purpose of seeking stockholder approval of the President’s incentive compensation is to meet the requirements of Section 162(m). We recommend that you vote FOR this proposal.

Vote Required.    To be approved, this proposal must receive the affirmative vote of a majority of the shares present (in person or by proxy) at the meeting and entitled to vote on such matter. Broker non-votes will not be counted as present and shall not be entitled to vote on this proposal.

Performance Goal.    On July 11, 2002 and September 20, 2002, our Compensation and Stock Option Committee established a performance goal for the President’s fiscal 2003 incentive compensation and the maximum amount payable to the President if the goal is achieved. The performance goal and maximum amount payable for fiscal 2003 is as follows:

1.  If the company engages in an extraordinary transaction (e.g., purchase or sale of assets not in the ordinary course, including, without limitation, through a public offering or private placement of securities) during fiscal 2003, the President may receive up to two percent (2%) of the total value of the transaction, which with respect to the sale of our fastener business, would be up to $13,141,000, subject to the aggregate compensation limit described below.

2.  Notwithstanding the foregoing, the payment of incentive compensation in connection with extraordinary transactions is restricted as follows:

•	there shall be no cash incentive compensation on acquisitions by the company;

•	there shall be no incentive compensation in connection with the company’s issuance of any debt securities (bonds, credit agreements, etc.); and

•	there shall be no incentive compensation in connection with an offering of equity for cash, through investment bankers.

The Compensation and Stock Option Committee retains the right to determine the actual amount of incentive compensation to be awarded to the President in fiscal 2003 based on his individual contribution, consistent with the foregoing goal.

Aggregate Compensation Limit.    The board of directors has decided that the maximum amount of the change of control payments and bonus payments on this sale, taken in the aggregate, cannot exceed $28,223,000 for Messrs. J. Steiner, E. Steiner, D. Miller and J. Flynn. In addition, to the extent an officer receives his change of control payment, the Board will not approve a bonus to such officer in excess of 50% of the maximum bonus he otherwise would have been eligible to receive in connection with this transaction.

Assuming the stockholders approve the material terms of the performance goal as described herein, we believe that any such incentive compensation to the President will qualify as performance-based compensation that will be deductible from our gross income for federal income tax purposes.

The performance goals to be approved at the Special Meeting of Shareholders are in addition to the performance goals being presented at the 2002 Annual Meeting of Shareholders. All performance goals (the ones to be approved at the Annual Meeting and the ones to be approved at the Special Meeting) will be computed in such a manner as to avoid duplication.

THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL NO. 3

APPROVAL OF A PERFORMANCE GOAL FOR INCENTIVE
COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

At the stockholders’ meeting, you will be asked to approve the material terms of a performance goal established by the Compensation and Stock Option Committee with respect to fiscal 2003 incentive compensation for our Chief Executive Officer (Jeffrey Steiner).

Section 162(m) of the Internal Revenue Code disallows deductions for publicly-held corporations with respect to compensation in excess of $1,000,000 paid to certain executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if:

•	the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors;

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote; and

•	the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

The purpose of seeking stockholder approval of the Chief Executive Officer’s incentive compensation is to meet the requirements of Section 162(m). We recommend that you vote FOR this proposal.

Vote Required.    To be approved, this proposal must receive the affirmative vote of a majority of the shares present (in person or by proxy) at the meeting and entitled to vote on such matter. Broker non-votes will not be counted as present and shall not be entitled to vote on this proposal.

Performance Goal.    On July 11, 2002 and September 20, 2002, our Compensation and Stock Option Committee established a performance goal for the Chief Executive Officer’s fiscal 2003 incentive compensation and the maximum amount payable to the Chief Executive Officer if the goal is achieved. The performance goal and maximum amounts payable for fiscal 2003 is as follows:

1. If the company engages in an extraordinary transaction (e.g., purchase or sale of assets not in the ordinary course, including, without limitation, through a public offering or private placement of securities) during fiscal 2003 the Chief Executive Officer may receive up to two and one-half percent (2.5%) of the total value of the transaction, which with respect to the sale of our fastener business, would be up to $16,427,000, subject to the aggregate compensation limit described below.

2. Notwithstanding the foregoing, the payment of incentive compensation in connection with extraordinary transactions is restricted as follows:

•	there shall be no cash incentive compensation on acquisitions by the company;

•	there shall be no incentive compensation in connection with the company’s issuance of any debt securities (bonds, credit agreements, etc.); and

•	there shall be no incentive compensation in connection with an offering of equity for cash, through investment bankers.

The Compensation and Stock Option Committee retains the right to determine the actual amount of incentive compensation to be awarded to the Chief Executive Officer in fiscal 2003 based on his individual contribution, consistent with the foregoing goal.

Aggregate Compensation Limit.    The board of directors has decided that the maximum amount of the change of control payments and bonus payments on this sale, taken in the aggregate, cannot exceed $28,223,000 for Messrs. J. Steiner, E. Steiner, D. Miller and J. Flynn. In addition, to the extent an officer receives his change of control payment, the Board will not approve a bonus to such officer in excess of 50% of the maximum bonus he otherwise would have been eligible to receive in connection with this transaction.

Assuming the stockholders approve the material terms of the performance goal as described herein, we believe that any such incentive compensation to the Chief Executive Officer will qualify as performance-based compensation that will be deductible from our gross income for federal income tax purposes.

The performance goals to be approved at the Special Meeting of Shareholders are in addition to the performance goals being presented at the 2002 Annual Meeting of Shareholders. All performance goals (the ones to be approved at the Annual Meeting and the ones to be approved at the Special Meeting) will be computed in such a manner as to avoid duplication.

THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL NO. 4

APPROVAL OF A PERFORMANCE GOAL FOR INCENTIVE COMPENSATION
FOR THE CHIEF FINANCIAL OFFICER AND SENIOR VICE PRESIDENT, TAX

At the stockholders’ meeting, you will be asked to approve the material terms of a performance goal established by the Compensation and Stock Option Committee with respect to fiscal 2003 incentive compensation for our Chief Financial Officer and Senior Vice President, Tax (John Flynn).

Section 162(m) of the Internal Revenue Code disallows deductions for publicly-held corporations with respect to compensation in excess of $1,000,000 paid to certain executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if:

•	the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors;

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote; and

•	the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

The purpose of seeking stockholder approval of the incentive compensation for the Chief Financial Officer and Senior Vice President, Tax, is to meet the requirements of Section 162(m). We recommend that you vote FOR this proposal.

Vote Required.    To be approved, this proposal must receive the affirmative vote of a majority of the shares present (in person or by proxy) at the meeting and entitled to vote on such matter. Broker non-votes will not be counted as present and shall not be entitled to vote on this proposal.

Performance Goal.    On July 11, 2002 and September 20, 2002, our Compensation and Stock Option Committee established a performance goal for the Chief Financial Officer and Senior Vice President, Tax, fiscal 2003 incentive compensation and the maximum amount payable to the Chief Financial Officer and Senior Vice President, Tax, if the goal is achieved. The performance goal and maximum amount payable for fiscal 2003 is as follows:

1.  If the company engages in an extraordinary transaction (e.g., purchase or sale of assets not in the ordinary course, including, without limitation, through a public offering or private placement of securities) during fiscal 2003, the Chief Financial Officer and Senior Vice President, Tax, may receive up to one percent (1%) of the total value of the transaction, which with respect to the sale of our fastener business, would be up to $6,570,000, subject to the aggregate compensation limit described below.

2.  Notwithstanding the foregoing, the payment of incentive compensation in connection with extraordinary transactions is restricted as follows:

•	there shall be no cash incentive compensation on acquisitions by the company;

•	there shall be no incentive compensation in connection with the company’s issuance of any debt securities (bonds, credit agreements, etc.); and

•	there shall be no incentive compensation in connection with an offering of equity for cash, through investment bankers.

The Compensation and Stock Option Committee retains the right to determine the actual amount of incentive compensation to be awarded to the Chief Financial Officer and Senior Vice President, Tax, in fiscal 2003 based on his individual contribution, consistent with the foregoing goal.

Aggregate Compensation Limit.    The board of directors has decided that the maximum amount of the change of control payments and bonus payments on this sale, taken in the aggregate, cannot exceed $28,223,000 for Messrs. J. Steiner, E. Steiner, D. Miller and J. Flynn. In addition, to the extent an officer receives his change of control payment, the Board will not approve a bonus to such officer in excess of 50% of the maximum bonus he otherwise would have been eligible to receive in connection with this transaction.

Assuming the stockholders approve the material terms of the performance goal as described herein, we believe that any such incentive compensation to the Chief Financial Officer and Senior Vice President, Tax, will qualify as performance-based compensation that will be deductible from our gross income for federal income tax purposes.

THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL NO. 5

APPROVAL OF A PERFORMANCE GOAL FOR INCENTIVE
COMPENSATION FOR THE EXECUTIVE VICE PRESIDENT

At the stockholders’ meeting, you will be asked to approve the material terms of a performance goal established by the Compensation and Stock Option Committee with respect to fiscal 2003 incentive compensation for our Executive Vice President (Donald Miller).

Section 162(m) of the Internal Revenue Code disallows deductions for publicly-held corporations with respect to compensation in excess of $1,000,000 paid to certain executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if:

•	the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors;

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote; and

•	the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

The purpose of seeking stockholder approval of the incentive compensation for the Executive Vice President is to meet the requirements of Section 162(m). We recommend that you vote FOR this proposal.

Vote Required.    To be approved, this proposal must receive the affirmative vote of a majority of the shares present (in person or by proxy) at the meeting and entitled to vote on such matter. Broker non-votes will not be counted as present and shall not be entitled to vote on this proposal.

Performance Goal.    On July 11, 2002 and September 20, 2002, our Compensation and Stock Option Committee established a performance goal for the Executive Vice President’s fiscal 2003 incentive compensation and the maximum amount payable to the Executive Vice President if the goal is achieved. The performance goal and maximum amount payable for fiscal 2003 is as follows:

1.  If the company engages in an extraordinary transaction (e.g., purchase or sale of assets not in the ordinary course, including, without limitation, through a public offering or private placement of securities) during fiscal 2003, the Executive Vice President may receive up to one percent (1%) of the total value of the transaction, which with respect to the sale of our fastener business, would be up to $6,570,000, subject to the aggregate compensation limit described below.

2.  Notwithstanding the foregoing, the payment of incentive compensation in connection with extraordinary transactions is restricted as follows:

•	there shall be no cash incentive compensation on acquisitions by the company;

•	there shall be no incentive compensation in connection with the company’s issuance of any debt securities (bonds, credit agreements, etc.); and

•	there shall be no incentive compensation in connection with an offering of equity for cash, through investment bankers.

The Compensation and Stock Option Committee retains the right to determine the actual amount of incentive compensation to be awarded to the Executive Vice President in fiscal 2003 based on his individual contribution, consistent with the foregoing goal.

Aggregate Compensation Limit.    The board of directors has decided that the maximum amount of the change of control payments and bonus payments on this sale, taken in the aggregate, cannot exceed $28,223,000 for Messrs. J. Steiner, E. Steiner, D. Miller and J. Flynn. In addition, to the extent an officer receives his change of control payment, the Board will not approve a bonus to such officer in excess of 50% of the maximum bonus he otherwise would have been eligible to receive in connection with this transaction.

Assuming the stockholders approve the material terms of the performance goal as described herein, we believe that any such incentive compensation to the Executive Vice President will qualify as performance-based compensation that will be deductible from our gross income for federal income tax purposes.

THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THIS PROPOSAL.

EXECUTIVE COMPENSATION

Table: Summary Compensation

Name and Principal Position	Annual Compensation				Long-Term Compensation Awards
	Fiscal Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation ($)(2)
Jeffrey Steiner, Chairman & CEO(3)(4)	2002 2001 2000	2,375,002 2,500,005 2,061,554	— 266,300 3,623,314	— — —	250,000 45,000 —	34,743 39,843 31,983

John Flynn, CFO & Senior Vice President, Tax	2002 2001 2000	336,425 300,019 285,595	— 125,000 217,350	— — —	6,668 15,000 —	9,776 14,562 5,806

Donald Miller, Executive Vice President, General Counsel & Secretary	2002 2001 2000	423,826 375,003 352,675	— 125,000 449,656	— — —	16,668 15,000 25,000	12,691 19,626 8,231

Warren Persavich, President Distribution Division	2002 2001 2000	222,019 222,019 224,042	— 111,000 337,978	— — —	13,140 23,665 —	10,601 12,131 4,812

Eric Steiner, President & COO	2002 2001 2000	725,005 725,005 565,386	— 217,500 829,850	— — —	42,888 20,000 25,000	10,965 28,405 8,304

(1)
Bonuses shown in the table for 2000 include a bonus of Global Sources shares, with a market value in April 2000 (at the time the compensation was awarded) as follows: J. Steiner—30,000 shares ($479,100 market value); J. Flynn—5,000 shares ($79,850 market value); D. Miller—5,000 shares ($79,850 market value);  E. Steiner—5,000 shares ($79,850 market value).

(2)	Includes the following for fiscal 2002:
(a)	Company matching contributions under 401(k) savings plan, as follows:
J. Steiner	$ 117
J. Flynn	1,077
D. Miller	1,726
W. Persavich	1,902
(b)	Income imputed for split-dollar life insurance coverage, as follows:
J. Steiner	$25,927
New loans to executive officers relating to split dollar life insurance are no longer permitted as of July 30, 2002.
(c)	Imputed interest on loans to officers, as follows:
J. Steiner	$ 8,699
J. Flynn	8,699
D. Miller	10,965
W. Persavich	8,699
E. Steiner	10,965
New loans to executive officers are no longer permitted as of July 30, 2002.
(3)
During fiscal 2002, J. Steiner received $2,750,000 under our supplemental executive retirement plan and $200,000 under the supplemental executive retirement plan of Banner Aerospace in respect of vested benefits. Mr. Steiner also received $1,272,000 from our pension plan in fiscal 2002 in respect of vested benefits. None of these amounts are included in the table above.

(4)	J. Steiner deferred 10% of his base salary beginning January 1, 2002.

Table: Options Granted in Fiscal 2002

Name	Individual Grants					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term
	Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal 2002	Exercise Price ($/Sh)	Expiration Date	5%($)(1)	10%($)(1)
Jeffrey Steiner	250,000	(2)	53.4%	3.100	09/20/06	214,119	473,145
John Flynn	6,668	(2)	1.4%	3.100	09/20/06	5,711	12,620
Donald Miller	16,668	(2)	3.6%	3.100	09/20/06	14,276	31,546
Warren Persavich	13,140	(2)	2.8%	3.100	09/20/06	11,254	24,869
Eric Steiner	42,888	(2)	9.2%	3.100	09/20/06	36,732	81,169

(1)
The potential realizable value for each named executive officer reflects the increase in value of the shares granted, based on a beginning price equal to the stock option exercise price and assuming rates of stock value appreciation of 5% and 10%, respectively, over a period of five years. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(2)	These options were granted on 9/21/01; 25% are exercisable on 9/21/02; 50% are exercisable on 9/21/03; 75% are exercisable on 9/21/04; and 100% are exercisable on 9/21/05.

Table: Option Exercises and Year-End Value

Name			Number of Securities Underlying Unexercised Options at June 30, 2002		Value of Unexercised In-the-Money Options at June 30, 2002
	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Jeffrey Steiner	0	0	472,997	290,000	0	12,500
John Flynn	0	0	21,250	20,418	0	333
Donald Miller	0	0	55,000	46,668	0	833
Warren Persavich	0	0	113,151	30,889	0	657
Eric Steiner	0	0	147,261	89,138	0	2,144

Pension and Retirement Benefits

Fairchild Retirement Plan.    The following table illustrates the amount of estimated annual fixed retirement benefits payable under the Fairchild Retirement Plan to an employee retiring in 2002, at age 65, at various salary levels (average of highest five consecutive years out of last ten years of service) and years of service. The Fairchild Retirement Plan defines salary as total compensation, subject to the Internal Revenue Service’s limit on the amount of compensation that may be used to compute benefits under qualified pension plans. This limit is equal to $200,000 for 2002.

Annual Salary	10 Years of Service	20 Years of Service	30 Years of Service	40 Years of Service
$ 25,000	$2,000	$4,000	$6,000	$7,313
50,000	4,422	8,844	13,267	16,103
100,000	10,422	20,844	31,267	37,728
150,000	16,422	32,844	49,267	59,353
200,000	22,422	44,844	67,267	80,978
250,000	22,422	44,844	67,267	80,978

For purposes of determining benefits under the Fairchild Retirement Plan, the following executive officers have years of credit and average salaries as follows:

Officer	Average Salary	Years of Credit
Jeffrey Steiner	$172,000	12 years
John Flynn	$172,000	15 years
Donald Miller	$172,000	11 years
Warren Persavich	$172,000	25 years
Eric Steiner	$172,000	11 years

During fiscal 2002 Jeffrey Steiner received $1,272,000 representing a partial distribution of his vested benefit under our retirement plan.

Supplemental Executive Retirement Plans.  We have two supplemental executive retirement plans for key executives which provide additional retirement benefits based on final average earnings and years of service, as follows:

	Unfunded SERP	Funded SERP
Retirement Benefits
Provides a maximum retirement benefit (in the aggregate for both Supplemental Executive Retirement Plans) equal to the difference between (i) sixty percent (60%) of the participant’s highest base salary for five consecutive years of the last ten years of employment, and (ii) the aggregate of other pension benefits, profit sharing benefits, stock option benefits and primary Social Security payments to which the participant is entitled.
Same as the Unfunded SERP.

Funding
This is an unfunded obligation of the Company, not subject to ERISA regulations. The Company makes discretionary contributions to a Rabbi Trust to help meet its obligations under this plan, but the assets under such trust are subject to the claims of the Company’s creditors.
This plan is a funded obligation of the Company. Such funding contributions are not assets available to the creditors of the Company.

Pre-Retirement Distributions	Subject to the approval of the Compensation Committee, the plan permits participants who are age 60 or over, to elect to receive a lump sum retirement advance on an actuarially reduced basis.	At the participant’s request upon attainment of Normal Retirement Age as defined in the Plan.

Participants	Executive Officers. All persons named in the Summary Compensation Table are eligible for participation, in this plan.	Same as the unfunded plan.

Special Years of Service Accreditation

Pursuant to a letter agreement with Mr. Miller, for purposes of determining years of service with the Company under the Supplemental Executive Retirement Plans, Mr. Miller may be credited with two years of service for each of the first ten years he is employed by the Company.
None.

Pursuant to a letter agreement with Mr. Flynn, for purposes of determining years of service with the Company under the Supplemental Executive Retirement Plans, Mr. Flynn may be credited with two years of service for each of the first ten years he is employed by the Company.
None.

During fiscal 2002 Jeffrey Steiner received $2,950,000 from our two supplemental executive retirement plans representing a partial distribution of his vested benefit under such plans.

DIRECTOR COMPENSATION

Board members that are not salaried employees of the Company receive separate compensation for Board service. That compensation includes:

Annual Retainer:	$20,000

Attendance Fees:	$2,500 for each Board meeting. $2,500 for each Audit Committee meeting. $1,000 per meeting for all other Board Committee meetings. Expenses related to attendance

Stock Options:
Under the 1996 Non-Employee Directors Stock Option Plan (the “1996 NED Plan”) each non-employee director is issued stock options for 30,000 shares at the time he or she is first elected as a director. Thereafter, each director is issued stock options for 1,000 shares on an annual basis (immediately after each Annual Meeting).

Under the 2000 Non-Employee Directors Stock Option Plan (the “2000 NED Plan”) each non-employee director was issued stock options for 7,500 shares (52,500 shares in the aggregate) immediately after the 2000 Annual Meeting.

Under the 2001 Non-Employee Directors Stock Option Plan (the “2001 NED Plan”) immediately after the 2001 Annual Meeting the non-employee directors were issued stock options ranging from 2,000 to 30,000 per non-employee director. The aggregate number of stock options issued under the 2001 NED Plan was 86,942.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

The following summarizes employment agreements and change of control agreements:

•	Employment Agreement between the Company and Jeffrey Steiner:

Term of the Agreement:	Five year term, extended annually by an additional 12 months unless either party gives timely notice not to extend the agreement.

Minimum Base Salary Under the Agreement:	As determined by the Compensation and Stock Option Committee.
Current Base Salary:	$1,700,000 per year.

Payments in Event of Death:	Estate to receive an amount equal to one year’s base salary, plus bonuses for the fiscal year in which death occurred.

Payments in Event of Termination Due to Disability:	Fifty percent of base salary for two years, plus bonuses for the fiscal year in which disability occurred.

Payments in the Event of a “change in control” or “trigger event”:
2.99 times base salary and 2.99 times the preceding year’s bonus subject to the right to defer such payment for up two years. If payment is deferred, Mr. Steiner may elect to receive the payment at any time within such two year period, computed at the greater of the amount due at the time of the “change in control” or “trigger event” or the amount due at the date of Mr. Steiner’s election to accept the payment.

•	Employment Agreement between Banner Aerospace (Company Subsidiary) and Jeffrey Steiner:

Term of the Agreement:	Three year term, extended annually by an additional 12 months unless either party gives timely notice not to extend the agreement.

Minimum Base Salary Under the Agreement:	Not less than $250,000 per year, and an annual bonus if certain performance targets are met.

Current Base Salary:	$400,000 per year.

Payments in Event of Death:	Estate to receive an amount equal to one year’s base salary, plus bonuses for the fiscal year in which death occurred.

Payments in Event of Termination Due to Disability:	Fifty percent of base salary for two years, plus bonuses for the fiscal year in which disability occurred.

Payments in the Event of a “change in control”:
2.99 times base salary and 2.99 times the preceding year’s bonus subject to the right to defer such payment for up two years. If payment is deferred, Mr. Steiner may elect to receive the payment at any time within such two year period, computed at the greater of the amount due at the time of the “change in control” or “trigger event” or the amount due at the date of Mr. Steiner’s election to accept the payment.

•	Service Agreement between Fairchild Switzerland, Inc. (Company Subsidiary) and Jeffrey Steiner:

Term of the Agreement:	Year to year.

Minimum Base Salary Under the Agreement:	Greater of $400,000 or 680,000 Swiss Francs per year, but not more than $400,000.

•	Employment Agreement between the Company and Eric Steiner:

Term of the Agreement:	Three year term, extended annually by an additional 12 months unless either party gives timely notice not to extend the agreement.

Minimum Base Salary Under the Agreement:	$540,000 per year.

Current Base Salary:	$725,000.

Payments in Event of Death:	Same as the Company’s highest compensated officer. Currently, Jeffrey Steiner is the highest compensated officer. (See death benefits described above under Jeffrey Steiner’s employment agreement.)

Payments in Event of Termination Due to Disability:
Same as the Company’s highest compensated officer. Currently, Jeffrey Steiner is the highest compensated officer. (See disability and termination benefits described above under Jeffrey Steiner’s employment agreement.)

Payments in the Event of a “change in control”:	2.99 times base salary and 2.99 times the average annual bonus for the preceding five years.

•	Letter Agreements between the Company and each of the following officers: Donald Miller and John Flynn

Payments in the Event of Termination Without Cause:	2 times then current annual base salary, plus 1 times current annual base salary in lieu of bonus.

Payments in the Event of a “change in control”:	2 times then current annual base salary, plus 1 times current annual base salary in lieu of bonus.

•	Employment Agreement between the Company and Warren Persavich:

Term of the Agreement:	Two year term, continuously extended unless either party gives 24 months notice not to extend the agreement.

Minimum Base Salary Under the Agreement:	$155,000 per year.

Current Base Salary:	$222,000.

Minimum Annual Bonus Under the Agreement:	50% of base salary if certain performance goals are met.

Payments in Event of Death:	Estate to receive payments accrued through the date of death, plus six months base salary and bonuses for the fiscal year in which employment is terminated.

Payments in the Event of Termination Due to Disability:	Base salary continued through the date of employment termination. Employee to receive bonuses for the fiscal year in which employment is terminated.

Payments in the Event of Termination without Cause:
Lump sum payment equal to salary through remainder of the term, plus severance bonus of 50% of base salary. In addition, employee to receive an extra bonus equal to the bonus that would have been earned for a period of two years after the termination date, reduced by the amount of the severance bonus.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

The following report does not constitute solicitation material and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

The Compensation and Stock Option Committee is composed of at least two nonemployee Directors. It has initial responsibility for all compensation actions affecting the Company’s executive officers, including base salaries, bonus awards, stock option awards and the terms and conditions of their employment.

Compensation Philosophy

The Committee’s goals are to:

•	Provide compensation competitive with other similar companies.

•	Reward executives consistent with the performance of the Company.

•	Recognize individual performance.

•	Encourage executives to increase shareholder value.

Components of Executive Officer Compensation

Cash Compensation (Base Salary and Annual Incentive Bonus)—The Company manages the total cash compensation to provide median levels of cash compensation at average levels of corporate, business unit, and individual performance. Cash compensation consists of two components: (i) a base salary that is competitive with that of other companies paying at the median level of the market, and (ii) an annual incentive opportunity that is variable and is reflective of the financial performance of the Company and/or the individual performance of the executive officer. When high levels of performance are achieved, the level of cash compensation may exceed the median of the market. Conversely, when the Company, business unit, or the individual falls short of the predetermined goals, the level of cash compensation may be substantially below the market median. The objective of this mix is to deliver total annual cash compensation competitive with compensation offered at other companies facing similar challenges for similar positions, while simultaneously linking the payment of the annual cash incentive to the achievement of specific objectives in the Company’s annual operating plan as approved by the Board.

Mix Between Salary and Annual Incentive Pay—The mix between salary and annual incentive pay is related to an executive’s job grade. Executives at higher grade levels in the Company have a greater percentage of their total cash compensation contingent on the accomplishment of assigned business objectives, i.e. the higher the executive grade level, the greater the proportion of annual compensation that is “at risk.” The award and size of the performance bonus are based upon: (i) the executive officer’s performance against goals determined by the Company’s Chief Executive Officer; and/or (ii) the performance of the executive officer’s unit within the Company against that unit’s goals; or (iii) the performance of the Company against Company goals. Goals vary from year to year and from unit to unit and, with regard to individual goals of executive officers, usually include both quantitative and qualitative factors.

The Committee approved salary and annual incentive pay for the Company’s named executive officers as set forth under the Summary Compensation Table of this Proxy Statement.

Stock Option Grants—The Committee believes that stock option grants serve as a desirable long-term method of compensation because they closely ally the interests of management with the preservation and enhancement and realization of shareholder value and serve as an additional incentive to promote the success of the Company. In fiscal 2002, the Committee approved the grant of 331,864 stock options to the Company’s executive officers and 135,958 stock options to other employees. Included in these grants were 329,364 stock options granted to the named executive officers. The CEO received 250,000 stock options.

Total Compensation Program—The Committee believes that the total compensation program for executives of the Company (cash compensation, bonuses and stock option grants) is on a level with the compensation programs provided by other companies facing similar challenges. The Committee believes that any amounts paid under the annual incentive plan will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the annual financial and operational results of the Company within the framework of the challenges faced.

Compensation of CEO

Jeffrey Steiner has served as Chairman of the Board and Chief Executive Officer of the Company since 1985, and as President from July 1991 through September 1998. In fixing Mr. Steiner’s salary and target bonus levels, as well as determining the size of stock options, if any, the Committee and the Board typically review the strategic direction and financial performance of the Company, including enterprise value, revenue and profit levels. In addition, the Committee reviews Mr. Steiner’s performance as Chairman of the Board and Chief Executive Officer, his importance to the Company and his success in implementing its strategic goals both through his entrepreneurial actions and investment banking acumen.

Mr. Steiner has developed and established initiatives aimed at improving the operating efficiency and financial performance of the Company. These include an increased focus of the Company’s efforts to reduce debt.

Base Compensation—Mr. Steiner’s base compensation for fiscal 2002 was $1,700,000 pursuant to his employment agreement with the Company and $400,000 pursuant to his employment agreement with Banner Aerospace, plus $400,000 for services in Switzerland.

Incentive Compensation Performance Goals—The performance goals for and maximum amount of Mr. Steiner’s incentive compensation (i.e., compensation beyond base salary) approved by the shareholders at the last Annual Meeting, were as follows:

1.	If the Company (including its consolidated subsidiaries) achieves pretax profits for fiscal 2002, the Chief Executive Officer may receive up to three percent (3%) of such pre-tax profits.

2.
If the Company engages in an extraordinary transaction (e.g. purchase or sale of assets not in the ordinary course, including, without limitation, through a public offering or private placement of securities) during fiscal 2002, the Chief Executive Officer may receive up to two and one-half percent (2 1/2%) of the total value of the transaction.

3.	Notwithstanding the foregoing, the payment of incentive compensation in connection with extraordinary transactions is restricted as follows:

•	There shall be no cash incentive compensation awards on acquisitions by the Company;

•	There shall be no incentive compensation awards in connection with the Company’s issuance of any debt securities (bonds, credit agreements, etc.); and

•	There shall be no incentive compensation awards in connection with raising of equity through investment bankers.

Incentive compensation for 2002 Transactions—The Committee determined that Mr. Steiner would receive no incentive compensation for fiscal 2002.

Stock Option Compensation—In fiscal 2002, the Committee approved the grant of 250,000 stock options to Mr. Jeffrey Steiner under the Stock Option Plan.

Internal Revenue Code Section 162(m)

The Committee has considered the impact of Section 162(m) Internal Revenue Code of 1986, as amended (the “Code”), which in certain circumstances disallows income tax deductions for compensation in excess of $1,000,000. This disallowance provision does not apply to performance-based compensation and certain other forms of compensation. The Committee currently intends to structure our incentive compensation awards to our Chief Executive Officer and other executive officers in a manner that complies with the Code’s requirements for performance-based compensation to ensure that we are entitled to deduct such compensation. One of these requirements is that the shareholders approve the material terms of performance goals for such awards. To satisfy this requirement, the shareholders are being asked in this proxy statement to approve the material terms of the performance goals for the fiscal 2003 incentive compensation award for the following officers: the President, the Chief Executive Officer, the Chief Financial Officer and Senior Vice President, Tax and the Executive Vice President.

Respectfully submitted by the members of the Compensation and Stock Option Committee of the Board of Directors:

Daniel Lebard, Chairman
Melville R. Barlow
Harold J. Harris
Herbert S. Richey

STOCK PERFORMANCE GRAPHS

The following stock performance graph does not constitute solicitation material and is not considered filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

COMPARISON TO S&P 600 SMALLCAP INDEX/ S&P 600 SMALLCAP  AEROSPACE/DEFENSE INDEX:

The following graph compares the performance of our Class A Stock with that of the S&P 600 Smallcap Index and the S&P Smallcap Aerospace/Defense index (consisting of five aerospace/defense manufacturers). The graph plots the growth in value of an initial $100 investment over the indicated five-year period with all dividends reinvested.

	Cumulative Total Return
	6/97	6/98	6/99	6/00	6/01	6/02
FAIRCHILD CORPORATION	100.00	112.15	70.83	27.08	38.94	17.50
S & P SMALLCAP 600	100.00	119.46	121.47	138.94	154.39	174.93
S & P SMALLCAP 600 AEROSPACE/DEFENSE COMPANIES	100.00	141.28	110.86	61.62	87.27	99.54

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares beneficially owned (as of August 31, 2002) by:

•	each person who we know beneficially owns more than 5% of the common stock;

•	each director;

•	each executive officer named in the Summary Compensation Table; and

•	the directors and executive officers as a group.

Name	Number of Shares of Class A Stock(1)		Percentage of Class	Number of Shares of Class B Stock(1)		Percentage of Class
Melville R. Barlow	6,875	(2)	*	—		—
Mortimer M. Caplin	127,239	(2)	*	—		—
Dimensional Fund Advisors Inc.	1,939,229	(3)	8.60%	—		—
Robert E. Edwards	1,026,595		4.55%	—		—
John L. Flynn	60,316	(2)(4)	*	—		—
Gabelli Funds, LLC	2,415,819	(3)	10.72%	—		—
Steven L. Gerard	39,251	(2)	*	—		—
Harold J. Harris	87,105	(2)(4)	*	—		—
Daniel Lebard	22,231	(2)	*	—		—
Donald E. Miller	133,460	(2)(4)	*	—		—
Warren Persavich	155,925	(2)	*
Herbert S. Richey	36,875	(2)	*	—		—
Eric I. Steiner	412,564	(2)(4)	1.81%	15,000		*
Jeffrey J. Steiner	6,796,979	(2)(6)	26.49%	2,563,996	(6)	97.81%
The Steiner Group LLC	5,727,684	(3)(5)	22.84%	2,533,996	(5)	96.66%
All directors and executive officers as a group (14 persons)	8,972,780	(2)	34.31%	2,579,596		98.40%

*	Represents less than one percent.
(1)
The Class A Stock Column includes shares of Class B Stock, which are immediately convertible into Class A Stock on a share-for-share basis. Options that are exercisable immediately or within sixty days after August 31, 2002 appear in the Class A Stock column.

(2)
Includes exercisable stock options to purchase Class A Stock, as follows: M. Barlow, 6,875 shares; M. Caplin, 6,875 shares; J. Flynn, 29,167 shares; H. Harris, 6,875 shares; D. Lebard, 6,875 shares; D. Miller, 75,417 shares; H. Richey, 6,875 shares; S. Gerard, 20,451 shares; W. Persavich, 122,352 shares; E. Steiner, 187,983 shares; J. Steiner, 552,997 shares; Directors and Executive Officers as a group, 1,031,367 shares.

(3)	Based on the following information:
Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Information as of December 31, 2001 contained in a Schedule 13G/A filed on February 12, 2002 with the SEC by Dimensional Fund Advisors, Inc.
Gabelli Funds, LLC, One Corporate Center, Rye, NY 10580-1434. Information contained in a Schedule 13D/A-10, filed on November 5, 2001 with the SEC by Gabelli Funds, Inc.
The Steiner Group LLC, c/o Faust Rabbach Oppenheim LLP, 488 Madison Avenue, New York, NY 10022. Information contained in a Schedule 13D/A-23 filed on July 29, 2002 with the SEC by The Steiner Group LLC.
(4)
Includes shares beneficially owned, as follows: H. Harris—27,268 shares of Class A Stock owned by the William H. Harris 401K and Private Profit-Sharing Plan and 7,500 shares held by his wife. D. Miller—300 shares of Class A Stock owned by Mr. Miller as custodian for his child; Mr. Miller disclaims any beneficial interest therein. E. Steiner—80,000 shares of Class A Stock held in The Steiner Children’s Trust; 14,311 shares held in 401k Savings Plan; and 10,000 shares held in the E&P Steiner Family Investment LLC. J. Flynn—6,754 shares held in 401k Savings Plan.

(5)
The Steiner Group LLC is a Delaware limited liability company. Jeffrey Steiner is its sole manager. The members are Jeffrey Steiner (with a 20% membership interest), and The Jeffrey Steiner Family Trust (with an 80% membership interest). The Jeffrey Steiner Family Trust is a trust created for the benefit of the issue of Jeffrey Steiner. The Steiner Group LLC holds 3,193,688 shares of Class A Stock and 2,533,996 shares of Class B Stock.

(6)
Mr. Jeffrey Steiner, c/o The Fairchild Corporation, 45025 Aviation Drive, Suite 400, Dulles, VA 20166. Mr. Steiner is the sole manager of The Steiner Group LLC, and as such may be deemed to beneficially own the same shares of Class A Stock and Class B Stock owned directly or beneficially by The Steiner Group LLC, as discussed in footnote (5) to this table.

Class A Stock shown in the table as owned by Mr. Steiner includes: (i) 5,727,684 shares owned by The Steiner Group LLC (see footnote (5)); (ii) 442,754 shares owned of record by Mr. Steiner; (iii) exercisable stock options to purchase 552,997 shares of Class A Stock (see footnote (2)); (iv) 38,500 shares of Class A Stock owned by Mr. Steiner as custodian for his children; (v) 30,000 shares of Class B Stock (convertible on a one-to-one basis to Class A Stock) owned by Mr. Steiner as custodian for his children; (vi) 2,400 shares of Class A Stock owned by the Jeffrey Steiner Family Foundation; and (vii) 2,644 shares of Class A Stock held in his 401k Savings Plan.
Class B Stock shown in the table as owned by Mr. Jeffrey Steiner include: (i) 2,533,996 shares owned by The Steiner Group LLC (see footnote (5)); and (ii) 30,000 shares of Class B Stock owned by Mr. Steiner as custodian for his children.
Mr. Steiner disclaims beneficial ownership of shares owned by The Steiner Group LLC, the Jeffrey Steiner Family Foundation, and shares owned by him as custodian for his children.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

In connection with the acquisition agreement, Alcoa has entered into a non-competition and consulting agreement with Jeffrey Steiner, our Chairman and Chief Executive Officer, and Eric Steiner, our President and Chief Operating Officer. Under the non-competition and consulting agreement, Alcoa has agreed to pay Mr. Jeffrey Steiner and Mr. Eric Steiner fees totaling $5,000,000 over a four-year period to refrain from competing with the fastener business and to provide consulting services to Alcoa with respect to operations of the fastener business. One-half of the fees will be paid in the first year as follows: (1) on the closing date, $800,000; (2) 90 days following the closing date, $700,000; (3) 180 days following the closing date, $400,000; (4) 270 days following the closing date, $300,000; and (5) one year following the closing date, $300,000. The remaining fees will be paid quarterly in arrears and will be $1.25 million, $750,000 and $500,000 per year with respect to each of the second, third and fourth years, respectively. The non-competition and consulting agreement is attached to this proxy as Annex D.

The consummation of the sale will result in payments totaling $14,534,000 required to be paid under contracts with five of our executives. These payments are triggered by, among other things, a sale by us of substantially all of our assets. These payments are as follows: Chief Executive Officer: $6,280,000; President: $5,434,000; Chief Financial Officer and Senior Vice President, Tax: $900,000; Executive Vice President: $1,125,000; and Chief Financial Officer of our fastener business: $795,000. The Chief Executive Officer’s agreement with us requires him to terminate his employment with us at the time he receives his payment, although he may defer such termination date for up to two years. The other executive’s agreements do not require them to terminate their employment with us to be entitled to the payments. Subject to the overall maximum amount of $28,223,000 less any bonus payments paid to Messrs. J. Steiner, E. Steiner, D. Miller and J. Flynn in connection with the sale, and less any change of control payments made to Messrs. E. Steiner, D. Miller and J. Flynn in connection with the sale, Mr. J. Steiner’s change of control payment may be more than $6,280,000 if he elects to defer, to a later date, his change of control payment for this sale. Mr. J. Steiner’s change of control payment is based on a formula equal to 2.99 times base salary and 2.99 times the preceding year’s bonus. Pursuant to the terms of two of Mr. J. Steiner’s employment agreements, Mr. J. Steiner may elect to defer his change of control payment until the second anniversary of the closing of the sale. If Mr. J. Steiner elects to defer his change of control payment, he is then entitled at any time prior to the second anniversary of the sale to elect to receive his change of control payment, in which event the change of control payment will be the greater of what Mr. J. Steiner would have received on the closing of the sale, or the change of control payment Mr. J. Steiner would then be entitled to receive based on his change of control formula, subject to the cap described above. The sale to Alcoa also triggers change of control provisions under our bank credit agreement and our 10 3/4% senior subordinated notes due 2009.

In addition, our Compensation and Stock Option Committee may consider the contributions of Messrs. Steiner and Steiner and other officers of the company in connection with the sale and may award such individuals special bonuses in connection with the sale. At the special meeting you will consider and vote upon proposals to approve performance goals for incentive compensation established by our Compensation and Stock Option Committee for our President, Chief Executive Officer, Chief Financial Officer and Senior Vice President, Tax and Executive Vice President. If these performance goals are approved by our stockholders and the Compensation and Stock Option Committee elects to grant such officers special bonuses in connection with the sale, then Mr. Jeffrey Steiner may receive a special bonus in connection with the sale of up to 2.5% of the total value of the sale, or $16,427,000, Mr. Eric Steiner may receive a special bonus of up to 2.0% of the total value of the sale, or $13,141,000, and each of the Chief Financial Officer and Senior Vice President, Tax, and the Executive Vice President may receive a bonus of up to 1.0% of the total value of the sale, or $6,570,000. We may request that the executives named above renegotiate the terms of these agreements and the board of directors has decided that the maximum amount of the change of control payments and bonus payments on this sale, taken in the aggregate, cannot exceed $28,223,000 for Messrs. J. Steiner, E. Steiner, D. Miller and J. Flynn. In addition, to the extent an officer receives his change of control payment, the Board will not approve a bonus to such officer in excess of 50% of the maximum bonus he otherwise would have been eligible to receive. The executives entitled to receive change of control payments are currently assessing their individual situation in light of the board’s decision.

Beginning in the mid-1990’s, articles have appeared in the French press reporting an inquiry by a French magistrate into allegedly improper business transactions involving Elf Acquitaine, a French petroleum company, its former chairman and various third parties, including Maurice Bidermann. In connection with this inquiry, the magistrate has made inquiry into allegedly improper transactions between Mr. Jeffrey Steiner and that petroleum company. In response to the magistrate’s request, Mr. Steiner has submitted written statements concerning the transactions and appeared in person, in France, before the magistrate and others. The magistrate has put Mr. Steiner under examination (mise en examen) with respect to these matters and imposed a surety (caution) of ten million French Francs, approximately $1.54 million at the time. The magistrate’s principal allegations are that, in 1990, Mr. Steiner improperly received or dealt with others with respect to funds of Elf Acquitaine paid pursuant to a written consulting agreement with Elf Acquitaine, and paid in connection with the sale of a real estate company. The examining magistrate has notified Mr. Steiner that he intends to transmit the dossier to the Republic prosecutor (procureur de la Republique) for his evaluation. However, Mr. Steiner has not been charged; and as of the date of this proxy statement, the Company is not aware of any developments involving Mr. Steiner and these matters, which are adverse to him. The Company has provided the surety for Mr. Steiner and paid his legal expenses ($4.7 million) in connection with these matters, and will continue to do so, in accordance with Delaware law. Mr. Steiner has undertaken to repay us the surety and expenses paid by us on his behalf if it is ultimately determined that Mr. Steiner was not entitled to indemnification under Delaware law. Delaware law provides that Mr. Steiner would be entitled to indemnification if it is determined that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and had no reasonable cause to believe his conduct was unlawful.

CERTAIN TRANSACTIONS

Pursuant to the Company’s officer and director loan program, the Company has made loans to certain key employees and directors, to be used by such employees to purchase Fairchild Class A Common Stock. The amount of such loans to executive officers and directors in fiscal 2002, and the outstanding balance (as of  June 30, 2002) of all loans to officers and directors under the stock purchase loan program, are as follows:

	Stock Purchase Loans Made in Fiscal 2002	Outstanding Balance of all Stock Purchase Loans as of 6/30/02
Mortimer Caplin	$0	$ 105,971
John Flynn	0	174,678
Steven Gerard	0	99,377
Harold Harris	0	105,898
Natalia Hercot (daughter of J. Steiner)	0	167,398
Daniel Lebard	0	105,898
Donald Miller	0	220,178
Warren Persavich	0	174,678
Herbert Richey	0	105,963
Eric Steiner	0	220,178
Jeffrey Steiner	0	174,678

Total	$0	$1,654,896

All such loans are non-interest bearing, have maturity dates ranging from 1½ to 4 years, and become due and payable immediately upon the termination of employment (for senior management) or director affiliation (for a director).

In addition, on November 16, 1999, Mr. Richey borrowed $46,000 from the Company to exercise stock options for Class A common stock. The loan matures on November 16, 2002 and bears interest at 5.5%. The loan balance was $53,000 at June 30, 2002.

New loans to directors and executive officers are no longer permitted as of July 30, 2002.

Eric Steiner (son of Jeffrey Steiner) is an executive officer of the Company. His compensation is set forth in the compensation table of the proxy statement. Natalia Hercot (daughter of Jeffrey Steiner) is a Vice President of the Company, for which she was compensated $155,000 in fiscal 2002. Thierry Steiner (son of Jeffrey Steiner) is an employee of the Company, for which he was compensated $105,000 in fiscal 2002.

THE FAIRCHILD CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements give effect to the disposition of the fastener business to Alcoa for approximately $657.1 million and to our tender offer for all of our 10¾% senior subordinated notes due 2009. The unaudited pro forma consolidated statement of earnings for the year ended June 30, 2002 gives effect to the disposition and to our tender offer for our 10¾% senior subordinated notes due 2009 as if they occurred on July 1, 2001. The unaudited pro forma consolidated statements of earnings for the years ended June 30, 2001 and 2000 give effect to the disposition as if it occurred on July 1, 2000 and 1999, respectively. The unaudited pro forma consolidated balance sheet as of June 30, 2002 gives effect to the disposition and to our tender offer for our 10¾% senior subordinated notes due 2009 as if they occurred on June 30, 2002.

The pro forma adjustments are based on preliminary estimates of currently available information and assumptions that we believe are reasonable. The unaudited pro forma consolidated financial statements are presented for informational purposes only and are not intended to be indicative of either future results of our operations or results that might have been achieved if the transactions occurred on the dates specified.

The unaudited pro forma consolidated financial statements should be read in conjunction with the company’s historical consolidated financial statements and the related notes included in our Annual Report on Form 10-K and as amended for the year ended June 30, 2002 incorporated by reference herein. See “Where You Can Find More Information.”

Based upon these pro forma statements, and as if the disposition of the fastener business had occurred on June 30, 2002, we would have recognized a $27.7 million pre-tax gain on the sale of our fastener business after the write-off of $4.5 million of deferred loan fees, estimated state taxes of $6.0 million, estimated professional fees of $6.0 million, and maximum payment of bonus and change of control fees of $29.0 million.

THE FAIRCHILD CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

For the Twelve Months Ended June 30, 2002
(In thousands, except per share data)

	Fairchild Historical	Fasteners Historical(a)	Fasteners Disposition(b)		Tender Offer(c)		Fairchild Pro Forma
Net sales	$624,093	$(546,211)	$—		$—		$77,882
Rental revenue	6,679	—	—		—		6,679
Other income	5,021	(254)	—		—		4,767

	635,793	(546,465)	—		—		89,328
Costs and expenses:
Cost of sales	472,270	(408,254)	—		—		64,016
Cost of rental revenue	4,911	—	—		—		4,911
Selling, general & administrative	128,342	(87,688)	—		—		40,654	(e)
Impairment expense	3,435	—	—		—		3,435

	608,958	(495,942)	—		—		113,016
Operating income	26,835	(50,523)	—		—		(23,688)
Net interest expense	(46,756)	1,410 (d)	12,427	(d)	23,158	(d)	(9,761	)(g)
Net investment loss	(992)	(348)	—		—		(1,340)
Change in fair market value of interest rate contract	(4,567)	—	—		—		(4,567)

Earnings (loss) before taxes	(25,480)	(49,461)	12,427		23,158		(39,356)
Income tax (provision) benefit	15,377	17,311	(4,350)		(8,105)		20,233
Equity in earnings (loss) of affiliates, net	(137)	—	—		—		(137)

Earnings (loss) from continuing operations	$(10,240)	$(32,150)	$8,077		$15,053		$(19,260)

Earnings per share from continuing operations:
Basic	$(0.41)						$(0.77)
Diluted	(0.41)						(0.77)
Weighted average shares outstanding:
Basic	25,155						25,155
Diluted	25,155						25,155

The accompanying notes to the Unaudited Pro Forma Consolidated Statements of Earnings
are an integral part of these statements.

THE FAIRCHILD CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

For the Twelve Months Ended June 30, 2001
(In thousands, except per share data)

	Fairchild Historical	Fasteners Historical(a)	Fasteners Disposition(b)		Fairchild Pro Forma
Net sales	$622,812	$(524,891)	$—		$97,921
Rental revenue	7,030	—	—		7,030
Other income	5,922	(1,294)	—		4,628

	635,764	(526,185)	—		109,579
Costs and expenses:
Cost of sales	466,361	(390,395)	—		75,966
Cost of rental revenue	4,599	—	—		4,599
Selling, general & administrative	125,106	(83,621)	—		41,485	(e)
Amortization of intangibles	12,506	(11,307)	—		1,199	(f)
Impairment expense	5,889	(1,139)	—		4,750

	614,461	(486,462)	—		127,999
Operating income	21,303	(39,723)	—		(18,420)
Net interest expense	(55,716)	1,796 (d)	19,752	(d)	(34,168	)(g)
Net investment income	8,367	—	—		8,367
Change in fair market value of interest rate contract	(5,610)	—	—		(5,610)

Earnings before taxes	(31,656)	(37,927)	19,752		(49,831)
Income tax (provision) benefit	16,546	13,275	(6,913)		22,908
Equity in earnings (loss) of affiliates, net	110	—	—		110

Earnings (loss) from continuing operations	$(15,000)	$(24,652)	$12,839		$(26,813)

Earnings per share from continuing operations:
Basic	$(0.60)				$(1.07)
Diluted	(0.60)				(1.07)
Weighted average shares outstanding:
Basic	25,122				25,122
Diluted	25,122				25,122

The accompanying notes to the Unaudited Pro Forma Consolidated Statements of Earnings  are an integral part of these statements.

THE FAIRCHILD CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

For the Twelve Months Ended June 30, 2000
(In thousands, except per share data)

	Fairchild as Adjusted(h)	Fasteners Historical(a)	Fasteners Disposition(b)		Fairchild Pro Forma
Net sales	$612,928	$(519,917)	$—		$93,011
Rental revenue	3,583	—	—		3,583
Other income	10,827	(1,086)	—		9,741

	627,338	(521,003)	—		106,335
Costs and expenses:
Cost of sales	453,916	(383,864)	—		70,052
Cost of rental revenue	2,489	—	—		2,489
Selling, general & administrative	128,629	(82,835)	—		45,794	(e)
Amortization of intangibles	12,547	(11,382)	—		1,165	(f)
Restructuring	8,578	(8,578)	—		—

	606,159	(486,659)	—		119,500
Operating income	21,179	(34,344)	—		(13,165)
Net interest expense	(44,094)	1,514 (d)	19,147	(d)	(23,433	)(g)
Net investment income	9,935	—	—		9,935
Nonrecurring gain	836	—	—		836

Earnings before taxes	(12,144)	(32,830)	19,147		(25,827)
Income tax (provision) benefit	14,848	11,490	(6,702)		19,636
Equity in earnings (loss) of affiliates, net	(346)	—	—		(346)

Earnings (loss) from continuing operations	$2,358	$(21,340)	$12,445		$(6,537)

Earnings per share from continuing operations:
Basic	$0.09				$(0.26)
Diluted	0.09				(0.26)
Weighted average shares outstanding:
Basic	24,954				24,954
Diluted	25,137				24,954

The accompanying notes to the Unaudited Pro Forma Consolidated Statements of Earnings
are an integral part of these statements.

THE FAIRCHILD CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

June 30, 2002
(In thousands)

	Fairchild Historical	Fasteners Historical(a)	Fasteners Disposition(b)		Tender Offer(c)		Fairchild Pro Forma
Cash	$15,283	$—	$384,033	(d)	$(217,962	)(i)	$181,354	(m)
Short-term investments	581	(87)	—		—		494
Accounts receivable, less allowances	109,520	(103,025)	—		(277	)(i)	6,218
Inventory	181,031	(160,402)	—		—		20,629
Prepaid and other current assets	34,985	(8,476)	—		—		26,509

Total current assets	341,400	(271,990)	384,033		(218,239)		235,204
Net fixed assets	129,218	(125,717)	—		—		3,501
Net assets held for sale	19,406	—	—		—		19,406
Goodwill	274,549	(257,111)	—		—		17,438
Investment in affiliates	3,261	—	—		—		3,261
Prepaid pension assets	64,693	—	—		—		64,693
Deferred loan costs	10,907	—	(4,512	)(e)	(5,964	)(j)	431
Real estate investment	108,184	—	—		—		108,184
Long-term investments	5,360	—	—		—		5,360
Other assets	13,668	(1,158)	—		(5,564	)(i)	6,946

Total assets	$970,646	$(655,976)	$379,521		$(229,767)		$464,424

Bank notes payable & current maturities of debt	$53,879	$—	$(21,559	)(f)	—		$32,320	(n)
Accounts payable	38,717	(30,601)	—		—		8,116
Accrued liabilities:
Salaries, wages and commissions	27,934	(23,477)	—		—		4,457
Employee benefit plan costs	3,134	(1,152)	—		—		1,982
Insurance	13,764	(3,299)	—		—		10,465
Interest	6,514	—	(801	)(f)	(5,039	)(i)	674
Other accrued liabilities	31,274	(6,230)	—		—		25,044

Total current liabilities	175,216	(64,759)	(22,360)		(5,039)		83,058
Long-term debt, less current maturities	437,917	—	(209,639	)(f)	(225,000	)(i)	3,278	(n)
Fair value of interest rate contract	10,989	—	—		—		10,989
Other long-term liabilities	17,789	(11,320)	—		—		6,469
Retiree health care liabilities	42,651	(14,640)	—		—		28,011
Noncurrent income taxes	53,791	—	—		—		53,791
Deferred income taxes	4,277	(150)	9,693	(g)	96	(k)	13,916

Total liabilities	742,630	(90,869)	(222,306)		(229,943)		199,512
Class A common stock	3,035	(5,896)	5,896		—		3,035
Class B common stock	262	—	—		—		262
Paid-in capital	232,797	(563,802)	563,802		—		232,797
Treasury stock, at cost	(76,532)	—	—		—		(76,532)
Notes due from stockholders	(1,831)	—	—		—		(1,831)
Retained earnings	91,947	(14,129)	32,129	(h)	176	(l)	110,123
Cumulative other comprehensive income	(21,662)	18,720	—		—		(2,942)

Total stockholders’ equity	228,016	(565,107)	601,827		176		264,912

Total liabilities & stockholders’ equity	$970,646	$(655,976)	$379,521		$(229,767)		$464,424

The accompanying notes to the Unaudited Pro Forma Consolidated Balance Sheet are an integral part of these statements.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands)

(a)
Represents the elimination of the historical operating results from our fastener business that is being sold to Alcoa for the periods presented. The fastener business being sold to Alcoa does not include the results of two divisions known as APS and Fairchild Aerostructures.

(b)	Represents the effects of the disposition of our fastener business, which requires the mandatory repayment of the outstanding amounts borrowed under our United States credit facility.

(c)	Represents the effects of the tender offer to purchase all of our $225 million 10¾% senior subordinated notes due 2009.

(d)
Represents the reduction in net interest expense from the tender offer and the repayment of our worldwide debt facilities, excluding the remaining debt related to the Farmingdale real estate and Fairchild Aerostructures, as follows:

	2002	2001	2000
Interest expense on retired debt:
Fastener business debt in Europe	$1,410	$1,796	$1,514
United States credit facility	12,427	19,752	19,147
Senior subordinated notes	23,158	—	—

Reduction in interest expense	$36,995	$21,548	$20,661

(e)	After the sale of our fastener business, the remaining selling, general and administrative expense, by business segment, is as follows:

	2002	2001	2000
APS and Fairchild Aerostructures	$2,608	$2,265	$2,670
Aerospace Distribution	14,030	15,101	14,623
Real Estate Operations	319	316	244
Corporate	23,697	23,803	28,257

	$40,654	$41,485	$45,794

(f)
On July 1, 2001, we adopted Financial Accounting Standard No. 142, “Accounting for Goodwill and Other Intangible Assets.” As a result of adopting SFAS No. 142, we did not amortize goodwill during the year ended June 30, 2002.

(g)	After the sale of our fastener business, the components of net interest expense are as follows:

	2002	2001	2000
$100 million interest rate contract	$4,162	$648	$1,037
Farmingdale $30,750 credit facility	1,760	2,897	844
Senior subordinated notes	—	24,187	24,187
Other cash interest expense	2,257	2,537	3,707

Total cash interest expense	8,179	30,269	29,775
Non-cash interest expense (income)	4,305	5,583	(5,156)

Total interest expense	12,484	35,852	24,619
Less: interest income	(2,723)	(1,684)	(1,186)

Net interest expense	$9,761	$34,168	$23,433

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

(continued)

(In thousands)

(h)
Our fiscal 2000 historical results have been adjusted to reflect the impact of our dispositions of Dallas Aerospace (December 1999), Camloc Gas Springs (September 1999), and the investment in Nacanco Paketleme (July 1999), as if these transactions had occurred on July 1, 1999. The following pro forma information is based on the historical financial statements of these companies, giving effect to the aforementioned transactions.

	Fairchild Historical	Dallas Aerospace Divestiture	Gas Springs Divestiture	Nacanco Divestiture	As Adjusted
Net sales	$635,361	$(21,694)	$(739)	$—	$612,928
Rental revenue	3,583	—	—	—	3,583
Other income (expense)	10,827				10,827

	649,771	(21,694)	(739)	—	627,338
Costs and expenses:
Cost of sales	472,023	(17,638)	(469)	—	453,916
Cost of rental revenue	2,489				2,489
Selling, general & administrative	130,864	(1,978)	(257)	—	128,629
Amortization of intangibles	12,574	(27)	—	—	12,547
Restructuring	8,578	—	—	—	8,578

	626,528	(19,643)	(726)	—	606,159
Operating income	23,243	(2,051)	(13)	—	21,179
Net interest expense	(44,092)	—	(2)	—	(44,094)
Investment income, net	9,935	—		—	9,935
Nonrecurring gain	28,625	—	(2,042)	(25,747)	836

Earnings before taxes	17,711	(2,051)	(2,057)	(25,747)	(12,144)
Income tax benefit	4,399	718	720	9,011	14,848
Equity in earnings (loss) of affiliates, net	(346)	—	—	—	(346)

Earnings (loss) from continuing operations	$21,764	$(1,333)	$(1,337)	$(16,736)	$2,358

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(In thousands)

(a)
Represents the elimination of the historical fastener business that is being sold to Alcoa. The fastener business being sold to Alcoa does not include the net assets of two small divisions known as APS and Fairchild Aerostructures.

(b)	Represents the effects of the disposition of our fastener business, which requires the mandatory repayment of the outstanding amounts borrowed under our United States credit facility.

(c)	Represents the effects of the tender offer to purchase all of our $225 million 10 3/4% senior subordinated notes due 2009.

(d)	Represents the net increase in cash from the disposition of the fastener business, prior to the tender offer, as follows:

Gross cash proceeds received	$657,050
Maximum payment of bonus/change of control	(29,018	)(1)
State taxes	(6,000)
Professional fees	(6,000	)(2)

Net cash proceeds prior to debt repayment	616,032

Debt retirement:
Repayment of United States credit facility	(209,450)
Repayment of fastener business debt in Europe	(21,748)
Payment of accrued interest	(801)

Net cash available prior to the tender offer	$384,033

(1)
Represents the maximum bonus payments under performance goals for four of our executives that may be awarded as a result of the sale of the fastener business and represents the change of control payments due to the sale of our fastener business, under contracts with five of our executives. The bonuses are being considered at the special meeting as proposals 2, 3, 4 and 5 included in this proxy statement. The maximum payments that could be awarded are as follows:

	Maximum Bonus	Change of Control
J. Steiner(b)	$16,427	$6,280
E. Steiner	13,141	5,434
J. Flynn	6,570	900
D. Miller	6,570	1,125

Total	$42,708	$13,739

Maximum Amount to be paid(a)			$28,223

E. Juris	N/A	795	795

Total			$29,018

(a)
The board of directors has decided that the maximum amount of the change of control payments and bonus payments on this sale, taken in the aggregate, cannot exceed $28,223 for Messrs. J. Steiner, E. Steiner, J. Flynn and D. Miller. In addition, to the extent an officer receives his change of control payment, the board will not approve a bonus to such officer in excess of 50% of the maximum bonus he otherwise would have been eligible to receive.

(b)
Subject to the overall maximum amount of $28,223 less any bonus payments paid to Messrs. J. Steiner, E. Steiner, J. Flynn and D. Miller in connection with the sale and less any change of control payments made to Messrs. E. Steiner, J. Flynn and D. Miller in connection with the sale, Mr. J. Steiner’s change of control payment may be more than the amount shown on the table if he

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(continued)

(In thousands)

elects to defer receiving his change of control payment for this sale, to a later date. Mr. J. Steiner’s change of control payment is based on a formula equal to 2.99 times base salary and 2.99 times the preceding year’s bonus. Pursuant to the terms of two of Mr. J. Steiner’s employment agreements, Mr. J. Steiner may elect to defer, until the second anniversary of the closing of the sale, his change of control payment. If Mr. J. Steiner elects to defer his change of control payment, he is then entitled at any time prior to the second anniversary of the sale to elect to receive his change of control payment, in which event the change of control payment will be the greater of what Mr. J. Steiner would have received on the closing of the sale, or the change of control payment Mr. J. Steiner would then be entitled to receive based on his change of control formula, subject to the cap described above.

In addition, J. Steiner and E. Steiner have entered into a non-competition and consulting agreement with Alcoa under which Alcoa has agreed to pay, over a four year period, fees to both gentlemen which in the aggregate total $5 million.

(2)	Includes financial advisory, fairness opinion and legal fees.

(e)	Represents the write-off of deferred loan fees relating to the repayment of the United States credit facility.

(f)	Represents required debt repayments as follows:

	Fastener European Debt	U.S. Credit Facility	Total
Bank notes payable & current maturities of debt	$19,309	$2,250	$21,559
Long-term debt, less current maturities	2,439	207,200	209,639

Total debt	$21,748	$209,450	$231,198

Accrued interest	$174	$627	$801

(g)(h)
Represents the tax benefit and the change in retained earnings associated with the disposition of the fastener business, the write-off of deferred loan fees, state taxes, professional fees, and the maximum bonus and change of control obligations that will be charged to earnings at closing, as follows:

	Total	Tax Effect(g)	Adjustment To Retained Earnings(h)
Retained earnings of fastener business	$14,129	—	$14,129
Gain on sale of fastener business(3)	27,693	9,693	18,000

	$41,822	$9,693	$32,129

(3)	The book gain on the sale of the fastener business is calculated as follows:

	Total	Tax Effect	After-Tax Gain
Proceeds from sale of the fastener business	$657,050
Less: Equity of the fastener business	(565,107)
Recognition of cumulative translation losses	(18,720)

Gain on sale of fastener business before expenses	$73,223	$25,628	$47,595
Write-off of deferred loan fees of U.S. credit facility	(4,512)	(1,579)	(2,933)
Transaction payments:
Maximum bonus/change of control	(29,018)	(10,156)	(18,862)
State taxes	(6,000)	(2,100)	(3,900)
Professional fees	(6,000)	(2,100)	(3,900)

Gain on sale of fastener business	$27,693	$9,693	$18,000

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(continued)

(In thousands)

The gain on the sale of the fastener business and the remaining net tax operating loss carryforward is calculated for United States income tax purposes as follows:

Proceeds from the sale of the fastener business	$657,050
Less: Basis of fastener business	(359,000)

Gain on sale of fastener business before expenses	298,050
Write-off of deferred loan fees of U.S. credit facility	(4,512)
Transaction payments:
Maximum bonus/change of control	(29,018)
State taxes	(6,000)
Professional fees	(6,000)

Gain on sale of fastener business	252,520
Available net tax operating loss carryforward	(282,547)

Remaining net tax operating loss carryforward after the sale	$(30,027)

(i)	Represents the cash required for the tender offer to purchase all of our 10¾% senior subordinated notes due 2009 as follows:

Tender offer:
10¾% senior subordinated notes	$225,000
Payment of accrued interest	5,039
Professional fees	1,000

Total cash required for the tender offer	231,039
Less: Collateral received to satisfy a note receivable	(12,800	)(4)
Less: Collection of interest on note receivable	(277)

Net cash required for the tender offer	$217,962

(4)
Represents the collection of promissory notes due from an unaffiliated third party that will be satisfied, in conjunction with the tender offer, by the payment to us of the collateral for the promissory notes consisting of $12,800 face value of 10¾% senior subordinated notes due 2009.  The carrying value of the promissory notes was $5,564.

(j)	Represents the write-off of deferred loan fees due to the tender offer.

(k)(l)	Represents the tax benefit and the change in retained earnings associated with the tender offer.

	Total	Tax Effect(k)	Adjustment To Retained Earnings(l)
Gain on promissory notes	$7,236	$2,533	$4,703
Write-off of deferred loan fees of 10¾% senior subordinated notes	(5,964)	(2,087)	(3,877)
Professional fees	(1,000)	(350)	(650)

	$272	$96	$176

(m)
Includes restricted cash of $25,000 required to be placed in escrow as a result of the sale of our fastener business and approximately $18,000 required to be provided as cash collateral for outstanding letters of credit and an interest rate contract obligation.

(n)	Represents the $30,750 debt related to Farmingdale real estate, $4,320 related to Fairchild Aerostructures debt and $528 of other debt.

STOCKHOLDER PROPOSALS

The deadline for submitting stockholder proposals for inclusion in the proxy statement for the 2002 annual meeting was June 12, 2002. The deadline for submitting a stockholder proposal for the 2002 annual meeting that was not to be included in the company’s proxy materials but presented at the annual meeting was August 26, 2002.

INDEPENDENT AUDITORS

Our consolidated financial statements as of June 30, 2001 and for each of the two years in the period ended June 30, 2001 incorporated by reference in this proxy statement have been audited by Arthur Andersen LLP, independent auditors, as stated in their report thereon. After reasonable efforts, the Company has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference of its opinion on our fiscal 2000 and 2001 consolidated financial statements. In accordance with recently adopted SEC regulations, the Company has included in this proxy statement a copy of the previously issued Arthur Andersen opinion dated September 7, 2001 relative to our fiscal 2000 and 2001 financial statements incorporated by reference. Our board of directors replaced Arthur Andersen and appointed Ernst & Young LLP on May 9, 2002 to act as our independent auditors for fiscal 2002. Our consolidated financial statements as of June 30, 2002 and for the year then ended incorporated by reference in this proxy statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon.

WHERE YOU CAN FIND MORE INFORMATION

As required by law, we file reports, proxy statements and other information with the SEC (SEC file number: 1-6560). These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC’s public reference facilities at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, 233 Broadway, New York, New York 10007 and 175 West Jackson Boulevard, Chicago, Illinois 60604. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s internet address is http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended June 30, 2002. We also incorporate by reference the information contained in all other documents that we file with the SEC after the date of this proxy statement and before the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

If you would like to receive copies of the information incorporated by reference in this proxy statement, you should call or write to The Fairchild Corporation, 45025 Aviation Drive, Suite 400, Dulles, Virginia 20166, Attention: Secretary (telephone (703) 478-5800). In order to ensure timely delivery of the documents prior to the special meeting, you should make any such request not later than two weeks before the date of the special meeting.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement. We have not authorized anyone to give any information different from the information contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated October 23, 2002. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to stockholders shall not mean otherwise.

By Order of the Board of Directors
Donald E. Miller
Executive Vice President and Secretary

ANNEX A

ACQUISITION AGREEMENT

AMONG

ALCOA INC.,

THE FAIRCHILD CORPORATION,

FAIRCHILD HOLDING CORP.

AND

SHEEPDOG, INC.

Dated as of July 16, 2002

A-i

A-ii

A-iii

A-iv

A-v

A-vi

ARTICLE XI

INDEMNIFICATION
Page
SECTION 11.1	Survival of Representations and Warranties	A-55
SECTION 11.2	Indemnification	A-56
SECTION 11.3	Limitations on Liability	A-57
SECTION 11.4	Defense of Claims	A-58
SECTION 11.5	Exclusive Remedies	A-59
SECTION 11.6	Seller Environmental Indemnity	A-59
SECTION 11.7	Resolution of Indemnification Disputes	A-61
SECTION 11.8	Indemnity Tax Credit Amount	A-61

EXHIBIT A	Bill of Sale	A-1
EXHIBIT B	Undertaking and Indemnity Agreement	B-1
EXHIBIT C	Escrow Agreement	C-1

A-vii

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT, dated as of July 16, 2002 (the “Agreement”), among Alcoa Inc., a Pennsylvania corporation (the “Buyer”), The Fairchild Corporation, a Delaware corporation (the “Parent”), Fairchild Holding Corp., a Delaware corporation and an indirect, wholly owned subsidiary of the Parent (“Fairchild Holding”), and Sheepdog, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Parent (“SDI” and, together with the Parent, Fairchild Holding and the subsidiaries of the Parent set forth on Schedule 1.125, collectively, the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Sellers are in the business of manufacturing, distributing, selling, importing and exporting (i) fasteners and fastening systems, including, without limitation, automatic fastening systems, blind bolts, special bolts, fluid fittings, inserts, installation tooling, latches, clamps, nuts, panel fasteners, pins, collars, rivets, screws, specials and studs, (ii) fastener components, and (iii) latching devices, in each case for use in the construction and maintenance of military and commercial aircraft, as well as in applications for other industries, including, without limitation, the automotive industry, the electronics industry, the installation-tooling industry and other non-aerospace industries (such business being conducted by the Sellers being referred to herein as the “Fastener Business”);

WHEREAS, the Buyer wishes to acquire from the Sellers the Fastener Business Assets;

WHEREAS, the Sellers are willing to transfer (i) the Fastener Business Assets (other than the Fastener Business Assets owned or held by the Transferred Fastener Subsidiaries, the capital stock and membership interests, as the case may be, of which are being transferred directly or indirectly by Fairchild Holding to the Buyer) and (ii) the capital stock and membership interests, as the case may be, of the Transferred Fastener Subsidiaries to the Buyer in exchange for (A) the assumption by the Buyer of the Assumed Fastener Business Liabilities and (B) the payment to the Parent of (x) the Consideration and (y) the Earn-Out;

WHEREAS, as a condition and inducement to the Buyer for entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Buyer is entering into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), with certain stockholders of the Parent (each, a “Stockholder”), pursuant to which, among other things, each Stockholder has agreed to vote the shares of Parent Common Stock then owned by such Stockholder in favor of the transactions contemplated by this Agreement; and

WHEREAS, as a condition and inducement to the Buyer for entering into this Agreement and incurring the obligations set forth herein, the Buyer is requiring that certain executive officers of the Fastener Business enter into a Noncompetition and Consulting Agreement with the Buyer, to be effective as of the Closing, pursuant to which, among other things, such executive officers agree for a period of four years (a) to provide consulting services to the Fastener Business, and (b) to restrict their ability to compete with the Buyer in the Fastener Business (the “Noncompetition and Consulting Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, each of the following terms shall have the following meaning:

SECTION 1.1    “Actual Transferred Subsidiary Debt” shall have the meaning set forth in Section 2.7(a)(iii).

SECTION 1.2    “Advisor” shall have the meaning set forth in Section 8.8(b).

SECTION 1.3    “Affiliates” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership interests, control of the board or other governing body of the Person, or other ownership interests, by operation of Law, operation of by-laws or articles or certificate of incorporation, contract or otherwise.

SECTION 1.4    “After Tax Amount” shall have the meaning set forth in Section 8.5(d).

SECTION 1.5    “Agreement” shall have the meaning ascribed thereto in the Introduction.

SECTION 1.6    “Airbus” shall mean Airbus S.A.S., a company governed according to the laws of France, and its successors.

SECTION 1.7    “Allocation” shall have the meaning set forth in Section 2.9(a).

SECTION 1.8    “Ancillary Agreements” shall mean the Bill of Sale, the Undertaking and Indemnity Agreement, the Voting Agreement and the Escrow Agreement, collectively.

SECTION 1.9    “Assigned Receivables” shall have the meaning set forth in Section 5.20.

SECTION 1.10    “Assumed Fastener Business Liabilities” shall mean and include only the following liabilities:

(a)  The dollar amount of all liabilities of the Fastener Business reflected on the Closing Date Balance Sheet.

(b)  Fastener Environmental Liabilities and all litigation matters affecting the Fastener Business, including the litigation matters set forth on Schedule 3.16, in an amount in all cases not to exceed $8,450,000, which shall be the amount of the reserve for environmental, health, safety and litigation on the Closing Date Balance Sheet. Notwithstanding the foregoing, the Buyer shall not have assumed and shall have no responsibility, directly or indirectly, for any Damages, past, present or future, of the Parent, the Sellers’ or any of their respective Affiliates, in respect of (i) any Discontinued Operations, (ii) any Pre-Closing Off-Site Disposal Locations, (iii) any Third Party Claims to the extent arising from or related to activities of the Fastener Business prior to the Closing for asbestos-related illness, injuries or other harms, which Third Party Claims are not set forth on Schedule 3.16 or, (iv) any Third Party Claims by any Person (other than a Government agency) to the extent arising from or related to activities of the Fastener Business prior to the Closing for personal injury or property damage arising out of exposure to Hazardous Materials.

(c)  Liabilities with respect to the Fastener Business Employees expressly assumed by the Buyer pursuant to Article VI.

(d)  Liabilities for Taxes expressly assumed by the Buyer pursuant to Section 5.9 and Article VIII.

(e)  All obligations and liabilities attributable to periods after the Closing Date pursuant to the Fastener Business Contracts, the Fastener Business Leases and the Fastener Business Intellectual Property Licenses.

(f)  All obligations and liabilities arising from, or relating to, the Buyer’s ownership of the Fastener Business Assets after the Closing Date, subject to the Parent’s obligations to indemnify the Buyer pursuant to Article XI of this Agreement.

(g)  All other obligations and liabilities expressly assumed by the Buyer pursuant to this Agreement.

SECTION 1.11    “Authorizations” shall have the meaning set forth in Section 3.14(a).

SECTION 1.12    “Base Claim” shall have the meaning set forth in Section 11.3(a).

SECTION 1.13    “best knowledge of the Sellers” shall mean the actual knowledge of any of Jeffrey Steiner, Eric Steiner, Donald Miller, John Flynn, Eugene Juris, Olivier Jarrault, Michael Hodge, Roger Peterson, Edward Johnson, Martin Ryan, Daniel Weber, Craig Brown, Bruce Finkenhagen, Gregory Harwell, Claude Lurati, Ernest Marhenke and Fran Lampman, in all cases, after due inquiry.

SECTION 1.14    “Bill of Sale” shall mean the bill of sale substantially in the form of Exhibit A attached hereto.

SECTION 1.15    “Boeing” shall mean The Boeing Company, a Delaware corporation, and its successors.

SECTION 1.16    “business day” shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York City are authorized by Law or other Government action to close.

SECTION 1.17    “Buyer” shall have the meaning ascribed thereto in the Introduction.

SECTION 1.18    “Buyer DB Plans” shall have the meaning set forth in Section 6.2(h).

SECTION 1.19    “Buyer Closing Receivables Notice” shall have the meaning set forth in Section 2.10.

SECTION 1.20    “Buyer DC Plans” shall have the meaning set forth in Section 6.2(g).

SECTION 1.21    “Buyer Indemnified Parties” shall have the meaning set forth in Section 11.6(a).

SECTION 1.22    “CERCLA” shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

SECTION 1.23    “Class A Common Stock” shall have the meaning set forth in Section 3.19.

SECTION 1.24    “Class B Common Stock” shall have the meaning set forth in Section 3.19.

SECTION 1.25    “Closing” shall mean the consummation of the transactions contemplated by Article II of this Agreement in accordance with the terms and upon the conditions set forth in Article VII.

SECTION 1.26    “Closing Date” shall mean the fifth business day following the later to occur of (i) expiration or termination of all waiting periods, including any extensions thereof, if any, which are applicable to the transactions contemplated by this Agreement pursuant to the HSR Act and (ii) the satisfaction of all of the conditions to each party’s obligations hereunder (other than the condition set forth in Section 7.1(e) which shall be satisfied on the Closing Date) or the waiver thereof by the party entitled to the benefit thereof; or such other date as the parties hereto agree upon in writing.

SECTION 1.27    “Closing Date Balance Sheet” is the Preliminary Closing Date Balance Sheet after the acceptance thereof by the Parent or the resolution of all disputes with respect thereto in accordance with Section 2.7(c).

SECTION 1.28    “Code” shall mean the Internal Revenue Code of 1986, as amended.

SECTION 1.29    “Commercial Aircraft” shall mean non-regional, commercial airplanes manufactured by (i) Boeing with a make/model number of 717-200, 737-300, 737-400, 737-500, 737-600, 737-700, 737-800, 737-900, 747-400, 757-200, 757-300, 767-2/300, 767-400, 777-200, 777-300, MD-80, MD-90 and MD-11, and (ii) Airbus with a make/model number of A-300, A-310, A-318, A-319, A-320, A-321, A-330/200, A-330/300, A-340/2/300, A-340/500, A-340/600 and A-380/800, and such other non-regional, commercial airplanes manufactured by Boeing or Airbus, subject to the limitations set forth in Section 2.8(d), in each case as reported in the Commercial Market Forecast by “The Airline Monitor.”

SECTION 1.30    “Confidentiality Agreement” shall have the meaning set forth in Section 5.3(a).

SECTION 1.31    “Consideration” shall mean an amount in cash equal to $657,050,000.

SECTION 1.32    “Covenant Period” shall have the meaning set forth in Section 5.10(a).

SECTION 1.33    “CPR” shall have the meaning set forth in Section 11.7.

SECTION 1.34    “Damages” shall mean all losses, amounts paid in settlement, claims, damages, liabilities, judgments and reasonable out-of-pocket costs (including costs of investigation and enforcement) and expenses (including, without limitation, reasonable attorneys’ fees and expenses); provided that Damages shall not include (i) any consequential, special or punitive damages, except in the case of fraud or to the extent actually awarded to a third party by a court or Government entity in connection with a Third Party Claim or (ii) any internal fees and expenses of the indemnified party (including, without limitation, in-house counsel’s fees and expenses).

SECTION 1.35    “Debt Tender Offer” shall have the meaning set forth in Section 5.14(a).

SECTION 1.36    “Department of Justice” shall have the meaning set forth in Section 5.5(a).

SECTION 1.37    “DGCL” shall mean the Delaware General Corporation Law.

SECTION 1.38    “Direct Claim” shall have the meaning set forth in Section 11.4(c).

SECTION 1.39    “Discontinued Operations” shall have the meaning set forth in Section 1.54.

SECTION 1.40    “Dispute” shall have the meaning set forth in Section 11.7.

SECTION 1.41    “Draft Schedule 2.9” shall have the meaning set forth in Section 2.9(a).

SECTION 1.42    “Earn-Out” shall mean the payments required to be made by the Buyer to the Parent pursuant to Section 2.8.

SECTION 1.43    “Effective Time” shall mean the close of business on the Closing Date at which time the Closing and all transactions contemplated thereby shall be deemed to have occurred simultaneously; provided, the Closing has actually occurred.

SECTION 1.44    “Environmental Action” shall have the meaning set forth in Section 11.6(e)(i).

SECTION 1.45    “Environmental Contamination” shall have the meaning set forth in Section 11.6(e)(ii).

SECTION 1.46    “Environmental Claim” shall have the meaning set forth in Section 3.24(g)(i).

SECTION 1.47    “Environmental Law” shall have the meaning set forth in Section 3.24(g)(ii).

SECTION 1.48    “Environmental Permits” shall have the meaning set forth in Section 3.24(a).

SECTION 1.49    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

SECTION 1.50    “ERISA Affiliate” shall have the meaning set forth in Section 3.13(a).

SECTION 1.51    “Escrow Agreement” shall mean the Escrow Agreement to be entered into among the Buyer, the Parent and the Escrow Agent substantially in the form of Exhibit C attached hereto.

SECTION 1.52    “Escrow Amount” shall have the meaning set forth in Section 2.4.

SECTION 1.53    “Estimated Transferred Fastener Subsidiary Debt” shall have the meaning set forth in Section 2.3(b) and all agreements relating to such Estimated Fastener Subsidiary Debt shall be set forth on Schedule 2.3(b).

SECTION 1.54    “Exchange Act” shall have the meaning set forth in Section 3.6(b).

SECTION 1.55    “Excluded Assets” shall mean (i) all cash and cash equivalents (except for the Remaining Cash, if any); (ii) all contracts of insurance insuring the Fastener Business, the Fastener Business Assets, the Assumed Fastener Business Liabilities or the employees of the Fastener Business, including, without limitation, the contracts of insurance listed on Schedule 3.23 (except with respect to insurance proceeds or rights to insurance coverage under all insurance policies to the extent they relate to the Fastener Business, the Fastener Business Assets, the Assumed Fastener Business Liabilities or the Transferred Employees which are in effect prior to the Effective Time, including, without limitation, the Fastener Business Product Liability Insurance Policies); (iii) all rights to all refunds or credits of Taxes levied or imposed upon, or in connection with, the Fastener Business Assets or the Fastener Business with respect to any taxable period or portion thereof that ends on or before the Effective Time, except to the extent that any such refunds or credits are taken into account in preparing the Closing Date Balance Sheet; (iv) all owned or leased real property and all the assets related thereto comprising the discontinued operations and facilities of the Fastener Business that do not manufacture goods for the Fastener Business or facilities that formerly manufactured or held for use or resale goods for the Fastener Business or were otherwise owned or held by the Fastener Business that have been abandoned, closed, sold, transferred or otherwise disposed of by any of the Sellers or any of their respective subsidiaries, including, without limitation, the facilities set forth on Schedule 1.54 (the “Discontinued Operations”) which Discontinued Operations shall not be deemed to be part of the Fastener Business; (v) all rights, claims and privileges of the Sellers and their respective subsidiaries (including rights to recover under all insurance policies of any of the Sellers to the extent they do not relate to the Fastener Business, the Fastener Business Assets or the Assumed Fastener Business Liabilities or the employees of the Fastener Business), except to the extent they relate to the Fastener Business, the Fastener Business Assets, the Assumed Fastener Business Liabilities or the Transferred Employees; (vi) Fairchild Aerostructures Company; (vii) the APS division of Fairchild Holding; (viii) the Overdue Closing Receivables identified in the Buyer Closing Receivables Notice; and (ix) those contracts, agreement, leases and other assets listed on Schedule 1.54 or on Schedule 1.61(b).

SECTION 1.56    “Excluded Fastener Business Liabilities” shall mean all liabilities of the Parent and its Affiliates relating to or arising out of the Fastener Business or the Fastener Business Assets and any claims in respect thereof, other than the Assumed Fastener Business Liabilities.

SECTION 1.57    “Fastener Business” shall have the meaning set forth in the first preamble.

SECTION 1.58    “Fastener Business Acquisition Proposal” shall have the meaning set forth in Section 5.11(a).

SECTION 1.59    “Fastener Business Assets” shall mean all of the property and assets (other than the Excluded Assets) owned by or used primarily in the Fastener Business whether or not reflected in the March Pro Forma Balance Sheet, including, without limitation the Fastener Business Real Properties, the Fastener Business Intellectual Property, the Fastener Business Intellectual Property Licenses, the Fastener Business Inventory, the Remaining Cash, if any, plants, machinery, equipment, tools, supplies, spare parts, furniture, fixtures, leasehold improvements, motor vehicles, accounts and notes receivable and prepaid expenses (and including all items which would be included on the March Pro Forma Balance Sheet except for the fact that such items are fully depreciated or expensed), plus all items of a nature customarily carried as assets in the accounts of the Fastener Business which have been or will be acquired in accordance with the terms of this Agreement between the date of the March Pro Forma Balance Sheet and the Effective Time, less any items which have been or will be disposed of or consumed in accordance with the terms of this Agreement between the date of the March Pro Forma Balance Sheet and the Effective Time, and the Fastener Business Assets shall also include:

(a)  the Fastener Business Bank Accounts;

(b)  the Fastener Business Books and Records;

(c)  the Fastener Business Contracts;

(d)  the Fastener Business Leases;

(e)  the outstanding capital stock and membership interests, as the case may be, of the Transferred Fastener Subsidiaries; and

(f)  all rights, claims and privileges of the Sellers and their respective subsidiaries to the extent they relate to the Fastener Business, the Fastener Business Assets, the Assumed Fastener Business Liabilities or the Transferred Employees (including rights to insurance coverage, insurance proceeds and rights to recovery under all insurance policies to the extent they relate to the Fastener Business, the Fastener Business Assets, the Assumed Fastener Business Liabilities or the Transferred Employees which are in effect prior to the Effective Time, including without limitation, rights to recovery under the Fastener Business Product Liability Insurance).

SECTION 1.60    “Fastener Business Bank Accounts” shall mean all of the bank accounts of the Sellers and their respective subsidiaries utilized for the Fastener Business, including the bank accounts and lock boxes of Fairchild Finance Ireland, all of which are listed on Schedule 1.59.

SECTION 1.61    “Fastener Business Books and Records” shall mean all of the books and records of the Sellers and their respective subsidiaries primarily relating to the operations of the Fastener Business, as well as copies of those books and records of the Sellers and their respective subsidiaries that are necessary to the operation of the Fastener Business, including, without limitation, all books and records relating to the Fastener Business Employees, the purchase of materials, supplies and services, financial, Tax, legal, environmental, software licenses, operating keys for any proprietary software or source codes, accounting and operations matters, product engineering, research and development, manufacture and sale of products and dealings with vendors, suppliers, Government entities, third parties and customers of the Fastener Business. As used herein, books and records shall include but not be limited to all computerized books and records and other computerized storage media and the software used in connection therewith.

SECTION 1.62    “Fastener Business Contracts” shall mean all right, title and interest of the Sellers or any of their respective subsidiaries to all contracts, agreements and commitments of the Sellers and their respective subsidiaries only to the extent any relate to the Fastener Business, including, without limitation, the contracts, agreements and commitments listed on Schedule 1.61(a) and all contracts, agreements and commitments of each of the Sellers relating to the Fastener Business which are entered into between the date of this Agreement and the Effective Time and expressly permitted by this Agreement, excluding, however, all contracts, agreements and commitments which (i) expire in accordance with their terms prior to the Effective Time without extension or renewal in the ordinary course of business or are terminated in the ordinary course of the Fastener Business; (ii) are listed in Schedule 1.61(b); or (iii) are Excluded Assets.

SECTION 1.63    “Fastener Business Employees” shall have the meaning set forth in Section 6.1(a).

SECTION 1.64    “Fastener Business Financial Statements” shall mean (i) the Fairchild Fasteners Fiscal 2001—Analysis of Fiscal 2001 Results—As Reported and Businesses Not Divested included as Schedule 1.63(a), (ii) the Fairchild Fasteners Trailing 12 Months Ended December 30, 2001—As Reported and Businesses Not Divested included as Schedule 1.63(b), (iii) the March Pro Forma Balance Sheet—As Reported and As Adjusted included as Schedule 1.90, (iv) the Fairchild Fasteners Nine Months Ended March 2002—As Reported and Businesses Not Divested included as Schedule 1.63(c), and (v) the Fairchild Fastener Twelve Months Ended June 30, 2002—As Reported and Businesses Not Divested included as Schedule 1.63(d).

SECTION 1.65    “Fastener Business Intellectual Property” shall mean all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, inventor’s certificates and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names, assumed names, corporate names, Internet domain names and other indications of origin, including, without limitation, translations, adaptations, derivations, and combinations thereof; (c) original works of authorship, copyrights and moral rights; (d) trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, discoveries, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) computer software, including, without limitation, programs, applications, source and object codes, databases, data, models, algorithms, tables and documentation related to the foregoing; (f) rights in confidentiality and licensing agreements with regard to any of the foregoing; (g) legal claims and defenses related to any of the foregoing; (h) other similar intangible property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (i) applications to register, registrations and renewals or extensions of the foregoing; and (j) goodwill associated with each of the foregoing, in each case that are used or held for use in the operation of the Fastener Business including, without limitation, (x) all items listed on Schedules 3.12(a) and 3.12(b) referred to in Sections 3.12(a) and 3.12(b), and (y) all such items which are acquired or developed for use in the business of the Fastener Business between the date of this Agreement and the Effective Time, excluding, however, all such items which prior to the Effective Time expire in the ordinary course of the Fastener Business consistent with past practice or are terminated in accordance with the terms of this Agreement, unless such items are subject to extension or renewal in the ordinary course of the Fastener Business consistent with past practice.

SECTION 1.66    “Fastener Business Intellectual Property Licenses” shall have the meaning set forth in Section 3.12(b).

SECTION 1.67    “Fastener Business Inventory” shall mean all inventories owned by the Sellers or their respective subsidiaries primarily relating to the Fastener Business or the Fastener Business Assets, wherever located, including all packaging, finished goods, raw materials, supplies, work in process, spare parts and other miscellaneous items of tangible property normally considered part of “inventory” under GAAP, consistently applied, which inventories shall be included on the March Pro Forma Balance Sheet along with such other inventories which are manufactured, produced, purchased or otherwise acquired by the Sellers in connection with the Fastener Business between the date hereof and the Effective Time.

SECTION 1.68    “Fastener Business Leases” shall mean all leases of the Sellers and their respective subsidiaries primarily relating to the Fastener Business (whether entered into as lessor or lessee), including, without limitation, (a) the leases listed on Schedule 1.67 which list shall also contain the names of the landlord and tenant entities pursuant to each Fastener Business Lease, and (b) all leases of the Sellers and their respective subsidiaries relating to the Fastener Business that are entered into between the date of this Agreement and the Effective Time and expressly permitted by this Agreement, excluding, however, all leases which (i) will expire in accordance with their terms prior to the Effective Time, (ii) are set forth on Schedule 1.54 or (iii) are Excluded Assets.

SECTION 1.69    “Fastener Business Product Liability Insurance” shall have the meaning set forth in Section 5.19.

SECTION 1.70    “Fastener Business Real Properties” shall mean all of the real properties owned by the Sellers or their respective subsidiaries which are listed on Schedule 3.9, which list shall also contain the name of the entity which owns record title to each such Fastener Business Real Properties excluding, however, all owned and leased real property set forth on Schedule 1.54.

SECTION 1.71    “Fastener Environmental Condition” shall have the meaning set forth in Section 11.6(e)(iii).

SECTION 1.72    “Fastener Environmental Liability” shall have the meaning set forth in Section 11.6(e)(iv).

SECTION 1.73    “Final Allocation” shall have the meaning set forth in Section 2.9(a).

SECTION 1.74    “FTC” shall have the meaning set forth in Section 5.5(a).

SECTION 1.75    “Fullerton Property” shall have the meaning set forth in Section 5.27.

SECTION 1.76    “GAAP” shall mean United States generally accepted accounting principles.

SECTION 1.77    “Government” shall mean any agency, division, subdivision, audit group or procuring office of the government of the United States, any state or territory thereof, or any city, county or municipality thereof or any foreign government, including the employees or agents thereof.

SECTION 1.78    “Greenslet Report” shall mean the report published by Edmund Greenslet in The Airline Monitor which sets forth the number of deliveries of Commercial Aircraft by manufacturers of such Commercial Aircraft, or such successor publication or report which is commonly accepted as being comparable thereto.

SECTION 1.79    “Hazardous Materials” shall have the meaning set forth in Section 3.24(g)(iii).

SECTION 1.80    “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

SECTION 1.81    “Indemnifiable Losses” shall have the meaning set forth in Section 11.1(b).

SECTION 1.82    “Indemnifying Party” shall have the meaning set forth in Section 11.1(b).

SECTION 1.83    “Indemnitee” shall have the meaning set forth in Section 11.1(b).

SECTION 1.84    “Indemnity Payment” shall have the meaning set forth in Section 11.1(b).

SECTION 1.85    “Independent Accountants” shall mean an impartial internationally recognized independent certified public accounting firm.

SECTION 1.86    “Intercompany Accounts” shall mean all amounts, regardless of their nature, that are (a) owed by any of the Transferred Fastener Subsidiaries or the Fastener Business to the Sellers or any subsidiaries of the Sellers, other than a Transferred Fastener Subsidiary, or (b) owed by the Sellers or any subsidiaries of the Sellers, other than the Transferred Fastener Subsidiaries, to any of the Transferred Fastener Subsidiaries or the Fastener Business.

SECTION 1.87    “IRS” shall have the meaning set forth in Section 3.22(c).

SECTION 1.88    “Law” shall have the meaning set forth in Section 3.5.

SECTION 1.89    “Licenses and Permits” shall mean the permits, authorizations and licenses issued by any Government in connection with the Fastener Business.

SECTION 1.90    “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), conditional sale agreement, option or right of refusal, first offer, termination, participation or purchase.

SECTION 1.91    “March Pro Forma Balance Sheet” shall mean the pro forma balance sheet of the Fastener Business as of March 31, 2002 included as Schedule 1.91.

SECTION 1.92    “Material Adverse Effect” shall mean any event, change or effect having a material adverse effect on the condition (financial or otherwise), business, results of operations, properties, assets or liabilities of the Fastener Business, taken as a whole, except for such events, changes or effects resulting from (a) conditions affecting the United States economy or the world economy or financial or capital markets generally, (b) conditions affecting the industry of the Fastener Business generally, except to the extent that such conditions affect the Fastener Business in a disproportionate manner, (c) the announcement or pendency of this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby, or (d) changes in GAAP attributable to new accounting pronouncements issued by the Financial Accounting Standards Board, the Emerging Issues Task Force or the SEC.

SECTION 1.93    “Net Working Capital” shall mean (i) the amount of “current assets” which shall include only “accounts receivable” plus “inventory, net” plus “other current assets” minus (ii) the amount of “current liabilities” which shall include only “accounts payable” plus “accrued expenses,” in each case as such amounts are reflected on the Closing Date Balance Sheet. The items to be included in “other current assets” are set forth on Schedule 1.93(a). The items to be included in “accounts payable” are set forth on Schedule 1.93(b). The items to be included in “accrued expenses” are set forth on Schedule 1.93(c). For avoidance of doubt, the calculation of “Net Working Capital” shall not include either the line item entitled “Allowance for Doubtful Accounts” or any amounts associated with such reserve.

SECTION 1.94    “Newco California” shall mean CST LLC, a limited liability company existing under the laws of California.

SECTION 1.95    “Noncompetition Agreement” shall have the meaning set forth in Section 5.10(a).

SECTION 1.96    “Noncompetition and Consulting Agreement” shall have the meaning set forth in the fifth preamble.

SECTION 1.97    “Non-Conveyed Contracts” shall have the meaning set forth in Section 5.5(c).

SECTION 1.98    “Overdue Closing Receivables” shall have the meaning set forth in Section 2.10.

SECTION 1.99    “Parent” shall have the meaning ascribed thereto in the Introduction.

SECTION 1.100    “Parent Affiliates” shall have the meaning set forth in Section 3.28.

SECTION 1.101    “Parent Common Stock” shall have the meaning set forth in Section 3.19.

SECTION 1.102    “Parent DB Plans” shall have the meaning set forth in Section 6.2(h).

SECTION 1.103    “Parent DC Plans” shall have the meaning set forth in Section 6.2(g).

SECTION 1.104    “Parent Pension Plans” shall have the meaning set forth in Section 6.2(b).

SECTION 1.105    “Parent SEC Filings” shall have the meaning set forth in Section 3.6(b).

SECTION 1.106    “Permitted Exceptions” shall mean (i) those exceptions to title to the Fastener Business Assets listed on Schedule 3.9 referred to in Section 3.9; (ii) secured debt on the March Pro Forma Balance Sheet or which are Liens securing all or a portion of the purchase price of a Fastener Business Asset which arose in connection with the purchase of such Fastener Business Asset after the date of the March Pro Forma Balance Sheet and which purchase price remains owing; (iii) statutory Liens for Taxes not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (iv) carriers’, warehousemen’s, mechanics’ and materialmen’s and other similar Liens arising in the ordinary course of the Fastener Business consistent with past practice for sums not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (v) all exceptions, restrictions, easements, rights of way and encumbrances set forth in the title insurance policies listed on Schedule 3.23 referred to in Section 3.23; and (vi) other Liens that are not material in amount or do not materially detract from the value of or materially impair the use of the property affected by such Lien for the Fastener Business.

SECTION 1.107    “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or Government.

SECTION 1.108    “Fairchild Holding” shall have the meaning ascribed thereto in the Introduction.

SECTION 1.109    “Plans” shall have the meaning set forth in Section 3.13(a).

SECTION 1.110    “Pre-Closing Off-Site Disposal Locations” shall mean any location, other than the Fastener Business Real Properties or property leased pursuant to the Fastener Business Leases, to where the Parent, the Sellers or any of their respective Affiliates, or the Fastener Business, transported or arranged for the transport of Hazardous Materials prior to the Closing Date, for any purpose other than the sale of products manufactured by any of such Persons. Without limiting the foregoing, the term Pre-Closing Off-Site Disposal Locations also includes, to the extent that the involvement of the Fastener Business relates to the Release of Hazardous Materials at or from Fastener Business Real Properties or property leased pursuant to the Fastener Business Leases, or the San Gabriel Valley Superfund Site.

SECTION 1.111    “Preliminary Closing Date Balance Sheet” shall mean the pro forma consolidated balance sheet for the Fastener Business as of the Effective Time prepared in accordance with Section 2.7.

SECTION 1.112    “Product Claim” shall have the meaning set forth in Section 11.2(b).

SECTION 1.113    “Proxy Statement” shall mean the proxy statement relating to the Special Shareholders Meeting.

SECTION 1.114    “Receivables” shall have the meaning set forth in Section 5.20.

SECTION 1.115    “Receivables Certificate” shall have the meaning set forth in Section 5.20.

SECTION 1.116    “Release” shall have the meaning set forth in Section 11.6(e)(v).

SECTION 1.117    “Remedial Action” shall have the meaning set forth in Section 11.6(e)(vi).

SECTION 1.118    “Remediation Standards” shall have the meaning set forth in Section 11.6(e)(vii).

SECTION 1.119    “Representative” shall have the meaning set forth in Section 11.6(c).

SECTION 1.120    “Remaining Cash” shall have the meaning set forth in Section 2.7(a)(iv).

SECTION 1.121    “Rules” shall have the meaning set forth in Section 11.7.

SECTION 1.122    “SDI” shall have the meaning ascribed thereto in the Introduction.

SECTION 1.123    “SEC” shall mean the United States Securities and Exchange Commission.

SECTION 1.124    “Securities Act” shall have the meaning set forth in Section 3.6(b).

SECTION 1.125    “Sellers” shall mean the Parent, Fairchild Holding, SDI and each of the subsidiaries of the Parent listed on Schedule 1.125, collectively.

SECTION 1.126    “Shareholder Approval” shall have the meaning set forth in Section 3.19.

SECTION 1.127    “Special Shareholders Meeting” shall have the meaning set forth in Section 5.12.

SECTION 1.128    “Stockholder” shall have the meaning set forth in the fourth preamble.

SECTION 1.129    “Straddle Period” shall have the meaning set forth in Section 8.1(b).

SECTION 1.130    “subsidiary” shall mean, with respect to any Person, another Person under the control of such Person (where “control” means the direct or indirect possession of the power to elect at least a majority of the board of directors or other governing body or appoint the managing member of a Person through the ownership of voting securities, ownership, membership or partnership interests, by contract or otherwise, or if no such governing body or managing member exists, the direct or indirect ownership of 50% or more of the equity interests of a Person).

SECTION 1.131    “Taxes” shall mean all taxes, however denominated, including any interest, penalties or additions to tax (including under Chapter 68 of the Code) that may become payable in respect thereof, imposed by any Government, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment, insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipt taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workmen’s compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the Effective Time; and “Tax” shall mean any one of the foregoing.

SECTION 1.132    “Tax Benefit” shall mean the Tax savings attributable to any deduction, expense, loss, credit or refund to the indemnified party or its affiliates, when incurred or received; provided, however, that if such benefit is reasonably expected to arise or be utilized after the year in which indemnification occurs pursuant to this Agreement, then it means the present value of such Tax savings (discounted using one year LIBOR (as published in The Wall Street Journal) and a Tax rate equal to the sum of the highest marginal U.S. federal corporate income Tax rate or rates applicable to ordinary income or capital gain, as the case may be, in effect for the taxable period in issue plus five percent (or, in the case of a Transferred Fastener Subsidiary, the highest marginal corporate income Tax rate or rates in the country of organization of such Transferred Fastener Subsidiary applicable to ordinary income or capital gain, as the case may be, in effect for the taxable period in issue)).

SECTION 1.133    “Tax Indemnitee” shall have the meaning set forth in Section 8.8(a).

SECTION 1.134    “Tax Indemnitor” shall have the meaning set forth in Section 8.8(a).

SECTION 1.135    “Tax Returns” shall mean all returns, reports, schedules and other information filed or required to be filed with any taxing authority with respect to Taxes.

SECTION 1.136    “10 3/4% Indenture” shall have the meaning set forth in Section 5.14(a).

SECTION 1.137    “Third Party Claim” shall have the meaning set forth in Section 11.1(b).

SECTION 1.138    “Title IV Plans” shall have the meaning set forth in Section 3.13(c).

SECTION 1.139    “Transferred Employees” shall have the meaning set forth in Section 6.1(a).

SECTION 1.140    “Transferred Fastener Subsidiaries” shall mean those subsidiaries of the Parent (including Newco California) the capital stock or membership interests, as the case may be, of which are being transferred directly or indirectly by the Sellers to the Buyer, each of which is listed on Schedule 1.140.

SECTION 1.141    “Transferred U.S. Employees” shall have the meaning set forth in Section 6.2(e).

SECTION 1.142    “Undertaking and Indemnity Agreement” shall have the meaning set forth in  Section 2.5(i).

SECTION 1.143    “Voting Agreement” shall have the meaning set forth in the fourth preamble.

SECTION 1.144    “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

SECTION 1.145    “WARN Obligations” shall have the meaning set forth in Section 6.2(f).

ARTICLE II

THE CLOSING

SECTION 2.1    Time and Place of Closing.  Subject to the terms and conditions of this Article II, the Closing will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 9:30 A.M. (local time) on the Closing Date or at such other place or time or both as the parties may agree.

SECTION 2.2    Purchase and Sale of the Fastener Business Assets.  Subject to the terms and conditions of this Agreement (including, without limitation, Section 10.7) (or, with respect to any condition not satisfied, the waiver thereof by the party for whose benefit the condition exists) at the Closing, the Sellers will sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered to the Buyer or one of its wholly owned subsidiaries, all of their direct and indirect right, title and interest at the Effective Time in and to the Fastener Business Assets (other than the Fastener Business Assets owned or held by the Transferred Fastener Subsidiaries), in all cases free and clear of all Liens (other than Permitted Exceptions), and the outstanding capital stock and membership interests, as the case may be, of each of the Transferred Fastener Subsidiaries, and the Buyer will, directly or indirectly, purchase, acquire, accept and pay for, as hereinafter provided, the Fastener Business Assets, free and clear of all Liens (other than Permitted Exceptions), and the outstanding capital stock and membership interests, as the case may be, of each of the Transferred Fastener Subsidiaries and will assume the Assumed Fastener Business Liabilities. Notwithstanding anything to the contrary contained herein, neither the Buyer nor any of its Affiliates shall purchase, assume or be bound by, or be obligated or responsible for, any Excluded Fastener Business Liabilities or Excluded Assets.

SECTION 2.3    Consideration Payable for the Fastener Business Assets and the Stock and Membership Interests of the Transferred Fastener Subsidiaries.

(a)  The Buyer shall: (i) pay to the Parent an amount in cash equal to the Consideration minus the amount of the Actual Transferred Fastener Subsidiary Debt assumed by the Buyer pursuant to Sections 2.3(b) and 2.7(a)(iii), if any, minus the amount of the Overdue Closing Receivables identified in the Buyer Closing Receivables Notice pursuant to Section 2.10 plus the payments made pursuant to the Earn-Out, plus the Remaining Cash, if any, for (A) the Fastener Business Assets (other than the Fastener Business Assets owned or held by the Transferred Fastener Subsidiaries) and (B) the capital stock and membership interests, as the case may be, of the Transferred Fastener Subsidiaries and (ii) assume the Assumed Fastener Business Liabilities attributable to the Fastener Business Assets.

(b)  At least five business days prior to the Closing Date, the Parent shall notify the Buyer in writing whether it intends for the Buyer to assume the outstanding debt as of the Closing Date of the Transferred Fastener Subsidiaries incorporated in jurisdictions located outside of the United States as set forth on Schedule 2.3(b) (the “Estimated Transferred Fastener Subsidiary Debt”). The Parent’s written notification shall include a good faith estimate of the amount of the Estimated Transferred Fastener Subsidiary Debt to be reflected on the Fastener Business Books and Records as of the Closing Date. In the event the Parent notifies the Buyer that it intends for the Buyer to assume the Estimated Transferred Fastener Subsidiary Debt, at the Closing the Buyer shall deliver to the Parent an amount in cash equal to the Consideration calculated in accordance with Section 2.3(a).

SECTION 2.4    Escrow Fund.  On or prior to the Effective Time, the Buyer and the Parent shall enter into the Escrow Agreement. At the Closing, the Buyer shall deposit with the Escrow Agent, as defined in the Escrow Agreement, $25,000,000 of the Consideration (the “Escrow Amount”). The Escrow Agent shall hold, invest, reinvest and disburse the Escrow Fund in accordance with the terms of the Escrow Agreement.

SECTION 2.5    Deliveries by the Sellers.  At the Closing, the Parent, Fairchild Holding or SDI shall deliver, or cause the subsidiaries of the Parent set forth on Schedule 1.125 to deliver, the following to the Buyer:

(a)  Stock certificates representing all of the shares of capital stock and membership interests representing all of the membership interests, as the case may be, of each of the Transferred Fastener Subsidiaries, in each case accompanied by stock powers duly executed in blank or duly executed instruments of transfer;

(b)  Special warranty deeds, in recordable form, with respect to the Fastener Business Real Properties owned by the Sellers or any of their respective subsidiaries (other than the Transferred Fastener Subsidiaries);

(c)  Duly executed Bill of Sale together with such other appropriate instruments of transfer as the Buyer may reasonably request, transferring to the Buyer all of the personal and intangible property owned or held by the Sellers as of the Effective Time which is included in the Fastener Business Assets (other than the Fastener Business Assets owned or held by the Transferred Fastener Subsidiaries).

(d)  Duly executed instruments of assignment of the Fastener Business Leases to which certain of the Sellers or their respective subsidiaries (other than the Transferred Fastener Subsidiaries) are a party, in recordable form, if and to the extent necessary, with respect to those relating to real property or interests therein;

(e)  Duly executed instruments of assignment of the Fastener Business Contracts to which the Sellers or any of their respective subsidiaries (other than the Transferred Fastener Subsidiaries) are a party;

(f)  (i) Duly executed general instruments of assignment or transfer of the Fastener Business Intellectual Property to the Buyer from any of the Sellers or any of their respective subsidiaries (other than the Transferred Fastener Subsidiaries), (ii) with respect to the Fastener Business Intellectual Property registered or applied for with offices in the United States, instruments of assignment or transfer to Buyer from any of the Sellers or any of their respective subsidiaries in form suitable for recording in such offices (it being understood that Sellers will use their best efforts to deliver to the Buyer all other instruments of assignment or transfer promptly after Closing, including, without limitation, instruments of assignment or transfer for the Fastener Business Intellectual Property registered or applied for with offices outside the United States in form suitable for recording in the appropriate offices and bureaus outside of the United States), (iii) the original certificates, if available, of such Fastener Business Intellectual Property, (iv) any powers of attorney, in each case as necessary to make the conveyances contemplated herein effective in the United States (it being understood that the Sellers will use their best efforts to deliver to the Buyer all other powers of attorney after the Closing, including, without limitation, powers of attorney as necessary to make conveyance contemplated herein effective outside the United States), and (v) any other documents reasonably requested by the Buyer to protect the Buyer’s right, title and interest in and to the Fastener Business Intellectual Property, including, without limitation, to cure any defect in the chain-of-title of the Fastener Business Intellectual Property;

(g)  Duly executed instruments of assignment of the Fastener Business Bank Accounts of any of the Sellers or any of their respective subsidiaries (other than the Transferred Fastener Subsidiaries);

(h)  Copies of any consents obtained as contemplated by Section 5.5(a)(i) or set forth on Schedule 7.3(d) and obtained as contemplated by Section 7.3(d);

(i)  The Undertaking and Indemnity Agreement substantially in the form of Exhibit B attached hereto (the “Undertaking and Indemnity Agreement”) duly executed by Parent, Fairchild Holding and SDI;

(j)  The Escrow Agreement duly executed by the Parent;

(k)  Duly executed lease agreement between the Buyer and the Parent with respect to the Fullerton Property as contemplated by Section 5.27;

(l)  Such other and further instruments of conveyance, assignment and transfer as the Buyer may reasonably request for the more effective conveyance and transfer of any of the Fastener Business Assets and the outstanding capital stock or membership interests, as the case may be, of each of the Transferred Fastener Subsidiaries; and

(m)  The certificates contemplated by Sections 7.3 and 7.4.

SECTION 2.6    Delivery by the Buyer.  At the Closing,

(a)  the Buyer shall deliver, or cause to be delivered, the following to the Parent:

(i)  An amount in cash equal to the Consideration minus the Escrow Amount minus the Estimated Transferred Fastener Subsidiary Debt pursuant to the Parent’s written notification delivered to the Buyer in accordance with Section 2.3(b), if any, and minus the amount of the Overdue Closing Receivables identified in the Buyer Closing Receivables Notice pursuant to Section 2.10, if any, by wire transfer of immediately available funds to a bank account designated in writing by the Parent at least two business days prior to the Closing Date in any bank in the continental United States or by such other means as are agreed to in writing by the Buyer and the Parent;

(ii)  Copies of any consents obtained as contemplated by Sections 5.5(a)(i);

(iii)  The Undertaking and Indemnity Agreement duly executed by the Buyer;

(iv)  The Escrow Agreement duly executed by the Buyer;

(v)  Duly executed lease agreement between the Buyer and the Parent with respect to the Fullerton Property as contemplated by Section 5.27; and

(vi)  The certificates contemplated by Sections 7.2 and 7.4.

(b)  the Buyer shall deliver to the Escrow Agent the Escrow Amount pursuant to the terms of the Escrow Agreement.

SECTION 2.7    Post-Closing Adjustments.

(a)  Within 60 days following the Effective Time, the Buyer shall at its expense prepare or cause to be prepared and delivered to the Parent the Preliminary Closing Date Balance Sheet and the calculation of Net Working Capital. The Preliminary Closing Date Balance Sheet (1) will present fairly the consolidated financial position of the Fastener Business as of the Closing Date, (2) will be in conformity with GAAP, and (3) will be prepared in a manner consistent with and using the same principles and line items as those set forth on the March Pro Forma Balance Sheet—As Adjusted, including those principles set forth on Schedule 2.7(a), and no categories of assets or liabilities shall be included on or excluded from the Preliminary Closing Date Balance Sheet that were not included on or excluded from the March Pro Forma Balance Sheet—As Adjusted except as provided in Sections 2.7(a)(iii), (iv), (v), (vi), (vii), (viii) and (ix) and Schedules 1.93(a), (b) and (c); provided, however, that the following additional principles shall in any event govern the preparation of the Preliminary Closing Date Balance Sheet:

(i)  All intradivisional account balances, including receivables and payables, among the Fastener Businesses shall be in balance (i.e., net to zero when consolidated within the Fastener Business) and all Intercompany Accounts payable or receivable shall be settled prior to the Closing Date and no such amounts shall be reflected on the Preliminary Closing Date Balance Sheet.

(ii)  All inventory shall be valued in a manner consistent with the principles set forth on Schedule 2.7(a). On, or immediately following the Closing Date, the Buyer shall have the right to have physical inventories conducted and observed by its representatives and representatives of the Sellers as well as audit testing of physical inventory cycle counts at the Buyer’s expense. The results of this activity will be reflected on the Preliminary Closing Date Balance Sheet.

(iii)  In the event the Parent notifies the Buyer that it intends for the Buyer to assume the Estimated Transferred Fastener Subsidiary Debt pursuant to Section 2.3(b), there shall be included on the Preliminary Closing Date Balance Sheet an amount equal to the actual amount of the debt of the Transferred Fastener Subsidiaries as of the Closing Date, plus the amount of all costs associated with the Buyer assuming the debt of the Transferred Fastener Subsidiaries, including, without limitation, interest rate step ups, make whole payments, prepayment penalties and any other payment required to be made upon a “change of control” (the “Actual Transferred Subsidiary Debt”). None of the Actual Transferred Subsidiary Debt shall be recorded on the Preliminary Closing Date Balance Sheet as a “Current Liability” or otherwise included in the calculation of Net Working Capital.

(iv)  There shall be no cash or cash equivalents recorded on the Preliminary Closing Date Balance Sheet in respect of the United States Fastener Business. In the event there is any cash or cash equivalents on the Fastener Business Books and Records that has not been distributed as of the Closing Date out of the Transferred Fastener Subsidiaries organized in jurisdictions outside of the United States there shall be recorded on the Closing Date Balance Sheet under “Current Assets” the amount of such cash and cash equivalents (the “Remaining Cash”); provided, however, the amount of such cash and cash equivalents shall not be included in the calculation of Net Working Capital.

(v)  The dollar amount of the Overdue Closing Receivables retained by the Sellers at the Closing pursuant to the Buyer Closing Receivables Notice shall be recorded as a separate line item to be part of

“current assets” on the Preliminary Closing Date Balance Sheet solely for purposes of ensuring that the Parent does not pay twice for the Overdue Closing Receivables and not for purposes of including such Overdue Closing Receivables in the Fastener Business Assets or Assumed Fastener Business Liabilities. In addition, there shall be no “Allowance for Doubtful Accounts” reserve recorded on the Preliminary Closing Date Balance Sheet.

(vi)  The amount of the reserve for environmental, health, safety and litigation on the Preliminary Closing Date Balance Sheet shall be equal to $8,450,000 but shall not be included in the calculation of Net Working Capital.

(vii)  The Multivision Investment, the Other Asset—Purchase Accounting/Restructuring Account and the Other Asset—Cash Clearing Account at Aichach, in each case as set forth on Schedule 1.54, shall not be included on the Preliminary Closing Date Balance Sheet.

(viii)  “Other Liabilities” recorded on the Preliminary Closing Date Balance Sheet shall include only long-term liabilities recorded on the Fastener Business Books and Records of the Transferred Fastener Subsidiaries incorporated outside of the United States as shown on Schedule 2.7(a)(viii).

(ix)  There shall be no amount recorded on the Preliminary Closing Date Balance Sheet for any Excluded Fastener Business Liabilities.

(b)  Upon receipt of the Preliminary Closing Date Balance Sheet, the Parent and the Parent’s independent public accountants shall have the right during the succeeding 45-day period to review, at the Parent’s expense, the Preliminary Closing Date Balance Sheet and to examine and review all records and work papers and other supporting documents used to prepare such Preliminary Closing Date Balance Sheet. The Parent shall notify the Buyer, in writing (including, but not limited to, by fax or e-mail), on or before the last day of the 45-day period, of any objections to the Preliminary Closing Date Balance Sheet, setting forth a reasonably specific description of the Parent’s objections and the dollar amount of each objection. If the Parent does not deliver such notice within such 45-day period, the Preliminary Closing Date Balance Sheet shall be deemed to have been accepted by the Parent.

(c)  If the Parent objects to the Preliminary Closing Date Balance Sheet, the Buyer and the Parent shall attempt to resolve any such objections by applying the principles set forth in Section 2.7(a) within 20 business days following the Buyer’s receipt of the Parent’s objections. If the Buyer and the Parent are unable to resolve the matter within such 20 business day period, they shall jointly appoint Independent Accountants mutually acceptable to the Parent and the Buyer (or, if they cannot agree on a mutually acceptable firm, they shall cause their respective accounting firms to select such firm) within two business days following the end of such 20 business day period to resolve all disputed matters. The Buyer and the Parent shall provide to the Independent Accountants full cooperation. The Independent Accountants shall be instructed to reach their conclusion regarding the dispute within 20 business days. The conclusion reached by the Independent Accountants shall be conclusive and binding on the Parent and the Buyer. All fees payable to the Independent Accountants in connection with the resolution of any objections raised to the Preliminary Closing Date Balance Sheet shall be divided equally between the Parent and the Buyer.

(d)  If the amount of Net Working Capital is less than $212,301,000, the amount of the Consideration shall be reduced by the amount of such deficit. Any adjustments in the Consideration pursuant to this Section 2.7(d) shall be paid by the Parent to the Buyer by wire transfer of immediately available funds to a bank account designated by the Buyer. Any payment required to be paid pursuant to this Section 2.7(d) shall be made within five business days after the Closing Date Balance Sheet becomes final and binding on the parties.

(e)  If the amount of Net Working Capital exceeds $216,301,000, the amount of the Consideration shall be increased by such excess. Any adjustments in the Consideration pursuant to this Section 2.7(e) shall be paid by the Buyer to the Parent by wire transfer of immediately available funds to a bank account designated by the Sellers. Any payment required to be paid pursuant to this Section 2.7(e) shall be made within five business days after the Closing Date Balance Sheet becomes final and binding on the parties.

(f)  If the amount of Net Working Capital is between $212,301,000 and $216,301,000 there shall be no adjustment to the Consideration pursuant to this Section 2.7.

(g)  In addition to the adjustment to Net Working Capital provided in Sections 2.7(d) and (e), the Buyer shall pay to the Parent as additional Consideration the amount of the Remaining Cash, if any, reflected on the Closing Date Balance Sheet.

(h)  If the amount of the Estimated Transferred Subsidiary Debt is less than the amount of the Actual Transferred Subsidiary Debt then the Parent shall remit to the Buyer the difference between such amounts. If the amount of the Estimated Transferred Subsidiary Debt is greater than the amount of the Actual Transferred Subsidiary Debt then the Buyer shall remit to the Parent the difference between such amounts.

(i)  Unless otherwise required by Law, the parties shall treat any adjustment made pursuant to Sections 2.7(d), 2.7(e), 2.7(g) and 2.7(h) as an adjustment to the Consideration for federal, state and local income Tax purposes.

SECTION 2.8    Earn-Out.

(a)  Beginning with calendar year 2003, the Parent shall be entitled to receive from the Buyer additional cash payments for Commercial Aircraft actually delivered by Boeing and Airbus in calendar years 2003, 2004, 2005 and 2006 in excess of the Threshold Level set forth below in Section 2.8(b). Should the Greenslet Report cease publishing its Airline Monitor Report, the parties will use their best efforts to mutually agree on another third party reporting service to verify deliveries made by Boeing and Airbus each year. If the parties cannot agree, the Buyer and the Parent will have the joint right to seek verification directly from Boeing and Airbus of their deliveries of Commercial Aircraft for the prior year.

(b)  For purposes of this Section 2.8, the Threshold Level for each calendar year is set forth in the chart below:

Calendar Year	Threshold Level
2003	505
2004	515
2005	570
2006	650

(c)  To the extent that the aggregate number of Commercial Aircraft actually delivered by Boeing and Airbus in each calendar year as reported in the Greenslet Report during the four year Earn-Out period exceeds the Threshold Level for such calendar year, the Buyer shall pay $400,000 to the Parent for each Commercial Aircraft actually delivered by Boeing and Airbus in such calendar year in excess of the Threshold Level for such calendar year; provided, however, in respect of each calendar year the Buyer shall only be obligated to pay a maximum amount of $12,500,000 regardless of the number of Commercial Aircraft actually delivered in any calendar year or during the four year Earn-Out period; provided, further, however, that all or a portion of any amount to be paid by the Buyer to the Parent pursuant to the terms of this Section 2.8(c) shall be deposited in escrow if required pursuant to the terms of the Escrow Agreement. In the event the number of Commercial Aircraft delivered in any calendar year included in the Earn-Out period exceeds the Threshold Level such excess number may not be carried over or back to any calendar year included in the Earn-Out period in which the applicable Threshold Level is not met. Any Earn-Out payment required to be made by the Buyer to the Parent shall be made by wire transfer to an account designated by the Parent within ten business days after publication of the first Greenslet Report containing actual deliveries of Boeing and Airbus Commercial Aircraft for the prior calendar year except to the extent all or a portion of such Earn-Out payment is deposited in escrow as required pursuant to the terms of the Escrow Agreement. For avoidance of doubt, a hypothetical calculation of the Earn-Out is set forth on Schedule 2.8 together with a copy of the Greenslet Report (Table 3) published for January/February 2002.

(d)  If Boeing or Airbus acquire, merge or combine with any other producer of Commercial Aircraft, the total amount of Commercial Aircraft that shall be calculated as having been delivered by Boeing and Airbus for purposes of this Section 2.8 shall not include the make/model numbers of Commercial Aircraft of any producer of Commercial Aircraft acquired, merged or combined with Boeing or Airbus following the date of this Agreement; provided, however, that each of Boeing and Airbus may acquire production facilities or transfer production to production facilities owned by Boeing or Airbus, as the case may be, to manufacture Boeing or Airbus Commercial Aircraft, and any Commercial Aircraft manufactured at such facilities will count for purposes of this Section 2.8.

SECTION 2.9    Allocation of Consideration.

(a)  Within the 160 day period following the Closing, the Buyer shall deliver to the Parent a draft Schedule 2.9 (the “Draft Schedule 2.9”) for the Parent’s review and approval which shall not be unreasonably withheld. The Draft Schedule 2.9 shall allocate the Consideration among the Fastener Business Assets in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder (the “Allocation”). Within the 10 day period following receipt of the Draft Schedule 2.9, the Parent shall notify the Buyer in writing of its approval or of any objections that it may have. If the Parent approves the Draft Schedule 2.9, such schedule shall become the final Schedule 2.9 (the “Final Allocation”). If the Parent objects to the Draft Schedule 2.9, the Buyer and the Parent shall use their good faith efforts to resolve the matter within the 10 day period following receipt by the Buyer of the Parent’s objection to the Draft Schedule 2.9. If the Buyer and the Parent are unable to resolve the matter within such period each party shall use their own allocation and there shall be no Final Allocation.

(b)  If the parties agree on a Final Allocation: (i) the Buyer and the Parent shall each report the transactions contemplated under this Agreement and any related agreements for all Tax purposes consistent with the Final Allocation; (ii) the Buyer and the Parent shall (A) file Form 8594 in accordance with the requirements (including permitted extensions) of Section 1060 of the Code (or state or local Tax law, as the case may be), (B) be bound by the Final Allocation for purposes of determining Taxes, (C) prepare and file, and cause its affiliates to prepare and file, its Tax Returns on a basis consistent with the Final Allocation, and (D) take no position, and cause its affiliates to take no position, inconsistent with the Final Allocation on any applicable Tax Return, in any audit or proceeding before any Taxing Authority, or in any report made for Tax purposes, except as required by a final determination or resolution of any dispute with any taxing authority concerning the Final Allocation; and (iii) in the event the Final Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of (x) the assertion of a dispute and (y) the resolution of such dispute.

SECTION 2.10    Treatment of Accounts Receivable At the Closing.  At least five business days prior to the Closing Date, the Parent shall deliver to the Buyer Schedule 2.10 which shall set forth for each receivable of the Fastener Business as of the close of business on the immediately preceding Friday, the name of the payor, the date the receivable was booked by the Fastener Business, the original amount of the receivable, the date the receivable was or is due and the amount of the receivable on such Friday. Schedule 2.10 shall also indicate each receivable which, as of such Friday, is more than ninety days past due and the obligor of which is subject to bankruptcy or similar insolvency proceedings (the “Overdue Closing Receivables”). The Buyer shall have the option to require that at the Closing the Sellers retain and not transfer to the Buyer any or all of the Overdue Closing Receivables, and the Buyer shall reduce the amount of the Consideration payable to the Sellers pursuant to Section 2.6(a)(i) by the aggregate amount of the Overdue Closing Receivables that the Sellers retain. The Buyer shall notify the Sellers in writing at least two business days prior to the Closing Date which Overdue Closing Receivables on Schedule 2.10 the Sellers shall retain (the “Buyer Closing Receivables Notice”). After the Closing, the Buyer will provide reasonable access to all documentation and personnel necessary for the Parent to pursue collection of the Overdue Closing Receivables retained by the Sellers. The Parent will have the right to make copies of any documentation necessary for such collection at the Parent’s expense. If the customer pays the Buyer in respect of an Overdue Closing Receivable retained by the Sellers, the Buyer shall promptly remit such payment to the Parent by wire transfer of immediately available funds to a bank account designated by the Parent for such purpose.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each of the Sellers, jointly and severally, represents and warrants to the Buyer as follows:

SECTION 3.1    Organization; Qualification.

(a)  Each of the Sellers and the Transferred Fastener Subsidiaries (other than Newco California) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Upon its formation and as of the Effective Time, Newco California will be duly organized, validly existing and in good standing under the Laws of California, respectively, and will have all requisite corporate power and authority to own, lease and operate its properties.

(b)  Each of the Sellers and the Transferred Fastener Subsidiaries is, or upon the creation of and as of the Effective Time in the case of Newco California will be, duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)  Each of the Sellers has heretofore made available to the Buyer complete and correct copies of the certificate of incorporation and by-laws (or other similar charter, by-law or organizational documents), as currently in effect, of such Sellers and each of the Transferred Fastener Subsidiaries or, in the case of Newco California, the Sellers will make available the organizational documents of Newco California immediately following such entity’s formation in its jurisdiction of formation.

SECTION 3.2    Capital Stock and Membership Interests of the Transferred Fastener Subsidiaries.

(a)  The authorized, issued and outstanding capital stock of each of the Transferred Fastener Subsidiaries (excluding Newco California for the purposes of this Section 3.2(a)) is set forth on Schedule 3.2(a). Except as set forth on Schedule 3.2(a), all of the outstanding shares of capital stock of each of the Transferred Fastener Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and owned of record and beneficially directly or indirectly by the Sellers. Except for the transactions contemplated by this Agreement and as set forth on Schedule 3.2(a), (i) there are no shares of capital stock of any of the Transferred Fastener Subsidiaries authorized or as of the date of this Agreement issued or outstanding, (ii) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Transferred Fastener Subsidiaries obligating any Transferred Fastener Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in it or any other Transferred Fastener Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating any Transferred Fastener Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding contractual obligations of any Transferred Fastener Subsidiary to repurchase, redeem or otherwise acquire any capital stock of any of the Transferred Fastener Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(b)  Except as set forth on Schedule 3.2(b), upon the formation of Newco California, all of the membership interests of such entity shall be duly authorized, validly issued, fully paid and non-assessable and owned directly or indirectly by the Sellers. Except for the transactions contemplated by this Agreement and as set forth on Schedule 3.2(b), upon the formation of Newco California, (i) there will be no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued membership interests of Newco California obligating any Transferred Fastener Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any membership interests in Newco California or securities convertible into or exchangeable for such membership interests, or obligating any Transferred Fastener Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (ii) there are no outstanding contractual obligations of any Transferred Fastener Subsidiary to repurchase, redeem or otherwise acquire any membership interests of Newco California or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. At the Closing the Sellers will be transferring to the Buyer, good, valid, and marketable title in the membership interests of Newco California free and clear of any Liens (other than Permitted Exceptions). At the Closing Date the Sellers shall not have assigned, transferred, or otherwise disposed of the interests of Newco California or any of its respective rights. The membership interests in Newco California being transferred to the Buyer pursuant to this Agreement constitute all the outstanding membership interests in Newco California. Newco California shall be formed by the Sellers as soon as practicable following the date of this Agreement. Prior to the Closing Date, Newco California shall not conduct any business other than with respect to the assets currently listed on Schedule 3.32.

SECTION 3.3    Equity Investments.

(a)  Schedule 3.3(a) sets forth: (i) the name of each corporation, partnership, joint venture or other entity (other than the Transferred Fastener Subsidiaries) in which each of the Sellers or any subsidiary of such Sellers has, or pursuant to any agreement has, the right to acquire by any means, directly or indirectly, an equity interest or investment and which, in each case, is a Fastener Business Asset; and (ii) in the case of each of such Person described in the foregoing clause (i), either (x) a listing of the relevant agreement or agreements pursuant to which such Seller or their respective subsidiary has acquired such right or such interest or investment or (y) (A) the jurisdiction of incorporation and (B) the authorized and outstanding capitalization thereof and the number and the percentage of each class of voting capital stock owned by such Seller or their respective subsidiaries.

(b)  Except as set forth on Schedule 3.3(b), each Seller’s interest in each of the Persons listed on Schedule 3.3(a) which are stated to be owned directly or indirectly by such Seller (except for the directors’ qualifying shares set forth on Schedule 3.3(b), if any, which such Seller will cause to be transferred at the Effective Time to nominees of the Buyer), will, after giving effect to the transactions contemplated hereby, be owned by the Buyer, directly or indirectly, in each case free and clear of all Liens (other than Permitted Exceptions).

SECTION 3.4    Authority Relative to this Agreement.  Other than the Shareholder Approval, each of the Sellers has the corporate power and authority to enter into this Agreement and the Ancillary Agreements to which such Seller is to be party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is to be party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of the Sellers and, other than the Shareholder Approval, no other corporate proceedings on the part of the Sellers are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which such Seller is to be a party will be at the Closing, duly and validly executed and delivered by each of the Sellers and constitute, or will constitute at the Closing, assuming this Agreement constitutes, and the Ancillary Agreements to which such Seller is to be party will constitute at the Closing, legal, valid, binding and enforceable agreements of the Buyer, legal, valid and binding agreements of each of the Sellers, enforceable against them in accordance with their terms, except as limited, (a) by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (b) by general principles of equity (regardless of whether enforcement is sought in equity or at law).

SECTION 3.5    Consents and Approval; No Violation.  Subject to obtaining the Shareholder Approval and the filings, permits, authorizations, consents and approvals set forth on Schedule 3.5 or as may be required under the applicable requirements of the HSR Act or the competition Laws or regulations of the European Union or any foreign supranational authority in any jurisdiction in which the Sellers or the Buyer (directly or through subsidiaries, in each case) has assets or conducts operations, none of the execution, delivery or performance of this Agreement or the Ancillary Agreements to which such Seller is to be a party by each of the Sellers, the consummation by each of the Sellers of the transactions contemplated hereby and thereby, or compliance by the Sellers with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of any of the Sellers or their respective subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Government entity or its regulatory authorities and agencies or any other Person, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a Lien (other than Permitted Exceptions) on any Fastener Business Asset pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any of the Sellers or their respective subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, common law, statute, code, standard, requirement, rule or regulation (“Law”) applicable to any of the Sellers, any of the Transferred Fastener Subsidiaries, any of the Fastener Business Assets or the Fastener Business, with such exceptions in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.6    Financial Statements & Parent SEC Filings.

(a)  The Parent has previously furnished to the Buyer the Fastener Business Financial Statements. Except as set forth on Schedule 3.6, the Fastener Business Financial Statements have been prepared from the Fastener Business Books and Records in accordance with GAAP and each balance sheet included therein presents fairly, in all material respects, the financial position of the Fastener Business as of the date thereof, and each statement of income included therein presents fairly, in all material respects, the results of operations of the Fastener Business for the respective periods therein set forth. The March Pro Forma Balance Sheet was prepared pursuant to the principles and policies set forth in Section 2.7 and on Schedule 2.7(a).

(b)  Since June 30, 2000, the Parent has filed with the SEC all forms, reports and documents required to be filed by it pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated under each such Act (the “Parent SEC Filings”), all of which, as of respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Parent SEC Filings as of the respective dates on which they were filed with the SEC contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they were made, not misleading.

SECTION 3.7    Absence of Undisclosed Liabilities.  Except as set forth in Schedule 3.7, none of the Sellers or any of their respective subsidiaries has any liability or obligation (whether absolute, accrued, contingent or otherwise) that is a liability or obligation of the Fastener Business and in each case is of a nature required by GAAP to be reflected or reserved against in a balance sheet or disclosed in the notes thereto, except such liabilities, obligations or contingencies (a) that are accrued or reserved against in the March Pro Forma Balance Sheet, or (b) which were incurred after the date of the March Pro Forma Balance Sheet in the ordinary course of the Fastener Business consistent with past practice and which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.8    Absence of Certain Changes or Events.  Except as set forth in Schedule 3.8, since June 30, 2001, there has not been: (a) any Material Adverse Effect; or (b) any state of facts, event, change or condition which would reasonably be expected to cause a Material Adverse Effect.

SECTION 3.9    Title and Related Matters.  Except as set forth in Schedule 3.9 and subject to other Permitted Exceptions: (a) each of the Sellers has, or one of its subsidiaries has, and immediately after the Effective Time, the Buyer or one of its subsidiaries will have, good and valid, legal and beneficial title to, or a valid leasehold or contractual interest in, free and clear of all Liens, all of the Fastener Business Assets (other than the Fastener Business Real Properties); and (b) each of the Sellers has, or one of its subsidiaries has, and immediately after the Effective Time, the Buyer or one of its subsidiaries will have, good and marketable, legal and beneficial title (such as any licensed title insurance company licensed to do business in the jurisdiction in which such Fastener Business Real Property is located will approve and insure subject only to Permitted Exceptions) to all of the Fastener Business Real Properties. Schedule 3.9 contains (x) a complete and correct list of all Fastener Business Real Properties and (y) a complete and correct list of each title insurance policy insuring title to any of the Fastener Business Real Properties.

SECTION 3.10    Contracts.

(a)  Schedule 3.10(a) sets forth a complete and correct list with respect to the Fastener Business of each (i) collective bargaining agreement; (ii) employment, termination, severance or consulting agreement or contract with an employee or individual consultant or a consulting agreement or contract with a consulting firm or other organization (other than employment agreements that are created as a matter of Law or do not provide for any severance, termination, change of control or retention payments or benefits) to any individual in an amount in excess of $100,000; (iii) agreement or contract containing any covenant limiting the freedom of any Seller or any of their subsidiaries to engage in any line of business or compete with any Person; (iv) agreement or contract providing for aggregate future payments of more than $1,000,000, except for any agreement or contract with a customer or supplier that relates to the purchase or delivery of Fastener Business product unless such customer or supplier purchased or delivered, or committed to purchase or deliver, at least $1,000,000 of products produced by the Fastener Business in the preceding fiscal year pursuant to such agreement or contract; (v) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or other similar types of contract; or (vi) other agreement or contract material to the business, operations or financial condition of the Fastener Business, taken as a whole.

(b)  Except as set forth in Schedule 3.10(b), (i) each Fastener Business Contract is in full force and effect, and (ii) there is not, with respect to the Fastener Business Contracts, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default, on the part of any of the Sellers or their respective subsidiaries or, to the best knowledge of the Sellers, any other party thereto, except where the failure to be in full force and effect or where such default or event of default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.11    Leases.  Schedule 3.11 sets forth a complete and correct list of each Fastener Business Lease which (i) relates to real property or (ii) is material to the business, operations or financial condition of the Fastener Business, taken as a whole. Except as set forth on Schedule 3.11, there is not, with respect to the Fastener Business Leases, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or an event of default, on the part of any of the Sellers or any of their respective subsidiaries or, to the best knowledge of the Sellers, any other party thereto, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. At the Effective Time, the Fastener Business Leases will be valid, binding and enforceable by the Buyer, one of its subsidiaries designated pursuant to Section 10.7 as the assignee thereof or a Transferred Fastener Subsidiary in accordance with their respective terms, except for those Fastener Business Leases as to which the failure to be valid, binding and enforceable would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12    Intellectual Property.

(a)  Schedule 3.12(a) sets forth a complete and accurate list of all applications to secure issuance or registration of patents, trademarks, trade names, service marks, or copyrights, Internet domain names, issued patents, registered trademarks, trade names, and service marks, copyright registrations and Internet domain names throughout the world, as well as all material unregistered trademarks and copyrights, and any software and applications (other than software held under commercially available shrink-wrap licenses) that are included in the Fastener Business Intellectual Property. Schedule 3.12(a) shall include the identity of the agent, attorney and/or law firm that is or was, of record, responsible for prosecuting each item of the Fastener Business Intellectual Property set forth on Schedule 3.12(a).

(b)  Schedule 3.12(b) sets forth a complete and accurate list of all agreements under which any Fastener Business Intellectual Property is licensed to any of the Sellers or any of their respective subsidiaries (other than licenses for commercially available shrink-wrap software), or licensed by any of the Sellers or any of their respective subsidiaries to a third party (collectively, the “Fastener Business Intellectual Property Licenses”), indicating the parties to such agreement. The Fastener Business Intellectual Property Licenses are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any such Fastener Business Intellectual Property License except where such violation, breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No royalties, honoraria or other fees are payable by the Sellers or any of their respective subsidiaries to any third parties for the use of or right to use any Fastener Business Intellectual Property except pursuant to the Fastener Business Intellectual Property Licenses.

(c)  Except as set forth on Schedules 3.12(a) and 3.12(b), (i) with respect to the Fastener Business Intellectual Property owned by any of the Sellers or any of their respective subsidiaries, such Seller or its subsidiary has good and valid title free and clear of all Liens (other than Permitted Exceptions), and (ii) with respect to all Fastener Business Intellectual Property held by any of the Sellers or any of their respective subsidiaries under license, such Seller or its subsidiary has the right to use such Fastener Business Intellectual Property, subject to any restrictions imposed pursuant to the terms of such license, free from any Lien (other than Permitted Exceptions).

(d)  Except as set forth on Schedule 3.12(d), the Sellers or their respective subsidiaries are listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for the Fastener Business Intellectual Property listed on Schedule 3.12(a). The Fastener Business Intellectual Property owned by the Sellers or any of their respective subsidiaries and, to the best knowledge of Sellers, any Fastener Business Intellectual Property used by the Sellers or any of their respective subsidiaries, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned, and, to the best knowledge of the Sellers, is valid and enforceable. Except as set forth on Schedule 3.12(d), with respect to any Fastener Business Intellectual Property, each of the Sellers has a policy to secure, and has secured, from all consultants, contractors and employees who contribute or have contributed to the creation or the development of the Fastener Business Intellectual Property, valid written assignments by such Persons to the Sellers of the rights to such contribution, except, with respect to consultants and contractors, where the failure to secure such valid written assignments would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.12(d), each of the Sellers has taken reasonable steps to protect and preserve the confidentiality of all of its trade secrets. Except as set forth on Schedule 3.12(d), to the best knowledge of the Sellers, (i) there are no unauthorized uses, disclosures or infringements of any part of the Fastener Business Intellectual Property, (ii) all use by or disclosure to any Person of trade secrets that comprise any part of the Fastener Business Intellectual Property has been made pursuant to the terms of a written agreement with such

Person, and (iii) all use by the Sellers of trade secrets owned by another Person has been made pursuant to the terms of a written non-disclosure agreement with such Person or is otherwise lawful.

(e)  Except as disclosed in Schedule 3.12(e), to the best knowledge of the Sellers: (i) the activities, products and services of each of the Sellers or any of their respective subsidiaries in connection with the Fastener Business, including, without limitation, the Fastener Business Intellectual Property, do not infringe upon or otherwise violate, the intellectual property of any other Person; (ii) there are no claims or suits pending, nor has there been notice provided or any claims threatened, alleging that the Sellers or any of their respective subsidiaries or any of their respective activities, products or services in connection with Fastener Business infringe upon, violate or constitute the unauthorized use of any other Person’s intellectual property, or challenging the Sellers’ ownership of, or right to use the Fastener Business Intellectual Property, the validity, enforceability or registerability of the Fastener Business Intellectual Property, or the validity or enforceability or effectiveness of any Fastener Business Intellectual Property License; (iii) none of the Fastener Business Intellectual Property is being infringed or violated or otherwise used or available for use by any other Person (except pursuant to Fastener Business Intellectual Property Licenses); and (iv) the consummation of the transactions contemplated by this Agreement will not result in the loss of any Fastener Business Intellectual Property and, following the consummation of this Agreement, no party will have any rights to any of the Fastener Business Intellectual Property except pursuant to Fastener Business Intellectual Property Licenses.

(f)  The non-threaded version of the drive nut used in connection with the Accu-Lok fastener (other than the size 5 version) has been tested, made and offered for sale to customers of the Fastener Business. The size 5 non-threaded version of the drive nut used in connection with the Accu-Lok fastener has been made and is being tested. The threaded version of the drive nut used in connection with the Accu-Lok fastener (other than the size 5 version) has not been and is not intended to be offered for sale to customers of the Fastener Business. The different versions of the Accu-Lok fastener are described in U.S. patent applications numbers 09/825,711, 09/849,184 and 09/997,500.

SECTION 3.13    Employee Benefit Plans; ERISA.

(a)  Schedule 3.13(a) contains a complete and correct list of each deferred compensation, incentive compensation or equity compensation plan; “welfare plan,” fund or program (within the meaning of Section 3(1) of ERISA); “pension plan,” fund or program (within the meaning of Section 3(2) of ERISA); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Sellers or by any trade or business (other than plans of the foreign subsidiaries of the Parent maintained under or required by applicable Law), whether or not incorporated (an “ERISA Affiliate”), that together with the Sellers would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee employed in the Fastener Business (the “Plans”). With respect to each Plan, the Sellers have heretofore delivered or made available to Buyer true and complete copies of each Plan and any amendments thereto (or if such Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the most recently filed reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code. Schedule 3.13(a) also contains a complete and correct list of each employment, termination or severance agreement for the Fastener Business Employees (other than employment agreements that (i) are created as a matter of Law or (ii) do not provide for any severance, termination, change in control or retention payments or benefits) (each, an “Individual Agreement”).

(b)  Except as disclosed on Schedule 3.13(b), no Plan is or has been subject to Title IV or Section 302 of ERISA or Section 412 of the Code. None of the Sellers or any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA or Section 412 of the Code, and, to the best knowledge of the Sellers, no condition exists that presents a material risk to the Buyer of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(c)  Except as set forth on Schedule 3.13(c), no Plan that is subject to Section 412 of the Code or Title IV of ERISA (each, a “Title IV Plan”) is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA.

(d)  Except as set forth on Schedule 3.13(d), no Plan or Individual Agreement provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Sellers or Parent any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former Fastener Business Employee (or his beneficiary).

(e)  Except as set forth on Schedule 3.13(e), no amounts payable under the Plans or Individual Agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(f)  Except as would not reasonably be expected to have a Material Adverse Effect, each Plan and Individual Agreement has been operated and administered in accordance with its terms and applicable Law in all material respects, including but not limited to ERISA and the Code, and each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received or timely applied for an IRS determination that it is so qualified and that the trusts maintained thereunder are exempt from taxation under Section 50l(a) of the Code.

(g)  Schedule 3.13(g) sets forth each Plan and Individual Agreement under which as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, (i) any current or former Fastener Business Employee may become entitled to severance pay or any other payment, except as expressly provided in this Agreement, or (ii) any compensation due any such employee or officer from the Fastener Business may be increased or the time of payment or vesting may become accelerated.

(h)  Except as disclosed in Schedule 3.13(h), there are no pending, or to the best knowledge of the Sellers, threatened claims by or on behalf of any Plan or under an Individual Agreement, by any Fastener Business Employee or beneficiary covered under any such Plan or Individual Agreement, or otherwise involving any such Plan or Individual Agreement (other than routine claims for benefits). With respect to each Plan and Individual Agreement, all payments due from any of the Sellers or any of their respective subsidiaries have been timely made and all amounts which become due and payable under such Plans and Individual Agreements will be paid in full by the Sellers in accordance with the terms of such Plans or such Individual Agreement, as applicable.

(i)  Except as set forth on Schedule 3.13(i), none of the Sellers have disseminated in writing or otherwise broadly or generally notified current or former employees of the Fastener Business of any intent or commitment (whether or not legally binding) to create or implement any additional plans, funds, programs, agreements or arrangements for the benefit of any current or former employees of the Fastener Business or to materially amend, modify or terminate any existing Plan or Individual Agreement.

(j)  Except as set forth on Schedule 3.13(j), none of the Sellers are party to any collective bargaining agreements. Except as set forth on Schedule 3.13(j), to the best knowledge of the Sellers, there are no labor unions, groups, associations, works councils or other organizations representing, purporting to represent or attempting to represent, any Fastener Business Employee. There is not pending, or to the best knowledge of the Sellers, threatened, any labor dispute, strike, work stoppage or other concerted labor activity against any of the Sellers or any of their respective subsidiaries involving any Fastener Business Employees. During the three year period preceding the date hereof, to the best knowledge of the Sellers, there have been no organizing activities conducted by any labor unions, groups, associations, works councils or other organizations with respect to any Fastener Business Employee. None of the Sellers or any of their respective subsidiaries has committed any unfair labor practices or violated in any material respect any applicable employment Laws in connection with the operation of the Fastener Business and, except as disclosed on Schedule 3.13(j), there is not pending or, to the best knowledge of the Sellers, threatened, any charge, complaint, investigation or proceeding against the Sellers by or before the National Labor Relations Board, the Department of Labor, the Equal Employment Opportunity

Commission, the Occupational Health and Safety Administration or any comparable foreign, state or municipal agency by or on behalf of any Fastener Business Employee or class of employees or by or before any Government entity relating to a purported violation of any applicable employment Laws.

(k)  With respect to all of the employee benefit plans which are subject to Laws other than those of the United States, except as would not reasonably be expected to have a Material Adverse Effect, such plans are in compliance with any applicable Laws, including relevant Tax Laws, and the requirements of any trust deed under which they are established, (i) all employer and employee contributions to each such plan required by Law or by the terms of such plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; and (ii) the fair market value of the assets of each funded plan, the liability of each insurer for any plan funded through insurance or the book reserve established for any plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan.

(l)  Schedule 3.13(l) lists each Fastener Business Employee employed in the Fastener Business who has an annual base salary in excess of $100,000.

SECTION 3.14    Government and Third Party Authorizations and Regulations.

(a)  All Government and other third party permits (including occupancy permits), licenses, franchises, permits, registrations, approvals and other authorizations or consents held by any of the Sellers and their respective subsidiaries to operate the Fastener Business (herein collectively called “Authorizations”) are valid and sufficient to conduct the Fastener Business conducted by them in the manner presently being conducted, except where the failure to hold such Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (provided that no representation or warranty is made in this Section 3.14(a) with respect to Environmental Laws).

(b)  Except as set forth on Schedule 3.14(b), the Fastener Business is being, and since June 30, 2001 has been, conducted in material compliance with all applicable Laws of all Government entities relating to the operation, conduct or ownership of the Fastener Business (provided that no representation or warranty is made in this Section 3.14(b) with respect to Environmental Laws).

SECTION 3.15    Assets Necessary to Business.  Except as set forth on Schedule 3.15 and except for the Excluded Assets, the Fastener Business Assets, together with the assets of the Transferred Fastener Subsidiaries, constitute all the assets and properties used or held for use in connection with, necessary for, or material to the business and operations of the Fastener Business as presently conducted.

SECTION 3.16    Litigation.  Except as set forth on Schedule 3.16, there are no material claims, actions, suits, proceedings or investigations pending or, to the best knowledge of the Sellers, threatened against the Transferred Fastener Subsidiaries, the Fastener Business or the Fastener Business Assets. Except as set forth on Schedule 3.16, there are no Government legal proceedings pending which challenge the legality of this Agreement or the transactions contemplated hereby. None of the Sellers, the Transferred Fastener Subsidiaries, the Fastener Business or the Fastener Business Assets are subject to any outstanding order, writ, injunction or decree which has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.17    Intentionally Omitted.

SECTION 3.18    State Takeover Statutes.  The Board of Directors of each of the Sellers has approved the terms of this Agreement, the Ancillary Agreements to which such Seller is to be a party and the consummation of the transactions contemplated hereby or thereby, and such approval represents all the action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement or the transactions contemplated hereby.

SECTION 3.19    Voting Requirement.  The affirmative vote of a majority of outstanding shares of the Parent’s Class A common stock, par value $.10 per share (the “Class A Common Stock”), and Class B common stock, par value $.10 per share (the “Class B Common Stock”, and together with the Class A common stock, the “Parent Common Stock”), voting together as a single class, at a stockholder meeting (the “Shareholder Approval”) is the only vote of the Parent’s capital stock necessary to approve and adopt the transactions contemplated by this Agreement under any applicable Law or pursuant to the requirements of the Parent’s Certificate of Incorporation and Bylaws.

SECTION 3.20    Intentionally Omitted.

SECTION 3.21    Accounts Receivable.  All accounts receivable of the Fastener Business that are reflected on the March Pro Forma Balance Sheet or are or will be generated between the date hereof and the Closing Date (i) represent or will represent valid obligations, free and clear of any Liens (other than Permitted Exceptions), arising from bona fide transactions entered into in the ordinary course of business and (ii) are valued and carried on the March Pro Forma Balance Sheet or will be carried on the Closing Date Balance Sheet, as the case may be, in accordance with GAAP except as set forth on Schedule 3.6.

SECTION 3.22    Taxes.  Except as set forth in Schedule 3.22:

(a)  Each of the Sellers and each of the Transferred Fastener Subsidiaries have duly filed all Tax Returns and the Sellers and each of the Transferred Fastener Subsidiaries have duly paid or caused to be duly paid all Taxes shown due on such Tax Returns. All such Tax Returns are correct and complete in all material respects. To the best knowledge of the Sellers, none of the Sellers nor any of the Transferred Fastener Subsidiaries has received written notice of any claim made by an authority in a jurisdiction where none of the Sellers or any of the Transferred Fastener Subsidiaries file Tax Returns, that the Sellers or any of the Transferred Fastener Subsidiaries are or may be subject to Taxation by that jurisdiction.

(b)  Each of the Sellers and each of the Transferred Fastener Subsidiaries has withheld and timely paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)  The U.S. Federal income Tax Returns of the Sellers have been examined by the Internal Revenue Service (“IRS”) (or the applicable statutes of limitation for the assessment of U.S. Federal income Taxes for such periods have expired) for all periods, and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid.

(d)  No Federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to the best knowledge of the Sellers, are pending with regard to any Taxes or Tax Returns of any of the Sellers or of any of the Transferred Fastener Subsidiaries. To the best knowledge of the Sellers, no written notification has been received by the Sellers or by any of the Transferred Fastener Subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to any of the Sellers or any of the Transferred Fastener Subsidiaries or any Tax Return filed by or with respect to the Sellers or any Transferred Fastener Subsidiary. There is no dispute or claim concerning any Tax liability of the Sellers, or any of its Transferred Fastener Subsidiaries either claimed in writing or raised by any taxing authority in writing.

(e)  None of the Sellers or any of the Transferred Fastener Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)  None of the Sellers or any of the Transferred Fastener Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a “subsection (f) asset” (as such term is defined in Section 341(f)(4) of the Code) owned by the Sellers or any Transferred Fastener Subsidiary.

(g)  None of the Sellers or any of the Transferred Fastener Subsidiaries has agreed to make, or has been notified in writing of a requirement to make, any adjustment under Section 481 of the Code (or comparable provision under other Laws) by reason of a change in accounting method or otherwise.

(h)  one of the Sellers or any of the Transferred Fastener Subsidiaries is a party to any Tax sharing, Tax indemnity or other agreement or arrangement with any entity not included in the Parent’s consolidated financial statements most recently filed by the Parent with the SEC.

(i)  Since January 1, 1996, none of the Sellers, or any of the Transferred Fastener Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Parent).

(j)  To the best knowledge of the Sellers, there are no Liens (other than Permitted Exceptions) for Taxes (other than for current Taxes not yet due and payable) on any assets of the Sellers or any of the Transferred Fastener Subsidiaries.

(k)  None of the Sellers or any of the Transferred Fastener Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock to any Person qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transaction contemplated under this Agreement.

SECTION 3.23    Insurance.  Schedule 3.23 contains a complete and correct description of all policies of property, fire, casualty, product liability, workers’ compensation and other forms of insurance owned or held by any of the Sellers or any of their respective subsidiaries covering the Fastener Business or the Fastener Business Assets.

SECTION 3.24    Environmental Matters.  Except as set forth on Schedule 3.24:

(a)  Each of the Sellers and the Transferred Fastener Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Government entities which are required under any applicable Environmental Law and necessary for it to carry on the Fastener Business as now conducted (“Environmental Permits”), except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect. Each of such Environmental Permits is in full force and effect, and each of the Sellers and the Transferred Fastener Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to be in full force and effect or to be in compliance which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect. None of the Sellers or any of their subsidiaries is currently or, to the best knowledge of the Sellers, has in the past manufactured, sold or distributed any product containing asbestos.

(b)  There are no Environmental Claims with respect to the Fastener Business pending, or to the best knowledge of the Sellers, threatened, against any of the Sellers or the Transferred Fastener Subsidiaries, or, to the best knowledge of the Sellers, any Person whose liability for any such Environmental Claim the Sellers or any of the Transferred Fastener Subsidiaries have or may have retained or assumed, either contractually or by operation of Law, except for Environmental Claims identified on Schedule 3.24(b) or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)  There are no past or present actions, activities, conditions or events including, without limitation, the Release or threatened Release of any Hazardous Material, that would form the basis of any Environmental Claim relating to the Transferred Fastener Business against the Sellers or their respective subsidiaries, except for such liabilities which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

(d)  To the best knowledge of the Sellers, no site or facility now or previously owned, operated or leased by the Sellers or any of the Transferred Fastener Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or equivalent state statutes.

(e)  No Liens (other than Permitted Exceptions) have been recorded under or pursuant to any Environmental Law on any site or facility now owned, operated or leased by the Sellers or any of their respective subsidiaries for use by the Fastener Business, except for such Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and no action of any Government entity has been taken or, to the best knowledge of the Sellers, is in process which would reasonably be expected to subject any of such properties to such Liens, except for any such action which, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

(f)  To the best knowledge of the Sellers, each of the Sellers has made available to the Buyer copies of all material environmental site assessment reports and environmental audits in their possession prepared by or on behalf of the Seller or any of its subsidiaries relating to environmental matters of the Fastener Business or the Fastener Business Real Properties.

(g)  As used in this Agreement:

(i)  “Environmental Claim” means any claim, action, lawsuit or proceeding by any Person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, Government response costs, natural resources damages, property damages, personal injuries or penalties) pursuant to any Environmental Law.

(ii)  “Environmental Law” means any Law of any Government entity, or any binding agreement with any Government entity, relating to (a) pollution or protection of the environment or natural resources, including, without limitation, those relating to cleanup, preservation or reclamation thereof, any Release or threatened Release of Hazardous Materials; or the presence, handling, use, manufacture, distribution, treatment, storage, disposal, or recycling of or exposure to Hazardous Materials, (b) workplace health or safety or (c) exposure of persons or property to Hazardous Materials.

(iii)  “Hazardous Materials” means any pollutant, contaminant, waste, substance, chemical or material, including, without limitation, petroleum or petroleum products, radioactive materials or friable asbestos, regulated or which can give rise to liability under applicable Environmental Law.

SECTION 3.25    Fastener Business Inventory.  The Fastener Business Inventory is reflected on the March Pro Forma Balance Sheet and will be reflected on the Preliminary Closing Date Balance Sheet, and such Fastener Business Inventory has been and will be accounted for in accordance with GAAP consistently applied as described in the Parent’s inventory accounting policies and procedures on Schedule 2.7(a). Obsolete inventory has been fully reserved for or is recorded in accordance with GAAP consistently applied as described in Parent’s inventory accounting policies and procedures on Schedule 2.7(a). No changes to these policies and procedures will be recorded in the Fastener Business Books and Records between March 2002 and the Closing Date. For external reporting purposes, the Parent may record additional entries at the Parent company level in order to reflect a change in accounting policy from LIFO to FIFO but these entries shall not impact the calculation of Net Working Capital.

SECTION 3.26    Product Warranty.  Except as set forth on Schedule 3.26 and except for returns of products by customers in the ordinary course of the Fastener Business consistent with past practice, each Fastener Business product manufactured, sold, leased, or delivered by the Sellers has been in conformity in all material respects with all applicable contractual commitments, regulatory requirements and all express and implied warranties, and the Sellers have no material liability (and to the best knowledge of the Sellers, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. Except as set forth on Schedule 3.26, no Fastener Business product manufactured, sold, leased or delivered by any of the Sellers is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale and lease. Schedule 3.26 includes copies of the standard terms and conditions of sale or lease for the products of the Fastener Business (containing applicable guaranty warranty and indemnity provisions).

SECTION 3.27    Product Liability.  Except as set forth on Schedule 3.27, each of the Sellers has no material liability (and to the best knowledge of the Sellers, there is no reasonable basis for, and each of the Sellers is not aware of, any present or future suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to any individuals or property as a result of the ownership, possession, or use of any Fastener Business product manufactured, sold, leased or delivered by the Sellers or any of their subsidiaries.

SECTION 3.28    No Conflict of Interest.  Except as set forth on Schedule 3.28, no officer or director of the Parent and no immediate family member of such officer or director (collectively, the “Parent Affiliates”), and no enterprise, firm, corporation or trust of which any of the Parent Affiliates is an officer, trustee, director, employee, agent, or 5% stockholder, has any ownership interest in or contract, agreement or other similar arrangement with the Fastener Business, any Fastener Business Assets or Transferred Fastener Subsidiary, except as a stockholder of the Parent, or, has any contract, agreement or arrangement with the Parent or any of its subsidiaries relating to the Fastener Business. None of the Parent Affiliates has 5% or more ownership or stock interest in any Person which is engaged in a business that directly competes with the Fastener Business as currently conducted.

SECTION 3.29    Accounting Controls.  None of the Sellers nor any of their respective subsidiaries, nor, to the best knowledge of the Sellers, any of their respective directors, officers or employees, or any other Person acting on behalf of any of them, has: (i) made any unlawful contributions, payments, gifts, entertainment or other unlawful expenses, or provided unlawful services or other unlawful favors in order to obtain preferential treatment or consideration by any Government entity or any other Person with respect to any aspect of the Fastener Business or (ii) made any political contributions that would not be lawful under the Laws of the United States, any foreign country or any jurisdiction within the United States or any foreign country. None of the Sellers nor any of their respective subsidiaries nor, to the best knowledge of the Sellers, any or their respective directors, officers or employees, or any other Person, acting on behalf of any of them has been, or is the subject of, any investigation by any Government entity in connection with any such unlawful contributions, payments, gifts, entertainment or other unlawful expenses, or provided unlawful services or other unlawful favors in order to obtain preferential treatment or consideration by any Government entity or any other Person, with respect to any aspect of the Fastener Business. No unrecorded fund or asset of the Fastener Business has been established for any such purpose, and no accumulation or use of corporate funds of the Fastener Business has been made without being properly accounted for in the books and records of the Fastener Business.

SECTION 3.30    Indebtedness To and From Officers, Directors, Stockholders and Others.  Except as set forth on Schedule 3.30 and except for intercompany debt which will be settled prior to the Closing in accordance with the terms of this Agreement, neither the Fastener Business nor any of the Transferred Fastener Subsidiaries is indebted to any stockholder, director, officer, employee or agent of the Parent or any subsidiary of the Parent, except for reimbursement obligations with respect to travel and similar business expenses incurred in the ordinary course of the Fastener Business consistent with past practice; and no stockholder, director, officer, employee or agent of the Parent or any subsidiary of the Parent is indebted to the Fastener Business or any Transferred Fastener Subsidiary, except for personal charges with respect to telephone and similar business expenses incurred in the ordinary course of the Fastener Business consistent with past practice.

SECTION 3.31    Brokers.  Except for Lane, Berry & Co. International and Morgan Lewins & Co., Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sellers, that is or will be payable by any of the Sellers. The Parent is solely responsible for all fees and expenses of any broker, finder, investment banker or agent payable in connection with the transactions contemplated by this Agreement.

SECTION 3.32    Newco California Property.  Newco California has or, prior to the Closing will have, (i) good and valid, legal, marketable and beneficial title to, or a valid leasehold or contractual interest in, free and clear of all Liens, all of the Fastener Business Assets set forth on Schedule 3.32 and (ii) obtained all necessary consents, permits, authorizations and approvals from any third party relating to the transfer or assignment to Newco California of the Fastener Business Assets that consist of fixed assets (other than any Fastener Business Lease) set forth on Schedule 3.32.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each of the Sellers as follows:

SECTION 4.1    Organization.

(a)  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)  The Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

SECTION 4.2    Ownership of the Parent Common Stock.  Immediately prior to entering into this Agreement, neither the Buyer nor any of its subsidiaries owned any shares of the Parent Common Stock.

SECTION 4.3    Authority Relative to this Agreement.  The Buyer has the corporate power and authority to enter into this Agreement and the Ancillary Agreements to which the Buyer is to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which the Buyer is to be a party will be at the Closing, duly and validly executed and delivered by the Buyer and constitute, or will constitute at the Closing, assuming this Agreement constitutes, and the Ancillary Agreements to which the Buyer is to be a party will constitute at the Closing legal, valid, binding and enforceable agreements of each of the Sellers, legal, valid and binding agreements of the Buyer, enforceable against it in accordance with its terms.

SECTION 4.4    Consents and Approvals; No Violation.  Subject to the filings, permits, authorizations, consents and approvals set forth on Schedule 4.4 or as may be required under the applicable requirements of the HSR Act or the competition Laws or regulations of the European Union or any foreign supranational authority in any jurisdiction in which the Sellers or the Buyer (directly or through subsidiaries, in each case) has assets or conducts operations, none of execution, delivery or performance of this Agreement or the Ancillary Agreements to which the Buyer is to be a party by the Buyer, the consummation by the Buyer of the transactions contemplated hereby and thereby or compliance by the Buyer with any of the provisions hereof or thereof will

(i) conflict with or result in any breach of any provision of the articles of incorporation, bylaws or similar organization documents of the Buyer, (ii) require any filing with, or permit, authorization, consent or approval of, any Government entity or its regulatory authorities and agencies or any other Person, (iii) result in the violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, pursuant to any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of their properties or assets may be bound, or (iv) violate any Law applicable to the Buyer, with such exceptions in the case of the foregoing clauses (ii), (iii) and (iv) as would not adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

SECTION 4.5    Financing.  The Buyer will have sufficient financial resources available to pay the Consideration at the Closing Date and the Earn-Out when due.

SECTION 4.6    Brokers.  Except for Salomon Smith Barney Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Buyer is solely responsible for all fees and expenses of Salomon Smith Barney Inc. payable in connection with the transactions contemplated in this Agreement.

ARTICLE V

COVENANTS OF THE PARTIES

SECTION 5.1    Conduct of Business of the Sellers.  Except as otherwise contemplated by this Agreement or as disclosed on Schedule 5.1, during the period from the date of this Agreement to the Effective Time, the Sellers will, and will cause the Transferred Fastener Subsidiaries to, (1) conduct the Fastener Business only in the ordinary and usual course of the Fastener Business consistent with past practice, (2) use commercially reasonable efforts to preserve intact all rights, privileges, franchises and other authority adequate for the conduct of the Fastener Business as currently conducted, (3) use commercially reasonable efforts to keep available the services of the Fastener Business Employees, and (4) use commercially reasonable efforts to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with the Fastener Business. Without limiting the generality of the foregoing and, except as otherwise expressly provided in this Agreement, prior to the Effective Time without the prior written consent of the Buyer which will not be unreasonably withheld or delayed the Sellers will not permit either the Fastener Business or any Transferred Fastener Subsidiary to:

(a)  create, incur or assume any long-term debt (including obligations in respect of capital leases), or, except in the ordinary course consistent with past practice of the Fastener Business under existing lines of credit, create, incur or assume any short-term debt; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person if such assumption, guarantee, endorsement or other liability would constitute a liability of the Fastener Business (other than the guarantee of product warranties in the ordinary course of the Fastener Business consistent with past practice); provided that (i) the Fastener Business may create, incur, assume, guarantee, endorse or otherwise become liable or responsible for any such debt or obligations that will be repaid or otherwise released on or before the Closing and (ii) the Transferred Fastener Subsidiaries may endorse negotiable instruments in the ordinary course of the Fastener Business consistent with past practice;

(b)  (i) increase in any manner the compensation of any of the Fastener Business Employees, except such increases as are granted in the ordinary course of the Fastener Business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases but not any general across-the-board increases); (ii) declare, pay or make any commitment or obligation for the payment of additional salary or similar compensation to any of the

Fastener Business Employees (except in accordance with current written policies in effect on the date hereof and consistent with past practice); (iii) pay bonuses to the Fastener Business Employees except in an amount not to exceed $1,700,000 in the aggregate and which are paid prior to the Closing; (iv) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing Plan or modify or agree to modify any benefits provided under the Plans; or (v) commit itself to adopt any additional Plans or, except as otherwise expressly required or permitted by Article VI, to amend or terminate any of such Plans in existence on the date hereof;

(c)  subject to Section 5.19, permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse if such policy covers Fastener Business Assets or insures risks, contingencies or liabilities which could result in a liability of the Fastener Business, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage remaining under those cancelled, terminated or lapsed are in full force and effect; provided that (i) in no event will the Sellers be required to enter into any replacement policy the premiums of which exceed 200% of the premiums of its current policies, and (ii) the refusal of any insurer to renew any such policy will not constitute a breach of this paragraph. Notwithstanding the foregoing, in the event replacement policies providing coverage equal to or greater than the cancelled, terminated or lapsed policies are not available at premiums less than 200% of the premiums of the current policies in effect as of the Closing Date, the Parent shall be required to enter into replacement policies providing the maximum coverage available for premiums equal to 200% of the premiums of the current policies in effect on the Closing Date;

(d)  except in the ordinary course of the Fastener Business consistent with past practice, (i) sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of, any Fastener Business Assets which have a sales price in excess of $5,000,000, individually or in the aggregate, or (ii) mortgage, pledge or otherwise encumber any Fastener Business Assets except for such mortgages or encumbrances which constitute Permitted Exceptions;

(e)  (i) sell, transfer, out-license (whereby the Sellers or any of their respective subsidiaries license intellectual property to third parties) or otherwise dispose of, or agree to sell, transfer or otherwise dispose of any of the Fastener Business Intellectual Property or (ii) in-licensing (whereby third parties license intellectual property to any of the Sellers or any of their respective subsidiaries) any of the Fastener Business Intellectual Property except in the ordinary course of the Fastener Business consistent with past practice;

(f)  (i) enter into any agreements, commitments or contracts relating to the Fastener Business except agreements, commitments or contracts made in the ordinary course of the Fastener Business consistent with past practice; provided, however, neither the Fastener Business nor any Transferred Fastener Subsidiary will (x) enter into any hedging contract or derivative arrangement or (y) any joint venture arrangements, including those set forth on Schedule 5.1, or (ii) amend any agreements, commitments or contracts relating to the debt of any Transferred Fastener Subsidiary;

(g)  voluntarily consent to the termination of any material Fastener Business Contract, material Fastener Business Lease or material Fastener Business Intellectual Property License by any other party thereto; or voluntarily terminate by its own actions any material Fastener Business Contract, material Fastener Business Lease or material Fastener Business Intellectual Property License; or voluntarily withdraw any application for any material Fastener Business Intellectual Property;

(h)  make any capital expenditures in excess of (i) $1,000,000 for any single project or (ii) $5,000,000 in the aggregate; provided, however, the Sellers shall be able to make commitments in respect of maintaining the Fastener Business Assets in the ordinary course of business in amounts not to exceed $500,000 in the aggregate;

(i)  amend its charter documents in a manner that adversely affects the transactions contemplated hereby;

(j)  waive or release any rights of material value of or with respect to the Fastener Business or any Fastener Business Asset;

(k)  change the accounting principles used in connection with the Fastener Business unless required by GAAP;

(l)  sell or offer for sale the size 5 threaded version of the drive nut used in connection with the Accu-Lok fastener; and

(m)  enter into any agreement, contract, commitment, understanding, undertaking or arrangement to do any of the foregoing.

Notwithstanding the provisions of this Section 5.1, nothing in this Agreement shall be construed or interpreted to prevent the Sellers or any subsidiary of the Sellers from (i) paying or making regular or special dividends or other distributions consisting of cash, marketable securities or property that is not a Fastener Business Asset or any combination thereof (other than pursuant to Section 5.21); (ii) making, accepting or settling intercompany loans or advances, or (iii) engaging in any other transaction incident to the normal cash management procedures of the Sellers and their respective subsidiaries, including short-term investments in time-deposits, certificates or deposit and banker’s acceptances made in the ordinary course of the Fastener Business.

SECTION 5.2    Transfer of Excluded Assets.  During the period between the date of this Agreement and the Closing Date, the Parent shall transfer or cause to be transferred all of the Excluded Assets that are owned by a Transferred Fastener Subsidiary to the Parent or any of the Parent’s subsidiaries other than a Transferred Fastener Subsidiary. The transfer of the Excluded Assets will not create, give rise to or result in any liability or obligation to the Buyer. The Parent will, on or prior to the Closing Date with respect to any transfer of Excluded Assets that occurs and is consummated on or prior to the Closing Date, pay or cause to be paid or satisfy or cause to be satisfied all liabilities and obligations arising from or otherwise attributable to the transfer of the Excluded Assets.

SECTION 5.3    Access and Cooperation.

(a)  During the period from the date of this Agreement until the Closing Date, the Sellers will permit the Buyer and its representatives reasonable access on reasonable notice during normal business hours to the business and operations, properties, personal property, personnel, books and records, contracts and commitments of the Fastener Business, the Fastener Business Assets and the Assumed Fastener Business Liabilities (including the access to customers of the Fastener Business, provided that such access is strictly to facilitate the obtaining of any Government approvals), including the right to make copies of such Fastener Business Books and Records, Fastener Business Contracts, Fastener Business Leases and Fastener Business Intellectual Property Licenses. During such period the Parent will cause its representatives and those of the Fastener Business to consult as reasonably requested by the Buyer on a regular basis with such representatives of the Buyer and to discuss the ongoing operations of the Fastener Business including with respect to environmental matters. The Parent will promptly notify the Buyer of any significant change in the normal course of the Fastener Business and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by or of any Government entity, or the institution or threat of any significant litigation, in each case involving the Fastener Business, and will keep the Buyer fully informed of such events and permit the Buyer’s representatives access to all material prepared in connection therewith. In the event that any record or other information requested by the Buyer is subject to a confidentiality agreement with a third party, attorney-client privilege, or other legal restriction or privilege, the Sellers and the Buyer will endeavor to find means of disclosing as much information as practicable that is needed by the Buyer to prepare for the transfer of the Fastener Business, but the Sellers will not be obligated to breach such restriction or privilege. All information given or obtained by the Buyer and its representatives pursuant to this Section 5.3 shall be subject to the terms of the Confidentiality Agreement, dated December 17, 2001, between the Buyer and the Parent (the “Confidentiality Agreement”). The Buyer shall return all copies of such Fastener Business Books and Records, Fastener Business Contracts,

Fastener Business Leases and Fastener Intellectual Property Licenses and commitments promptly upon the request of any Seller if for any reason the Closing does not occur and this obligation shall survive the termination of this Agreement. The access provided by the Sellers to the Buyer pursuant to this Section 5.3(a) shall include the right of the Buyer to conduct any environmental investigation that the Buyer deems prudent, provided that the Buyer shall not undertake any environmental testing or sampling prior to the Closing Date. Representatives of the Buyer and the Sellers shall meet prior to the performance of any additional environmental inspection to discuss the schedule and scope of such work.

(b)  Except for Taxes covered in Section 8.7, for a period of seven years after the Closing, the Buyer and the Sellers shall provide the other with reasonable access during normal business hours, upon reasonable notice, to all Fastener Business Books and Records to the extent they relate to the condition or operation of the Fastener Business Assets, the Transferred Fastener Subsidiaries or the Assumed Fastener Business Liabilities prior to the Closing (including, but not limited to, any accounts receivable that the Sellers retain pursuant to Section 2.10 or that are transferred and assigned to the Parent pursuant to Section 5.20), to respond to Third Party Claims or for any other legitimate purpose specified in writing. Each of the Sellers and the Buyer shall have the right, at its own expense, to make copies of any such books and records. No party hereto shall destroy any books or records to the extent that they relate to the condition or operation of the Fastener Business Assets, the Transferred Fastener Subsidiaries or the Assumed Fastener Business Liabilities prior to the seventh anniversary of the Closing without first offering to turn over possession to the other parties by written notice at least ninety days prior to the proposed date of destruction.

SECTION 5.4    Expenses.  Except as otherwise provided by this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. Notwithstanding the provisions of this Section 5.4, the Parent and the Buyer agree that any costs, including, without limitation, filing fees and attorneys’ fees and expenses, incurred in connection with curing any defect in the chain-of-title of the Fastener Business Intellectual Property shall be shared equally by the parties.

SECTION 5.5    Commercially Reasonable Efforts.

(a)  Subject to the terms and conditions of this Agreement and applicable Law, each of the parties shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall, and shall cause their respective subsidiaries, and use commercially reasonable efforts to cause their directors, officers, employees, agents, attorneys, accountants and representatives (and their respective subsidiaries’ directors, officers, employees, agents, attorneys, accountants and representatives), to (i) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Government entity (including promptly filing with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Department of Justice”) pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement) or other Person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (ii) provide all such information concerning such party, its subsidiaries and its officers, directors, employees, partners and Affiliates as may be necessary or reasonably requested in connection with any of the foregoing including clause (i) above; (iii) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not be required to agree to any divestiture by the Buyer or any of the Sellers or any of their respective subsidiaries (A) of shares of capital stock or membership interests, or (B) of any of their respective businesses, assets, properties or product lines, or the imposition of any material limitation on the ability of any of them to conduct their respective businesses (including the Fastener Business) or to own or exercise control of such business, assets, properties, product lines or stock.

(b)  The Parent and the Buyer shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by either of them or by any of their respective subsidiaries, from any third party and/or any Government entity with respect to the transactions contemplated by this Agreement.

(c)  In the case of any Fastener Business Contracts, Fastener Business Intellectual Property Licenses or Fastener Business Leases, or any other contracts to which a Transferred Fastener Subsidiary is a party at the Effective Time which are not by their terms assignable or which require the consent of a third party in connection with the transactions contemplated by this Agreement, each of the Sellers agrees to use its commercially reasonable efforts to cause such assignment or to procure such consent. In those cases where consents have not been obtained prior to Closing Date (collectively, the “Non-Conveyed Contracts”), each of the Sellers shall, at the Buyer’s request, provide the Buyer with the benefit of such Non-Conveyed Contracts, including, but not limited to, (i) enforcing, at the request and expense of the Buyer, any rights of the Seller, arising with respect thereto (including, without limitation, the right to terminate a Non-Conveyed Contract in accordance with the terms thereof upon the advice of the Buyer) or (ii) permitting the Buyer to enforce any rights arising with respect thereto as if such Non-Conveyed Contracts had been sold, conveyed, assigned and delivered to the Buyer. The provisions of this Section 5.5(c) shall not affect the right of the Buyer not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 7.3(d) have not otherwise been fulfilled.

SECTION 5.6    Further Assurances.  From time to time, without further consideration, each of the Sellers will, at the Buyer’s expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to consummate the transactions contemplated hereby and to vest in the Buyer or a Transferred Fastener Subsidiary title to the Fastener Business Assets (including, without limitation, assistance in the reduction to possession of any thereof). From time to time, without further consideration, the Buyer will, at the Seller’s expense, execute and deliver such documents as the Sellers may reasonably request in order more effectively to consummate the transactions contemplated hereby and to perfect the assumption by the Buyer of the Assumed Fastener Business Liabilities.

SECTION 5.7    Disclosure Supplements; Schedules and Exhibits.  From time to time after the date of this Agreement and prior to the Effective Time, the Sellers will promptly supplement or amend the schedules referred to in Article III (other than Schedule 3.16 with respect to asbestos claims or personal injury or property damage arising from exposure to Hazardous Materials) and Article VI with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Sellers that has been rendered inaccurate thereby. From time to time after the date of this Agreement and prior to the Effective Time, the Buyer will promptly supplement or amend the schedules referred to in Article IV with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a schedule or which is necessary to correct any information so previously disclosed or in any representation and warranty of the Buyer which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of each of the Sellers contained in Article III and the accuracy of the representations and warranties of the Buyer contained in Article IV in order to determine the fulfillment of the conditions set forth in Sections 7.3(a) and 7.2(a), respectively, the schedules delivered by the Sellers and the schedules delivered by the Buyer shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

SECTION 5.8    Public Announcements.  The Buyer and the Sellers agree that none of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this

Agreement or the transactions contemplated hereby without the other party’s prior written consent, except for such press releases or public statements as may be required by applicable Law or the rules of any stock exchange on which such party’s securities are listed, in which case the other party shall nonetheless be consulted prior to the issuance of any such press release or public statement.

SECTION 5.9    Sales, Use and Transfer Taxes and Fees.  The parties agree that all sales, use and transfer Taxes and related fees (including real estate, transfer Taxes, stamp or other Taxes of the same or similar nature, and patent and trademark transfer Taxes and recording fees but excluding, without limitation, any Taxes arising from the failure of the German spin-off to qualify as tax-free which shall solely be the responsibility of the Sellers) incurred in connection with this Agreement and transactions contemplated hereby will be borne equally by the Sellers and the Buyer. The Buyer and the Sellers shall file all necessary Tax Returns and other documentation with respect to all such sales, use and transfer Taxes and fees. The Sellers shall obtain any other documentation (including, without limitation, reseller or other certificates) requested by the Buyer.

SECTION 5.10    Noncompetition.

(a)  From and after the Effective Time, until the fourth anniversary of the Closing Date (the “Covenant Period”), each of the Sellers agree that neither it nor any of its respective subsidiaries will anywhere in the world (i) directly or indirectly engage in the Fastener Business, or (ii) directly or indirectly invest in, manage, consult with, operate, participate in or control as a partner, stockholder or consultant, or otherwise have an equity interest exceeding five percent in, any Person that competes with the Fastener Business (the “Noncompetition Agreement”). Without limiting the foregoing, during the Covenant Period, none of the Sellers or any of their respective subsidiaries shall (i) directly or indirectly serve as a consultant to any of the Sellers’, the Buyer’s or any of their then subsidiaries competitors that compete with the Fastener Business, or (ii) engage or participate in any effort or act to induce any of the customers, suppliers, associates or independent contractors of the Fastener Business, the Buyer or any of the Buyer’s subsidiaries to take any action or refrain from taking any action or inaction that could be reasonably be foreseen to be disadvantageous to the Fastener Business, the Buyer or the Buyer’s subsidiaries, including without limitation, the solicitation of any of such parties to cease doing business with the Fastener Business, the Buyer or the Buyer’s subsidiaries. Notwithstanding the foregoing, during the Covenant Period, none of the Sellers or any of their subsidiaries shall be prohibited from (i)(x) acquiring a business if no more than 10% of its revenues are derived from activities that are competitive with the Fastener Business or (y) acquiring a business if more than 10% of its revenues are derived from activities that are competitive with the Fastener Business so long as the Sellers or their subsidiaries use commercially reasonable efforts to sell, discontinue or otherwise dispose of such business within a reasonable period of time after it is acquired (but no later than 12 months after such acquisition) or (ii) engaging in the businesses operated by Fairchild Aerostructure Company and the APS division of Fairchild Holding as such businesses are operated as of the Closing Date.

(b)  For a period of four years after the Effective Time, neither the Parent nor any of its subsidiaries shall solicit or rehire (other than as a result of a public advertisement or general solicitation not specifically targeted at Fastener Business Employees) any Fastener Business Employees, unless the Buyer consents in writing to such solicitation or rehire, provided that the foregoing will not (i) prevent the Parent from soliciting or rehiring any such Fastener Business Employees after the termination of such employee’s employment by the Buyer or any of its subsidiaries, (ii) prohibit the Parent from placing public advertisements or conducting any other form of general solicitation which is not specifically targeted at Fastener Business Employees or (iii) prohibit the Parent from soliciting or rehiring any Fastener Business Employee if such employee has not been employed by the Buyer for 12 consecutive months. For a period of four years after the Effective Time, neither the Buyer nor any of its subsidiaries shall solicit or hire any employee of the Parent or any of its subsidiaries, unless the Parent consents in writing to such solicitation or hire, provided that the foregoing will not (i) prevent the Buyer from soliciting or hiring any such employee of the Parent after the termination of such employee’s employment by the Parent or any of its subsidiaries, (ii) prohibit the Buyer from placing public advertisements or conducting any other form of general solicitation which is not specifically targeted at employees of the Parent, (iii) prohibit the

Buyer from soliciting or hiring any employee of the Parent if such employee has not been employed by the Parent for 12 consecutive months or (iv) prohibit the Buyer from hiring any Transferred Employees in accordance with Section 6.1(a).

(c)  It is the intention of the parties to this Agreement that the provisions of this Section 5.10 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.10 shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable; such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

(d)  Each of the Sellers acknowledges that the Buyer would be irreparably harmed by any breach of this Section 5.10 and that there would be no adequate remedy at Law or in damages to compensate the Buyer for any such breach. Each of the Sellers agrees that the Buyer shall be entitled to injunctive relief requiring specific performance by each of the Sellers of this Section 5.10, and such Sellers consent to the entry thereof.

SECTION 5.11    No Solicitation.

(a)  Each of the Sellers agrees that it will not, directly or indirectly through any officer, subsidiary, Affiliate, director, employee, stockholder, representative, agent or other Person, (i) seek, initiate, solicit or encourage any Person to make an inquiry or proposal with respect to the purchase or other acquisition (including by way of a merger, consolidation, stock purchase, asset purchase or share exchange) of a significant portion of the Fastener Business Assets or any substantially similar transaction, in each case other than the transactions contemplated by this Agreement (a “Fastener Business Acquisition Proposal”), (ii) engage in negotiations or discussions concerning a Fastener Business Acquisition Proposal with any Person or group, (iii) disclose any non-public information relating to the Sellers or give access to the properties, employees, books or records of the Sellers or any of its subsidiaries to any Person or group in connection with any Fastener Business Acquisition Proposal or (iv) approve or recommend or agree to approve or recommend any Fastener Business Acquisition Proposal; provided that nothing herein shall prevent the Board of Directors of the Parent from (a) furnishing information to any Person that has made a Fastener Business Acquisition Proposal not solicited in violation of this Section 5.11 or (b) subject to the other provisions of this Section 5.11, entering into or participating in discussions or negotiations concerning a Fastener Business Acquisition Proposal not solicited in violation of this Section 5.11 so long as, in each case, (x) the Board of Directors of the Parent shall have concluded in good faith, after receiving and considering the advice of its outside legal counsel, that failing to participate in such discussions or negotiations or furnishing such information would cause the Board of Directors of the Parent to be in breach of its fiduciary responsibilities to its stockholders under applicable Law, and (y) prior to participating in such discussions or negotiations or furnishing any such information, such Seller and the party making such offer agrees to a confidentiality agreement that is no more favorable to the party receiving information than the Confidentiality Agreement and the Buyer is given concurrent or advance written notice thereof. The Board of Directors of the Parent may (A) fail to make, withdraw, or modify in a manner adverse to the Parent its recommendation to its stockholders referred to in Section 5.12 hereof, (B) take and disclose to its stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise complying with its disclosure obligations and/or (C) take any non-appealable, final action ordered to be taken by the Parent by any court of competent jurisdiction, but in each case only if the Board of Directors of the Parent shall have concluded in good faith, after consultation with its outside legal counsel, that such action is required in the exercise of its fiduciary duties under applicable Law.

(b)  The Parent shall notify the Buyer in writing no later than the end of the next business day after receipt thereof of the receipt of any Fastener Business Acquisition Proposal (including providing a copy thereof if in writing), the terms and conditions of such Fastener Business Acquisition Proposal and the identity of the Person making it. The Parent also shall promptly notify the Buyer no later than the end of the next business day of any change to or modification of such Fastener Business Acquisition Proposal.

(c)  Subject to the provisions of Section 5.11(a), the Sellers shall, and shall cause each of their respective subsidiaries and their respective advisors, employees and other agents to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Fastener Business Acquisition Proposal.

SECTION 5.12    Special Shareholders Meeting.  The Parent shall take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to convene a special meeting of its shareholders as promptly as possible for the purpose of obtaining the Shareholder Approval of the transactions contemplated by this Agreement (the “Special Shareholders Meeting”). The Proxy Statement shall contain the recommendation of the Board of Directors of the Parent that the shareholders of the Parent vote to adopt a resolution embodying the transactions contemplated by this Agreement pursuant to Section 271 of the DGCL, subject to clause (A) of the last sentence of Section 5.11(a). The Board of Directors of the Parent shall at all times recommend such adoption and shall take all reasonable action necessary or appropriate to solicit such adoption, subject to clause (A) of the last sentence of Section 5.11(a).

SECTION 5.13    Proxy Statement.

(a)  Promptly after the execution of this Agreement, the Parent shall use reasonable best efforts to prepare and, as soon as is reasonably practicable, file with the SEC the Proxy Statement, together with appropriate forms of proxy, with respect to the Special Shareholders Meeting. The Buyer and its outside counsel shall be given the opportunity to review and comment on the Proxy Statement before it is filed with the SEC. The Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing and, as promptly after the Proxy Statement has been so cleared, shall mail the Proxy Statement to the stockholders of the Parent as of the record date for the Special Shareholders Meeting. The Buyer and the Parent each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect and shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC, and to be disseminated to the stockholders of the Parent Common Stock to the extent required by applicable Law.

(b)  The Parent shall notify the Buyer promptly of the receipt by it of any comments of the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and will supply the Buyer with copies of all correspondence between the Parent and its representatives, on the one hand, and the SEC or the members of its staff or any other Government official, on the other hand, with respect to the Proxy Statement. The Buyer and the Parent shall use all reasonable efforts to respond promptly to any comments made by the SEC or any other Government official with respect to the Proxy Statement.

SECTION 5.14    Repayment of Debt.

(a)  Sufficiently in advance of the Closing, the Parent will commence a cash tender offer for all of the outstanding principal amount of the Parent’s 10 3/4% Senior Subordinated Notes due 2009 in accordance with the terms of the Indenture, dated as of April 20, 1999 pursuant to which such Notes were issued (the “10 3/4% Indenture”), (the “Debt Tender Offer”) on terms and conditions which shall be reasonably satisfactory to the Buyer. In addition, the Parent will purchase all Notes validly tendered in the Debt Tender Offer.

(b)  Concurrently with the Closing, the Parent shall repay in full all outstanding indebtedness under the Credit Agreement, dated as of April 20, 1999, as amended.

SECTION 5.15    Use of Fairchild Fastener Name.  From and after the Closing, the Sellers and their respective subsidiaries shall (i) not operate any business under or otherwise use the Fairchild Fastener name or any trademark or Internet domain name set forth on Schedule 3.12(a), (ii) adopt new trade names, trademarks, service marks, logos, slogans, designs and Internet domain names, as appropriate, which are not confusingly similar to the Fairchild name or any trademark or Internet domain name set forth on Schedule 3.12(a) and (iii) not use the Fairchild name in any fastener business.

SECTION 5.16    Transfers Not Effected at the Closing.

(a)  In the event that record or beneficial ownership or possession of any Excluded Asset has been transferred to the Buyer on the Closing Date, the Buyer shall use its commercially reasonable efforts to transfer, or cause to be transferred, to the Sellers such Excluded Asset, and pending such transfer to the Sellers, the Buyer shall hold such Excluded Asset and provide to the Sellers all of the benefits and liabilities associated with the ownership and operation of such Excluded Asset and, accordingly, the Buyer shall cause such Excluded Asset to be operated or retained as may reasonably be instructed by the Sellers and the Sellers shall indemnify the Buyer for the Damages resulting from such operation or retention so long as such operation or retention are in accordance with the Sellers’ instructions; provided, however, that the Sellers shall not indemnify the Buyer for any Damages arising from such operation or retention which are judicially determined to have resulted primarily from willful misconduct or gross negligence on the part of the Buyer.

(b)  In the event that record or beneficial ownership or possession of any Fastener Business Assets has not been transferred to the Buyer on the Closing Date, the Sellers shall use their commercially reasonable efforts to transfer, or cause to be transferred, to the Buyer such Fastener Business Assets, and pending such transfer to the Buyer, the Sellers shall hold such Fastener Business Assets and provide to the Buyer all of the benefits and liabilities associated with the ownership and operation of such Fastener Business Assets and, accordingly, the Sellers shall cause such Fastener Business Assets to be operated or retained as may reasonably be instructed by the Buyer and the Buyer shall indemnify the Sellers for the Damages resulting from such operation or retention so long as such operation or retention are in accordance with the Buyer’s instructions; provided, however, that the Buyer shall not indemnify the Sellers for any Damages arising from such operation or retention which are finally judicially determined to have resulted primarily from willful misconduct or gross negligence on the part of the Sellers.

SECTION 5.17    June 30, 2002 Audited Financial Statements.  The Parent will communicate as promptly as possible to the Buyer all proposed audit adjustments related to the Fastener Business which are over $1,000,000 individually or $5,000,000 in the aggregate that are identified as part of the June 30, 2002 audit of the Parent. In addition, the Parent will provide to the Buyer any sworn statements filed by the Parent with the SEC from the date of this Agreement through the Closing Date.

SECTION 5.18    Takeover Statutes.  If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Parent and the Buyer and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

SECTION 5.19    Product Liability Insurance.  Beginning on the Closing Date until at least the fifth anniversary of the Closing Date, the Parent agrees to maintain noncancelable run-off policies in a form reasonably satisfactory to the Buyer covering product liability for aviation products and non-aviation products of the Fastener Business, subject to the next sentence. The product run-off policies covering product liability for aviation products shall be written annually with limits of not less than $100,000,000 and the product run-off policies covering product liability for non-aviation products shall annually be written with limits of not less than $50,000,000; provided, that (i) in no event will the Parent be required to enter into any replacement policy the premiums of which exceed 200% of the premiums of the run-off policies in effect on the Closing Date, and (ii) the refusal of any insurer to provide quotes or write coverage for renewals of any such run-off policy or replacement policy will not constitute a breach of this Section 5.19. Notwithstanding the foregoing, in the event that, during such five year period, replacement policies providing the minimum coverage required by this Section 5.19 are not available at premiums less than 200% of the premiums of the run-off policies in effect on the Closing Date, the Parent shall be required to enter into replacement policies providing the maximum coverage available at premiums equal to 200% of the premiums of the run-off policies in effect on the Closing Date. The

Parent and all Transferred Fastener Subsidiaries shall be named insureds, and the Buyer shall be named as an additional insured on the Parent’s run-off product liability policies. The Parent shall provide the Buyer with copies of the policies and any renewals thereof. At the Closing and annually thereafter, the Parent shall provide the Buyer with evidence of compliance with this obligation under this Section 5.19. The product run-off policies maintained by the Parent pursuant to this Section 5.19 shall be written on an occurrence policy form and shall be referred to herein as the “Fastener Business Product Liability Insurance.”

SECTION 5.20    Post-Closing Treatment of Accounts Receivables.  Following the Closing, the Buyer shall, or shall cause each of its Affiliates to, use its commercially reasonable efforts to collect the accounts receivable outstanding as of the Closing Date, which shall represent all the account receivables of the Fastener Business included on the Closing Date Balance Sheet (the “Receivables”). Upon the earlier of the completion of the Closing Date Balance Sheet by the Buyer or ninety days following the Closing Date, the Buyer shall have the right to transfer and assign any or all of the uncollected portion of any Receivable which is at least ninety days past due as of such date to the Parent by delivering an executed assignment agreement together with a certificate of an officer of the Buyer that sets forth the amount of each such Receivable, the date of invoice and the invoice number for each such Receivable being so assigned (the “Assigned Receivable”) and certifies that no portion of the Receivables being transferred and assigned to the Parent has been collected by the Buyer or its Affiliates and that the Buyer and its Affiliates have otherwise complied with this Section 5.20 (the “Receivables Certificate”). Within five business days after receipt of the Receivables Certificate, the Parent agrees to remit to the Buyer an amount equal to (x) the dollar amount of such Assigned Receivable as set forth in the Receivables Certificate minus (y) $3,832,000 by wire transfer of immediately available funds to a bank account designated by the Buyer for such purpose. On the 180th day following the Closing Date, the Buyer shall have the right to transfer and assign to the Parent any or all of the uncollected portion of any and all other Receivables that remain uncollected together with a Receivables Certificate with respect to any or all other Receivables that remain uncollected as of such date. To the extent that the aggregate amount of the Assigned Receivables transferred and assigned to the Parent pursuant to this Section 5.20 is less than $3,832,000, the Buyer shall promptly remit to the Parent the difference between the aggregate amount of the Assigned Receivables transferred to the Parent and $3,832,000 by wire transfer of immediately available funds to a bank account designated by the Parent for such purpose. If the customer pays the Buyer in respect of an Assigned Receivable, the Buyer shall promptly remit such payment to the Parent by wire transfer of immediately available funds to a bank account designated by the Parent for such purpose. The Buyer hereby agrees that it shall not, and shall cause its Affiliates not to, take any action or omit to take any action that would (i) waive the Parent’s right to collect, release or otherwise forgive any Assigned Receivables or (ii) result in any legal restrictions on the Parent’s ability to pursue and collect any Assigned Receivables. The Buyer hereby acknowledges that the Parent shall have the exclusive right to pursue and collect any Assigned Receivables. Subject to Section 5.3, the Buyer will provide access to all documentation and personnel necessary for the Parent to pursue collection of the Assigned Receivables. The Parent will have the right to make copies of any documentation necessary for such collection.

SECTION 5.21    Continued Existence.  For a period of five years after the Closing Date, the Parent shall (i) maintain its corporate existence, (ii) not authorize or take any other action to implement or effect a voluntary or involuntary, liquidation, dissolution or winding up of the Parent, and (iii) not authorize or take any action to declare or pay any dividends on the Parent Common Stock, whether in cash, property or securities; provided, however, that nothing in this Section 5.21 shall prevent the Parent from engaging in a merger, sale of substantially all its assets or other business combination after the Closing Date if prior to the consummation of such transaction, the successor in interest to the Parent (or the purchaser of such assets, as the case may be) in such transaction agrees in writing (for the benefit of the Buyer Indemnified Parties) to assume and become fully responsible for, pursuant to an agreement reasonably satisfactory in form and substance to Buyer, all of the Parent’s obligations under this Agreement (including, without limitation, the Parent’s obligations under Articles VI, VIII and XI). Notwithstanding the foregoing, nothing in this Section 5.21 shall prevent the Board of Directors of the Parent from taking any action that, after receiving and considering the advice of its outside legal counsel, is required in order for the Board to properly exercise its fiduciary responsibilities to the stockholders of the Parent under applicable Law.

SECTION 5.22    Fairchild Fasteners Europe Simmonds.  Prior to the Closing Date, the Sellers shall convert, or shall cause to be converted, Fairchild Fasteners Europe Simmonds S.A.R.L. into an SAS for French corporate purposes.

SECTION 5.23    Environmental Permits.  In cooperation with the Buyer, the Sellers shall take all reasonable commercial actions to transfer to the Buyer all Environmental Permits effective as of the Effective Time, or, if such Environmental Permits are not transferable, have such Environmental Permits reissued to the Buyer effective as of the Effective Time, provided that the Sellers shall have no obligation hereunder to the extent that applicable Environmental Law would allow the Buyer to own and operate the Fastener Business after the Closing Date without the transfer or reissuance of such Environmental Permits prior to the Closing Date.

SECTION 5.24    United Kingdom Subsidiaries.  Prior to the Closing, the Sellers and the Buyer shall cause their respective subsidiaries to execute all documents that are reasonably necessary to transfer all shares of Fairchild Fasteners UK Ltd., a wholly owned indirect subsidiary of the Parent, to a subsidiary of the Buyer organized under the laws of the United Kingdom. There shall be no additional consideration payable by the Buyer to the Sellers in connection with the transfer contemplated by this Section 5.25.

SECTION 5.25    Transfer of Fastener Business Real Property.  Prior to the Closing, the Sellers shall, or shall cause their respective subsidiaries to, cause any Plan with any right, title or interest in any Fastener Business Real Properties or Fastener Business Leases to sell, convey, assign, transfer and deliver such right, title and interest in such Fastener Business Real Properties or Fastener Business Leases to the Sellers, free and clear of all Liens.

SECTION 5.26    Accrued Expenses.  The parties agree that within 30 days of the date of this Agreement each party shall agree on the items set forth on Schedule 5.26 to be included in “Accrued Expenses” for purposes of calculating of Net Working Capital for purposes of the Closing Date Balance Sheet as set forth on Schedule 1.93(c).

SECTION 5.27    Fullerton Property.  Effective as of the Effective Time, (a) the Parent shall have exercised its option to purchase the real property located at 800 S. State College Boulevard, Fullerton, California 92831 (the “Fullerton Property”), and shall have closed on the purchase of the Fullerton Property; and (b) the Buyer shall have entered into a lease agreement with the Parent pursuant to which the Buyer shall lease the Fullerton Property from the Parent upon the same terms and conditions set forth in the Parent’s present lease with respect to the Fullerton Property (lease dated December 31, 1979, as amended dated July 1, 1997 and June 28, 1985 with 800 State College Partners c/o Black Equities other than (i) the renewal options, (ii) the purchase option and (iii) the right of first offer to purchase). Prior to the end of the term of the Parent’s lease with the Buyer for the Fullerton Property, the Buyer and the Parent shall enter into good faith negotiations with respect to a new lease on commercially reasonable terms.

SECTION 5.28    Intellectual Property.  The Sellers will continue to develop and test the size 5 non-threaded version of the drive nut used in connection with the Accu-Lok fastener. The Sellers have filed or will file promptly, but in no event later than the Closing Date, applications for patent for the Accu-Lok fastener using the non-threaded version of the drive nut in the European Patent Office, Canada, France, Germany, Spain and the United Kingdom.

ARTICLE VI

SELLER EMPLOYEES

SECTION 6.1    Employment.

(a)  Effective as of the Effective Time, each employee of the Sellers actively employed in the Fastener Business immediately prior to the Effective Time and listed on Schedule 6.1 (which Schedule may be updated as of the Closing Date to reflect new employees of the Fastener Business, if any) (the “Fastener Business Employees”) shall cease to be an employee of the Sellers and the Buyer shall offer or cause to be offered employment, on an at-will basis, to all Fastener Business Employees. Effective as of the Effective Time and until December 31, 2003, and subject to Section 6.2(a), the Buyer shall cause the Fastener Business Employees, as a group, who accept and commence employment with the Buyer or a subsidiary of the Buyer as of the Effective Time (the “Transferred Employees”) to be provided with employee benefit arrangements that shall, in the aggregate, be no less favorable than as provided by the Sellers to such Transferred Employees, as a group, immediately prior to the Effective Time, provided that in no event shall the Buyer be required to continue any of the Sellers’ Plans and benefits; provided, further, that this provision shall not apply to those Fastener Business Employees who are based outside the United States.

(b)  The Buyer shall cause the Transferred Employees to be given full credit for all service with the Parent or any subsidiary of the Parent prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual) under any employee benefit plans or arrangements of the Buyer or any subsidiary of the Buyer in which such Transferred Employees participate from and after the Effective Time to the same extent such service was recognized by the Parent or any subsidiary of the Parent under a corresponding Plan of the Parent or, if applicable, of a subsidiary of the Parent immediately prior to the Effective Time. The Buyer shall, or shall cause a subsidiary of the Buyer to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under the medical and life insurance plans in which such employees may be eligible to participate after the Effective Time in connection with the transfer of employment to Buyer, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan of the Parent or any subsidiary of the Parent in which Transferred Employees participate immediately prior to the Effective Time, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Effective Time occurs under any welfare plans in which such employees are eligible to participate after the Effective Time, as if those deductibles or co-payments had been paid under the welfare plans in which such employees are eligible to participate after the Effective Time.

(c)  Subject to Section 6.2, the Sellers shall remain responsible for, and shall indemnify and hold harmless the Buyer against, any and all Damages relating to or arising out of any of the Sellers’ Plans, programs, agreements or arrangements or obligations thereunder accrued or related to circumstances existing on, or prior to, the Effective Time. Subject to Section 6.2, the Buyer shall be responsible for, and shall indemnify and hold harmless the Sellers against, any and all Damages relating to or arising out of any of the Buyer’s employee benefit arrangements or obligations thereunder, as well as employee benefit arrangements that are assumed by the Buyer pursuant to Section 6.2 hereof, which Damages relate to events that occur after the Effective Time.

SECTION 6.2    Assumption of Plans.

(a)  Effective as of the Closing Date, the Buyer shall assume the Sellers’ post-retirement welfare benefit plans solely with respect to Transferred Employees and the former employees of the Fastener Business (which former employees are listed on Schedule 6.2(a)). The Sellers shall continue to provide all administrative services, at the Buyer’s expense, with respect to the benefit obligations assumed by the Buyer pursuant to this Section 6.2(a) through December 31, 2003. With respect to the Sellers’ provision of administrative services pursuant to this Section 6.2(a), the Sellers shall deliver to the Buyer on a monthly basis, an invoice reflecting the costs actually incurred by the Sellers with respect to their provisions of such services. The Buyer shall pay the Sellers the amount indicated in such invoice within ten business days following receipt of such invoice. Nothing herein shall limit the right of the Buyer, following the Closing Date, to amend or terminate the programs under which such benefits are provided, subject to applicable Law.

(b)  The Parent shall retain each of its pension plans (whether or not qualified) (“Parent Pension Plans”) and shall retain and be responsible for, and the Sellers shall indemnify and hold harmless the Buyer against, any and all Damages with respect to, any Parent Pension Plan and any benefits under such plan to which any Transferred Employee or any former employee of the Fastener Business is currently entitled or may become entitled after the Effective Time. The Buyer shall provide such information as the Sellers or their designee may reasonably request, from time to time, in connection with the administration of the Parent Pension Plans.

(c)  (i) The Sellers shall retain and be responsible for all liabilities and obligations, and the Sellers shall indemnify and hold harmless the Buyer against any and all Damages, arising or related to any employment, change of control or severance contract (including all payments thereunder) between the Sellers and any Fastener Business Employee including, but not limited to, those set forth on Schedule 6.2(c)(i). Following the Closing, the Buyer agrees to make available an aggregate amount equal to $5,000,000 for payments to a group of Fastener Business Employees identified on Schedule 6.2(c)(ii) (the “Payment Pool”). As promptly as possible following the date of this Agreement, representatives of the Buyer and representatives of the Seller shall enter into good faith discussions regarding the allocation of the Payment Pool among the individuals identified on Schedule 6.2(c)(ii); provided, however, the Buyer shall have the right in its sole discretion to determine the specific Fastener Business Employees to receive any such payment and the amount of such payment; and provided, further, that any Fastener Business Employee who does not receive a payment from the Buyer pursuant to this Section 6.2(c) may be retained as an employee of the Sellers following the Closing. The Sellers must provide the Buyer with written notice of those Fastener Business Employees the Sellers intend to retain pursuant to this Section 6.2(c) at least five business days prior to the Closing Date. (ii) In the event the amount of money allocated from the Payment Pool to any Fastener Business Employee set forth on Schedule 6.2(c)(ii) is less than the aggregate amount of the change of control, stay pay and other retention payments payable to such employee under his contract with the Fastener Business, the Parent shall pay such difference to the Fastener Business Employee in accordance with the terms of such person’s contract, and the Buyer shall have no obligation with respect to any such change of control, stay pay and other retention payments. In the event that any Fastener Business Employee set forth on Schedule 6.2(c)(i) becomes a Transferred Employee and such Transferred Employee remains employed with the Buyer for a period of six months following the Closing Date, the Buyer agrees to pay such employee the amount of the severance obligations in accordance with the terms of such Employee’s employment agreement. In the event that any Fastener Business Employee set forth on Schedule 6.2(e)(i) becomes a Transferred Employee and such Transferred Employee is terminated by the Buyer prior to the sixth month anniversary of the Closing Date, (a) the Sellers shall remain fully liable for payment of the full amount of such employee’s severance payments under his employment agreement and (b) the Buyer shall not rehire such terminated Transferred Employee as an employee or a consultant for a two year period following such employee’s date of termination.

(d)  The Sellers shall be fully responsible for the payment of any benefits due any Transferred Employee under any Plan of the Sellers or their respective Affiliates and each Individual Agreement to which the Sellers or their respective Affiliates are a party in the nature of interim benefits to motivate the Fastener Business Employees to become Transferred Employees, including any payments made pursuant to a retention contract or other retention bonus arrangement but the Seller may use the Payment Pool to satisfy its obligations to pay such benefits due to the Transferred Employees.

(e)  The Sellers shall be fully responsible for any benefits in the nature of severance pay due to any Fastener Business Employee under any Plan or Individual Agreement who does not accept an offer of employment described in Section 6.1(a) hereof. The severance benefits provided by the Buyer to any Transferred Employee who is based in the United States (each, a “Transferred U.S. Employee”) whose employment with the Buyer is involuntarily terminated (other than for cause) by the Buyer or a Buyer subsidiary within twelve months following the Effective Time shall not be less favorable than the severance benefits set forth on Schedule 6.2(e) (which are the benefits that a Fastener Business Employee would have been entitled to had his or her employment been terminated by the Sellers or any subsidiaries of the Sellers (as the case may be) immediately prior to the Effective Time).

(f)  To the extent that any obligations might arise under WARN, 29 U.S.C. Section 2101 et seq., or under any similar provision of any Law (hereinafter referred to collectively as “WARN Obligations”) as a consequence of the transactions contemplated by this Agreement, the Sellers shall be responsible for any WARN Obligations arising as a result of any employment losses occurring prior to the Effective Time, and the Buyer shall be responsible for any WARN Obligations arising as a result of any employment losses occurring on or after the Effective Time. At the Closing Date, the Sellers will deliver to the Buyer a list reflecting the number of Fastener Business Employees who suffered an employment loss during the ninety day period prior to the Closing.

(g)  Effective as of the Effective Time, each Transferred Employee shall not be eligible to make contributions (or have contributions made on his behalf) to the Sellers’ defined contribution plans (the “Parent DC Plans”), other than contributions payable for periods prior to the Closing Date which have not been remitted as of the Closing Date. The Sellers shall cause each Transferred Employee to be fully vested in such Transferred Employees account balance in the Parent DC Plan in which such Transferred Employee participates as of the Closing Date. The Buyer shall establish or designate one or more defined contribution plans in which Transferred U.S. Employees shall be eligible to participate as soon as practicable after the Closing Date (the “Buyer DC Plans”). Each Transferred Employee shall be permitted to receive a distribution of such Transferred Employee’s full account balance from the Parent DC Plans or have such distribution “rolled over” in cash to an eligible retirement plan (including the Buyer DC Plan), as soon as practicable after the Closing Date.

(h)  Effective as of the Effective Time, each Transferred U.S. Employee shall cease to accrue additional benefits under Sellers’ defined benefit pension plans listed on Schedule 6.2(h) (the “Parent DB Plans”). Each Transferred U.S. Employee shall be permitted to receive a distribution of such Transferred U.S. Employee’s accrued benefit, actuarially adjusted for commencement before normal retirement age, in accordance with the terms of the applicable Plan from the Parent DB Plan in which such Transferred U.S. Employee participates as of the Closing Date, as soon as practicable after the Closing Date. As soon as practicable (but not later than six months) after the Closing Date, the Buyer shall establish or designate one or more defined benefit pension plans to cover those Transferred U.S. Employees who, immediately prior to the Effective Time, participated in any Parent DB Plan, effective as of the Closing Date (the “Buyer DB Plans”).

(i)  The Sellers shall be responsible for and pay any and all workers’ compensation and other similar statutory claims asserted by or with respect to any Transferred Employees in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole on or before the Closing Date. The Buyer shall be responsible for and pay any and all workers’ compensation and other similar statutory claims asserted by or with respect to any Transferred Employees hired by the Buyer in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole after the Closing Date. If any such injury or other compensable event or occupational illness or disease of a Transferred Employee who is employed by the Sellers before the Closing Date and by the Buyer after the Closing Date is attributable in part to causes occurring before the Closing Date and in part to causes after the Closing Date and is the basis of a workers’ compensation or other similar statutory claim, the liability for any such claims shall be shared by the Sellers and the Buyer in the proportion of the periods of exposure in respect of the occupational illness or disease of such Transferred Employee which occurred before the Closing Date and that which occurred after the Closing Date except for California employees. For Transferred Employees working in California, if any such injury or other comparable event or occupational illness or disease of a Transferred Employee who is employed by the Sellers before the Closing Date and by the Buyer after the Closing Date is attributable in part to causes occurring before the Closing Date and in part to causes occurring after the Closing Date and is the basis of a workers’ compensation or other similar statutory claim, the liability for any such claims shall be shared by the Sellers and the Buyer in the proportion of the periods of exposure as would be taken into account under the applicable provisions of the California Labor Code in respect of the occupational illness or disease of such Transferred Employee which occurred before the Closing Date and that which occurred after the Closing Date. If the Buyer pays or is otherwise held responsible for the Sellers’ allocated portion of any workers’ compensation or other similar statutory claim, the Sellers will reimburse the Buyer for such portion paid by the Buyer. The Buyer’s obligations under this Section 6.2(i) shall not preclude the Buyer’s right to indemnification under Article XI for any breach of any representation or warranty made by the Sellers in this Agreement.

(j)    Treatment of Foreign Plans and Employees.  Effective as of the Closing Date, the Buyer shall assume Sellers’ liabilities and obligations, and shall receive the assets, under each of the Plans that are based outside of the United States and cover exclusively Transferred Employees who are based outside of the United States.

(k)    Administrative Services.  The Sellers shall continue to provide all administrative services at the Buyer’s expense with respect to the Buyer’s provision of health, dental and disability benefits to the Transferred U.S. Employees through December 31, 2003. With respect to the Sellers’ provision of administrative services pursuant to this Section 6.2(k), the Sellers shall deliver to the Buyer, on a monthly basis, an invoice reflecting the costs actually incurred by the Sellers with respect to their provision of such services. The Buyer shall pay the Sellers the amount indicated in such invoice within ten business days following its receipt of such invoice.

ARTICLE VII

CLOSING CONDITIONS

SECTION 7.1    Conditions to Each Party’s Obligations to Effect the Transactions Contemplated Hereby.  The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)  To the extent required by applicable Law, each of the Sellers and the Buyer and any other Person (as defined in the HSR Act) required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the FTC pursuant to the HSR Act shall have made such filing and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated;

(b)  To the extent required by applicable Law, each of the Sellers and the Buyer and any other Person required in connection with the transactions contemplated hereby to file any filings with any Government entity outside the U.S. shall have made such filings and such Government entities outside the U.S. shall have approved or cleared all such filings;

(c)  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or Government entity which prohibits the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby or has the effect of making the acquisition of the Fastener Business by the Buyer or any of its Affiliates illegal;

(d)  The transactions contemplated by this Agreement shall have received the requisite vote required for the Shareholder Approval; and

(e)  The Parent shall have repaid that certain indebtedness described in Section 5.14(b) in the manner set forth and in accordance with the provisions of Section 5.14(b).

SECTION 7.2    Conditions to the Obligations of the Sellers to Effect the Transactions Contemplated Hereby.  The obligations of the Sellers to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Sellers:

(a)  All of the representations or warranties of the Buyer set forth in the Agreement that are qualified by materiality or material adverse effect shall be true and correct, and all of the representations and warranties of the Buyer set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the date hereof and as of the Effective Time (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively);

(b)  The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Closing Date; and

(c)  The Buyer shall have furnished a certificate of an executive officer of the Buyer to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

SECTION 7.3    Conditions to the Obligations of the Buyer to Effect the Transactions Contemplated Hereby.  The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Buyer:

(a)  All of the representations or warranties of the Sellers set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and all of the representations and warranties of the Sellers set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the date hereof and as of the Effective Time (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively);

(b)  The Sellers shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Closing Date; provided, however, that the Sellers shall have performed and complied with its obligations pursuant to Section 5.14(a) in all respects;

(c)  The Sellers shall have furnished a certificate of an executive officer of the Sellers to evidence compliance with the conditions set forth in Sections 7.3(a) and (b) of this Agreement;

(d)  Each of the consents listed on Schedule 7.3(d) shall have been obtained; and

(e)  The Sellers shall have completed the transfer of all Excluded Assets as contemplated by Section 5.2.

SECTION 7.4    Certificates.  Each of the parties hereto will furnish to the other party such certificates of such party’s officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article VII as the other party may reasonably request.

ARTICLE VIII

CERTAIN TAX MATTERS

SECTION 8.1    Tax Returns.

(a)  The Sellers shall timely prepare and file (or cause to be filed) when due (taking into account extensions) (i) all Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Fastener Business Assets and each of the Transferred Fastener Subsidiaries for taxable years or periods ending on or before the Closing Date, and (ii) all consolidated, combined, unitary and similar Tax Returns that include one or more of the Transferred Fastener Subsidiaries as members of the “affiliated group” (within the meaning of Section 1504(a) of the Code or similar provision of state, local or non-U.S. law) of which the Parent (or any predecessor or successor) is the common parent. The Sellers shall timely prepare, or cause to be timely prepared, any such Tax Returns due after the Closing Date (taking into account extensions) for a taxable period ending on or prior to the Closing Date and deliver such Tax Returns to the Buyer for filing.

(b)  The Buyer shall timely prepare and file (or cause to be filed) when due (taking into account extensions) all Tax Returns that are required to be filed by or with respect to the Fastener Business Assets and each of the Transferred Fastener Subsidiaries (other than returns that include one or more of the Transferred Fastener Subsidiaries as members of the “affiliated group” (within the meaning of Section 1504(a) of the Code or similar provision of state, local or non-U.S. law) of which the Parent (or any predecessor or successor) is the common parent) for taxable years or periods beginning after the Closing Date and any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”).

(c)  The Buyer shall make available to the Sellers for review and approval any Tax Returns required to be prepared by the Buyer for any taxable year or period that includes a Straddle Period. The Buyer shall use its reasonable best efforts to make such Tax Returns available for review and approval as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns (but in no event less than 30 days prior to their due dates) to provide the Sellers with a meaningful opportunity to review and approve such Tax Returns and have such Tax Returns modified before filing, provided that such approval shall not be unreasonably withheld. The Buyer and the Sellers shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns. If a Tax Return is due before the date a disputed item is resolved hereunder, it shall be filed as prepared and resolved items shall be reflected on an amended Tax Return or other applicable Tax adjustment request.

SECTION 8.2    Payment of Taxes.  Except as otherwise provided in this Agreement and except to the extent any such Taxes are taken into account in preparing the Closing Date Balance Sheet, the Sellers shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Tax liability of the Fastener Business Assets and the Transferred Fastener Subsidiaries for taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date. The Sellers shall pay directly to or at the direction of the Buyer, at least ten days prior to the date payment thereof is due, the portion of such Taxes for that portion of any Straddle Period which ends on the Closing Date (calculated pursuant to Section 8.3). The Buyer shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Tax liability of the Fastener Business Assets and the Transferred Fastener Subsidiaries for taxable periods beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.

SECTION 8.3    Allocation of Straddle Period Taxes.  In the case of any Straddle Period:

(a)  Periodic Taxes.  (i) The periodic Taxes of the Fastener Business Assets and the Transferred Fastener Subsidiaries that are not based on income or receipts (e.g., property Taxes) for the portion of any Straddle Period which ends on the Closing Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period, and (ii) the periodic Taxes of the Fastener Business Assets and the Transferred Fastener Subsidiaries that are not based on income or receipts for the portion of any Straddle Period beginning on the day after the Closing Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period.

(b)  Non-Periodic Taxes.  (i) The Taxes of the Fastener Business Assets and the Transferred Fastener Subsidiaries for that portion of any Straddle Period ending on the Closing Date (other than Taxes described in Section 8.3(a) above), shall be computed on a “closing-of-the-books” basis as if such taxable period ended as of the close of business on the Closing Date, and (ii) the Taxes of the Fastener Business Assets and the Transferred Fastener Subsidiaries for that portion of any Straddle Period beginning after the Closing Date (other than Taxes described in Section 8.3(a) above), shall be computed on a “closing-of-the-books” basis as if such taxable period began on the day after the Closing Date.

SECTION 8.4    Refunds.

(a)  Any Tax refund (including any interest in respect thereof) received by the Buyer, any of its Affiliates or any of the Transferred Fastener Subsidiaries, and any amounts credited against Tax to which the Buyer, any of its Affiliates or any of the Transferred Fastener Subsidiaries becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, for which the Sellers are liable pursuant to Section 8.2, except to the extent that such refund or credit against Tax relates to Taxes for which the liability is assumed by the Buyer, shall be for the account of the Sellers, and the Buyer shall pay over to the Sellers any such refund or the amount of any such credit within ten days after receipt of such credit or entitlement thereto. The Buyer shall pay the Sellers interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 8.4.

(b)  Any Tax refund (including any interest in respect thereof) received by the Sellers or any of their Affiliates, and any amounts credited against Tax to which the Sellers or any of their Affiliates becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, for which the Buyer is liable pursuant to Section 8.2, or that relate to any Tax for which the liability is assumed by the Buyer shall be for the account of the Buyer, and the Sellers shall pay over to the Buyer any such refund or the amount of any such credit within ten days after receipt of such credit or entitlement thereto. The Sellers shall pay the Buyer interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 8.4.

(c)  Each of the Sellers and the Buyer shall cooperate, and cause each of its Affiliates to cooperate, in obtaining any Tax refund that the other party reasonably believes should be available, including through filing appropriate forms with the applicable Tax authority.

SECTION 8.5    Tax Indemnification.

(a)  Notwithstanding any other provision of this Agreement or any Ancillary Agreement, each of the Sellers will jointly and severally indemnify, defend and hold harmless the Buyer, the Transferred Fastener Subsidiaries, the Buyer’s other subsidiaries and their respective directors, officers, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of (i) Taxes levied or imposed upon, or in connection with, the Fastener Business Assets or the Fastener Business with respect to any taxable period or portion thereof ending on or before the Closing Date, (ii) Taxes imposed on or payable by the Sellers, any Seller Affiliate or the Transferred Fastener Subsidiaries with respect to any taxable period or portion thereof ending on or before the Closing Date, (iii) Taxes of the Sellers or its Transferred Fastener Subsidiaries imposed on the Sellers or any of the Transferred Fastener Subsidiaries as members of the “affiliated group” (within the meaning of Section 1504(a) of the Code) of which Parent (or any predecessor or successor) is the common parent that arises under Treasury Regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law, and (iv) Taxes for which Sellers are responsible for in Section 5.9, in each case except to the extent any such Taxes are taken into account in preparing the Closing Date Balance Sheet.

(b)  Notwithstanding any other provision of this Agreement or any Ancillary Agreement, the Buyer will indemnify and hold harmless the Parent and its subsidiaries other than the Transferred Fastener Subsidiaries and their respective directors, officers, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of (i) Taxes described in Section 8.5(a)(i) and (ii) to the extent such Taxes are taken into account in preparing the Closing Date Balance Sheet, (ii) Taxes for which Buyer is responsible for in Section 5.9, and (iii) Taxes described in the last sentence of Section 8.2.

(c)  The Sellers agree to indemnify the Buyer against and hold it harmless from all income Taxes, expenses or other losses arising out of the failure of the Sellers to perform any of the agreements it is required to perform under this Article VIII, and the Buyer agrees to indemnify the Sellers and hold them harmless from all Taxes, expenses or other losses arising out of the failure by the Buyer to perform any of the agreements it is required to perform under this Article VIII.

(d)  Any indemnification obligation of the Buyer or the Sellers pursuant to this Section 8.5 shall be net of any Tax Benefit realized by the indemnified party or its Affiliates and increased by the relevant After Tax Amount. For purposes of this Agreement, “After Tax Amount” means any additional amount necessary to reflect the Tax consequences of the receipt or accrual of such reimbursement payment (including the payment of an additional amount or amounts hereunder) determined by using the actual marginal federal, state, foreign or local rates for the relevant taxable period.

(e)  The Buyer and the Sellers agree to treat any payment under this Section 8.5 as an adjustment to the Consideration.

SECTION 8.6    Certain Post-Closing Settlement Payments.

(a)  If the examination of any federal, state, local or other Tax Return of the Buyer under Section 8.1(b) shall result (by settlement or otherwise) in any adjustment which permits the Sellers or its Affiliates to increase deductions, losses or Tax credits or decrease the income, gains or recapture of Tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by the Sellers or its Affiliates for one or more periods for which it is required to file a Tax Return, the Buyer shall notify the Sellers and provide it with adequate information so that the Sellers can reflect on its or the appropriate Affiliate’s Tax Returns such increases in deductions, losses or Tax credits or decreases in income, gains or recapture of Tax credits. The Sellers shall pay to the Buyer, within 30 days of the receipt of such information, the amount of any resulting Tax Benefits.

(b)  If the examination of any federal, state, local or other Tax Return of the Sellers under Section 8.1(a) shall result (by settlement or otherwise) in any adjustment which permits the Buyer or its Affiliates to increase deductions, losses or Tax credits or decrease the income, gains or recapture of Tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by the Buyer or its Affiliates for one or more periods for which it is required to file a Tax Return, the Sellers shall notify the Buyer and provide it with adequate information so that the Buyer can reflect on its or the appropriate Affiliate’s Tax Returns such increases in deductions, losses or Tax credits or decreases in income, gains or recapture of Tax credits. The Buyer shall pay to the Sellers, within 30 days of the receipt of such information, the amount of any resulting Tax Benefits.

SECTION 8.7    Cooperation.  After the Closing Date, each of the Sellers and the Buyer shall (and shall cause their respective Affiliates to) (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1(a), (ii) cooperate fully in preparing for any audits of, or disputes with Tax authority regarding, any Tax Returns of any of the Fastener Business Assets and Transferred Fastener Subsidiaries and (iii) as requested by the Buyer, the Parent shall make, or cause to be made, elections under Section 754 of the Code for the taxable years of Transferred Fastener Subsidiaries ending on or including the Closing Date. In connection therewith, the Buyer shall not dispose of any Tax work papers, books or records relating to any of the Fastener Business Assets and Transferred Fastener Subsidiaries during the six-year period following the Closing Date, and thereafter shall give the Sellers reasonable written notice, and the opportunity to make copies of any such items, before disposing of such items.

SECTION 8.8    Contests.

(a)  Notice.  After the Closing Date, the Buyer and the Sellers each shall notify the other party in writing within 10 days of the commencement of any Tax audit or administrative or judicial proceeding affecting the Taxes of any of the Fastener Business Assets or Transferred Fastener Subsidiaries, which, if determined adversely to the Taxpayer (“Tax Indemnitee”) or after the lapse of time would be grounds for indemnification under Section 8.5 of this Agreement by the other party (“Tax Indemnitor”). Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. If either the Buyer or the Sellers fails to give the other party prompt notice of an asserted Tax liability as required under this Agreement, then (i) if the Tax Indemnitor is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any administrative or judicial forums, then such party shall not have any obligation to indemnify the other party for any losses arising out of such asserted Tax liability, and (ii) if the Tax Indemnitor is not so precluded from contesting, if such failure to give prompt notice results in a detriment to the Tax Indemnitor, then any amount which the Tax Indemnitor is otherwise required to pay pursuant to Section 8.5 of this Agreement with respect to such liability shall be reduced by the amount of such detriment.

(b)  Control of Contests Involving Pre-Closing Periods.  (i) In the case of an audit or administrative or judicial proceeding involving any asserted liability for (A) Taxes of the Sellers or their Affiliates with respect to the Fastener Business Assets or (B) the U.S. federal, state or local Tax liability of or with respect to the Transferred Fastener Subsidiaries relating to any taxable years or periods ending on or before the Closing Date, the Sellers shall have the right, at their expense, to control the conduct of such audit or proceeding; provided, however, that if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of or with respect to the Transferred Fastener Subsidiaries for taxable periods ending after the Closing Date or with respect to the Fastener Business Assets for which the Buyer (or its Affiliates) would be liable, the Sellers shall not settle any such audit or proceeding without the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) in the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes addressed in Section 5.9 or with respect to the foreign Tax liability of the Transferred Fastener Subsidiaries relating to any taxable years or periods ending on or before the Closing Date or any Straddle Period, the Buyer and the Parent shall have joint control of and shall cooperate in the conduct of such audit or proceeding; such joint control shall include strategic decision-making regarding audits, selection of an appropriate spokesperson to interface with the applicable Tax authority, and selection of advisors with respect to such periods. If the Buyer and the Parent cannot agree with respect to any matter relating to the conduct of an audit or administrative or judicial proceeding described in Section 8.8(b)(ii), they shall jointly appoint an impartial nationally recognized Tax lawyer (the “Advisor”) mutually acceptable to the Parent and the Buyer (or, if they cannot agree on a mutually acceptable Tax lawyer, they shall cause their respective law firms to select such lawyer). The Buyer and the Parent shall provide to the Advisor full cooperation. The Advisor shall be instructed to reach its conclusion regarding the dispute within 15 business days. The conclusion reached by the Advisor shall be conclusive and binding on the Parent and the Buyer. All fees payable to the Advisor in connection with the resolution of such disagreements shall be divided equally between the Parent and the Buyer.

(c)  Control of Contests Involving Post-Closing Periods or Straddle Periods.  In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes (A) of the Buyer or its Affiliates with respect to the Fastener Business Assets, (B) of the Transferred Fastener Subsidiaries relating to any taxable years or periods beginning after the Closing Date or (C) for any Straddle Period (other than a foreign Tax Straddle Period which is governed by Section 8.8(b)(ii)), the Buyer shall have the right to control the conduct of such audit or proceeding; provided, however, that if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of any Fastener Business Assets or Transferred Fastener Subsidiaries for which the Sellers would be liable, in the case of any Straddle Period (other than a foreign Tax Straddle Period, which is governed by Section 8.8(b)(ii)) the Sellers may participate in the conduct of such audit or proceeding at their own expense and in each case the Buyer shall not settle any such audit or proceeding without the consent of the Parent which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 8.9    French SAS.  The Buyer hereby agrees that it will not, and will not permit any of its subsidiaries or Affiliates to, convert Fairchild Fasteners Europe-Simmonds S.A.S. into a French S.A.R.L. prior to the second anniversary of the Closing Date.

ARTICLE IX

TERMINATION AND ABANDONMENT

SECTION 9.1    Termination.  Subject to the parties’ obligations as provided in Section 5.5, this Agreement may be terminated at any time prior to the Effective Time:

(a)  by mutual consent of the Parent and the Buyer;

(b)  by the Parent or the Buyer, (i) at any time after January 31, 2003 if the conditions set forth in Article VII shall not have been satisfied or waived, provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the Closing Date not occurring by January 31, 2003; (ii) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby or having the effect of making the acquisition of the Fastener Business by the Buyer and its Affiliates illegal; or (iii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby or having the effect of making the acquisition of the Fastener Business by the Buyer and its Affiliates illegal and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction subject to the provisions of Section 5.5;

(c)  by the Buyer, if there has been a material violation or breach by the Sellers of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer;

(d)  by the Parent, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Sellers impossible and such violation or breach has not been waived by the Parent;

(e)  by the Parent or the Buyer, if at the Special Shareholders Meeting, the transactions contemplated by this Agreement and any other transactions contemplated hereby that are required to be approved or adopted by the stockholders of the Parent shall fail to receive the vote required by the Shareholder Approval;

(f)  by the Buyer, if the Parent shall (i) withdraw, modify or amend in any respect its approval or recommendation of the transactions contemplated by this Agreement that are required to be approved or adopted by the stockholders of the Parent, (ii) failed to included in the Proxy Statement such recommendation (including the recommendation that the stockholders of the Parent vote in favor of the transactions contemplated by this Agreement), (iii) taken any public position inconsistent with such recommendation, or (iv) if the Board of Directors of the Parent shall have resolved to do any of the foregoing; or

(g)  by the Parent, if (i) the Parent shall have received a Fastener Business Acquisition Proposal not solicited in violation of Section 5.11 and (ii) the Board of Directors of the Parent shall have concluded in good faith, after receiving and considering the advice of its outside legal counsel, that such Fastener Business Acquisition Proposal is more favorable to its stockholders than the transactions contemplated by Article II of this Agreement.

SECTION 9.2    Procedure and Effect of Termination.

(a)  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein:

(i)  upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(ii)  each party hereto will use its best efforts to prevent disclosure to third Persons of all information received by either party with respect to the business of the other party or its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Government entity) except (i) as may be required by Law; and (ii) as is permitted by this Agreement; and

(iii)  neither party hereto shall have any liability or further obligation to the other party to this Agreement pursuant to this Agreement except as stated in this Section 9.2, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement (including, but not limited to, Section 5.4 and Section 5.5) or of the Confidentiality Agreement.

(b)  In addition, in the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Parent or any Seller pursuant to Section 9.1(g), then simultaneously with any such termination, the Parent shall deliver, or shall cause to be delivered, to the Buyer an amount of cash equal to $25,000,000 by wire transfer of immediately available funds to a bank account designated in writing by the Buyer in any bank in the continental United States or by such other means as are agreed in writing by the Parent and the Buyer.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1    Delivery of Schedules.  The schedules required to be delivered pursuant to this Agreement are being delivered simultaneously with the execution and delivery of this Agreement.

SECTION 10.2    Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of each of the Sellers and the Buyer at any time prior to the Effective Time with respect to any of the terms contained herein.

SECTION 10.3    Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3.

SECTION 10.4    No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Person (other than the parties to this Agreement) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

SECTION 10.5    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, telecopied (and which is confirmed) or sent by reputable courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)  if to the Sellers, to

The Fairchild Corporation
45025 Aviation Drive, Suite 400
Dulles, Virginia 20166-7516
Telecopy:  (703) 478-5775
Attention:  General Counsel

with a copy to

Cahill Gordon & Reindel
80 Pine Street
New York, New York 10005
Telecopy:  (212) 269-5420
Attention:  James J. Clark, Esq.
Luis R. Penalver, Esq.

(b)  if to the Buyer, to

Alcoa Inc.
390 Park Avenue
New York, New York 10022-4608
Telecopy:  (212) 836-2809
Attention:  General Counsel

with a copy to

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Telecopy:  (212) 735-2000
Attention:  J. Michael Schell, Esq.
Margaret L. Wolff, Esq.

SECTION 10.6    Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder; provided, however, that the Buyer may assign its rights to purchase the Fastener Business Assets to one or more of its wholly owned subsidiaries (including a single member limited liability company of the Buyer), as provided in Section 10.7.

SECTION 10.7    Designated Subsidiary.  Anything in this Agreement to the contrary notwithstanding, the Parent agrees that the Buyer may cause one or more of its direct or indirect, wholly owned subsidiaries (including corporations or single member limited liability companies) designated by the Buyer to carry out all or part of the transactions contemplated by this Agreement; provided, however, that no such designation shall affect or diminish the liability of the Buyer under this Agreement.

SECTION 10.8    Governing Law.  This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

SECTION 10.9    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 10.10    Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 10.11    Entire Agreement.  This Agreement, including the exhibits hereto, the Ancillary Agreements, the Confidentiality Agreement, and the Noncompetition and Consulting Agreement and the documents, schedules, certificates and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

SECTION 10.12    Severability.  If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable Law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable Law.

ARTICLE XI

INDEMNIFICATION

SECTION 11.1    Survival of Representations and Warranties.

(a)  Subject to Section 11.5 hereof, each of the representations and warranties contained in Articles III and IV will survive the Closing and remain in full force and effect until December 31, 2003; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 4.1 and 4.2 will survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations, and the representations and warranties set forth in Section 3.27 will survive the Closing and remain in full force and effect until the fifth anniversary of the Closing Date. Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.12 (but only to the extent they relate to the Accu-Lok fastener), 3.22 and 3.24 shall not survive the Closing but the Buyer shall be entitled instead to indemnification pursuant to Section 11.2(a)(iii) and Article VII and Section 11.6, respectively.

(b)  For purposes of this Agreement, (i) “Indemnity Payment” means Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) “Indemnitee” means any Person entitled to indemnification under this Agreement, (iii) “Indemnifying Party” means any Person required to provide indemnification under this Agreement, (iv) “Indemnifiable Losses” means any and all losses, damages, charges, deficiencies, penalties, claims, demands, actions, suits or proceedings, settlements and compromises relating thereto and reasonable attorneys’ fees and expenses in connection therewith; provided that, Indemnifiable Losses shall not include (A) any consequential, special or punitive damages, except in the case of fraud or to the extent actually awarded by a court or Government entity in connection with a Third Party Claim, (B) any internal fees and expenses of the indemnified party (including, without limitation, in-house counsel’s fees and expenses) or (C) any adjustments made pursuant to Section 2.7, to the extent paid in accordance therewith, and (v) “Third Party

Claim” means any claim, demand, action, suit or proceeding made or brought by any Person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

SECTION 11.2    Indemnification.

(a)  Subject to Sections 11.1, 11.3, 11.4 and 11.5, each of the Sellers will jointly and severally indemnify, defend and hold harmless the Buyer, the Transferred Fastener Subsidiaries, the Buyer’s other Affiliates and their respective directors, officers, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

(i)  any breach by any of the Sellers of any of the representations, warranties or covenants of any of the Sellers contained in this Agreement and the Ancillary Agreements (other than the Voting Agreement) or any certificate delivered by any of such Persons pursuant to this Agreement;

(ii)  any Third Party Claim to the extent arising from or related to activities of the Fastener Business prior to the Closing (other than the Assumed Fastener Business Liabilities), including, without limitation, any Third Party Claims for (A) asbestos claims other than those set forth on Schedule 3.16 and (B) claims of personal injury or property damage arising out of exposure to Hazardous Materials;

(iii)  any claim by Monogram Industries Inc. or any of its Affiliates or any of their successors of infringement of U.S. patent numbers 4,659,271, 4,747,202, 4,772,167, 4,967,463, 5,066,179, and any foreign patents corresponding and/or claiming priority to such U.S. patents, arising from (A) Sellers’ or any of their respective subsidiaries’ use, manufacture, offering for sale, sale or importing of the Accu-Lok fastener (the different version of which are described in U.S. patent application numbers 09/825,711, 09/849,184 and 09/997,500) and (B) Buyer’s or any of their respective subsidiaries’ use, manufacture, offering for sale, sale or importing of the non-threaded version of the drive nut used in connection with the Accu-Lok fastener in accordance with Sellers’ specifications for the Accu-Lok fastener;

(iv)  (A) subject to Section 11.6, the Fastener Environmental Liabilities and (B) all litigation matters arising out of or resulting from the conduct of the Fastener Business prior to the Effective Time, including the litigation matters set forth on Schedule 3.16, in all cases for purposes of both clause (A) and (B) to the extent the amount of Damages thereof exceeds the amount of the reserve for environment, health, safety and litigation on the Closing Date Balance Sheet;

(v)  the ownership, use and possession of the Excluded Assets prior to, on or after the Closing Date;

(vi)  the Excluded Fastener Business Liabilities other than Third Party Claims for which indemnification is provided pursuant to Section 11.2(a)(ii); or

(vii)  any Third Party Claim arising from or related to any current or former business, activities or operations of the Sellers, their respective current and former subsidiaries and any predecessors of such companies, including without limitation, any (A) Discontinued Operations, (B) Pre-Closing Off-Site Disposal Locations, but not including the business activities and operations of the Fastener Business Assets and the Assumed Fastener Business Liabilities.

(b)  Subject to Section 11.4, each of the Sellers will jointly and severally indemnify, defend and hold harmless the Buyer, the Transferred Fastener Subsidiaries, the Buyer’s other subsidiaries and their respective directors, officers, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of any Third Party Claim for product liability or product warranty with respect to any Fastener Business products manufactured by the Sellers or any of their respective subsidiaries prior to the Closing (a “Product Claim”). The indemnification obligations of the Sellers under this Section 11.2(b) shall terminate on the fifth anniversary of the Closing Date, except with respect to any Indemnifiable Losses relating to a Product Claim for which the Buyer has provided written notice to the Parent prior to the fifth anniversary of the Closing

Date of the facts underlying such Indemnifiable Losses with reasonable specificity. For purposes of this Section 11.2(b), any Indemnifiable Losses relating to a Product Claim shall include all costs actually incurred by the Indemnitee due to recalls of products including, without limitation, all costs associated with the removal and replacement of installed products manufactured and sold by the Sellers prior to the Effective Time. For purposes of this Section 11.2(b), a Product Claim shall not include any Damages in respect of customer returns of Fastener Business products manufactured by the Sellers or any of their respective subsidiaries prior to the Closing which returns are made in the ordinary course of the Fastener Business until the customer returns the same such completed product with an aggregate purchase price of $500,000 during the five-year indemnification period following the Closing Date. Once such customer has returned $500,000 of the same such completed product, the Buyer shall be entitled to make a Product Claim in respect of the full amount of all the same such product returns by such customer.

(c)  Subject to Sections 11.1, 11.3, 11.4 and 11.5, the Buyer will indemnify, defend and hold harmless the Parent and its subsidiaries other than the Transferred Fastener Subsidiaries and their respective directors, officers, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of (i) any breach by the Buyer of any of the representations, warranties or covenants of the Buyer contained in this Agreement or the Ancillary Agreements (other than the Voting Agreement) or in any certificate delivered by the Buyer pursuant to this Agreement, (ii) the Assumed Fastener Business Liabilities or (iii) any changes to or termination of or other action effecting, or any attempt to change or terminate or otherwise effect, any benefit plans assumed by the Buyer hereunder.

SECTION 11.3    Limitations on Liability.

(a)  Notwithstanding any other provision in this Agreement or of any applicable Law, no Indemnitee will be entitled to make a claim against an Indemnifying Party under Sections 11.2(a)(i) or 11.2(c)(i), as applicable, unless (x) such claim is made within the applicable survival period set forth in Section 11.1(a) and (y) until the aggregate amount of Indemnifiable Losses incurred by the Indemnitee with respect to an event or occurrence and all other events or occurrences caused by the same circumstances exceeds $50,000 (a “Base Claim”), in which event (subject to the following provisions of this Section 11.3) such Indemnitee may assert its right to indemnification hereunder to the full extent of its Indemnifiable Losses in respect thereof.

(b)  No Indemnitee will be entitled to make a claim against an Indemnifying Party under Sections 11.2(a)(i) or 11.2(c)(i), as applicable, unless (x) such claim is made within the applicable survival period set forth in Section 11.1(a) and (y) until the aggregate amount of all of its Base Claims which may be asserted for Indemnifiable Losses under Sections 11.2(a)(i) or 11.2(c)(i), as applicable, exceeds $5,000,000, in which event (subject to the following provisions of Section 11.3), such Indemnitee may assert its right to indemnification hereunder to the full extent of all such Indemnifiable Losses.

(c)  Notwithstanding any other provision of this Agreement, the indemnification obligations of the Sellers, under Section 11.2(a)(i), on the one hand, and of the Buyer, under Section 11.2(b)(i), on the other hand, will not exceed $250,000,000.

(d)  Notwithstanding any other provision of this Agreement or of any applicable Law, the Buyer will be entitled to make a claim against any of the Sellers under Section 11.2(a)(ii), (iii) or (iv) until the fifth anniversary of the Closing Date.

(e)  Notwithstanding any other provision of this Agreement, the amount of any Indemnifiable Loss for which indemnification is provided under this Article XI shall be net of (i) any amount actually received by the Indemnitee or paid to Third Parties on behalf of the Indemnitee under insurance policies of the Indemnifying Party with respect to such Indemnifiable Loss (and the Indemnitee shall be required to submit a claim under such insurance policies with respect to such Indemnifiable Loss) and (ii) any Tax Benefit actually realized as a result of such Indemnifiable Loss.

(f)  The Indemnifying Party shall be subrogated to the rights of the Indemnified Party in respect of any insurance relating to the Indemnifiable Losses to the extent of any indemnification payments made hereunder.

SECTION 11.4    Defense of Claims.

(a)  If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim (other than Product Claims which only the Sellers shall have the right to participate in) at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

(b)  If, within ten calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 11.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim (other than Product Claims) as provided in the last sentence of Section 11.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer.

(c)  Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

(d)  A failure to give timely notice or to include any specified information in any notice as provided in Sections 11.4(a), 11.4(b) or 11.4(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

SECTION 11.5  Exclusive Remedies.  If the Closing occurs, then the remedies provided in this Article XI shall constitute the sole and exclusive remedies with respect to all Indemnifiable Losses contemplated by Section 11.2 and all claims for breach of any representation or warranty or covenant or agreement to be performed on or prior to the Closing Date contained in this Agreement, except for fraud or other willful dishonesty. Notwithstanding the foregoing, with respect to any matter, liability or obligation as to which the Buyer has neither expressly assumed liability pursuant to this Agreement nor has agreed to provide indemnification to the Sellers (or, where the Buyer has assumed liability or agreed to provide indemnification, any matters, liabilities or obligations that fall outside of the scope of such assumed or indemnified liabilities), the Buyer expressly retains all rights it may possess under any applicable Law. Furthermore, the provisions of this Article XI shall not affect the rights of any party hereto against any third party (including a third party whose claim against a party hereto is the basis of a claim for indemnification hereunder) and shall not inure to the benefit of any third party. Notwithstanding anything in Article XI, Article VIII will be the exclusive agreement among the parties with respect to indemnification, procedures and remedies with respect to Tax matters.

SECTION 11.6    Seller Environmental Indemnity.

(a)  Subject to the provisions of Sections 11.5 and 11.6, from and after the Closing Date, each of the Sellers will jointly and severally indemnify, defend and hold harmless the Buyer, the Transferred Fastener Subsidiaries, the Buyer’s other subsidiaries and their respective directors, officers, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) (collectively, the “Buyer Indemnified Parties”) from and against any and all Fastener Environmental Liabilities in excess of the amount of the reserve for environmental, health, safety and litigation on the Closing Date Balance Sheet, provided, that any claims for indemnification related to Discontinued Operations or Pre-Closing Off-Site Disposal Locations shall not be subject to any deductible for the amounts in the reserve for environmental, health, safety and litigation.

(b)  The indemnification obligations of the Sellers under this Section 11.6 shall terminate on the fifth anniversary of the Closing Date, except with respect to (i) any Fastener Environmental Liability for which the Buyer has provided written notice to any of the Sellers prior to the fifth anniversary of the Closing Date of the facts underlying such Fastener Environmental Liability with reasonable specificity, (ii) any claim related to a Pre-Closing Off-Site Disposal Location and (iii) any claim related to Discontinued Operations.

(c)  Prior to the Closing, the Sellers and the Buyer will each designate a representative (each, a “Representative”) to receive information and consult with the other with respect to Fastener Environmental Liabilities (in accordance with the terms of Section 5.3). From and after the Closing, the Buyer will conduct and control all Remedial Action and negotiations with any Government entity in respect of all Fastener Environmental Conditions that are subject to indemnification pursuant to Section 11.6. Such Remedial Actions shall be performed in a commercially reasonable manner consistent with the use of the Fastener Business Assets as of the Closing Date, including, to the extent allowed or authorized by applicable Environmental Law or the Government agency with jurisdiction over a Remedial Action, the use of Remediation Standards that are applicable to such properties based on the use and location of such properties as of the Closing Date. The Buyer will make its environmental personnel and consultants reasonably available to the Sellers and the Sellers’ Representative to discuss Fastener Environmental Conditions. The Buyer will provide the Sellers’ Representative and the Sellers’ environmental consultants with reasonable access to the properties of the Fastener Business and copies of all non-privileged information with respect to the Remedial Actions to be taken in respect of such Environmental Actions. The Buyer will select consultants and contractors to implement such Remedial Actions (who shall be reasonably acceptable to Parent) and will also provide the Sellers’ Representative and its environmental consultants with copies of all reports, analytical data, correspondence, directives, orders and documents submitted to or received by the Buyer from any Government entity in connection with the Remedial Action and other non-privileged documents created or received by or on behalf of the Buyer in connection with the Remedial Action. The Buyer shall afford the Sellers a reasonable opportunity to comment on the Buyer’s proposed response to a Fastener Environmental Condition, and the Buyer shall not unreasonably refuse to incorporate the Sellers’ comments.

(d)  The Buyer shall inform any of the Sellers promptly in writing of any Fastener Environmental Condition or Environmental Action in respect of which the Sellers may have an indemnification obligation under this Section 11.6, provided, that the failure of the Buyer to so promptly inform any of the Sellers shall not affect the rights of the Buyer except to the extent that such failure to give prompt notice adversely affects the rights and obligations of any of the Sellers under this Section 11.6.

(e)  For purposes of this Agreement, the following terms will have the following meanings:

(i)  “Environmental Action” means any notice of any violation of any Environmental Law or any claim, citation, summons or any investigation, action, lawsuit or proceeding by any Person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) pursuant to any Environmental Law.

(ii)  “Environmental Contamination” means the presence, whether known or unknown, of any Hazardous Materials in soils, surface water, groundwater, sediments or other environmental media, including the movement or migration of said Hazardous Materials in such media.

(iii)  “Fastener Environmental Condition” means any (A) Environmental Contamination or threatened Environmental Contamination arising out of any Release or threatened Release of Hazardous Materials arising out of the Fastener Business (which includes the Fastener Business Real Properties listed on Schedule 3.9), on-site (owned or leased) or at off-site, non-owned or non-leased locations that occurred on or prior to the Effective Time including, without limitation, at Pre-Closing Off-Site Disposal Locations; (B) Environmental Contamination at or migrating from the Fastener Business Assets prior to the Closing Date, whether or not such Environmental Contamination came into existence as a result of the Fastener Business or any other Person (including a predecessor owner or operator of the Fastener Business Assets); (C) any violation or alleged violation of, or noncompliance or alleged noncompliance with, applicable Environmental Law with respect to the Fastener Business that commenced prior to the Effective Time; or (D) any other circumstance or condition that occurred on or prior to the Effective Time that forms the basis for any Environmental Action against the Fastener Business or any Transferred Fastener Subsidiary (or any of their respective predecessors or successors).

(iv)  “Fastener Environmental Liability” means all losses, damages, charges, liabilities, costs, expenses, deficiencies, fines, penalties, claims, demands, actions, suits or proceedings, including reasonable attorneys’ and consultants’ fees and expenses in connection therewith, and expenses of investigation incurred by a Buyer Indemnified Party after the Effective Time based on any applicable Environmental Laws existing on the Closing Date in respect of any Fastener Environmental Condition; provided that with respect to Environmental Contamination at a Fastener Business Asset, applicable Environmental Law shall include the Remediation Standards in each relevant jurisdiction that would be applicable or acceptable to properties such as the Fastener Business Real Properties or the properties leased pursuant to the Fastener Business Leases, based on the use and location of such properties as of the Closing Date, such that the performance of Remedial Action on such properties if Environmental Contamination is discovered above such standards shall be subject to indemnification under this Section 11.6 (subject to any other limitations in this Agreement). Fastener Environmental Liability shall not include (i) any consequential, special or punitive damages, except in the case of fraud or to the extent actually awarded to a third party by a court in connection with a Third Party Claim, or (ii) any internal fees and expenses (including, without limitation, in-house counsel’s fees and expenses). In addition, to the extent that the Buyer contributes to or exacerbates a Fastener Environmental Condition as a result of its actions or omissions, including, without limitation, its unreasonable failure to mitigate any violation or noncompliance with applicable Environmental Law, any material increase in losses, damages, charges, liabilities, costs or expenses resulting from said exacerbation or failure to mitigate shall not be a Fastener Environmental Liability. For purposes of this Agreement, Third Party Claims to the extent arising from or related to activities of the Fastener Business prior to the Closing Date for asbestos-related illnesses, injuries or other harm or personal injury or property damage arising from exposure to Hazardous Materials, are not deemed to be within the scope of the term “Fastener

Environmental Liability.” Such claims are subject to indemnification pursuant to Section 11.2(a)(ii) of this Agreement.

(v)  “Release” means any releasing, spilling, seeping, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Materials into the environment (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing Hazardous Materials).

(vi)  “Remedial Action” means (a) ’remedial action’ as such term is defined in CERCLA and its analogous state Laws, and (b) all other actions required by any Government entity: (i) to clean up, remove, treat, abate or in any other way address any Hazardous Materials in the environment; (ii) to prevent the Release or threat of Release or minimize the further Release of any Hazardous Materials so that it does not migrate or endanger or threaten to endanger public health, welfare or the environment, and (iii) to perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

(vii)  “Remediation Standards” means numerical or narrative standards ((A) resulting from an enacted statute, promulgated rule or regulation issued by a Government regulatory agency, in each case existing on the Closing Date, or (B) developed on a case-by-case basis through a risk assessment or other methodology (and taking into account any relevant guidance issued by a Government regulatory agency), which are commercially reasonable for companies in the fastener industry and which are commercially reasonable for the use and given the location of the properties as of the Closing Date) that define the concentrations of Hazardous Materials that are acceptable for any environmental media, including, without limitation, standards that are based on the use and location of a particular property.

(f)  Except for certain Fastener Environmental Liabilities assumed pursuant to Section 1.10(b), the Buyer expressly retains all rights it may possess under any applicable Law with respect to Fastener Environmental Liabilities. Notwithstanding the foregoing, the provisions of this Section 11.6 shall not affect the rights of any party hereto against any third party (including a third party whose claim against a party hereto is the basis for indemnification hereunder) and shall not inure to the benefit of any third party.

SECTION 11.7    Resolution of Indemnification Disputes.  If a dispute arises in connection with determining the validity or amount of a claim for indemnification for an Indemnifiable Loss under this Agreement (“Dispute”), and if the Dispute cannot be settled through direct discussions between representatives of the Parent and representatives of the Buyer within thirty days following receipt of notice of a Dispute, the parties agree first to endeavor to settle the dispute in an amicable manner by mediation administered under the CPR Mediation Procedure established by the CPR Institute for Dispute Resolution (“CPR”) before resorting to arbitration. If a Dispute cannot be resolved through such mediation process within thirty days following the appointment of the mediator, the Dispute will be settled finally by arbitration under the CPR Rules for Non- Administered Arbitration (the “Rules”), then in effect, by a sole arbitrator, chosen by agreement of the parties within twenty days of the receipt by the respondent of a copy of the Notice of arbitration. Any arbitrator appointed by CPR shall be a retired judge or a practicing attorney with no less than fifteen years of experience with large commercial cases and an experienced arbitrator. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. The hearing on the merits shall be held no later than six months after the appointment of the arbitrator unless the parties otherwise agree or the arbitrator extends such time period for good cause shown. The award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. The award of the arbitrator shall be final and binding on the parties and judgment upon the award may be entered and enforced in any court having jurisdiction. Unless the parties otherwise agree in writing, the mediation and arbitration will be held in New York, New York. Each party shall bear its own costs and expenses (including fees and disbursements of counsel) and the Buyer and the Parent shall each bear one-half of the costs and expenses payable to the mediator and arbitrator.

SECTION 11.8    Indemnity Tax Credit Amount.  The Sellers’ indemnification obligations under Section 8.5 and this Article XI shall be credited by the net cumulative amount of (i) any Tax Benefits recognized by the

Buyer (or its Affiliates) resulting from the actual utilization in any Tax period beginning after the Closing Date by the Buyer (or its Affiliates) of any French or German net operating loss of a Transferred Fastener Subsidiary organized in France or Germany (as the case may be) that the Buyer or its Affiliates carry forward from a Tax period ending on or before the Closing Date and that may no longer be subject to possible disallowance by any French or German Taxing authority minus (ii) any such Tax Benefit amounts that have previously been used to reduce any of the Sellers’ indemnification obligations.

IN WITNESS WHEREOF, the Buyer and each of the Sellers have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ALCOA INC.

By:	/s/ BARBARA JEREMIAH
Name: Barbara Jeremiah
Title: Executive Vice President

THE FAIRCHILD CORPORATION

By:	/s/ JEFFREY STEINER
Name: Jeffrey Steiner
Title: Chief Executive Officer

FAIRCHILD HOLDING CORP.

By:	/s/ ERIC STEINER
Name: Eric Steiner
Title: President

SHEEPDOG, INC.

By:	/s/ DONALD E. MILLER
Name: Donald E. Miller
Title: Vice President

FAIRCHILD DATA CORP.

By:	/s/ JOHN FLYNN
Name: John Flynn
Title: Vice President

FAIRCHILD TRADING CORP.

By:	/s/ JOHN FLYNN
Name: John Flynn
Title: Vice President

MARSON CREATIVE FASTENER, INC.

By:	/s/ JOHN FLYNN
Name: John Flynn
Title: Vice President

RHI HOLDINGS, INC.

By:	/s/ DONALD E. MILLER
Name: Donald E. Miller
Title: Vice President

SUCHOMIMOUS TERENSIS, INC.

By:	/s/ JOHN FLYNN
Name: John Flynn
Title: Vice President

FAIRCHILD FINANCE COMPANY

By:	/s/ JOHN FLYNN
Name: John Flynn
Title: Director

FAIRCHILD FASTENERS GROUP LTD.

By:	/s/ JOHN FLYNN
Name: John Flynn
Title: Director

FAIRCHILD FASTENER CORP.

By:	/s/ JOHN FLYNN
Name: John Flynn
Title: Vice President

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of July 16, 2002, between Alcoa Inc., a Pennsylvania corporation (“Alcoa”), and the stockholders of The Fairchild Corporation, a Delaware corporation (“Fairchild”), listed on Schedule A hereto (the “Stockholders”).

WHEREAS, Alcoa and Fairchild are entering into the Acquisition Agreement, dated as of July 16, 2002 (the “Acquisition Agreement”), among Alcoa, Fairchild, Fairchild Holding Corp., a Delaware corporation and an indirect, wholly owned subsidiary of the Parent (“Fairchild Holding”), and Sheepdog, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (“SDI” and together with the Parent, Fairchild Holding and the subsidiaries of the Parent set forth on Schedule 1.125 of the Acquisition Agreement, collectively, the “Sellers”), pursuant to which, among other things, following receipt of the Shareholder Approval and satisfaction of certain other conditions, the Sellers will transfer the Fastener Business Assets (other than the Fastener Business Assets owned or held by the Transferred Fastener Subsidiaries) and the outstanding capital stock and membership interests, as the case may be, of the Transferred Fastener Subsidiaries to Alcoa in exchange for the assumption by Alcoa of the Assumed Fastener Business Liabilities and the payment to the Parent of the Cash Consideration and the payments under the Earn-Out;

WHEREAS, as a condition precedent to Alcoa entering into the Acquisition Agreement and completing the transactions contemplated therein, and as an inducement to Alcoa to do so, the Stockholders have agreed to enter into this Agreement;

WHEREAS, the transactions contemplated by the Acquisition Agreement are subject to certain conditions, including the Shareholder Approval;

WHEREAS, each of the Stockholders is, as of the date hereof, the beneficial owner of the number of shares of Fairchild Common Stock set forth opposite such Stockholder’s name on Schedule A hereto; and

WHEREAS, capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Acquisition Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

COVENANTS OF THE STOCKHOLDERS

SECTION 1.1    Agreement to Vote.  At the Special Shareholders Meeting and at any subsequent meeting called in connection with obtaining the Shareholders Approval, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the stockholders of Fairchild given with respect to the transactions contemplated by the Acquisition Agreement, each of the Stockholders shall vote all of the shares of Fairchild Common Stock beneficially owned by such Stockholder in favor of the Acquisition Agreement and each of the transactions contemplated thereby and any actions required in furtherance hereof and thereof, and shall vote such shares against any proposals that are inconsistent with such transactions. Notwithstanding the foregoing, each of the Stockholders shall remain free to vote such Stockholder’s shares of Fairchild Common Stock with respect to any matter not covered by the preceding sentence in any manner it deems appropriate. Prior to the date on which (a) the Acquisition Agreement is terminated in accordance with its terms or (b), if earlier, the date the transactions contemplated by the Acquisition Agreement are consummated, each of the Stockholders agrees not to enter, directly or indirectly, into any agreement, arrangement or understanding with any person to vote, grant any proxy or give instructions with respect to the voting of the shares of Fairchild Common Stock in any manner inconsistent with the first sentence of this Section 1.1.

SECTION 1.2    Additional Purchases.  Each of the Stockholders agrees that any shares of Fairchild Common Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership or voting control after the execution of this Agreement and prior to the date of termination of this Agreement (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted shares of Fairchild Common Stock.

SECTION 1.3    Restrictions on Transfer.  Until and unless this Agreement has been terminated, each of the Stockholders shall not, except as expressly permitted in this Agreement, (a) sell, exchange, pledge, encumber or otherwise transfer or dispose of, any of its shares of Fairchild Common Stock (which for avoidance of doubt shall include any option to purchase shares of capital stock of Fairchild exercisable for shares of Fairchild Common Stock pursuant to the terms of the option), or any interest therein, (b) deposit its shares of Fairchild Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to such shares of Fairchild Common Stock or grant any proxy with respect thereto or (c) enter into any agreement, arrangement, understanding or undertaking to do any of the foregoing. Notwithstanding the foregoing, each of the Stockholders may during the term of this Agreement (i) assign, sell or otherwise transfer any of its shares of Fairchild Common Stock to a constituent partner or member of such Stockholder which is a partnership or limited liability company, or to an Affiliate of such Stockholder which is a corporation, partnership or limited liability company, provided that such transferee, upon receipt of such shares of Fairchild Common Stock shall thereupon be bound by this Agreement to the same extent as such Stockholder and (ii) sell any of its shares of Fairchild Common Stock in accordance with the volume and manner restrictions set forth in Rule 144 of the Securities Act, provided that such Stockholder may not sell any of its shares of Fairchild Common Stock pursuant to subdivision (k) of Rule 144, even if such shares of Fairchild Common Stock would otherwise be eligible for sale under such subdivision at the time of such sale, provided that such transferee, upon receipt of such shares of Fairchild Common Stock shall thereupon be bound by this Agreement to the same extent as such Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, hereby represents and warrants to Alcoa that:

SECTION 2.1    Ownership.  Such Stockholder is, as of the date hereof, the beneficial owner of the number of shares of Fairchild Common Stock set forth opposite such Stockholder’s name on Schedule A hereto; such Stockholder has the sole right to vote such shares of Fairchild Common Stock; and, except as set forth in Schedule B, there are no restrictions on the right of voting or disposition by such Stockholder of such shares of Fairchild Common Stock (other than restrictions on disposition pursuant to applicable securities laws). None of such shares of Fairchild Common Stock beneficially owned by such Stockholder are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or disposition of such Stockholder’s shares of Fairchild Common Stock. Such Stockholder has good and valid title to all shares of Fairchild Common Stock free and clear of all Liens (other than any Liens created hereby).

SECTION 2.2    Authority and Non-Contravention.  Such Stockholder has all requisite power and authority, and has full legal capacity and is competent, to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of such Stockholder. Such actions by such

Stockholder (a) require no action by or in respect of, or filing with, any governmental entity with respect to such Stockholder, other than required filings under the Exchange Act, if any, (b) do not and will not violate or contravene any provision of applicable law or any regulation, judgment, injunction, order or decree binding on such Stockholder or result in the imposition of any encumbrance on any asset of such Stockholder (other than as provided in this Agreement with respect to such shares of Fairchild Common Stock) and (c) do not and will not violate or contravene any contract or other instrument to which such Stockholder is a party or by which such Stockholder is bound, including, without limitation, any voting agreement, stockholders agreement or voting trust.

SECTION 2.3    Binding Effect.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming its due authorization, execution and delivery by Alcoa, is a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 2.4    Total Shares.  The shares of Fairchild Common Stock set forth opposite each Stockholder’s name on Schedule A hereto are the only shares of capital stock of Fairchild beneficially owned, as of the date hereof, by such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF ALCOA

Alcoa represents and warrants to each Stockholder that:

SECTION 3.1    Corporate Power and Authority.  Alcoa has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Alcoa of this Agreement and the consummation by Alcoa of the transactions contemplated hereby have been duly authorized by the Board of Directors of Alcoa.

SECTION 3.2    Binding Effect.  This Agreement has been duly and validly executed and delivered by Alcoa and, assuming its due authorization, execution and delivery by each Stockholder, is a valid and binding agreement of Alcoa, enforceable against Alcoa in accordance with its terms.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1    Additional Documents.  Each Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Alcoa, to carry out the intent of this Agreement.

SECTION 4.2    Termination.  This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (a) such date the transactions contemplated by the Acquisition Agreement are consummated or (b) such date as the Acquisition Agreement shall have been terminated in accordance with its terms.

SECTION 4.3    Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses.

SECTION 4.4    Amendments.  No provisions of this Agreement may be modified, amended, waived, altered or supplemented, except pursuant to a written agreement executed by each of the parties hereto.

SECTION 4.5    Entire Agreement.  This Agreement and the Acquisition Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

SECTION 4.6    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, telecopied (and which is confirmed) or sent by any reputable courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to the Stockholders:

Jeffrey J. Steiner
110 East 59th Street
New York, New York 10022
Telecopy: (212) 888-5674

with a copy to:

Faust, Rabbach & Oppenheim LLP
488 Madison Avenue
New York, New York 10022
Telecopy: (212) 371-8410
Attention: Steven Oppenheim, Esq.

If to Alcoa:

Alcoa Inc.
390 Park Avenue
New York, New York 10022-4608
Telecopy: (212) 836-2809
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Telecopy: (212) 735-2000
Attention: J. Michael Schell, Esq.
Margaret L. Wolff, Esq.

If to Fairchild:

The Fairchild Corporation
45025 Aviation Drive, Suite 400
Dulles, VA 20166-7156
Telecopy: (703) 478-5775
Attention: General Counsel

with a copy to:

Cahill Gordon and Reindel
80 Pine Street
New York, New York 10005
Telecopy: (212) 269-5420
Attention: James J. Clark, Esq.
Luis R. Penalver, Esq.

A copy of any notice, request, demand, certificate or other communication given hereunder by any party shall be delivered to each other party to this Agreement as well as to the addressee at the same time as it is given to the addressee.

SECTION 4.7    Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns, provided that any assignment of this Agreement or the rights hereunder in whole or in part by any party hereto without the written consent of the other parties shall be void. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

SECTION 4.8    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law thereof).

SECTION 4.9    Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

SECTION 4.10    Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court, and (d) agrees to waive any right to a trial by jury with respect to any claim, counterclaim or action arising out of or in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.11    Enforcement.  The parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

SECTION 4.12    Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and any person or entity to which legal or beneficial ownership of such shares of Fairchild Common Stock or New Shares shall pass whether by operation of law or otherwise, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

SECTION 4.13    Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Alcoa and each of the Stockholders listed on Schedule A hereto have caused this Agreement to be duly executed as of the day and year first above written.

ALCOA INC.

By:	/s/ BARBARA JEREMIAH
Name: Barbara Jeremiah
Title: Executive Vice President

JEFFREY J. STEINER

By:	/s/ JEFFREY STEINER
Name: Jeffrey Steiner

THE STEINER GROUP LLC

By:	/s/ JEFFREY STEINER
Name: Jeffrey Steiner

JEFFREY J. STEINER, AS CUSTODIAN FOR HIS CHILDREN

By:	/s/ JEFFREY STEINER
Name: Jeffrey Steiner

JEFFREY STEINER FAMILY FOUNDATION

By:	/s/ JEFFREY STEINER
Name: Jeffrey Steiner

SCHEDULE A

Name	Number of Shares Beneficially Owned
Fairchild Corporation	Class A Stock	Class B Stock
Jeffrey J. Steiner	442,754	-0-
The Steiner Group LLC	3,193,688	2,533,996
Jeffrey J. Steiner, as Custodian for His Children	38,500	30,000
Jeffrey Steiner Family Foundation	2,400	-0-
The Fairchild Corporation Savings Plan (Jeffrey J. Steiner)	2,644	-0-

Total	3,679,986	2,563,996

SCHEDULE B

Name	Number of Shares Beneficially Owned
[Name of Stockholder]	Class A Stock Class B Stock	Encumbrances

ANNEX C

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of July 16, 2002, between Alcoa Inc., a Pennsylvania corporation (“Alcoa”), and the stockholders of The Fairchild Corporation, a Delaware corporation (“Fairchild”), listed on Schedule A hereto (the “Stockholders”).

WHEREAS, Alcoa and Fairchild are entering into the Acquisition Agreement, dated as of July 16, 2002 (the “Acquisition Agreement”), among Alcoa, Fairchild, Fairchild Holding Corp., a Delaware corporation and an indirect, wholly owned subsidiary of the Parent (“Fairchild Holding”), and Sheepdog, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (“SDI” and together with the Parent, Fairchild Holding and the subsidiaries of the Parent set forth on Schedule 1.125 of the Acquisition Agreement, collectively, the “Sellers”), pursuant to which, among other things, following receipt of the Shareholder Approval and satisfaction of certain other conditions, the Sellers will transfer the Fastener Business Assets (other than the Fastener Business Assets owned or held by the Transferred Fastener Subsidiaries) and the outstanding capital stock and membership interests, as the case may be, of the Transferred Fastener Subsidiaries to Alcoa in exchange for the assumption by Alcoa of the Assumed Fastener Business Liabilities and the payment to the Parent of the Cash Consideration and the payments under the Earn-Out;

WHEREAS, as a condition precedent to Alcoa entering into the Acquisition Agreement and completing the transactions contemplated therein, and as an inducement to Alcoa to do so, the Stockholders have agreed to enter into this Agreement;

WHEREAS, the transactions contemplated by the Acquisition Agreement are subject to certain conditions, including the Shareholder Approval;

WHEREAS, each of the Stockholders is, as of the date hereof, the beneficial owner of the number of shares of Fairchild Common Stock set forth opposite such Stockholder’s name on Schedule A hereto; and

WHEREAS, capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Acquisition Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

COVENANTS OF THE STOCKHOLDERS

SECTION 1.1    Agreement to Vote.  At the Special Shareholders Meeting and at any subsequent meeting called in connection with obtaining the Shareholders Approval, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the stockholders of Fairchild given with respect to the transactions contemplated by the Acquisition Agreement, each of the Stockholders shall vote all of the shares of Fairchild Common Stock beneficially owned by such Stockholder in favor of the Acquisition Agreement and each of the transactions contemplated thereby and any actions required in furtherance hereof and thereof, and shall vote such shares against any proposals that are inconsistent with such transactions. Notwithstanding the foregoing, each of the Stockholders shall remain free to vote such Stockholder’s shares of Fairchild Common Stock with respect to any matter not covered by the preceding sentence in any manner it deems appropriate. Prior to the date on which (a) the Acquisition Agreement is terminated in accordance with its terms or (b), if earlier, the date the transactions contemplated by the Acquisition Agreement are consummated, each of the Stockholders agrees not to enter, directly or indirectly, into any agreement, arrangement or understanding with any person to vote, grant any proxy or give instructions with respect to the voting of the shares of Fairchild Common Stock in any manner inconsistent with the first sentence of this Section 1.1.

SECTION 1.2    Additional Purchases.  Each of the Stockholders agrees that any shares of Fairchild Common Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership or voting control after the execution of this Agreement and prior to the date of termination of this Agreement (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted shares of Fairchild Common Stock.

SECTION 1.3    Restrictions on Transfer.  Until and unless this Agreement has been terminated, each of the Stockholders shall not, except as expressly permitted in this Agreement, (a) sell, exchange, pledge, encumber or otherwise transfer or dispose of, any of its shares of Fairchild Common Stock (which for avoidance of doubt shall include any option to purchase shares of capital stock of Fairchild exercisable for shares of Fairchild Common Stock pursuant to the terms of the option), or any interest therein, (b) deposit its shares of Fairchild Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to such shares of Fairchild Common Stock or grant any proxy with respect thereto or (c) enter into any agreement, arrangement, understanding or undertaking to do any of the foregoing. Notwithstanding the foregoing, each of the Stockholders may during the term of this Agreement (i) assign, sell or otherwise transfer any of its shares of Fairchild Common Stock to a constituent partner or member of such Stockholder which is a partnership or limited liability company, or to an Affiliate of such Stockholder which is a corporation, partnership or limited liability company, provided that such transferee, upon receipt of such shares of Fairchild Common Stock shall thereupon be bound by this Agreement to the same extent as such Stockholder and (ii) sell any of its shares of Fairchild Common Stock in accordance with the volume and manner restrictions set forth in Rule 144 of the Securities Act, provided that such Stockholder may not sell any of its shares of Fairchild Common Stock pursuant to subdivision (k) of Rule 144, even if such shares of Fairchild Common Stock would otherwise be eligible for sale under such subdivision at the time of such sale, provided that such transferee, upon receipt of such shares of Fairchild Common Stock shall thereupon be bound by this Agreement to the same extent as such Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, hereby represents and warrants to Alcoa that:

SECTION 2.1    Ownership.  Such Stockholder is, as of the date hereof, the beneficial owner of the number of shares of Fairchild Common Stock set forth opposite such Stockholder’s name on Schedule A hereto; such Stockholder has the sole right to vote such shares of Fairchild Common Stock; and, except as set forth in Schedule B, there are no restrictions on the right of voting or disposition by such Stockholder of such shares of Fairchild Common Stock (other than restrictions on disposition pursuant to applicable securities laws). None of such shares of Fairchild Common Stock beneficially owned by such Stockholder are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or disposition of such Stockholder’s shares of Fairchild Common Stock. Such Stockholder has good and valid title to all shares of Fairchild Common Stock free and clear of all Liens (other than any Liens created hereby).

SECTION 2.2    Authority and Non-Contravention.  Such Stockholder has all requisite power and authority, and has full legal capacity and is competent, to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of such Stockholder. Such actions by such Stockholder (a) require no action by or in respect of, or filing with, any governmental entity with respect to such Stockholder, other than required filings under the Exchange Act, if any, (b) do not and will not violate or contravene any provision of applicable law or any regulation, judgment, injunction, order or decree binding on such Stockholder or result in the imposition of any encumbrance on any asset of such Stockholder (other than as provided in this Agreement with respect to such shares of Fairchild Common Stock) and (c) do not and will not violate or contravene any contract or other instrument to which such Stockholder is a party or by which such Stockholder is bound, including, without limitation, any voting agreement, stockholders agreement or voting trust.

SECTION 2.3    Binding Effect.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming its due authorization, execution and delivery by Alcoa, is a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 2.4    Total Shares.  The shares of Fairchild Common Stock set forth opposite each Stockholder’s name on Schedule A hereto are the only shares of capital stock of Fairchild beneficially owned, as of the date hereof, by such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF ALCOA

Alcoa represents and warrants to each Stockholder that:

SECTION 3.1    Corporate Power and Authority.  Alcoa has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Alcoa of this Agreement and the consummation by Alcoa of the transactions contemplated hereby have been duly authorized by the Board of Directors of Alcoa.

SECTION 3.2    Binding Effect.  This Agreement has been duly and validly executed and delivered by Alcoa and, assuming its due authorization, execution and delivery by each Stockholder, is a valid and binding agreement of Alcoa, enforceable against Alcoa in accordance with its terms.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1    Additional Documents.  Each Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Alcoa, to carry out the intent of this Agreement.

SECTION 4.2    Termination.  This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (a) such date the transactions contemplated by the Acquisition Agreement are consummated or (b) such date as the Acquisition Agreement shall have been terminated in accordance with its terms.

SECTION 4.3    Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses.

SECTION 4.4    Amendments.  No provisions of this Agreement may be modified, amended, waived, altered or supplemented, except pursuant to a written agreement executed by each of the parties hereto.

SECTION 4.5    Entire Agreement.  This Agreement and the Acquisition Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

SECTION 4.6    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, telecopied (and which is confirmed) or sent by any reputable courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to the Stockholders:

Eric I. Steiner
45025 Aviation Drive
Suite 400
Dulles, VA 20166
Telecopy: (703) 318-3031

with a copy to:

Fulbright & Jaworski LLP
1301 McKinney
Houston, TX 77010
Telecopy: (713) 651-5246
Attention:    Michael Conlon, Esq.

If to Alcoa:

Alcoa Inc.
390 Park Avenue
New York, New York 10022-4608
Telecopy: (212) 836-2809
Attention:    General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Telecopy: (212) 735-2000
Attention:    J. Michael Schell, Esq.
Margaret L. Wolff, Esq.

If to Fairchild:

The Fairchild Corporation
45025 Aviation Drive, Suite 400
Dulles, VA 20166-7516
Telecopy: (703) 478-5775
Attention:    General Counsel

with a copy to:

Cahill Gordon and Reindel
80 Pine Street
New York, New York 10005
Telecopy: (212) 269-5420
Attention:    James J. Clark, Esq.
Luis R. Penalver, Esq.

A copy of any notice, request, demand, certificate or other communication given hereunder by any party shall be delivered to each other party to this Agreement as well as to the addressee at the same time as it is given to the addressee.

SECTION 4.7    Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns, provided that any assignment of this Agreement or the rights hereunder in whole or in part by any party hereto without the written consent of the other parties shall be void. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

SECTION 4.8    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law thereof).

SECTION 4.9    Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

SECTION 4.10    Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court, and (d) agrees to waive any right to a trial by jury with respect to any claim, counterclaim or action arising out of or in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.11    Enforcement.  The parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

SECTION 4.12    Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and any person or entity to which legal or beneficial ownership of such shares of Fairchild Common Stock or New Shares shall pass whether by operation of law or otherwise, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

SECTION 4.13    Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Alcoa and each of the Stockholders listed on Schedule A hereto have caused this Agreement to be duly executed as of the day and year first above written.

ALCOA INC.

By:	/s/ BARBARA JEREMIAH
Name: Barbara Jeremiah
Title: Executive Vice President

ERIC I. STEINER

/s/ ERIC I. STEINER

THE STEINER CHILDREN’S TRUST

By:	/s/ ERIC STEINER
Name: Eric Steiner

E&P STEINER FAMILY INVESTMENT LLC

By:	/s/ ERIC STEINER
Name: Eric Steiner

SCHEDULE A

Name	Number of Shares Beneficially Owned
Fairchild Corporation	Class A Stock	Class B Stock
Eric I. Steiner	105,270	15,000
The Steiner Children’s Trust	30,000	-0-
E&P Steiner Family Investment LLC	10,000	-0-
Fairchild Savings Plan (Eric Steiner)	14,311	-0-

Total	159,581	15,000

SCHEDULE B

Name	Number of Shares Beneficially Owned
[Name of Stockholder]	Class A Stock	Class B Stock	Encumbrances

ANNEX D

NON-COMPETITION AND CONSULTING AGREEMENT

This Non-Competition and Consulting Agreement (this “Agreement”) is made and entered into as of this 16th day of July, 2002, between Alcoa Inc., a Pennsylvania corporation (the “Buyer”), and each of Jeffrey Steiner and Eric Steiner (Jeffrey Steiner and Eric Steiner collectively, the “Consultants”).

WHEREAS, concurrently with the execution of this Agreement, The Fairchild Corporation, a Delaware corporation (the “Parent”), is selling to the Buyer, and the Buyer is purchasing, pursuant to the Acquisition Agreement, dated as of July 16th, 2002 (the “Acquisition Agreement”), among the Buyer, the Parent, Fairchild Holding Corp., Delaware corporation and an indirect, wholly owned subsidiary of the Parent (“Fairchild Holding”), and Sheepdog, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (“SDI” and, together with the Parent and Fairchild Holding, collectively, the “Sellers”), the Fastener Business Assets (other than the Fastener Business Assets owned or held by the Transferred Fastener Subsidiaries, the capital stock and membership interests, as the case may be, of which are being transferred directly or indirectly by the Sellers to the Buyer) and the stock of the Transferred Fastener Subsidiaries to the Buyer in exchange for (A) the assumption by the Buyer of the Assumed Fastener Business Liabilities and (B) the payment to the Sellers of (x) the Cash Consideration and (y) the payments under the Earn-Out;

WHEREAS, the Buyer desires to benefit from the Consultants’ knowledge of the business of manufacturing, distributing, selling, importing and exporting (i) fasteners and fastening systems, including, without limitation, automatic fastening systems, blind bolts, special bolts, fluid fittings, inserts, installation tooling, latches, clamps, nuts, panel fasteners, pins, collars, rivets, screws, specials and studs, (ii) fastener components, and (iii) latching devices, in each case for use in the construction and maintenance of military and commercial aircraft, as well as in applications for other industries, including, without limitation, the automotive industry, the electronics industry, the installation-tooling industry and other non-aerospace industries (the “Fastener Business”) by having the Consultants act as consultants to the Buyer in accordance with the provisions hereof;

WHEREAS, the Consultants desire to act as consultants to the Buyer and are, in consideration of the benefits to them of this Agreement, willing to restrict their ability to compete with the Buyer in the Fastener Business;

WHEREAS, the Consultants are shareholders of the Parent, directly or indirectly; and

WHEREAS, the industry in which the Buyer competes is intensely competitive, and the Sellers and the Buyer have conducted and intend to continue to conduct business on a worldwide basis;

NOW, THEREFORE, in order to effect the foregoing, the Buyer and the Consultants desire to enter into a non-competition and consulting agreement upon the terms and subject to the conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1.    Consulting Period and Services to be Provided.  The Buyer hereby agrees to engage each of the Consultants, and each of the Consultants hereby agrees to perform services for the Buyer, on the terms and conditions set forth herein.

SECTION 2.    Consulting Period.  The term of this Agreement (the “Term”) shall commence on the Closing Date (as defined in the Acquisition Agreement) (the “Effective Date”) and shall, subject to Section 8 hereof, continue thereafter until the fourth anniversary thereof; provided, however, that in the event the Closing Date does not occur, this Agreement shall become null and void and shall be of no force or effect.

SECTION 3.    Consulting Duties.  Beginning on the Effective Date and until the expiration of the Term (the “Consulting Period”), and consistent with Section 18(a) hereof, each of the Consultants shall perform such consulting services as the Buyer may require from time to time during the Term, which shall consist of all services reasonably related to the operation of the Fastener Business, including, without limitation, strategic planning, assistance in connection with government approvals, customer relations and assisting in the integration of the Fastener Business Assets, into the business of the Buyer; provided, however, that neither Consultant shall be required to provide consulting services (a) in excess of twenty (20) hours per month during the six (6) month period immediately following the Effective Date; or (b) in excess of ten (10) hours per month during the remainder of the Consulting Period, in each case, without the consent of such Consultant. Notwithstanding the immediately preceding sentence, neither Consultant shall be required to provide consulting services in excess of 150 hours during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Initial Transition Period”). Each Consultant covenants and agrees to act in accordance with applicable law in connection with the performance of his duties hereunder.

SECTION 4.    Place of Performance.  Each of the Consultants shall perform his duties at such locations, including the Consultant’s place of residence, as are reasonably acceptable to the applicable Consultant and the Buyer; provided, however, that if on any occasion the Buyer requires either Consultant to perform his duties at a location other than his normal place of business, the Buyer shall be required to provide such Consultant with reasonable notice of such requirement; and provided, further, that such required business travel shall be infrequent.

SECTION 5.    Non-Competition.  The Consultants covenant and agree that during the period commencing on the Closing Date and ending on the fourth anniversary thereof (such period being referred to herein as the “Covenant Period”), neither Consultant nor any person or entity controlled, directly or indirectly, by either Consultant shall, anywhere in the world: (A) directly or indirectly engage in the Fastener Business or (B) directly or indirectly invest in, manage, consult with, operate, participate in or control as an employee, partner, stockholder, consultant or otherwise, any Person that engages in a fastener business similar to the Fastener Business conducted by the Sellers. Without limiting the foregoing, during the Covenant Period, neither Consultant nor any person or entity controlled, directly or indirectly, by either Consultant shall: (i) directly or indirectly serve as an employee or consultant to the Buyer’s or any of its then subsidiaries’ competitors, in each case, in the a fastener business similar to the Fastener Business conducted by the Sellers, or (ii) engage or participate in any effort or act to induce any of the customers, suppliers, associates, employees or independent contractors of the Fastener Business, the Buyer or any of the Buyer’s subsidiaries to take any action or to refrain from taking any action or inaction that the Consultant knew or should have known would be materially disadvantageous to the Fastener Business, the Buyer or any of the Buyer’s subsidiaries that engage in a fastener business similar to the Fastener Business, including, without limitation, the solicitation of any of such parties to cease doing business with the Fastener Business, the Buyer or any of the Buyer’s subsidiaries that engage in a fastener business similar to the Fastener Business.

For purposes of this Agreement, control of an entity shall be deemed to include (but shall not be limited to) ownership in excess of five percent (5%) of the aggregate capital stock or other ownership or equity interest of such entity. Notwithstanding the foregoing, nothing in this Section 5 shall preclude either Consultant or any person or entity controlled, directly or indirectly, by either Consultant from owning five percent (5%) or less of the outstanding capital stock of any corporation the securities of which are listed on any national securities exchange or quoted on the Nasdaq stock market.

Each Consultant’s obligations under this Section 5 shall survive the termination of this Agreement or the Consulting Period for any reason except the death of the Consultant and, notwithstanding any such termination of this Agreement or the Consulting Period, shall continue until the fourth anniversary of the Effective Date.

SECTION 6.    Compensation.

(a)  Fee.    During the Consulting Period, the Buyer shall pay to the Consultants, jointly and not severally, as compensation for the Consultants’ services and duties hereunder, an annual fee (the “Fee”), which Fee shall be deposited to a bank account designated by the Consultants for such purposes and shall be paid in accordance with the following schedule:

(i) Initial Transition Period.  During the Initial Transition Period, the Fee shall be paid as follows:

(1)  On the Effective Date, $800,000;

(2)  90 days following the Effective Date, $700,000;

(3)  180 days following the Effective Date, $400,000;

(4)  270 days following the Effective Date, $300,000; and

(5)  first anniversary of the Effective Date, $300,000.

(ii) Remaining Period.  During the remainder of the Consulting Period, the Fee shall be paid quarterly in arrears and shall be $1.25 million, $750,000 and $500,000, with respect to each of the second, third and fourth years of the Consulting Period, respectively.

(b)  Business Expenses.  The Buyer shall reimburse the Consultants for all reasonable business expenses incurred by them in connection with their performance of consulting services hereunder, including first class hotel accommodations and first class air travel (including both domestic and international), upon submission by the Consultants of receipts and other documentation in accordance with the Buyer’s normal reimbursement procedures.

SECTION 7.    Confidential Information.  The Consultants acknowledge that information pertaining to the Fastener Business (the “Confidential Information”) constitutes a valuable and confidential asset of the Buyer, and the Consultants acknowledge that the unauthorized use or disclosure of such information would be detrimental to the Buyer. Commencing on the Effective Date and ending on the later of (a) the seventh anniversary thereof and (b) the third anniversary of the termination of the Consulting Period (the later of (a) and (b), the “Confidentiality Termination Date”), neither Consultant shall, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided, however, that prior to either Consultant’s disclosure of any of the Confidential Information as required by a court or other administrative or legislative body, he shall promptly notify the Buyer so that the Buyer may seek a protective order or other appropriate remedy. Each Consultant agrees to return all of the Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Buyer at any time upon request by the Buyer and upon the termination of his service for any reason; provided, however, that nothing contained in this Section 7 shall prevent the Consultant from disclosing any of the Confidential Information to his attorney(s) and, with respect to this Agreement, his financial advisor(s), to the extent reasonably necessary to enable such attorney(s) and financial advisor(s) to advise the Consultant with respect to legal and financial matters, as applicable, so long as such attorney(s) and/or financial advisor(s) agree to be bound by the confidentiality provisions contained herein. This Section 7 shall survive the termination or expiration of this Agreement or the Consulting Period and continue until the Confidentiality Termination Date.

SECTION 8.    Termination of Consultancy.

(a)  Unless earlier terminated in accordance with this Section 8, this Agreement shall terminate, with no additional action required by any party, at the end of the Consulting Period.

(b)  In the event that (i) either Consultant dies or becomes totally and permanently disabled (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) or (ii) there has been a material breach by either Consultant of the terms of Sections 3, 5 or 7 hereof or any applicable provision of the Acquisition Agreement (a “Consultant Breach”), then, in either case, the Buyer may, upon 30 days’ prior written notice to the applicable Consultant (the “Buyer Notice”), terminate this Agreement. In the event of such a termination, all rights of such Consultant under Sections 6(a) and 6(b) hereof shall immediately terminate and the Buyer shall thereafter have no obligation to pay the Fee or provide any additional amounts or benefits to such Consultant hereunder; provided, however, that the Buyer shall be obligated to pay to the remaining Consultant, if any, such portion of the Fee as may be mutually agreed by the Buyer and such remaining Consultant. No Consultant Breach shall exist unless and until the Buyer has delivered to the applicable Consultant the Buyer Notice and the Consultant has been provided with an opportunity to cure the Consultant Breach within 30 days after delivery of the Buyer Notice, and has not so cured such Consultant Breach.

(c)  In the event that the Buyer has failed to comply in any material respect with the provisions of Sections 6(a) or 6(b) hereof (a “Buyer Breach”), either Consultant may, upon 30 days’ prior written notice (the “Consultant Notice”) to the Buyer, terminate his Consulting Period hereunder. In the event of such a termination, the Buyer shall continue to pay the Fee in accordance with the provisions of Section 6(a) hereof. No Buyer Breach shall exist unless and until either Consultant has delivered to the Buyer the Consultant Notice and the Buyer has been provided with an opportunity to cure the Buyer Breach within 30 days after delivery of the Consultant Notice, and has not so cured such Buyer Breach. In the event the Consultant terminates his Consulting Period pursuant to this Section 8(c), his obligations under Section 3 hereunder shall cease as of the date of such termination, but his obligations under Section 5 shall continue until the fourth anniversary of the Effective Date and his obligations under Section 7 shall continue until the Confidentiality Termination Date.

(d)  Except as otherwise provided in this Section 8 and in Sections 5 and 7 hereof, upon the termination either Consultant’s service hereunder, the parties hereto shall have no further obligations to one another.

SECTION 9.    Other Matters.

(a)  In the event that any regulatory, administrative, or judicial proceedings are commenced regarding this Agreement, the parties hereto agree to give each other notice thereof and to cooperate fully in any such proceedings.

(b)  The Consultants acknowledge and agree that this Agreement is reasonable and valid in geographical and temporal scope and in all other respects.

(c)  Each Consultant agrees to indemnify and hold the Buyer and the Fastener Business harmless, to the fullest extent permitted by applicable law, from reasonable counsel fees and disbursements and all other expenses (“Expenses”) incurred in connection with any threatened or actual claim, action, suit or proceeding, whether civil, criminal, administrative or an investigative claim (each, a “Claim”) in which the Buyer or the Fastener Business may be involved, as a party or otherwise, by reason of the Consultant’s engagement under this Agreement and any amounts of judgments, fines or penalties against, and amounts paid in settlement (“Liabilities”) by, the Buyer or the Fastener Business, as applicable, as a result of any such Claim in the event that such Consultant is, in connection with such Claim, determined by a court of competent jurisdiction to have committed an act of fraud, dishonesty or other malfeasance or a crime involving money or other property of the Buyer or such Consultant is convicted of a felony or a plea of guilty or nolo contendere to an indictment for a felony, but only to the extent such Expenses and Liabilities arise from such fraud, dishonesty or other malfeasance, such crime involving money or other property of the Buyer or the acts relating to such conviction or plea.

(d)  Each Consultant shall, to the fullest extent permitted by applicable law, be indemnified by the Buyer as hereinafter provided against any Expenses incurred in connection with any Claim and any Liabilities paid or incurred by such Consultant in connection with or resulting from any Claim in which such Consultant may be involved, as a party or otherwise, by reason of such Consultant’s performance of duties under this Agreement; provided, however, that the Buyer shall not be required to indemnify such Consultant for his Expenses in connection with a Claim (i) to the extent that the Consultant is not wholly successful, on the merits or otherwise, with respect to such Claim or (ii) in the event that such Consultant is, in connection with such Claim, determined by a court of competent jurisdiction to have committed an act of fraud, dishonesty or other malfeasance or a crime involving money or other property of the Buyer or such Consultant is convicted of a felony or a plea of guilty or nolo contendere to an indictment for a felony. In addition, if the Consultant has been partially (but not wholly) successful with respect to a Claim, he shall be proportionately reimbursed by the Buyer for his reasonable Expenses and Liabilities. In addition, in the event there is any settlement as a result of a Claim in which such Consultant may be involved, the reimbursement of such Consultant shall be subject to the procedures set forth in Article V, Section 4 (or the successor to such section) of the bylaws of the Buyer (the “Bylaws”), except that the Referee provided for therein shall be selected by the CPR, in its sole discretion. The Buyer shall advance any Expense prior to the final disposition thereof upon receipt of an undertaking by the Consultant to repay such amount if it is ultimately determined that the Consultant is not to be indemnified under this Section 9(d).

SECTION 10.    Intellectual Property.

(a)  Each Consultant agrees that all inventions, improvements, discoveries, computer software, patents, trade concepts, copyrightable materials made, conceived or developed by such Consultant during the Consulting Period, in respect of the business of the Fastener Business, either singly or in collaboration with others, and all results and proceeds of the Consultant’s services hereunder (such property collectively referred to herein as “Works”) shall be within the scope of such Consultant’s services hereunder as “works-made-for-hire,” and the Buyer shall be the author thereof and all such Works shall be the sole and exclusive property of the Buyer. If, and to the extent that, any such Works are ultimately determined by a court of competent jurisdiction not to be “works-made-for-hire,” such Works shall be and hereby are assigned exclusively and irrevocably to the Buyer by the Consultant. The foregoing assignment is universal and includes the full term of copyright and of any renewals, extensions or reversions of copyright now or hereafter provided or, where no copyright law is applicable, and with respect to patents, trademarks and tradenames, in perpetuity. The Buyer shall have the sole and exclusive right throughout the universe, to be exercised in its sole discretion, to sell, use, license and otherwise exploit all such Works in any manner, method or medium, whether now known or hereafter devised. All rights granted or agreed to be granted by either Consultant to the Buyer hereunder in connection with all such Works shall vest in the Buyer immediately and shall remain vested in the Buyer whether this Agreement or either Consultant’s services are terminated for any reason whatsoever.

(b)  Each Consultant appoints the Buyer as such Consultant’s irrevocable attorney-in-fact: (a) to execute any documents which may be necessary or proper to obtain or to renew any such patent or copyright obtained; (b) to enforce and protest all rights in the Works under the law and under all patents, copyrights and renewals of copyrights; (c) to prevent infringements; (d) to litigate and collect all damages arising from any infringement; and (e) to join such Consultant as a party plaintiff or defendant in any such suit for infringement. Each Consultant agrees to deliver to the Buyer any further instruments that may be necessary to protect the rights assigned to the Buyer, both during and after the term of his service hereunder.

(c)  Each Consultant will promptly and fully disclose any of the Works to the Buyer and will not disclose any of the Works to others, and will not offer any of such Works for sale, without the express prior written approval of an officer of the Buyer. The Buyer may claim authorship of any of the Works as works made for hire.

(d)  Each Consultant may apply to the Buyer for a release to such Consultant or to such Consultant’s nominee for the right to obtain a specific patent or copyright relating to any of the Works. Such application must be presented to the Buyer in writing in advance of beginning work on any project relating to any of the Works and must be accompanied by full written disclosure to the Buyer of the Consultant’s plan to produce any such project. The determination of whether to grant a release is solely within the discretion of the Buyer, and the Buyer shall be under no obligation by virtue of any provision of this Agreement to grant such a release.

SECTION 11.    Remedies.  The Consultants hereby acknowledge that the Fastener Business is highly competitive. The Consultants further acknowledge that this Agreement is being entered into in connection with the Acquisition Agreement, that their service to the Buyer will be of a special and unique character, and that they will continue to be identified personally with the Fastener Business. The Consultants also acknowledge that their service hereunder will require that they have access to some of the Fastener Business’ most highly confidential business information, trade secrets and proprietary information. The parties therefore acknowledge that the restrictions contained in Sections 5 and 7 hereof are a reasonable and necessary protection of the immediate interests of the Buyer, and any violation of these restrictions would cause irreparable injury to the Buyer and that the Buyer would not have entered into this Agreement without receiving the additional consideration offered by the Consultants in binding themselves to any of these restrictions. The parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required. In no event shall the Buyer be entitled to money damages from a Consultant for a breach of any provision of this Agreement by the other Consultant.

SECTION 12.    Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of each of Buyer and each Consultant whose service with the Buyer has not, as of the date of such action, been terminated pursuant to Section 8(b) or 8(c) hereof, at any time with respect to any of the terms contained herein.

SECTION 13.    Independent Contractor.

(a)  Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein the Consultants’ relationship to the Buyer during the term of this Agreement shall only be that of independent contractors and the Consultants shall perform all services pursuant to this Agreement as independent contractors. The Consultants shall not provide any services under the Buyer’s business name and shall not present themselves as employees of the Buyer.

(b)  Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which the Consultants perform their obligations under this Agreement shall be solely within the discretion of the Consultants. The Buyer shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by the Consultants to perform their obligations under this Agreement and nothing in this Agreement shall be construed to grant the Buyer any such authority.

SECTION 14.    Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14.

SECTION 15.    No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any person (other than the parties to this Agreement) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

SECTION 16.    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, telecopied (and which is confirmed) or sent by reputable courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to Jeffrey Steiner:

Jeffrey Steiner
110 East 59th Street
New York, New York 10022
Telecopy: (212) 888-5674

with a copy to:

Faust, Rabbach & Oppenheim L.L.P.
488 Madison Avenue
New York, New York 10022
Telecopy: (212) 371-8410
Attention: Steven Oppenheim, Esq.

If to Eric Steiner:

Eric Steiner
45025 Aviation Drive
Suite 400
Dulles, Virginia 20116
Telecopy: (703) 318-3031

with a copy to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Telecopy: (713) 651-5246
Attention: Michael Conlon, Esq.

If to the Buyer:

Alcoa Inc.
390 Park Avenue, 10th Floor
New York, New York 10022
Telecopy: (212) 836-2818
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Telecopy: (212) 735-2000
Attention: J. Michael Schell, Esq.
Margaret L. Wolff, Esq.

SECTION 17.    Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

SECTION 18.    Acknowledgments.  Notwithstanding anything to the contrary contained herein, the Buyer expressly agrees and acknowledges that:

(a)  each Consultant may continue to be employed on a full-time basis by, and may continue to serve as an officer and/or director of, the Sellers;

(b)  the Sellers or the Consultants are continuing to engage in the aircraft parts business, provided that such business does not constitute the Fastener Business;

(c)  the use by each Consultant of information which does not constitute Confidential Information shall not constitute a violation of Section 7 hereof; and

(d)  any inventions, improvements, discoveries, computer software, patents, trade concepts, copyrightable materials made, conceived or developed by each applicable Consultant during the Consulting Period, which do not relate to the business of the Fastener Business shall not constitute Works within the meaning ascribed to such term in Section 10 hereof.

SECTION 19.    Governing Law.  This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under the applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

SECTION 20.    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

SECTION 21.    Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Acquisition Agreement.

SECTION 22.    Entire Agreement.  This Agreement, the Acquisition Agreement and the Voting Agreement, dated as of July 16, 2002, between the Buyer, and the Consultants, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

SECTION 23.    Severability.  The restrictions against competition and disclosure of information set forth in Sections 5 and 7 hereof are considered by the parties hereto to be reasonable for the purposes of protecting the Buyer’s interests in the Fastener Business. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted (but only with respect to such jurisdiction) to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable in such jurisdiction.

IN WITNESS WHEREOF, the Buyer and the Consultants have caused this Agreement to be duly executed as of the day and year first above written.

ALCOA INC
By:	/s/ BARBARA JEREMIAH
Name: Barbara Jeremiah
Title: Executive Vice President

JEFFREY J. STEINER

/s/ JEFFREY STEINER

ERIC STEINER

/s/ ERIC STEINER

ANNEX E

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of [month date], 2002 (the “Escrow Agreement”), among The Fairchild Corporation, a Delaware corporation (the “Parent”), Alcoa Inc., a Pennsylvania corporation (the “Buyer”), and J.P.Morgan Trust Company, National Association, as escrow agent (the “Escrow Agent”).

WHEREAS, pursuant to the Acquisition Agreement, dated as of July 16, 2002 (the “Acquisition Agreement”), among the Buyer, the Parent, Fairchild Holding Corp., a Delaware corporation and an indirect, wholly owned subsidiary of the Parent, and Sheepdog, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Parent, the Buyer wishes to acquire from the Sellers (i) the Fastener Business Assets (other than the Fastener Business Assets owned or held by the Transferred Fastener Subsidiaries) and (ii) the outstanding capital stock and membership interests, as the case may be, of the Transferred Fastener Subsidiaries;

WHEREAS, Section 2.4 of the Acquisition Agreement provides for the Buyer to deposit $25,000,000 of the Consideration (the “Initial Escrow Amount”) with the Escrow Agent to hold, invest, reinvest and disburse in accordance with the terms hereof;

WHEREAS, Articles VI, VIII and Article XI of the Acquisition Agreement provide for the indemnification of the Buyer and certain other persons from various specified Indemnifiable Losses;

WHEREAS, Section 2.8 of the Acquisition Agreement provides for an Earn-Out payment based on the number of Commercial Aircraft actually delivered by Boeing and Airbus in each calendar year during the Earn-Out Period in excess of the applicable Threshold Level set forth in Section 2.8(b) of the Acquisition Agreement; and

WHEREAS, capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Acquisition Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Appointment of Escrow Agent

The Buyer and the Parent hereby appoint the Escrow Agent, and the Escrow Agent hereby accepts its appointment as escrow agent, to hold, invest, reinvest and disburse the Escrow Funds (as defined below) in accordance with the terms hereof.

2.    Delivery of Funds

Concurrently with the execution and delivery of the Escrow Agreement, the Buyer is delivering to the Escrow Agent the Initial Escrow Amount, to be held by the Escrow Agent in accordance with the terms of this Escrow Agreement. The Escrow Agent hereby acknowledges receipt of the Initial Escrow Amount.

3.    Investment of Funds

(a)  During the term of this Escrow Agreement, all funds held by the Escrow Agent under this Escrow Agreement along with any interest or income earned thereon (collectively, the “Escrow Funds”) shall be continuously invested and reinvested by the Escrow Agent in Permitted Investments (as defined below) as the Parent shall from time to time direct in writing, in the sole discretion of the Parent. All investment instructions hereunder shall be provided to the Escrow Agent no later than one business day prior to the date on which the investments directed therein are to be made. During the term of this Escrow Agreement, the Escrow Funds shall be continuously invested and reinvested by the Escrow Agent in any of the following qualified investments (each a “Permitted Investment”): (i) any bonds or obligations which as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit of banks or trust companies, including the Escrow Agent, organized under the laws of the United States of America or any state thereof, with capital and surplus of at least $100,000,000; (iii) commercial paper or finance company paper, including that of any affiliate of the Escrow Agent, which is rated not less than prime-one or A-1 or their equivalents by Moody’s Investor Service, Inc. or Standard and Poor’s Corporation or their respective successors; (iv) shares of any so called “money market fund” or mutual fund which has its assets invested primarily in investments of the type described in clauses (i), (ii) and (iii) above, including, without limitation, the JPMorgan Money Market Funds or any other mutual fund for which the Escrow Agent or an affiliate of the Escrow Agent serves as investment manager, administrator, shareholder servicing agent and/or custodian; or (v) any other investment as the Buyer, the Parent and the Escrow Agent may mutually agree upon.

(b)  The Escrow Agent is hereby authorized to execute purchases and sales of Permitted Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity, including investment orders involving U.S. Treasury obligations, commercial paper and other direct investments executed through JPMorgan Fleming Asset Management (“JPMFAM”), of the investment management division of JPMorgan Chase. Subject to principles of best execution, transactions will be effected on behalf of the escrow account through broker dealers selected by JPMFAM. In this regard, JPMFAM shall seek to attain the best overall result for the Escrow Funds, taking into consideration quality of service and reliability. The Escrow Agent shall send an Escrow Statement to each of the Buyer and the Parent on a monthly basis reflecting activity in the escrow account for the preceding month. Each “Escrow Statement” shall set forth with respect to the period covered thereby (A) the balance of the Escrow Funds (the “Escrow Balance”) as of the beginning of such period, (B) the Escrow Balance as of the end of such period, (C) the amount of each release of Escrow Funds to the Buyer under Section 4(b) and to the Parent under Section 4(c), 4(d) or 4(e) during such period (and the identity of the Buyer Certificate or Tax Certificate with respect to which each such release related, if applicable), (D) the aggregate amount of interest and income earned on the Permitted Investments of the Escrow Funds during such period and (E) the aggregate of all Demand Amounts (as defined below) previously submitted to the Escrow Agent with respect to which the Escrow Agent had neither released Escrow Funds to the Buyer in accordance with Section 4(b)(ii) nor received a Determination (as defined below) under Section 4(b)(iii) (“Pending Demand Amounts”) as of the end of such period. Although the Buyer and the Parent each recognize that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, within three business days following any securities transaction in the escrow account, and which reflects the amount of the agency fee, the Buyer and the Parent hereby agree that confirmations of Permitted Investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. The Buyer and the Parent acknowledge and agree that the disbursement and release of Escrow Funds on any particular date is subject to the sale and final settlement of Permitted Investments. Proceeds of a sale of Permitted Investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the applicable deadline for same day sale of such Permitted Investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

(c)  The Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of any investment of the Escrow Funds made pursuant to the instructions of the parties hereto in accordance with this Escrow Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Funds or any earnings thereon.

(d)  The Buyer and the Parent recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of the Escrow Funds or the purchase, sale, retention or other disposition of any Permitted Investment.

4.    Disbursement of Escrow Funds

(a)  General.    Unless the Buyer earlier instructs the Escrow Agent in writing to terminate the escrow and release the Escrow Funds to the Parent, the Escrow Agent will hold the Escrow Funds in its possession, except as provided in this Section 4.

(b)  Release of Escrow Funds for Indemnification Payments.

(i)  The Buyer shall deliver to the Escrow Agent a copy of each Buyer’s notice to the Parent (a “Buyer’s Indemnification Notice”) delivered pursuant to the Acquisition Agreement seeking indemnification under the Acquisition Agreement together with a certificate (together, a “Buyer Certificate”). To the extent not included in a Buyer’s Indemnification Notice, the related Buyer’s Certificate shall (i) specify in reasonable detail the nature of the Indemnifiable Loss under the Acquisition Agreement (including the section or sections of the Acquisition Agreement upon which the Buyer is seeking indemnification), (ii) specify the amount, and itemize in reasonable detail each component, of the Indemnifiable Loss, if then reasonably ascertainable by the Buyer (the “Demand Amount”), or that the amount of the Indemnifiable Loss is not reasonably ascertainable at that time, (iii) specify whether such Indemnifiable Loss is a Third Party Claim, (iv) demand that the Escrow Agent release an amount from the Escrow Funds equal to the Demand Amount, if specified, by wire transfer of immediately available funds to the bank account specified in the Buyer Certificate, and (v) certify that the Buyer has delivered a copy of the Buyer Certificate to the Parent.

(ii)  Unless the Escrow Agent receives from the Parent a written notice of objection to a Buyer Certificate (a copy of which shall be sent contemporaneously to the Buyer by the Parent) within thirty calendar days after receipt of the related Buyer’s Indemnification Notice, the Escrow Agent shall release to the Buyer, in satisfaction of the Demand Amount set forth in such Buyer Certificate, Escrow Funds equal to the Demand Amount in accordance with the instructions set forth in the Buyer Certificate. In any written notice of objection to a Buyer Certificate, the Parent may state an objection to all or a portion of the Demand Amount sought in such Buyer Certificate. If the Parent objects to only a portion of such Demand Amount, such notice of objection shall instruct the Escrow Agent to release, and the Escrow Agent shall release, to the Buyer in accordance with this Section 4(b)(ii) Escrow Funds equal to that portion of the Demand Amount that is not contested by the Parent.

(iii)  In the event that the Parent delivers to each of the Escrow Agent and the Buyer a written notice of objection to any Buyer Certificate within the time period specified in Section 4(b)(ii), the Escrow Agent shall not release the amount of Escrow Funds relating to the contested portion of the Demand Amount until the Escrow Agent receives a Determination. For purposes of this Agreement, a “Determination” shall mean: (x) a written settlement or other joint instruction from the Buyer and the Parent, or (y) a binding arbitration award or a judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired and no appeal having been perfected), or in the case of Indemnifiable Losses relating to Taxes, a final determination of the appropriate Taxing authority with respect to the Tax amount in dispute. In all cases, the Determination shall indicate the amount of Escrow Funds from the escrow account to be released to the Buyer, or that no Escrow Funds are to be released to the Buyer. In the event Escrow Funds are to be released to the Buyer, the Determination shall be delivered to the Escrow Agent together with wire transfer instructions from the Buyer so that the Escrow Agent may wire transfer immediately available funds in the amount specified in the Determination to the bank account specified in the wire transfer instructions by the Buyer.

(iv)  If the Escrow Funds are insufficient to pay all Demand Amounts, the Parent agrees, subject to the terms and conditions set forth in the Acquisition Agreement, (i) to honor the indemnity of the Buyer with respect to the Demand Amount and (ii) to pay the amount of such insufficiency.

(c)  Release of Escrow Funds For Certain Foreign Taxes.

(i)  Upon the earlier of (a) a final determination of the appropriate French taxing authorities of any Taxes due and owing with respect to Fairchild Fasteners Europe—Simmond S.A.R.L. and its subsidiaries (the “French Entities”) for all taxable periods or portions thereof ending on or before the Closing Date or (b) the expiration of all applicable statutes of limitations for such periods, the Buyer shall deliver to the Escrow Agent (with a copy to the Parent) a certificate (the “French Tax Certificate”). The French Tax Certificate shall direct the Escrow Agent to release Escrow Funds to the Parent in an amount equal to the Releasable Amount within five business days following receipt by the Escrow Agent of written wire transfer instructions from the Parent.

(ii)  Upon the earlier of (a) a final determination of the appropriate German taxing authorities of any Taxes due and owing with respect to Fairchild Fasteners Aichach GmbH and its subsidiaries (the “German Entities”) for all taxable periods or portions thereof ending on or before the Closing Date or (b) the expiration of all applicable statutes of limitations for such periods, the Buyer shall deliver to the Escrow Agent (with a copy to the Parent) a certificate (the “German Tax Certificate” and, together with the French Tax Certificate, the “Tax Certificates”). The German Tax Certificate shall direct the Escrow Agent to release Escrow Funds to the Parent in an amount equal to the Releasable Amount within five business days following receipt by the Escrow Agent of written wire transfer instructions from the Parent.

(iii)  “Releasable Amount” means: (A) in the case of the first Tax Certificate delivered to the Escrow Agent under this Section 4(c), (i) $5,000,000, if the Escrow Balance is $25,000,000 as of the date of the first Tax Certificate, (ii) zero, if the Escrow Balance is less than or equal to $20,000,000 as of the date of the first Tax Certificate and (iii) if the Escrow Balance as of the date of the first Tax Certificate is between $20,000,000 and $25,000,000, the difference between (x) such Escrow Balance minus (y) $20,000,000; and (B) in the case of the second Tax Certificate delivered to the Escrow Agent under this Section 4(c), (i) $5,000,000, if the Escrow Balance is at least $20,000,000 as of the date of the second Tax Certificate, (ii) zero, if the Escrow Balance is less than or equal to $15,000,000 as of the date of the second Tax Certificate and (iii) if the Escrow Balance as of the second Tax Certificate is between $15,000,000 and $20,000,000, the difference between (x) such Escrow Balance minus (y) $15,000,000.

(d)  Release of Escrow Funds for Earnings on Permitted Investments.

Within five business days of the end of each calendar quarter prior to the termination of this Escrow Agreement, (i) the Escrow Agent shall deliver to each of the Buyer and the Parent an Escrow Statement with respect to such period and (ii) the Escrow Agent shall deliver to the Parent the aggregate amount of interest and income earned on the Permitted Investments of the Escrow Funds during such period, as set forth on such Escrow Statement.

(e)  Release of Escrow Funds on Escrow Termination Date.

As soon as practicable following the fifth anniversary of the Closing Date (the “Escrow Termination Date”), the Escrow Agent shall deliver to each of the Buyer and the Parent an Escrow Statement with respect to the period beginning on the date of the last Escrow Statement and ending on the Escrow Termination Date. The Escrow Agent shall promptly release to the Parent all remaining Escrow Funds it then holds less an amount equal to the aggregate of all Pending Demand Amounts, as set forth on such Escrow Statement, which Pending Demand Amounts shall be retained by the Escrow Agent until released in accordance with Section 4(b)(i), 4(b)(ii) or 4(b)(iii), as applicable. When any Pending Demand Amount is satisfied or otherwise resolved for an amount less than the amount retained by the Escrow Agent in respect thereof under Section 4(b), the Escrow

Agent shall promptly release to the Parent Escrow Funds equal to the difference between the amount retained by the Escrow Agent in respect of such Pending Demand Amount and the amount paid to the Buyer in satisfaction thereof.

5.    Escrow Account Shortfall

Within five business days following December 31, of each calendar year prior to the Escrow Termination Date, the Escrow Agent shall deliver to each of the Buyer and the Parent an Escrow Statement with respect to such calendar year. In the event that (i) the Escrow Balance as of December 31 of such calendar year, as set forth on such Escrow Statement, is less than (ii) the then applicable Maximum Escrow Amount (such shortfall being referred to as an “Escrow Shortfall”), then the Buyer shall deliver to the Escrow Agent an amount in cash equal to the amount of the Escrow Shortfall from the Earn-Out payment, if any, payable by the Buyer to the Parent with respect to such calendar year pursuant to Section 2.8 of the Acquisition Agreement. In the event the Earn-Out payment in such calendar year is less than the Escrow Shortfall, the Buyer shall deliver the entire Earn-Out payment, if any, to the Escrow Agent to be included in the Escrow Funds. In the event the Earn-Out payment in such calendar year is greater than the Escrow Shortfall, the Buyer shall deliver to the Escrow Agent a portion of the Earn-Out payment equal to the amount of the Escrow Shortfall to be included in the Escrow Funds and the remaining portion of the Earn-Out payment shall be paid to the Parent in accordance with the terms of Section 2.8 of the Acquisition Agreement. In no event shall the Buyer be required to fund any Escrow Shortfall with respect to any calendar year except from the Earn-Out payment, if any, payable by the Buyer to the Parent with respect to such calendar year pursuant to Section 2.8 of the Acquisition Agreement.

    “Maximum Escrow Amount” shall mean:

(i)  $25,000,000, until the date of the first Tax Certificate delivered to the Escrow Agent pursuant to Section 4(c);

(ii)  $20,000,000, after the date of the first Tax Certificate but before the date of the second Tax Certificate delivered to the Escrow Agent pursuant to Section 4(c); and

(iii)  $15,000,000, from and after the date of the second Tax Certificate delivered to the Escrow Agent pursuant to Section 4(c).

6.    Rights of the Escrow Agent

(a)  The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein and no other or further duties or responsibilities shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement.

(b)  The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it hereunder.

(c)  No person, firm or corporation will be recognized by the Escrow Agent as a successor or assignee of the Buyer or the Parent until there shall be presented to the Escrow Agent evidence satisfactory to it of such succession or assignment. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

(d)  The Buyer and the Parent shall each execute and deliver to the Escrow Agent a certificate of incumbency substantially in the form of Exhibit A hereto for the purpose of establishing the identity of the persons authorized to give instructions, certificates and notices hereunder and otherwise to act on behalf of such party, which certificates shall contain specimens of such persons’ signatures. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. In the event of any change in the identity of such representatives, a new certificate of incumbency shall be executed and delivered to the Escrow Agent by the appropriate party. Until such time as the Escrow Agent shall receive a new incumbency certificate, the Escrow Agent shall be fully protected in relying without inquiry on any then current incumbency certificate on file with the Escrow Agent.

(e)  The Escrow Agent shall not be liable for any act it may do or omit to do except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s negligence, bad faith or gross or willful misconduct was the primary cause of any loss to the Buyer or the Parent. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in its reasonable good faith judgment in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

(f)  In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by each of the other parties hereto or by a final order or judgment of a court of competent jurisdiction; and shall be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute without making the Escrow Agent a party to it.

(g)  The compensation of the Escrow Agent shall be as set forth in Schedule I. The Buyer and the Parent shall each be responsible for one-half of said compensation. The Buyer and the Parent shall jointly pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney’s fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement (with the Buyer and the Parent each being responsible for one-half), except as a result of the Escrow Agent’s own negligence, bad faith or gross or willful misconduct. The Escrow Agent shall not be entitled to set off or deduct any unpaid fees and/or non-reimbursed expenses from the Escrow Funds.

(h)  The Buyer and the Parent shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its employees, directors, representatives, officers and agents from all loss, liability or expense (including the fees and expenses of in-house or outside counsel) arising out of or in connection with (i) the Escrow Agent’s execution and performance of the Escrow Agreement, to the extent that such loss, liability or expense is not due to the negligence, bad faith or gross or willful misconduct of the Escrow Agent, or (ii) its following any instructions or other directions from the Buyer or the Parent, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. The Buyer and the Parent agree to reimburse each other for one-half of any payments made by them pursuant to this Section 7(h) with respect to liabilities for which the parties are jointly liable pursuant to this Section 7(h).

(i)  The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the Buyer and the Parent specifying a date (not less than thirty days after the giving of such notice) when such resignation shall take effect and upon delivery of the Escrow Funds to the successor escrow agent designated by the Buyer and the Parent; provided, however, that the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement. Promptly after such notice, a successor escrow agent shall be appointed by the mutual agreement of the Buyer and the Parent, such successor escrow agent to become Escrow Agent hereunder upon the resignation date specified in such notice. If the Buyer and the Parent are unable to agree upon a successor escrow agent within thirty days after such notice, the Escrow Agent shall be entitled to appoint its successor. The Escrow Agent shall continue to serve until its successor has received the Escrow Funds and has accepted by written notice to the Buyer and the Parent the terms and conditions of this Escrow Agreement. The Buyer and the Parent may agree at any time to substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting. Upon its resignation and delivery of the Escrow Funds as set forth in this Section 6(i), the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Escrow Agreement.

7.    Taxation

(a)  On or prior to the date of this Escrow Agreement, the Buyer and the Parent, for purposes of United States backup withholding tax and information reporting requirements, will provide the Escrow Agent with an executed copy of Internal Revenue Service form W-9 (for United States persons) or form W-8 (for non-United States persons) or any successor forms (as may be required by the Escrow Agent). The Buyer and the Parent agree to provide replacement forms if originals of any form previously provided become obsolete or incomplete. Each of the Buyer and the Parent represent that the Taxpayer Identification Number (“TIN”) assigned to it by the Internal Revenue Service and provided to the Escrow Agent is correct. Each of the Buyer and the Parent agrees that all interest or other income earned under the Escrow Agreement shall be allocated to the Parent and so reported to the Internal Revenue Service and any other applicable taxing authority, except to the extent that any law or regulation should otherwise require.

(b)  The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account for the Parent whether or not said income has been distributed during such year, as and to the extent required by law.

(c)  Any tax returns required to be prepared and filed will be prepared and filed by the Parent with the Internal Revenue Service in all years income is earned by the escrow account, whether or not income is received or distributed in any particular tax year, and the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to any income earned by the Escrow Account.

(d)  The Parent shall pay all taxes payable on income earned from the investment of any sums held in the Escrow Account whether or not the Escrow Agent distributed the income during any particular year.

8.    Miscellaneous Provisions

(a)  As of the date that the Escrow Agent has delivered either to the Parent and/or the Buyer in accordance with the provisions hereof the entire amount of the Escrow Funds, this Escrow Agreement shall terminate, except that the provisions of Section 6(e) through Section 6(i) and Section 7 shall survive such termination.

(b)  In the event funds transfer instructions are given (other than at the time of execution of this Escrow Agreement), whether in writing, by email, telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule II attached hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Buyer or the Parent to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

(c)  The Buyer and the Parent shall attempt in good faith to resolve promptly any dispute arising hereunder.

(d)  The section headings contained in this Escrow Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Escrow Agreement.

(e)  This Escrow Agreement and the Acquisition Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by the Escrow Agreement. There are no restrictions, promises, representations, warranties or undertakings, other than those expressly set forth or referred to herein or therein. This Escrow Agreement supercedes all prior agreements and understandings between the parties with respect to such transactions.

(f)  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, telecopied (and which is confirmed) or sent by any reputable courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(i)    if to the Sellers, to:

The Fairchild Corporation
45025 Aviation Drive, Suite 400
Dulles, Virginia 20166-7516
Telecopy: (703) 478-5775
Attention: General Counsel

with a copy to:

Cahill Gordon and Reindel
80 Pine Street
New York, New York 10005
Telecopy: (212) 269-5420
Attention: James J. Clark, Esq.
Luis R. Penalver, Esq.

(ii)    if to the Buyer, to:

Alcoa Inc.
390 Park Avenue
New York, New York 10022-4608
Telecopy: (212) 836-2809
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Telecopy: (212) 735-2000
Attention: J. Michael Schell, Esq.
Margaret L. Wolff, Esq.

(iii)  if to the Escrow Agent, to:

J.P. Morgan Trust Company, N.A.
One Oxford Centre
301 Grant Street, Suite 1100
Pittsburgh, PA 15219
Telecopy: 412-291-2070
Attention: Jo Anne Osborn

(g)  This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)  This Escrow Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Escrow Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the parties hereto without the prior written consent of the other parties, nor is this Escrow Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

(i)  This Escrow Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

(j)  Except as otherwise provided in this Escrow Agreement, any failure of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Escrow Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8(j).

(k)  This Escrow Agreement is not intended to and shall not be construed to give any person (other than the parties to this Escrow Agreement) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

(l)  Subject to applicable Law, this Escrow Agreement may be amended, modified or supplemented only by written agreement of Parent, the Buyer and the Escrow Agent.

(m)  If for any reason any term or provision of this Escrow Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Escrow Agreement shall be deemed severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable Law, any court of competent jurisdiction shall construe and interpret or reform this Escrow Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable Law.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed by their respective duly authorized officers as of the date first above written.

THE FAIRCHILD CORPORATION

By:
Name: Title:

ALCOA INC.

By:
Name: Title:

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, AS ESCROW AGENT

By:
Name: Jo Anne Osborn Title: Assistant Vice President

EXHIBIT A

CERTIFICATE OF INCUMBENCY

The undersigned,             , of             , hereby certifies that the following named agents are duly appointed, qualified and acting in the capacity set forth opposite his/her name, and the following signature is the true and genuine signature of said officer.

Name	Title	Signature

IN WITNESS WHEREOF,              has caused this Certificate of Incumbency to be executed by its agents duly authorized this              day of             , 200    .

[NAME OF PARTY]

By:
Name: Title:

SCHEDULE I

Escrow Agent Fee Schedule

Acceptance Fee	$500

Including acceptance of contractual responsibility and establishment of administrative records and procedures to comply with the escrow documents.

Annual Administration Fee	$3,000

Including performance of specified duties and responsibilities under the escrow documents.

Other Activity Fees	$/$

Investment Fees (Processing Individual Security Transactions)	$

Mutual Fund transactions will be assessed an investment charge of 25 basis points against the average principal par value. Direct securities purchased or sold will be assessed a $50 per transaction charge. In the event we are asked to hold an investment contract/agreement, the applicable fee, and counsel fee, if any, will be negotiated at the time.

Investments in the Money Market Funds	$0.00

Amendments to the Escrow Agreement	$

Sub-Accounts	$
Tax Reporting	$ As billed by provider

Out-of-pocket Expenses:

Expenses of 6% will be added to cover ordinary items such as postage, checks, stationery, printing, messenger deliveries, and telephone. Expenses for extraordinary services, such as, but not limited to, travel, legal and securities will be billed additionally. Legal fees of counsel representing the Escrow Agent are included in the Acceptance Fee.

Additional Terms and Conditions:

Acceptance of the appointment is subject to terms of the Escrow Agreement being satisfactory to the Escrow Agent.

SCHEDULE II

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions

If to the Buyer:

	Name	Telephone Number

1.	William Plummer	212-836-2666

2.	James Wright	412-836-2667

3.	Judith Schrecker	412-553-4241

If to the Parent:

	Name	Telephone Number

1.	John L. Flynn	703-478-5830

2.	Brad Lough	703-478-5740

3.	Donald Miller	703-478-5945

Telephone call-backs shall be made to the Buyer and the Parent if joint instructions are required pursuant to this Escrow Agreement.

ANNEX F

July 16, 2002

CONFIDENTIAL

The Board of Directors
The Fairchild Corporation
45025 Aviation Drive, Suite 400
Dulles, VA 20166

Ladies and Gentlemen:

We understand that The Fairchild Corporation, a Delaware corporation (“Fairchild”), Sheepdog, Inc., a Delaware corporation and indirect, wholly owned subsidiary of Fairchild (“SDI”), Fairchild Holding Corp., a Delaware corporation and indirect, wholly owned subsidiary of Fairchild (“FHC”, and collectively with SDI and Fairchild, the “Company”), and Alcoa Inc., a Pennsylvania corporation (the “Acquiror”), propose to enter into an Acquisition Agreement (substantially in the form of the draft thereof dated July 15, 2002, the “Acquisition Agreement”), pursuant to which, in accordance with the terms and subject to the conditions thereof, the Company will transfer and sell to the Acquiror and the Acquiror will purchase from the Company (the “Transaction”) substantially all of the assets constituting the Fastener Business, including, without limitation, all of the outstanding capital stock and membership interests of the Transferred Fastener Subsidiaries, and the Acquiror will assume certain specified liabilities.

We further understand that, in accordance with the terms and subject to the conditions of the Acquisition Agreement, the Acquiror will pay to the Company at Closing, in consideration for its acquisition of the Fastener Business, an aggregate of $657.1 million in cash (of which $632.1 million will be paid to the Company and $25.0 million will be deposited into escrow in accordance with the terms and subject to the conditions of the Escrow Agreement), and the Acquiror will assume $23.6 million of liabilities of the Fastener Business (such cash consideration and the assumption of such liabilities, which excludes for this purpose accounts and notes payable, short-term indebtedness and all other current liabilities of the Fastener Business deemed pursuant to the Acquisition Agreement to constitute a portion of the Assumed Fastener Business Liabilities, being collectively hereafter referred to as the “Consideration”). All capitalized terms used but not expressly defined herein have the respective meanings assigned to them in the Acquisition Agreement.

Pursuant to the terms of that certain Engagement Letter dated July 11, 2002, between ourselves and Fairchild (the “Engagement Letter”), we have been requested to prepare, address and furnish to the Board of Directors of Fairchild (the “Board”) our opinion as to whether the Consideration proposed to be received by the Company at closing pursuant to the Acquisition Agreement, is fair to the Company, from a financial point of view.

In conducting our analyses and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

(i)	the Acquisition Agreement, together with the draft schedules and appendices and form of exhibits A, B and C thereto;

(ii)
Fairchild’s Annual Report on Form 10-K for each of the fiscal years in the three-year period ended June 30, 2001, and Fairchild’s Quarterly Reports on Form 10-Q for the three-month periods ended September 30, 2001, December 31, 2001 and March 31, 2002, respectively;

Morgan Lewins & Co. Inc.  •  600 Fifth Avenue, 19th Floor, New York, NY  10020-2302  •  Telephone: 212.218.3700  •  Facsimile: 212.218.3719

(iii)	certain other publicly available information concerning Fairchild, the Fastener Business and the trading markets for Fairchild’s Class A Common Stock;

(iv)	the pro forma balance sheet for the Fastener Business as of March 31, 2002 (as adjusted), prepared by management of Fairchild;

(v)	the pro forma forecasted income statement for the Fastener Business for the twelve months ended June 30, 2002 (as adjusted and revised), prepared by management of Fairchild;

(vi)	the pro forma forecasted income statement for the Fastener Business for the three months ended June 30, 2002 (as adjusted), prepared by management of Fairchild;

(vii)	the income statement for the Fastener Business for the nine months ended March 31, 2002 (pro forma as adjusted, and actual), prepared by management of Fairchild;

(viii)	the statement of earnings for the Fastener Business for the twelve months ended June 30, 2001;

(ix)
certain publicly available information concerning certain other companies engaged in businesses which we believed to be generally comparable to the Fastener Business and the trading markets for certain of these other companies’ securities; and

(x)	the financial terms of certain recent business combination transactions we believed to be relevant.

In addition, we have conducted such other inquiries, analyses and investigations and have reviewed and considered all such other financial, industry, market and general economic data as we deemed appropriate in arriving at our opinion. We also have participated in conferences and discussions with members of Fairchild’s senior management to discuss, among other matters, the business and operations, assets, present financial condition and prospects of the Fastener Business.

In conducting our review and analyses, and as a basis for arriving at our opinion expressed herein, we have utilized such accepted financial, investment banking and valuation methodologies, procedures and considerations as we have deemed relevant and customary under the circumstances. We also have taken into account our assessment of general economic, market and financial conditions, which may or may not prove to be accurate, and our experience in similar transactions, as well as our experience in securities valuation in general.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us by Fairchild and have not attempted to independently investigate or verify such information, nor do we assume any responsibility to do so. We have further assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, cash flows or prospects of the Fastener Business subsequent to the dates of Fairchild’s public filings referred to in clause (ii) above and the dates of management’s pro forma financial information and forecasts referred to in clauses (iv) through (viii) above. We have assumed that the forecasts and projections prepared by management of Fairchild and provided to and reviewed by us have been reasonably prepared on the basis of the best currently available estimates and judgment of such management as to the future financial condition, results of operations and cash flows of the Fastener Business.

We note that we have not made, and our opinion does not address, any legal, tax, accounting, financial reporting, business operations, capitalization, creditor, stockholder or management matters, rights, obligations, effects or consequences with respect to the Company, the Fastener Business, the Transaction or the Consideration. Moreover, we have not taken into account for any purpose of our opinion, and our opinion therefore does not address (i) the Earn-Out provided in Section 2.8 of the Acquisition Agreement, (ii) the Noncompetition Agreement provided in Section 5.10 of the Acquisition Agreement, (iii) the indemnification agreements and obligations set forth in Sections 6.2 and 8.5 and Article XI, respectively, of the Acquisition Agreement, whether or not funded out of the Escrow Amount or (iv) the Undertaking and Indemnity Agreement.

Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and to the extent they can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon any events or circumstances occurring after the date hereof. We do, however, reserve the right to modify our opinion based upon additional information which may become publicly available, or which may be provided to or obtained by us, which suggests in our judgment a material change in the assumptions upon which our opinion is based, or which otherwise could affect the conclusions expressed in our opinion.

We have assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other laws applicable to the Transaction.

We have assumed with the Board’s permission that the final form of the Acquisition Agreement will be substantially identical to the draft thereof dated July 15, 2002 heretofore delivered by the Company to and reviewed by us, without material modification of any economic or other terms, conditions, exhibits, appendices or schedules thereto. We also have assumed with the Board’s permission that the Transaction will be consummated in accordance with the terms and conditions set forth in the Acquisition Agreement, without any amendments or modifications thereto and without the waiver by any party of any of the conditions to its obligations thereunder. In arriving at our opinion, we have assumed that all the requisite regulatory approvals and consents required in connection with the Transaction will be timely obtained in a manner that will not affect the Consideration.

As the Board is aware, we have not been involved in the structuring, documentation or negotiation of the Transaction and have not, other than the delivery to the Board of this opinion (and our review and analyses undertaken in connection therewith as specified herein) provided any financial advisory or investment banking services to or for the Company or the Board in connection with the Transaction. We have not been requested to opine as to, and this opinion, therefore, does not address, the relative risks or merits of the Transaction or any other business strategies or transactional alternatives that might be available to the Company, nor does it address the underlying business decision of the Company to undertake the Transaction or the likelihood of the consummation thereof or the timing thereof.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company, we have not been furnished with any such appraisals or valuations prepared by management or any other person, and we have not and will not make or conduct any physical inspection, evaluation or appraisal of any such properties or assets. We express no opinion regarding the liquidation value or financial solvency of the Company or any of its affiliates. We have undertaken no independent analysis or investigation of any pending or threatened litigation, possible unasserted claims or other contingent liabilities (whether or not reserved) to which the Company or any of its affiliates are a party or may be subject; and our opinion makes no assumption concerning, and, therefore, does not consider, the possible assertion of claims, outcomes or damages arising out of or in connection with any such matters.

Our opinion expressed herein relates solely to the fairness, from a financial point of view, as of the date hereof, of the Consideration proposed to be received by the Company at Closing pursuant to the Acquisition Agreement, and does not in any manner address the application by the Company of the Consideration, including any intended use or distribution by the Company thereof to the Company’s stockholders, creditors, management, affiliates, employees, agents, representatives, advisors or any other constituency of the Company. Furthermore, our opinion does not in any manner address the allocation of the Consideration among the Company’s affiliates or subsidiaries for U.S. federal, state or local, or foreign, tax purposes.

As part of our investment banking services, we regularly are engaged in the valuation of businesses and securities in connection with mergers, acquisitions and other forms of business combination, corporate restructurings, underwritten offerings and private placements of listed and unlisted securities. Pursuant to the Engagement Letter, we have been retained by the Board to furnish this opinion and we will receive certain fees and indemnification against certain potential liabilities in respect of the services furnished (and to be furnished) by us pursuant thereto. In the ordinary course of business, we actively trade securities on a proprietary basis and for the account of our customers and, accordingly, may at any time and from time to time hold a “long” or “short” position in the debt or equity securities of Fairchild, or derivative products in respect of such securities.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that the Consideration proposed to be received by the Company at Closing pursuant to the Acquisition Agreement, is fair to the Company, from a financial point of view.

This opinion is furnished at the request of, and is intended solely for the benefit and use of, the Board in connection with its consideration of the Transaction, does not constitute a recommendation to any stockholder of Fairchild as to whether and how to vote with respect to the Transaction, and shall not confer any rights or remedies upon any person or entity other than the Board. This opinion shall not be relied upon by, published by, quoted by, referred to by, communicated (in whole or in part) to, or otherwise used by, any third parties for any reason whatsoever, nor shall any public references to us be made by Fairchild or by any person in any manner, without our prior written approval.

Very truly yours,

/s/ MORGAN LEWINS & CO. INC.
Morgan Lewins & Co. Inc.

THE FAIRCHILD CORPORATION
PROXY CARD FOR SPECIAL MEETING OF STOCKHOLDERS ON
THURSDAY, NOVEMBER 21, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 OF THE FAIRCHILD CORPORATION.

The undersigned hereby appoints Jeffrey J. Steiner, John L. Flynn and Donald E. Miller as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Class A Common Stock, par value $0.10 per share, and Class B Common Stock, par value $0.10 per share, of The Fairchild Corporation held of record by the undersigned on September 30, 2002, at the Special Meeting of Stockholders to be held on Thursday, November 21, 2002, at 9:00 a.m. (local time) and at any adjournments or postponements thereof. If no direction is made, this proxy will be voted for approval of all proposals.

If the undersigned is a participant in the Savings Plan for Employees of The Fairchild Corporation (“Savings Plan”), then the undersigned hereby directs the trustee of the Savings Plan, Putnam Investments (the “Trustee”), to vote or cause to be voted at the Special Meeting and at any adjournments thereof, all shares of Class A Common Stock which are held by the Trustee in the undersigned’s Savings Plan account and which the undersigned is entitled to vote at such meeting as follows: The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given by 9:00 a.m. (EST) Thursday, November 14, 2002, the Trustee will vote the Savings Plan shares represented by this proxy in the same percentage as shares held by participants for which the Trustee has received timely voting instructions. The Trustee will hold the undersigned’s voting directions in strict confidence.

Please Mark Inside Boxes so that Data Processing Equipment Will Record Your Votes.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.

(Continued and to be signed on the reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF ALL PROPOSALS, EXCEPT THAT, WITH RESPECT TO SAVINGS PLAN SHARES, IF NO DIRECTION IS MADE, THE TRUSTEE WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE SAME PROPORTION AS SHARES PROPERLY VOTED BY OTHER SAVINGS PLAN PARTICIPANTS:

1.    TO APPROVE THE SALE OF OUR FASTENER BUSINESS TO ALCOA INC. FOR APPROXIMATELY $657 MILLION IN CASH, WHICH SALE, FOR PURPOSES OF DELAWARE CORPORATE LAW, WOULD BE DEEMED TO CONSTITUTE A SALE OF SUBSTANTIALLY ALL OF OUR ASSETS;

☐    FOR    ☐    AGAINST    ☐    ABSTAIN

2.    TO APPROVE A PERFORMANCE GOAL FOR INCENTIVE COMPENSATION FOR THE PRESIDENT;

☐    FOR    ☐    AGAINST    ☐    ABSTAIN

3.    TO APPROVE A PERFORMANCE GOAL FOR INCENTIVE COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER;

☐    FOR    ☐    AGAINST    ☐    ABSTAIN

4.    TO APPROVE A PERFORMANCE GOAL FOR INCENTIVE COMPENSATION FOR THE CHIEF FINANCIAL OFFICER AND SENIOR VICE PRESIDENT, TAX;

☐    FOR    ☐    AGAINST    ☐    ABSTAIN

5.    TO APPROVE A PERFORMANCE GOAL FOR INCENTIVE COMPENSATION FOR THE EXECUTIVE VICE PRESIDENT; AND

☐    FOR    ☐    AGAINST    ☐    ABSTAIN

6.    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign EXACTLY as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give FULL title as such.

Date